October 7, 1997

Mr. Jim Riley
The Bank of Nova Scotia, New York Agency
One Liberty Plaza
New York, New York 10005
(212) 225-5098

Re:   Proposed Aladdin Hotel and Casino
      Las Vegas, Nevada
      HVS Ref.: #9710413

Dear Mr. Riley:

Pursuant to your request, we herewith submit our self-contained appraisal report pertaining to the above-captioned property. We have inspected the site and analyzed the Las Vegas gaming market. Based on the available data, and our analysis and experience in the hotel industry, it is our opinion that the "prospective" market value of the fee simple interest in the proposed Aladdin Hotel and Casino, as of the date the project is complete and operational, assumed to be on or about January 1, 2000, will be:

                                  $825,000,000

                    EIGHT HUNDRED TWENTY-FIVE MILLION DOLLARS

In addition, it is our opinion that the market value of the total +/- 34.31-acre subject site, as vacant and including the development rights and entitlements, as of August 7, 1997, is:

                                  $180,000,000

                       ONE HUNDRED EIGHTY MILLION DOLLARS

In addition, it is our opinion that the market value of the +/- 18.16 acres of land allocated to the Aladdin Hotel and Casino portion of the development, as vacant and including the development rights and entitlements, as of August 7, 1997, is:

                                  $135,000,000

                     ONE HUNDRED THIRTY-FIVE MILLION DOLLARS

Our report is made in conformance with, and subject to, the requirements of the Uniform Standards of Appraisal Practice (USPAP), as provided by the Appraisal Foundation, as well as the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act (FIRREA). We do hereby certify that we have no undisclosed interest in the property, and our employment and compensation are not contingent upon our findings and valuation.

The valuation is expressly made subject to all normal and specific assumptions and limiting conditions, a copy of which is included in the attached appraisal report.

Very truly yours,
HVS International


Mark D. Capasso
Senior Associate


Anne R. Lloyd-Jones, CRE
Senior Vice President


/s/ Stephen Rushmore

Stephen Rushmore, CRE, MAI, CHA
President
MDC/ALJ/SXR/nkw

HVS International, Mineola, New York                           Quality Assurance


Quality Assurance

            The HVS International division of Hotel Consulting, Inc., strives to achieve the highest standards of quality during all phases of the appraisal process. It is our goal to provide clients with the finest appraisal report available. The following staff members acknowledge their contribution to this report.

Natalie K. Wysong - Editing and Report Production
Editor (SF Office 415-896-0868, Extension 306)



Mark D. Capasso - Fieldwork, Analysis, and Text
Senior Associate (SF Office 415-896-0868, Extension 204)



Anne R. Lloyd-Jones, CRE - Fieldwork, Analysis, and Review
Senior Vice President (NY Office 516-248-8828, Extension 208)


/s/ Stephen Rushmore

Stephen Rushmore, CRE, MAI, CHA - Analysis, and Review President (NY Office 516-248-8828, Extension 204)

            We are available to answer any questions and are pleased to have provided you with the finest quality product available. Wendy Millward (NY Office 516-248-8828, extension 233) is available to answer any billing questions. We look forward to serving you again in the future.

HVS International, Mineola, New York  Summary of Salient Data and Conclusions  1
--------------------------------------------------------------------------------


1.    Summary of Salient Data and Conclusions

Property:                                 Proposed Aladdin Hotel and Casino
Location:                                 3667 Las Vegas Boulevard, Las Vegas,
                                          Nevada 89109
Dates of Inspection:                      August 7, 1997
Date of Value (Aladdin Hotel and Casino): January 1, 2000
Date of Value (Total Subject Land):       August 7, 1997
Date of Value (Hotel and Casino Land):    August 7, 1997
Stabilized Year:                          2002
Interest Appraised:                       Fee simple

Property Description

Land
Total Area:                               +/- 34.31 acres, or +/- 1,494,544
                                          square feet
Hotel and Casino Portion:                 +/- 18.16 acres, or +/- 791, 051
                                          square feet

Zoning:                                   H1 - Limited Resort and Apartment
                                          District

Flood Zone:                               A - Within the 100-year flood plain

Proposed Improvements
Hotel                                     2,600 rooms
      Meeting Space:                      71,500 square feet
      Scheherazade Show Room:             1,400 seats
      Theater for the Performing Arts:    7,000 seats

Casino                                    110,000 square feet
      Table Games:                        117
      Gaming Devices:                     2,900
      Sports Book:                        5,000 square feet
      Keno Lounge:                        1,200 square feet

Food and Beverage Facilities
      Buffet and Food Plaza:              1,000 seats
      24-Hour Coffee Shop:                575 seats
      High Energy Restaurant:             225 seats
      Italian Restaurant:                 200 seats
      Themed Restaurant:                  150 seats
      Steakhouse:                         150 seats
      Sushi/Chinese Noodle Bar:           50 seats
      Casual Dining Coffee Bar:           50 seats
      Salle Prive Exclusive Restaurant:   100 seats

HVS International, Mineola, New York  Summary of Salient Data and Conclusions  2
--------------------------------------------------------------------------------


Summary of Value Parameters

Highest and Best Use (as if vacant):      Land-based casino hotel facility
Highest and Best Use (as improved):       Land-based casino hotel facility
Effective Date of the Appraisal (Hotel
  and Casino):                            January 1, 2000
Effective Date of the Appraisal
  (H&C Site):                             August 7, 1997
Marketing Period:                         Up to 6 months
Stabilized Year:                          January 1, 2002 - December 31, 2002

Valuation Parameters
Discount Rate:                            19.1%
Interest Rate:                            9.0%
Equity Yield:                             31.0%
Terminal Capitalization Rate:             18.0%
Loan-to-Value Ratio:                      60%

Estimates of Value (Hotel and Casino)
Income Capitalization Approach:           $824,100,000
Sales Comparison Approach:                Not applicable
Cost Approach:                            $760,000,000

Prospective Market Value Conclusion:      $825,000,000

Estimate of Value (Land Components)
      Total Site:                         $180,000,000
      Hotel and Casino Site:              $135,000,000

HVS International, Mineola, New York                     Market Area Analysis  1


4. Market Area Analysis

                          The economic vitality of the market surrounding the subject property is an important consideration in forecasting gaming and lodging demand and income potential. Economic and demographic trends that reflect the amount of visitation provide a basis from which to project future demand for gaming and lodging facilities. The purpose of the market area analysis is to review available economic and demographic data to determine whether the local market will undergo economic growth, stabilize, or decline.

Market Area Overview      The subject site is situated in the Las Vegas, Nevada
                          Metropolitan Statistical Area (MSA). The Las Vegas MSA includes Clark and Nye Counties and the incorporated
                          Cities of Las Vegas, North Las Vegas, Henderson,
                          Boulder City, and Mesquite. The subject site is situated at the northern tip of the City of Las Vegas.

                          Las Vegas is an urban area encompassing approximately
                          84.272 square miles. The city was first founded in 1905 and incorporated on March 16, 1911. By virtue of its proximity to the Los Angeles metropolitan area and its destination resort appeal, Las Vegas has become known as the "Entertainment Capital of the World." Clark County covers 7,910 square miles and is bounded by California to the south and west and the Colorado River and Arizona to the east. Vacant land occupies approximately 84% of Clark County.

                          Las Vegas, and southern Nevada in general, are expanding regional economic centers characterized primarily by tourism and related service sectors. In addition to tourism, Las Vegas's economic base continues to diversify into areas such as manufacturing, distribution, wholesale trade, and construction. In 1996, roughly 34 new companies came to the Las Vegas area, employing almost 3,000 people. These new employees were estimated to have a $136-million impact on the local economy. While the service sector is currently expanding at the most rapid rate (and contributes the largest share of total employment), higher value-added jobs continue to be created in the manufacturing and distribution sectors. These two areas make up the major employment classifications of firms relocating to the area. Nevada's tax structure is favorable for individuals and corporations and has provided the impetus for rapid corporate in-migration. While these sectors have emerged within Las Vegas, the area's driving force is, and will continue to be, gaming-related tourism. Between 1992 and 1996, Las Vegas experienced an expansion in room inventory of approximately 29.5% or almost 23,000 rooms. According to Las Vegas Perspective, 1996, published by the Las Vegas Review Journal, this expansion in rooms inventory is estimated to have created more than 30,000 new jobs. The total indirect economic impact was estimated to affect as many as 60,000

HVS International, Mineola, New York                     Market Area Analysis  2


                          individuals. This "boom" favorably impacted the commercial construction sub-segment of the local economy, which continues to fuel economic growth. Similarly, another round of room construction is underway, with approximately 10,000 to 15,000 more rooms expected to enter the market. This wave of construction is expected to create roughly 15,000 more new jobs. This type of growth creates a chain reaction impacting existing businesses, creating the demand for new business, increasing the number of housing permits, and ultimately growing the county's tax base. This results in an expanded and improved infrastructure. This expansion is anticipated to benefit the entire Las Vegas community.

Demographic Review        Based on fieldwork conducted in the area and our
                          in-house sources, we have evaluated various economic and demographic statistics to determine trends in lodging demand. A primary source of economic and demographic statistics used in this analysis is the Complete Economic and Demographic Data Source published by Woods & Poole Economics, Inc., a well-regarded forecasting service based in Washington, DC. Using a data base containing more than 300 variables for each county in the nation, Woods & Poole employs a sophisticated regional model to forecast economic and demographic trends. Historical statistics are based on census data and information published by the Bureau of Economic Analysis. Projections are formulated by Woods and Poole.

Population                Historical and projected population trends often
                          reflect the economic climate of a locale, and thus have an impact on the demand for hotels, office space, retail outlets, and recreational facilities. The catalysts for population growth in the Las Vegas area were the completion of the Hoover Dam and the legalization of gambling in 1931. The dam project provided affordable water and power and set the stage for the evolution of the gaming industry as the primary local industry. A major government presence was established with the creation of what is now
                          Nellis Air Force Base (12 miles northeast of Las
                          Vegas) and the Nevada Nuclear Test Site (20 miles to the north).

                          Historically, population growth in Clark County and the Las Vegas MSA has exceeded national averages. Between 1980 and 1990, the population of Clark County increased at an average annual compounded rate of 4.9%, and the Las Vegas MSA registered a comparable growth rate of 5.0%. The state maintained a slightly lower increase of 4.2% annually, but all of these figures were significantly higher than the national rate of 0.9% per year during the same period.

                          According to the Convention and Visitors Authority, between 4,000 and 6,000 people move into Clark County each month. Between 1990 and 1996, the county population rose by 5.3% annually, which was slightly higher than the 5.2% growth rate in the Las Vegas MSA. Nevada as a whole maintained an average annual compounded population increase of 4.3% during this period. The national gain was

HVS International, Mineola, New York                     Market Area Analysis  3


                          far lower, at approximately 1.0% annually. It is estimated that approximately 65% of Nevada's population growth during the past five years has resulted from migration from other states.

                          Projections indicate that population growth in the region will continue to outpace national averages. Between 1996 and 2000, Clark County is expected to undergo a population increase of 3.1% per year, which is similar to the anticipated MSA gain of 3.1%. The population of the state is projected to increase at an average annual compounded rate of 2.6% through the end of the decade, far outpacing the 0.9% annual growth rate in the nation as a whole.

Retail Sales              Trends in retail sales reflect changes in population
                          and propensity of area residents to spend money on goods. Like population trends, retail sales tend to reflect the economic health and vitality of the market.

                          Although retail sales in the United States increased at an average annual compounded rate of only 1.6% between 1980 and 1990 (following adjustments for inflation), far higher rates were apparent in Clark County (at 4.4%), the Las Vegas MSA (at 4.5%), and the State of Nevada (at 3.4%). Growth in retail sales surged between 1990 and 1996 for the county, MSA, and the state recording annual average growth of 6.2%, 6.2%, and 5.2%, respectively, continuing to outpace annual average growth in the nation (at 1.8%). Several retail centers and one regional shopping mall opened between 1993 and 1995, adding approximately 2,000,000 square feet of additional retail space to the area. As of December 1996, the inventory of gross leasable retail space in the city was estimated at roundly 22,000,000 square feet, and the overall vacancy rate was roughly 5.4%.

                          There are several major developments that should boost the area's retail sector during the next several years. These include Phase III of the Forum Shops at Caesars Palace (450,000 square feet), a 500,000-square-foot shopping mall at the proposed Venetian Resort on the Strip, and the 450,000-square-foot Desert Passage Shopping Bazaar at the subject property.

                          While several new retail centers are in the planning stages, projections indicate retail sales growth should moderate through 2000. Specifically, average annual compounded growth is anticipated at rates of 3.3% in Clark County, 3.3% in the Las Vegas MSA, and 2.8% in the State of Nevada. A more moderate increase of 1.1% annually is projected for the nation.

Personal Income           As with population and retail sales, Clark County and
                          the Las Vegas MSA have far surpassed the nation in terms of historical personal income growth. Between
                          1980 and 1990, the county and the MSA maintained an average annual compounded growth rate of 6.0% and 6.1%, respectively. Nevada trailed somewhat, but still

HVS International, Mineola, New York                     Market Area Analysis  4


                          maintained a significant growth rate of 5.2% annually after adjustment for inflation. Personal income in the United States increased at a substantially lower rate of 2.6% annually between 1980 and 1990. Similar trends were apparent during the shorter period of 1990 through 1996, when personal income growth rates equated to 6.6% in Clark County, 6.5% in the Las Vegas MSA, 5.6% in Nevada, and 2.1% in the United States.

                          More moderate gains in personal income are anticipated in the subject property's area between 1996 and 2000. The county and Las Vegas MSA are projected to achieve an average annual compounded increase of 4.4% during this period, and the State of Nevada 3.8%. On a nationwide basis, personal income is expected to increase by 2.1% annually through the end of the decade.

Employment                With the exception of farming and the federal military
                          government, virtually all employment sectors in Clark
                          County exhibited significant growth between 1980 and 1996. The strongest gain was in the relatively small agricultural services sector, which exhibited an average annual compounded increase of 8.8%. Wholesale and retail trade employment rose at rates of 6.9% and 5.1%, respectively, yielding an overall 5.4% annual increase in the trade sector. Substantial gains of 7.7% and 5.9% were apparent in construction and service employment, and there was moderate growth in government, manufacturing, TCPU (transportation, communications, and public utilities), and FIRE
                          (finance, insurance, and real estate) sectors. Total employment in Clark County increased at an average annual compounded rate of 5.5% between 1980 and 1996.

                          Employment increases were more moderate during the short-term historical period. The agricultural services sector maintained the highest average annual compounded increase (at 6.0%) between 1990 and 1996. Slightly lower increases were registered in the manufacturing and services categories (at 5.9% and 5.7%, respectively). In addition, total trade at 5.1% and construction at 4.8% showed strong annual growth. There were also robust gains in the TCPU and FIRE categories. Overall employment growth in the county averaged 5.2% annually between 1990 and 1996.

                          Employment growth in the county is expected to continue, albeit at rates lower than those achieved historically. Overall, employment growth is expected to average 2.9% per year throughout Clark County through 2000.

Unemployment Statistics   The following table presents historical average
                          unemployment rates for Clark County, versus those of the state of Nevada and the nation, from 1987 to 1996.

HVS International, Mineola, New York                     Market Area Analysis  5


Unemployment Statistics

                                       Clark       State of   United
                            Year       County      Nevada     States
                          ---------------------------------------------
                            1987        6.5%         6.3%      6.2%
                            1988        5.4          5.2       5.5
                            1989        5.0          5.0       5.3
                            1990        6.0          4.9       5.5
                            1991        6.6          5.6       5.7
                            1992        7.6          6.7       7.4
                            1993        6.0          7.3       6.8
                            1994        4.7          6.2       6.0
                            1995        4.4          5.4       5.6
                            1996        5.0          5.4       5.4

                          Source: Nevada Department of Employment Security

                          -------------------------------------------------

                          In the above chart, historical unemployment rates for the Clark County MSA are compared to those of the state and the nation. For the nation as a whole, unemployment rates continued to increase through 1992. A slight decrease was shown in 1993, indicating a sluggish economy and slow recovery from the early 1990s' recession. A modest increase in unemployment was recorded through 1993 in the state of Nevada; however, in 1994 and 1995 unemployment dropped noticeably in the county and state, mirroring a trend in the national unemployment level. According to state officials, the early 1990s' increase in unemployment was a function of job growth not keeping pace with rapid population growth. The continued expansion of the resort industry through the mid 1990s kept unemployment to a minimum. However, in 1996 county unemployment surged to 5.0% from 4.4%. This is related to a lack of resort industry growth in 1996. As several new resorts are currently in the planning stages, unemployment is expected to again decrease in the near future.

Government                Clark County operates as an independent political
                          entity, and is administered by a County Manager who is, in turn, supervised by a seven-person Board of Commissioners. The various city administrations in the area consist of Mayors, five-person City Councils, City Managers, and support departments.

Education                 The Clark County School District is undergoing rapid
                          growth. Enrollment increased from 86,927 students in 1980 to 176,106 in 1996 and an anticipated 233,000 by 2000. The county is currently ranked as the tenth largest school district in the United States. The area is served by 194 schools with 11 new facilities planned to open in 1997.

HVS International, Mineola, New York                     Market Area Analysis  6


                          Higher education is available at Clark County Community College, a multi-campus institution serving four counties in southern Nevada. Enrollment is estimated at 25,000. The University of Nevada at Las Vegas has a 335-acre campus located on Maryland Parkway, between Tropicana Avenue and Flamingo Road approximately two miles east of the proposed subject property. This school has a faculty of more than 600, 73% of whom hold doctorates. Current enrollment is roundly 20,000 students participating in more than 137 undergraduate, graduate, and doctoral degree programs.

Water Water is supplied to the Las Vegas metropolitan area from two primary sources. Underground wells contribute approximately 25% of the water supply, and the remainder is provided by the Colorado River. Nevada is limited to 309,000 acre-feet of water from the Colorado River. The Las Vegas Valley Water District redistributes the supply to Clark County and the City of Las Vegas. North Las Vegas, Henderson, and Boulder City have their own water distribution systems. Water rates in the area are relatively low compared to those in other western cities.

                          In the early spring of 1991, the Las Vegas Valley Water District stopped issuing will-serve letters for water service to land not yet planned for development; the moratorium lasted six months. Currently, will-serve letters and conditional commitment agreements are granted on a first-come, first-serve basis. If the developer does not build and exercise the water rights within a specified period, the agreement expires. It is too soon to evaluate this plan's impact on construction in the Las Vegas market, but it may have a negative impact on vacant land parcels by requiring developers to build within a specified time period.

                          Officials of the Las Vegas Valley Water District are exploring ways to reduce consumption and increase supply, because additional water resources are necessary to sustain the area's growth. In 1991, the Southern Nevada Water Authority was established to address regional water issues, and it has acquired rights from Southern California Edison and is negotiating with Basic Management, Inc., for a portion of their Colorado River rights. Additional appropriations are being sought for the Virgin River. In 1993, 320,000,000 gallons of water were delivered from Lake Mead to the Las Vegas Valley each day. In 1994, the volume of river water available to Las Vegas was increased by 80,000,000 gallons per day, and the delivery system is scheduled for completion by the end of 1997. The Southern Nevada Water Authority has also established a committee to study water issues related to resources, conservation, and facilities. Given the extensive growth that is underway in the Las Vegas Valley, water availability is expected to become the most critical development constraint.

Transportation            Ease of transportation has a significant impact on a
                          hotel and casino's level of visitation. As noted earlier, Las Vegas is easily accessible from a variety of

HVS International, Mineola, New York                     Market Area Analysis  7


                          highways and McCarran International Airport. The following table summarizes the modes of transportation used by visitors arriving in Las Vegas, as compiled by the Las Vegas Convention and Visitors Authority.

Modes of Transportation Used by Las Vegas Visitors

                1985    1986    1987    1988    1989    1990    1991    1992    1993    1994    1995    1996
-------------------------------------------------------------------------------------------------------------
Airlines        38.5%   40.9%   45.2%   43.7%   42.3%   41.7%   42.4%   42.3%   44.1%   44.3%   44.7%   45.7%
Automobiles     49.0%   47.0%   44.7%   45.2%   47.2%   46.8%   46.9%   46.9%   45.1%   46.9%   47.0%   47.0%
Bus             12.4%   12.1%   10.0%   11.0%   10.1%   11.2%   10.4%   10.4%   10.5%    8.5%    8.0%    7.0%
Train            0.1%    0.1%    0.1%    0.1%    0.4%    0.4%    0.4%    0.4%    0.3%    0.3%    0.3%    0.3%

                              Source: Las Vegas Convention and Visitors Authority

--------------------------------------------------------------------------------------------------------------

                          As shown, the percentage of visitors arriving in Las Vegas by airplane increased from 38.5% in 1985 to 45.7% in 1996, while the percentage of visitors relying on automobile transportation declined from 49.0% to 47.0%. Bus travel also decreased from 12.4% to 7.0%, and the number of visitors arriving by train rose slightly, from 0.1% in 1985 to 0.3% in 1996.

Tourism and Visitation    Tourism plays a crucial role in lodging demand. This
                          is especially true in Las Vegas due to its status as the "Gaming Capital of the World." The following chart offers statistics highlighting the growth in tourism in Las Vegas.

HVS International, Mineola, New York                     Market Area Analysis  8


Tourism Statistics - Las Vegas, Nevada

                   Visitor Volume                         McCarran Airport                    Convention Visitation
         ----------------------------------   ---------------------------------------   --------------------------------
                                    Annual                                  Annual                             Annual
                             %     Compound                         %      Compound %      Total        %     Compound %
  Year   Total Visitors   Change   % Change   Total Passengers   Change      Change     Attendance   Change    Change
------------------------------------------------------------------------------------------------------------------------
  1983     12,348,270       ---      ---         10,312,842        ---        ---         943,611      ---       ---
  1984     12,843,433       4.0%     4.0%        10,141,809       (1.7)%     (1.7)%     1,050,916     11.4%     11.4%
  1985     14,194,189      10.5      7.2         10,924,047        7.7        2.9       1,072,629      2.1       6.6
  1986     15,196,284       7.1      7.2         12,428,748       13.8        6.4       1,519,421     41.7      17.2
  1987     16,216,102       6.7      7.0         15,582,302       25.4       10.9       1,677,716     10.4      15.5
  1988     17,199,808       6.1      6.9         16,231,199        4.2        9.5       1,702,158      1.5      12.5
  1989     18,129,684       5.4      6.6         17,106,948        5.4        8.8       1,508,842    (11.4)      8.1
  1990     20,954,420      15.6      7.8         19,089,684       11.6        9.2       1,742,194     15.5       9.2
  1991     21,315,116       1.7      7.1         20,171,557        5.7        8.7       1,794,444      3.0       8.4
  1992     21,886,865       2.7      6.6         20,912,585        3.7        8.2       1,969,435      9.8       8.5
  1993     23,522,593       7.5      6.7         22,492,156        7.6        8.1       2,439,734     23.9      10.0
  1994     28,214,362      19.9      7.8         26,850,486       19.4        9.1       2,684,171     10.0      10.0
  1995     29,002,122       2.8      7.4         28,027,239        4.4        8.7       2,924,879      9.0       9.9
  1996     29,636,361       2.2      7.0         30,459,965        8.7        8.7       3,305,507     13.0      10.1

YTD 5/96   12,229,504                            12,686,658                             1,617,891
YTD 5/97   12,871,828       5.3%                 12,808,522        1.0%                 1,701,168      5.1%

                   Interstate 15 Traffic
         -------------------------------------
                                       Annual
                                      Compound
  Year   Total Vehicles   % Change    % Change
----------------------------------------------
  1983     2,465,848          ---       ---
  1984     2,518,718          2.1%      2.1%
  1985     2,596,633          3.1       2.6
  1986     2,679,180          3.2       2.8
  1987     2,908,674          8.6       4.2
  1988     3,003,247          3.3       4.0
  1989     3,444,577         14.7       5.7
  1990     3,751,181          8.9       6.2
  1991     3,757,233          0.2       5.4
  1992     3,824,286          1.8       5.0
  1993     3,943,857          3.1       4.8
  1994     4,201,310          6.5       5.0
  1995     4,276,658          1.8       4.7
  1996     4,552,183          6.4       4.8

YTD 5/96   1,781,112
YTD 5/97   1,913,381          7.4%

               Source: Las Vegas Convention and Visitors Authority
--------------------------------------------------------------------------------

HVS International, Mineola, New York                     Market Area Analysis  9


                          Las Vegas Tourism Statistics

   [The following table was depicted as a bar chart in the printed material.]

Year    Total Visitors    Total Passengers   Total Attendance   Total Vehicles
----    --------------    ----------------   ----------------   --------------

1983      12,348,270         10,312,842           943,611          2,465,848
1984      12,843,433         10,141,809         1,050,916          2,518,718
1985      14,194,189         10,924,047         1,072,629          2,596,633
1986      15,196,284         12,428,748         1,519,421          2,679,180
1987      16,216,102         15,582,302         1,677,716          2,908,674
1988      17,199,808         16,231,199         1,702,158          3,003,247
1989      18,129,684         17,106,948         1,508,842          3,444,577
1990      20,954,420         19,089,684         1,742,194          3,751,181
1991      21,315,116         20,171,557         1,794,444          3,757,233
1992      21,886,865         20,912,585         1,969,435          3,824,286
1993      23,522,593         22,492,156         2,439,734          3,943,857
1994      28,214,362         26,850,486         2,684,171          4,201,310
1995      29,002,122         28,027,239         2,924,879          4,276,658
1996      29,636,361         30,459,965         3,305,507          4,552,183

HVS International, Mineola, New York                    Market Area Analysis  10


                          As the preceding chart indicates, visitor volume in Las Vegas has been rising for the past decade. While 1990 showed a notable increase in the amount of people visiting Las Vegas, visitor volume growth in 1991 and 1992 slowed dramatically. The 1990 increase is attributable to two new mega-resorts (the Excalibur and Mirage) opening during this year. The subsequent slowing of growth is attributable to the nationwide economic recession, as well as the Persian Gulf War, both of which caused considerable declines in travel throughout the nation. In 1993, visitor volume began to increase sharply once again, with 7.5% growth over the 1992 level. In addition, 1994 statistics show a dramatic increase (of 19.9%) over 1993 levels due to low-cost air travel (brought about by price wars) as well as another round of mega-resort openings in late 1993 and 1994 (Treasure Island, Luxor, MGM Grand). In 1995 and 1996, growth in visitor volume again slowed, but posted positive overall growth rates of 2.8% and 2.2%, respectively. Through May 1997, total visitor counts have increased 5.3% over the same period in 1996, owing to the addition of yet another mega-resort, New York - New York, to Las Vegas. In the future, visitors are expected to flock to Las Vegas in the wake of another round of new mega-resort development.

                          Airport volume statistics are also important indicators of lodging demand. Depending on the type of service provided by a particular airfield, a sizable percentage of arriving passengers may require hotel accommodations. Passenger count trends also reflect local business activity and the overall economic health of the area. As the previous chart indicates, passenger counts at McCarran International Airport, much like visitor volume, grew rapidly in 1990, then receded in 1991 and 1992 due to the Persian Gulf War. While 1991 and 1992 figures grew at a slower pace, 1993 figures grew significantly and 1994 figures show a dramatic 19.4% increase over 1993. Statistics for 1995 showed a slowing of the strong growth witnessed in 1994. However, passenger counts increased markedly in 1996 by 8.7%. According to McCarran International Airport's Planning Division, the increase in 1996 passenger levels is directly attributable to a multi-million dollar expansion of the airport. A tunnel connecting the airport with I-15 (to the south of the airport) opened in late 1995, providing easier access to and from the airport. In addition, a nine-story parking structure with a capacity for 8,000 vehicles opened in 1996. Furthermore, construction is underway for a new terminal building. According to McCarran officials, the airport expects to service approximately 35 million passengers annually by 2000.

                          Convention visitation is also an important statistic in analyzing tourism and lodging demand. The Las Vegas Convention Center is a state-of-the-art facility which underwent a $45-million expansion and renovation in 1992. The convention center features 1.3 million square feet of exhibit and meeting space and is located roughly three miles from the subject property. Convention trade publications consistently

HVS International, Mineola, New York                    Market Area Analysis  11


                          rank Las Vegas among the nation's top convention and meeting destinations. Delegate attendance, as depicted in the previous chart, increased rapidly in 1990, at a 15.5% rate; growth slowed in 1991 to a 3.0% rate. In 1992, attendance increased at a favorable rate of 9.8%, while 1993 figures indicate phenomenal 23.9% growth. While in 1994 and 1995 growth in convention attendance slowed to 10.0% and 9.0% respectively, these rates were still robust. In addition, convention attendance surged in 1996 by 13.0% and has increased by 5.1% through May 1997 as compared to the same period.

                          In response to the tremendous growth witnessed in convention visitation, there are plans to expand the Las Vegas Convention Center. According to center officials, the plans call for approximately double the existing meeting and exhibit space. No time table has been set for the completion of the project, but it is expected by 2000.

                          In addition, the Las Vegas Convention center is well pre-booked in the next few years. The following chart shows pre-booking statistics for the Las Vegas Convention Center for the next two years.

HVS International, Mineola, New York                    Market Area Analysis  12


Major Conventions, Las Vegas Convention Center, 1998-1999

                                                                        Expected
         Dates                Convention                              Attendance
--------------------------------------------------------------------------------

1998     Jan. 8 - Jan. 11     Consumer Electronics Show                 100,000
         Jan. 18 - Jan 21     Souvenier Super Show                       50,000
         Jan. 27 - Feb. 30    Shooting and Hunting Outdoor Convention    35,000
         Feb. 17 - Feb. 20    MAGIC - Men's Apparel Guild                70,000
         Feb. 22 - Feb. 26    Associated Surplus Dealers                 50,000
         May 4 - May 8        NETWORLD+ INTEROP                          60,000
         May 19 - May 21      Intl. Council of Shopping Centers          30,000
         Aug. 31 - Sept. 1    MAGIC - Men's Apparel Guild                90,000
         Nov. 3 - Nov. 6      Specialty Equipment Marketing Assoc.       60,000
         Nov. 16 - Nov. 19    COMDEX                                    210,000

1999     Jan. 7 - Jan. 10     Consumer Electronics Show                 100,000
         Jan. 19 - Jan. 22    World of Concrete Exposition               30,000
         Mar. 24 - Mar. 28    CONEXPO - CON/AGG                         130,000
         Aug. 15 - Aug 19     Associated Surplus Dealers                 32,000
         Nov. 15 - Nov. 19    COMDEX                                    190,000

               Source: Las Vegas Convention and Visitors Authority
--------------------------------------------------------------------------------

                          As approximately 40% of visitors to Las Vegas arrive by car, the volume of traffic passing through the market can have a direct impact on gaming and lodging demand. As mentioned, access to Las Vegas from its primary feeder market of California is provided via I-15. Traffic counts along this freeway at the Nevada State Line have increased steadily over the past few years. Specifically, traffic counts increased by 3.1% in 1993, 6.5% in 1994, 1.8% in 1995, and 6.4% in 1996.
                          In addition, through May 1997, traffic counts have surged 7.4% as compared to the same period in 1996. Overall, the increase in traffic along I-15 bodes well for the subject's market area.

                          In light of the recent resurgence in visitor volume, McCarran International airport's expansion plans, the planned expansion and strong pre-bookings at the Las Vegas Convention Center, the significant increase in convention attendance over the past few years, and increasing traffic counts, Las Vegas appears poised to continue its success in attracting tourists.

Conclusion                Economic conditions in the subject market area tend to
                          vary with tourism and visitation to the area. During the 1980s Las Vegas experienced substantial growth in tourism and the economy expanded. The growth slowed in the early 1990s but has resurged late, with the opening of several mega-resorts between 1993 and 1997.
                          In addition, several new mega-resorts are slated to open before 2000. As such, Las Vegas is experiencing continued growth in tourism and additional growth is

HVS International, Mineola, New York                    Market Area Analysis  13


                          expected. The following tables summarize the economic and demographic trends discussed throughout this section. All figures that reflect dollar amounts have been adjusted for inflation, and thus the growth rates reflect real change.

HVS International, Mineola, New York                    Market Area Analysis  14


Economic and Demographic Data for the Subject Property's Market Area

                                                                                                              Avg. Annual
Data Type                                                              Period     Data Point    Data Point   Comp. Change
-------------------------------------------------------------------------------------------------------------------------
Long-Term Historical Population
      Clark County                                                   1980-1996         469.2       1,026.0       5.0%
      Las Vegas, NV-AZ MSA                                           1980-1996         535.1       1,177.2       5.1
      State of Nevada                                                1980-1996         810.2       1,573.3       4.2
      United States                                                  1980-1996     227,225.6     265,225.5       1.0
Short-Term Historical Population
      Clark County                                                   1990-1996         754.6       1,026.0       5.3
      Las Vegas, NV-AZ MSA                                           1990-1996         867.8       1,177.2       5.2
      State of Nevada                                                1990-1996       1,218.6       1,573.3       4.3
      United States                                                  1990-1996     249,403.0     265,225.5       1.0
Projected Population
      Clark County                                                   1996-2000       1,026.0       1,157.1       3.1
      Las Vegas, NV-AZ MSA                                           1996-2000       1,177.2       1,327.8       3.1
      State of Nevada                                                1996-2000       1,573.3       1,741.6       2.6
      United States                                                  1996-2000     265,225.5     274,581.0       0.9
Long-Term Historical Retail Sales
      Clark County                                                   1980-1996       4,443.3       9,806.1       5.1
      Las Vegas, NV-AZ MSA                                           1980-1996       4,943.0      11,069.0       5.2
      State of Nevada                                                1980-1996       7,811.2      14,813.0       4.1
      United States                                                  1980-1996   1,636,425.6   2,143,737.6       1.7
Short-Term Historical Retail Sales
      Clark County                                                   1990-1996       6,832.5       9,806.1       6.2
      Las Vegas, NV-AZ MSA                                           1990-1996       7,706.2      11,069.0       6.2
      State of Nevada                                                1990-1996      10,936.8      14,813.0       5.2
      United States                                                  1990-1996   1,926,189.3   2,143,737.6       1.8
Projected Retail Sales
      Clark County                                                   1996-2000       9,806.1      11,175.6       3.3
      Las Vegas, NV-AZ MSA                                           1996-2000      11,069.0      12,615.2       3.3
      State of Nevada                                                1996-2000      14,813.0      16,535.0       2.8
      United States                                                  1996-2000   2,143,737.6   2,239,888.5       1.1
Long-Term Historical Retail Sales Per Capita
      Clark County                                                   1980-1996       9,470.0       9,557.6       0.1
      Las Vegas, NV-AZ MSA                                           1980-1996       9,237.2       9,403.1       0.1
      State of Nevada                                                1980-1996       9,640.8       9,415.1      (0.1)
      United States                                                  1980-1996       7,201.8       8,082.7       0.7
Short-Term Historical Retail Sales Per Capita
      Clark County                                                   1990-1996       9,054.9       9,557.6       0.9
      Las Vegas, NV-AZ MSA                                           1990-1996       8,880.1       9,403.1       1.0
      State of Nevada                                                1990-1996       8,974.6       9,415.1       0.8
      United States                                                  1990-1996       7,723.2       8,082.7       0.8

--------------------------------------------------------------------------------------------------------------------------

HVS International, Mineola, New York                    Market Area Analysis  15


Economic and Demographic Data for the Subject Property's Market Area

                                                                                                              Avg. Annual
Data Type                                                            Period       Data Point    Data Point   Comp. Change
-------------------------------------------------------------------------------------------------------------------------
Projected Personal Retail Sales Per Capita
      Clark County                                                   1996-2000       9,557.6       9,658.3       0.3
      Las Vegas, NV-AZ MSA                                           1996-2000       9,403.1       9,500.8       0.3
      State of Nevada                                                1996-2000       9,415.1       9,494.4       0.2
      United States                                                  1996-2000       8,082.7       8,157.5       0.2
Long-Term Historical Eating and Drinking Place Sales
      Clark County                                                   1980-1996         475.0       1,097.3       5.4
      Las Vegas, NV-AZ MSA                                           1980-1996         519.5       1,210.5       5.4
      State of Nevada                                                1980-1996         784.3       1,549.8       4.3
      United States                                                  1980-1996     153,945.2     225,235.6       2.4
Short-Term Historical Eating and Drinking Place Sales
      Clark County                                                   1990-1996         777.6       1,097.3       5.9
      Las Vegas, NV-AZ MSA                                           1990-1996         854.8       1,210.5       6.0
      State of Nevada                                                1990-1996       1,147.0       1,549.8       5.1
      United States                                                  1990-1996     199,371.1     225,235.6       2.1
Projected Eating and Drinking Place Sales
      Clark County                                                   1996-2000       1,097.3       1,295.6       4.2
      Las Vegas, NV-AZ MSA                                           1996-2000       1,210.5       1,429.6       4.2
      State of Nevada                                                1996-2000       1,549.8       1,798.6       3.8
      United States                                                  1996-2000     225,235.6     244,351.7       2.1
Long-Term Historical Eating and Drinking Place Sales Per Capita
      Clark County                                                   1980-1996       1,012.3       1,069.5       0.3
      Las Vegas, NV-AZ MSA                                           1980-1996         970.7       1,028.3       0.4
      State of Nevada                                                1980-1996         968.0         985.1       0.1
      United States                                                  1980-1996         677.5         849.2       1.4
Short-Term Historical Eating and Drinking Place Sales Per Capita
      Clark County                                                   1990-1996       1,030.5       1,069.5       0.6
      Las Vegas, NV-AZ MSA                                           1990-1996         985.0       1,028.3       0.7
      State of Nevada                                                1990-1996         941.2         985.1       0.8
      United States                                                  1990-1996         799.4         849.2       1.0
Projected Eating and Drinking Place Sales Per Capita
      Clark County                                                   1996-2000       1,069.5       1,119.7       1.2
      Las Vegas, NV-AZ MSA                                           1996-2000       1,028.3       1,076.7       1.2
      State of Nevada                                                1996-2000         985.1       1,032.7       1.2
      United States                                                  1996-2000         849.2         889.9       1.2
Long-Term Historical Personal Income
      Clark County                                                   1980-1996       8,873.4      23,417.1       6.3
      Las Vegas, NV-AZ MSA                                           1980-1996       9,809.9      25,815.0       6.2
      State of Nevada                                                1980-1996      16,003.1      36,775.7       5.3
      United States                                                  1980-1996   3,861,548.9   5,687,220.1       2.4

-------------------------------------------------------------------------------------------------------------------------

HVS International, Mineola, New York                    Market Area Analysis  16


Economic and Demographic Data for the Subject Property's Market Area

                                                                                                              Avg. Annual
Data Type                                                            Period       Data Point    Data Point   Comp. Change
-------------------------------------------------------------------------------------------------------------------------
Short-Term Historical Personal Income
      Clark County                                                   1990-1996      15,944.8      23,417.1       6.6
      Las Vegas, NV-AZ MSA                                           1990-1996      17,688.9      25,815.0       6.5
      State of Nevada                                                1990-1996      26,568.5      36,775.7       5.6
      United States                                                  1990-1996   5,011,216.3   5,687,220.1       2.1
Projected Personal Income
      Clark County                                                   1996-2000      23,417.1      27,826.0       4.4
      Las Vegas, NV-AZ MSA                                           1996-2000      25,815.0      30,667.9       4.4
      State of Nevada                                                1996-2000      36,775.7      42,764.1       3.8
      United States                                                  1996-2000   5,687,220.1   6,172,122.3       2.1
Long-Term Personal Income per Capita
      Clark County                                                   1980-1996      18,912.0      22,824.0       1.2
      Las Vegas, NV-AZ MSA                                           1980-1996      18,332.0      21,930.0       1.1
      State of Nevada                                                1980-1996      19,751.0      23,375.0       1.1
      United States                                                  1980-1996      16,994.0      21,443.0       1.5
Short-Term Historical Personal Income per Capita
      Clark County                                                   1990-1996      21,131.0      22,824.0       1.3
      Las Vegas, NV-AZ MSA                                           1990-1996      20,383.0      21,930.0       1.2
      State of Nevada                                                1990-1996      21,802.0      23,375.0       1.2
      United States                                                  1990-1996      20,093.0      21,443.0       1.1
Projected Personal Income per Capita
      Clark County                                                   1996-2000      22,824.0      24,048.0       1.3
      Las Vegas, NV-AZ MSA                                           1996-2000      21,930.0      23,097.0       1.3
      State of Nevada                                                1996-2000      23,375.0      24,555.0       1.2
      United States                                                  1996-2000      21,443.0      22,478.0       1.2
Long-Term Historical Employment - Clark County
      Farm                                                           1980-1996           0.4           0.4      (1.0)
      Agriculture Services, Other                                    1980-1996           1.3           5.1       8.8
      Mining                                                         1980-1996           0.6           0.9       3.0
      Construction                                                   1980-1996          16.3          53.0       7.7
      Manufacturing                                                  1980-1996           7.3          16.5       5.3
      Trans., Comm. & Public Utils                                   1980-1996          13.7          28.4       4.6
      Total Trade                                                    1980-1996          50.8         117.0       5.4
        Wholesale Trade                                              1980-1996           6.5          18.9       6.9
        Retail Trade                                                 1980-1996          44.2          98.0       5.1
      Finance, Insurance, & Real Estate                              1980-1996          19.9          43.1       4.9
      Services                                                       1980-1996         116.9         292.4       5.9
      Total Government                                               1980-1996          37.7          63.1       3.3
        Federal Civilian Govt                                        1980-1996           4.9           8.0       3.1
        Federal Military Govt                                        1980-1996          10.3           9.9      (0.3)
        State & Local Govt                                           1980-1996          22.4          45.3       4.5
      TOTAL                                                          1980-1996         264.8         619.9       5.5

HVS International, Mineola, New York                    Market Area Analysis  17


Economic and Demographic Data for the Subject Property's Market Area

                                                                                                              Avg. Annual
Data Type                                                            Period       Data Point    Data Point   Comp. Change
-------------------------------------------------------------------------------------------------------------------------
Short-Term Historical Employment - Clark County
      Farm                                                           1990-1996           0.5           0.4      (3.9)
      Agriculture Services, Other                                    1990-1996           3.6           5.1       6.0
      Mining                                                         1990-1996           0.7           0.9       4.0
      Construction                                                   1990-1996          40.1          53.0       4.8
      Manufacturing                                                  1990-1996          11.7          16.5       5.9
      Trans., Comm. & Public Utils                                   1990-1996          20.9          28.4       5.3
      Total Trade                                                    1990-1996          86.7         117.0       5.1
        Wholesale Trade                                              1990-1996          14.3          18.9       4.8
        Retail Trade                                                 1990-1996          72.4          98.0       5.2
      Finance, Insurance, & Real Estate                              1990-1996          32.3          43.1       5.0
      Services                                                       1990-1996         209.2         292.4       5.7
      Total Government                                               1990-1996          50.9          63.1       3.7
        Federal Civilian Govt.                                       1990-1996           7.0           8.0       2.2
        Federal Military Govt.                                       1990-1996          11.0           9.9      (1.8)
        State & Local Govt.                                          1990-1996          32.9          45.3       5.5
      TOTAL                                                          1990-1996         456.4         619.9       5.2
Projected Employment - Clark County
      Farm                                                           1996-2000           0.4           0.4      (0.1)
      Agriculture Services, Other                                    1996-2000           5.1           5.7       3.0
      Mining                                                         1996-2000           0.9           1.1       3.0
      Construction                                                   1996-2000          53.0          60.2       3.2
      Manufacturing                                                  1996-2000          16.5          17.8       1.8
      Trans., Comm. & Public Utils                                   1996-2000          28.4          30.6       2.0
      Total Trade                                                    1996-2000         117.0         131.5       3.0
        Wholesale Trade                                              1996-2000          18.9          21.2       2.9
        Retail Trade                                                 1996-2000          98.0         110.2       3.0
      Finance, Insurance, & Real Estate                              1996-2000          43.1          49.7       3.6
      Services                                                       1996-2000         292.4         329.5       3.0
      Total Government                                               1996-2000          63.1          67.8       1.8
        Federal Civilian Govt                                        1996-2000           8.0           8.6       1.7
        Federal Military Govt                                        1996-2000           9.9           9.9       0.1
        State & Local Govt                                           1996-2000          45.3          49.4       2.2
      TOTAL                                                          1996-2000         619.9         694.3       2.9

HVS International, Mineola, New York                             Certification 1


16.   Certification

We the undersigned appraisers, hereby certify:

                  A. that the statements and opinions presented in this restricted appraisal report subject to the limiting conditions set forth, are correct to the best of our knowledge and belief;

                  B. that Mark D. Capasso and Anne R. Lloyd-Jones CRE, personally inspected the property described in this report and actively participated in the analysis;

                  C. that the appraisers have extensive experience in the valuation of casino hotels and believe that they are competent to undertake this appraisal;

                  D. that we have no current or contemplated interests in the real estate that is the subject of this restricted appraisal report;

                  E. that we have no personal interest or bias with respect to the subject matter of this letter or the parties involved;

                  F. that this restricted appraisal report sets forth all of the limiting conditions (imposed by the terms of this assignment) affecting the analyses, opinions, and conclusions presented herein;

                  G. that the fee paid for the preparation of this study is not contingent upon the amount of the value estimate;

                  H. that this restricted appraisal report has been prepared in accordance with and is subject to the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute;

                  I. that the use of this letter is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives;

                  J. that this letter has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice (as adopted by the Appraisal Foundation);

                  K. that no one other than the undersigned prepared the analyses, conclusions, and opinions concerning real estate that are set forth in this appraisal report;

HVS International, Mineola, New York                             Certification 2


                  L. that as of the date of this restricted appraisal report, Stephen Rushmore, CRE, MAI, CHA has completed the requirements of the continuing education program of the Appraisal Institute;

                  M. that this appraisal is not based on a requested minimum value, a specific value, or the approval of a loan.



                                      Mark D. Capasso, as an employee of
                                      Hotel Consulting Services,  Inc.



                                      Anne R. Lloyd Jones, CRE, as an employee of Hotel Consulting Services, Inc.


                                      /s/ Stephen Rushmore

                                      Stephen Rushmore, CRE, MAI, CHA, as an
                                      employee of Hotel Consulting Services,
                                      Inc.

                                November 25, 1997

Mr. Jim Riley
Bank of Nova Scotia, New York Agency
One Liberty Plaza
New York, New York 10005
(212) 225-5098 Phone
(212) 225-5172 Fax

                  Re: Excess Land for the Proposed Aladdin Hotel and Casino Mixed-Use Development
                        Las Vegas, Nevada
                        HVS Ref.: #9710413

Dear Mr. Riley:

Pursuant to your request, we submit this restricted appraisal report pertaining to the above-captioned property.

This letter, which complies with the requirements set forth in the Uniform Standards of Professional Appraisal Practice for a restricted appraisal report, is a brief recapitulation of the appraisers' data, analyses, and conclusions and is intended to be read in tandem with the self-contained appraisal of the Proposed Aladdin Hotel and Casino dated October 7, 1997 that we prepared for you. This letter does not include full discussion of the data, reasoning, and analyses that were utilized in the appraisal process to develop the appraisers' opinion of value. Supporting documentation is retained in the appraisers' file and in the aforementioned self-contained appraisal of the Proposed Aladdin Hotel and Casino dated October 7, 1997. The valuation is expressly made subject to all normal assumptions and limiting conditions, a copy of which is provided along with the certification.

Subject of the
Appraisal

The subject of this restricted appraisal report are the fee simple interests in a +/- 4.75-acre parcel of land and a +/- 12.42-acre parcel of land. These parcels are a part of the +/- 34.31-acre parcel of land currently improved with the Aladdin Hotel and Casino and Performing Arts Center. The subjects' civic address is 3667 Las Vegas Boulevard, Las Vegas, Nevada. The +/- 4.75-acre parcel is to be improved with a roughly 1,000-room hotel and casino with roughly 50,000 square feet of casino space, while the +/- 12.42-acre parcel will be improved with a +/- 450,000 square foot shopping center and parking garage (the Desert Passage). These two structures will be part of a larger mixed-use development consisting of a 2,600-room hotel and a 100,000-square-foot casino (the Aladdin Hotel and Casino), and the aforementioned smaller hotel casino and shopping center.

Purpose of
the Assignment

The purpose of the assignment is to estimate the market value of the +/- 4.75 acres of land allocated to the 1,000-room hotel and casino and the market value of the +/- 12.42 acres of land allocated to the Desert Passage Shopping Center. Market value is defined by the Office of the Comptroller of the Currency (OCC), 12CFR, Part 34 as follows:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      1.    buyer and seller are typically motivated;

      2. both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    a reasonable time is allowed for exposure in the open market;

      4. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Intended Use
of the Report

The valuation is being prepared for Bank of Nova Scotia, New York Agency for financing purposes. None of the information presented should be disseminated to the public or third parties without the express consent of HVS International.

Date of Inspection

The subject property was inspected on August 7, 1997 by Mark D. Capasso and Anne
R. Lloyd Jones, CRE.

Interest Valued

The property rights appraised are the fee simple ownership of the two parcels of land.

Effective Dates
of Value

The effective date of appraisal for both the +/- 4.75-acre site allocated to the 1,000 room hotel and casino and the +/- 12.45 acres of land allocated to the Dessert Passage Shopping Center is August 7, 1997.

Scope of
the Appraisal

All information was collected and analyzed by staff of HVS International. Descriptive data and site plans for the subject property were supplied by the developers, Aladdin Holdings, LLC. The site has been inspected and the developers and future management have been interviewed. We have gathered economic data and information on comparable land sales. We have spoken with buyers, sellers, brokers, developers and public officials. We have analyzed this information and have considered the sales comparison approach to value.

In the development of the opinion of value, the appraisers performed a complete appraisal process as defined by the Uniform Standards of Professional Practice. This means that no departures from Standard 1 were invoked. This restricted appraisal report presents only the appraisers' conclusions. Supporting documentation is retained in the appraisers' file and is presented in our self-contained appraisal dated October 7, 1997. In addition, included as an addendum to this letter is a land sales adjustment grid detailing the various adjustments made to the comparable land sales in order to arrive at a land value conclusion.

Highest
and Best Use

Highest and best use is defined as "the reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability."(1) Using these criteria, it is our opinion that the highest and best use of the subject land is to be improved with a hotel and casino and a shopping mall.

Summary of Analysis and Valuation


----------
(1)   Appraisal Institute. The Dictionary of Real Estate Appraisal. 3rd ed.
      Chicago: Author, 1993, p. 171.

As mentioned in our self-contained appraisal of the proposed Aladdin Hotel and Casino, the market value of the entire mixed-use site was estimated to be $180,000,000. In addition, the market value of the roundly 16 acres allocated to the Aladdin Hotel and Casino was estimated to be $135,000,000. Based on the available data, our analysis, and experience in the hotel and casino industries, it is our opinion that the market value of the +/- 4.75 acres of land allocated to the 1,000-room hotel and casino portion of the development, as vacant and including the development rights and entitlements, as of August 7, 1997, is:

                                   $15,100,000

                  FIFTEEN MILLION ONE HUNDRED THOUSAND DOLLARS

In addition, by subtracting the $135,000,000 value of the Aladdin Hotel and Casino portion of the site and the $15,100,000 value of the 1,000-room hotel and casino portion of the site from the $180,000,000 value of the entire site, we are of the opinion that the +/- 12.42 acres of land allocated to the Desert Passage Shopping Center portion of the development, as vacant and including the development rights and entitlements, as of August 7, 1997, is:

                                   $29,900,000

                TWENTY-NINE MILLION NINE HUNDRED THOUSAND DOLLARS

Exposure and
Marketing Periods

Based upon current market conditions, we believe the properties could transact at this price with exposure and marketing periods of up to six months.

We hereby certify that we have no undisclosed interest in the property, and our employment and compensation are not contingent upon our valuation. This restricted appraisal report is for internal use only and, as previously noted, does not include full discussion of the data, reasoning, and analyses that were utilized in the appraisal process. The valuation is expressly made subject to all normal and specific assumptions and limiting conditions, a copy of which is included in this restricted appraisal report.

                                   Very truly yours,
                                   HVS International
                                   A Division of Hotel Consulting Services, Inc.


                                   Mark D. Capasso
                                   Senior Associate


                                   Anne R. Lloyd-Jones, CRE
                                   Senior Vice President


                                   Stephen Rushmore, CRE, MAI, CHA
                                   President

Statement of Assumptions
and Limiting Conditions

This restricted appraisal report complies with the requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a restricted appraisal report. As such, it does not include discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraisers' opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraisers' file. The information contained in this letter is specific to the need of the client and for the intended use stated in this letter. The appraisers are not responsible for unauthorized use of this report.

This restricted appraisal report is to be used in whole and not in part.

No responsibility is assumed for matters of a legal nature, nor do we render any opinion as to title, which is assumed to be marketable and free of any deed restrictions and easements. The property is valued as though free and clear unless otherwise stated.

There are no hidden or unapparent conditions of the property, sub-soil or structures, such as underground storage tanks, that would render it more or less valuable. No responsibility is assumed for these conditions or any engineering that may be required to discover them.

We have not considered the existence of potentially hazardous materials used in the construction or maintenance of the building, such as asbestos, urea formaldehyde foam insulation, or PCBs, nor have we considered the presence of any form of toxic waste. Furthermore, we have also not considered polychlorinated biphengyls, pesticides, and lead-based paints. The appraisers are not qualified to detect any hazardous substances and urge the client to retain an expert in this field if desired.

We have made no survey of the property, and assume no responsibility in connection with such matters. Any sketches, photographs, maps, and other exhibits are included only to assist the reader in visualizing the property. It is assumed that the use of the land and improvements is within the boundaries of the property described, and that there is no encroachment or trespass unless noted.

All information, financial operating statements, estimates, and opinions obtained from parties not employed by HVS International are assumed to be true and correct. We can assume no liability resulting from misinformation.

Unless noted, we assume that there are no encroachments, zoning violations, or building violations encumbering the subject property.

The property is assumed to be in full compliance with all applicable federal, state, local, and private codes, laws, consents, licenses, and regulations (including a liquor license where appropriate), and that all licenses, permits, certificates, franchises, and so forth can be freely renewed or transferred to a purchaser.

All mortgages, liens, encumbrances, leases, and servitude's have been disregarded unless specified otherwise.

No portions of this restricted appraisal report may be reproduced in any form without our permission, and the report cannot be disseminated to the public through advertising, public relations, news, sales, or other media.

We are not required to give testimony or attendance in court by reason of this analysis without previous arrangements, and only when our standard per-diem fees and travel costs are paid prior to the appearance.

If the reader is making a fiduciary or individual investment decision and has any questions concerning the material presented in this restricted appraisal report, it is recommended that the reader contact us.

We take no responsibility for any events or circumstances that take place subsequent to either the date of value or the date of our field inspection, whichever occurs first.

The quality of a casino hotel facility's on-site management has a direct effect on a property's economic viability and value. The financial forecasts presented in this analysis assume responsible ownership and competent management. Any variance from this assumption may have a significant impact on the projected operating results and value estimate.

The value estimate developed for this restricted appraisal report is based on an evaluation of the overall economy, and neither takes into account, nor makes provision for, the effect of any sharp rise or decline in local or national economic conditions. To the extent that wages and other operating expenses may advance during the economic life of the property, we expect that the prices of rooms, food, beverages, and services will be adjusted to at least offset these advances. We do not warrant that the estimates will be attained, but they have been prepared on the basis of information obtained during the course of this study and are intended to reflect the expectations of typical investors.

This analysis assumes continuation of all Internal Revenue Service tax code provisions as stated or interpreted on either the date of value or the date of our field inspection, whichever occurs first.

Many of the figures developed for this restricted appraisal report were generated using sophisticated computer models that make calculations based on numbers carried out to three or more decimal places. In the interest of simplicity, most numbers have been rounded to the nearest tenth of a percent. Thus, these figures may be subject to small rounding errors.

It is agreed that our liability to the client is limited to the amount of the fee paid as liquidated damages. Our responsibility is limited to the client, and use of this restricted appraisal report by third parties shall be solely at the risk of the client and/or third parties.

Although this analysis employs various mathematical calculations to provide value indications, the final estimate is subjective and may be influenced by our experience and other factors not specifically set forth is this letter.

Any distribution of the total value between the land and improvements or between partial ownership interests applies only under the stated use. Moreover, separate allocations between components are not valid if this restricted appraisal report is used in conjunction with any other analysis.

The Americans with Disabilities Act (ADA) became effective on January 26, 1992. We have conducted no specific compliance survey to determine whether the subject property is in conformity with the various detailed requirements of the ADA. It is possible that the property does not comply with the requirements of the act, and this could have an unfavorable effect on the property value. Because we have no direct evidence regarding this issue, our estimate of value does not consider possible noncompliance with the ADA.

This study was prepared by HVS International, a division of Hotel Consulting Services, Inc. All opinions, recommendations and conclusions expressed during this assignment have been rendered by the staff of Hotel Consulting Services, Inc. acting solely as employees and not as individuals.

CERTIFICATION

                 We the undersigned appraisers, hereby certify:

that the statements and opinions presented in this restricted appraisal report subject to the limiting conditions set forth, are correct to the best of our knowledge and belief;

that Mark D. Capasso and Anne R. Lloyd-Jones CRE, personally inspected the property described in this report and actively participated in the analysis;

that the appraisers have extensive experience in the valuation of casino hotels and believe that they are competent to undertake this appraisal;

that we have no current or contemplated interests in the real estate that is the subject of this restricted appraisal report;

that we have no personal interest or bias with respect to the subject matter of this letter or the parties involved;

that this restricted appraisal report sets forth all of the limiting conditions (imposed by the terms of this assignment) affecting the analyses, opinions, and conclusions presented herein; that the fee paid for the preparation of this study is not contingent upon the amount of the value estimate;

that this restricted appraisal report has been prepared in accordance with and is subject to the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute;

that the use of this letter is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives;

that this letter has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice (as adopted by the Appraisal Foundation);

that no one other than the undersigned prepared the analyses, conclusions, and opinions concerning real estate that are set forth in this appraisal report;

that as of the date of this restricted appraisal report, Stephen Rushmore, CRE, MAI, CHA has completed the requirements of the continuing education program of the Appraisal Institute; that this appraisal is not based on a requested minimum value, a specific value, or the approval of a loan.


                                                /s/ Mark D. Capasso
                                     -----------------------------------------
                                     Mark D. Capasso, as an employee of
                                     Hotel Consulting Services,  Inc.


                                                 /s/ Anne R. Lloyd
                                     -----------------------------------------
                                     Anne R. Lloyd Jones, CRE, as an
                                     employee of Hotel Consulting Services, Inc.

                                     -----------------------------------------
                                     Stephen Rushmore, CRE, MAI, CHA, as an
                                     employee of Hotel Consulting Services,
                                     Inc.

Land Sales Adjustment Grid

                                Subject   Land Sale #1   Land Sale #2   Land Sale #3   Land Sale #4   Land Sale #5   Land Sale #6
----------------------------------------------------------------------------------------------------------------------------------
  Sale Price                         N/A   $13,500,000     $4,750,000    $73,000,000     $8,000,000     $3,700,000    $31,500,000
  Size (Sq. Ft.)                 206,910        89,734        188,719      3,212,114         90,169        109,366        767,482
  Price per Sq. Ft.                  N/A       $150.45         $25.17         $22.73         $88.72         $33.83         $41.04
  Date of Sale                  08/07/97      03/01/97       01/16/96       03/03/95       02/17/95       03/07/94       12/15/92
----------------------------------------------------------------------------------------------------------------------------------

  Market Conditions (Sale 6)
  Adjustment                                      0.0%           0.0%           0.0%           0.0%           0.0%         100.0%
  Adjusted Price                               $150.45         $25.17         $22.73         $88.72         $33.83         $82.09
----------------------------------------------------------------------------------------------------------------------------------

  Market Conditions
  Months                                             5             19             30             30             42             57
  Adjustment*                                    12.5%          47.5%          75.0%          75.0%         105.0%         142.5%
  Adjusted Price                               $169.25         $37.13         $39.77        $155.26         $69.35        $199.06

Cumulative Adjustment for Site Characteristics
----------------------------------------------------------------------------------------------------------------------------------

  Location                                    superior       inferior       inferior       superior       inferior       superior
  Adjustment                                    -50.0%          30.0%          20.0%         -50.0%          30.0%         -50.0%

  Functional Utility                          inferior       inferior        similar       inferior       inferior       superior
  Adjustment                                     30.0%          50.0%           0.0%          30.0%          20.0%         -60.0%

  Size                                         smaller        similar         larger        smaller        smaller         larger
  Adjustment                                    -35.0%           0.0%          60.0%         -35.0%         -35.0%          50.0%
                                           -----------     ----------    -----------     ----------     ----------    -----------

  Total Cumulative Adjustment                   -55.0%          80.0%          80.0%         -55.0%          15.0%         -60.0%
  Net Adjusted Price                            $76.16         $66.83         $71.59         $69.87         $79.76         $79.62
                                           ===========     ==========    ===========     ==========     ==========    ===========

      *     Monthly adjustment factor of 2.50%
      ** Includes topography, configuration, offsite availability, and capacity

October 29, 1997


Mr. Jim Riley
The Bank of Nova Scotia, New York Agency
One Liberty Plaza
New York, New York 10005
(212) 225-5098

Re:   Proposed Aladdin Hotel and Casino
      Las Vegas, Nevada
      HVS Ref.:  #9710413

Dear Mr. Riley:

Enclosed please find ten final copies of the self-contained appraisal report pertaining to the above-captioned property. It has been a pleasure performing this assignment for you, and we look forward to working with you in the future.


Very truly yours,
HVS International



                                       Mark D. Capasso
                                       Senior Associate

MDC/nkw

November 3, 1997


Mr. Jim Riley
The Bank of Nova Scotia, New York Agency
One Liberty Plaza, 26th Floor
New York, New York 10006
(212) 225-5098

Re:   Proposed Aladdin Hotel and Casino
      Las Vegas, Nevada
      HVS Ref.:  #9710413

Dear Mr. Riley:

Enclosed please find one unbound final copy of the self-contained appraisal report pertaining to the above-captioned property. Federal Express is currently tracking our shipment of ten final copies. We regret the inconvenience this may have caused.


Very truly yours,
HVS International


Mark D. Capasso
Senior Associate

MDC/nkw

November 12, 1997

Mr. Jim Riley
The Bank of Nova Scotia, New York Agency
One Liberty Plaza, 26th Floor
New York, New York 10006
(212) 225-5098

Re:   Proposed Aladdin Hotel and Casino
      Las Vegas, Nevada
      HVS Ref.:  #9710413

Dear Mr. Riley:

Enclosed please find ten final copies of the self-contained appraisal report pertaining to the above-captioned property. It has been a pleasure performing this assignment for you, and we look forward to working with you in the future.


Very truly yours,
HVS International



Mark D. Capasso
Senior Associate

MDC/nkw

Land Sales Adjustment Grid

                                Subject   Land Sale #1   Land Sale #2   Land Sale #3   Land Sale #4   Land Sale #5   Land Sale #6
----------------------------------------------------------------------------------------------------------------------------------
  Sale Price                         N/A   $13,500,000     $4,750,000    $73,000,000     $8,000,000     $3,700,000    $31,500,000
  Size (Sq. Ft.)                 207,346        89,734        188,719      3,212,114         90,169        109,366        767,482
  Price per Sq. Ft.                  N/A       $150.45         $25.17         $22.73         $88.72         $33.83         $41.04
  Date of Sale                  08/07/97      03/01/97       01/16/96       03/03/95       02/17/95       03/07/94       12/15/92
----------------------------------------------------------------------------------------------------------------------------------

  Market Conditions (Sale 6)
  Adjustment                                      0.0%           0.0%           0.0%           0.0%           0.0%         100.0%
  Adjusted Price                               $150.45         $25.17         $22.73         $88.72         $33.83         $82.09
----------------------------------------------------------------------------------------------------------------------------------

  Market Conditions
  Months                                             5             19             30             30             42             57
  Adjustment*                                    12.5%          47.5%          75.0%          75.0%         105.0%         142.5%
  Adjusted Price                               $169.25         $37.13         $39.77        $155.26         $69.35        $199.06

Cumulative Adjustment for Site Characteristics
----------------------------------------------------------------------------------------------------------------------------------

  Location                                    superior       inferior       inferior       superior       inferior       superior
  Adjustment                                    -50.0%          30.0%          20.0%         -50.0%          30.0%         -50.0%

  Functional Utility                          inferior       inferior        similar       inferior       inferior       superior
  Adjustment                                     30.0%          50.0%           0.0%          30.0%          20.0%         -60.0%

  Size                                         smaller        similar         larger        smaller        smaller         larger
  Adjustment                                    -35.0%           0.0%          60.0%         -35.0%         -35.0%          50.0%
                                           -----------     ----------    -----------     ----------     ----------    -----------

  Total Cumulative Adjustment                   -55.0%          80.0%          80.0%         -55.0%          15.0%         -60.0%
  Net Adjusted Price                            $76.16         $66.83         $71.59         $69.87         $79.76         $79.62
                                           ===========     ==========    ===========     ==========     ==========    ===========

      *     Monthly adjustment factor of 2.50%
      ** Includes topography, configuration, offsite availability, and capacity

HVS International, Mineola, New York                           Table of Contents


================================================================================
Table of Contents

1.   Summary of Salient Data and Conclusions                                   1

2.   Nature of the Assignment                                                  3

3.   Property Description                                                      9

4.   Market Area Analysis                                                     28

5.   U.S. Gaming Overview                                                     46

6.   Gaming Supply and Demand Analysis                                        58

7.   Forecast of Gaming Revenue                                               74

8.   Lodging Supply and Demand Analysis                                       87

9.   Highest and Best Use                                                    105

10.  Approaches to Value                                                     107

HVS International, Mineola, New York                           Table of Contents


11.  Income Capitalization Approach                                          110

12.  Cost Approach                                                           147

13.  Sales Comparison Approach                                               167

14.  Reconciliation of Value Indications                                     173

15.  Statement of Assumptions and Limiting Conditions                        176

16.  Certification                                                           180

Addenda

Engagement Letter
Synopsis of LCI Agreement
Photographs of the Subject Property
Photographs of the Competitive Properties

Qualifications

Mark D. Capasso
Anne R. Lloyd-Jones, CRE
Stephen Rushmore, CRE, MAI, CHA

HVS International, Mineola, New York                      Property Description 1
--------------------------------------------------------------------------------


3. Property Description    The suitability of the site for the operation of a
                           casino hotel is an important consideration affecting the property's economic viability. Factors such as size, topography, access, visibility, and the availability of utilities directly impact the desirability of a particular site. In addition, the quality of a facility's physical improvements directly influences marketability, visitation, gaming volume, occupancy, average rate, and gaming win. The design and functionality of the structure can also affect operating efficiency and overall profitability. This section investigates the land components of the subject property as well as the proposed physical improvements and personal property to determine how they contribute to the economic viability of the overall development.

Description of the Site    The subject site comprises two parcels, both owned in
                           fee simple interest. According to the Clark County
                           Assessor's Office, the two parcels total approximately +/- 34.83 acres, or +/- 1,517,195 square feet. However, according to officials with the Clark County Department of Planning, approximately
                           0.52 acres, or 22,651 square feet, will be deducted from this area for the widening of Harmon Street. As such, the total site area for purposes of this appraisal equates to +/- 34.31 acres, or +/-
                           1,494,544 square feet. As mentioned, the proposed
                           Aladdin Hotel and Casino will use approximately 18.16 acres of the western portion of the site. The hotel and casino parcel will have frontage along Harmon
                           Avenue and Las Vegas Boulevard. The remainder of the site, situated to the east of the hotel and casino parcel, will have frontage along Harmon Avenue and Audrie Street. This area will be developed with other components of the mixed-use development, including a parking garage, a second hotel with 1,000 rooms, a central utility plant, and a +/- 450,000-square-foot shopping bazaar called the Desert Passage. As mentioned, we have been asked to value only the hotel and casino portion of the mixed-use development.

HVS International, Mineola, New York                      Property Description 2
--------------------------------------------------------------------------------


                          INSERT ASSESSOR'S PARCEL MAP

HVS International, Mineola, New York                      Property Description 3
--------------------------------------------------------------------------------


                           The site's topography is flat; the shape of the site is slightly irregular, owing to an approximately 2.93-acre notch cut out of the southwestern corner of the site. This land is not owned by the subject site's owners and is currently improved with a small structure advertising the Rio Hotel and Casino. The reader is directed to the assessor's parcel map located on the preceding following page for an illustration of the site's irregular shape. Despite its irregular shape, the +/- 34.31-acre site offers ample space for a casino hotel development. An additional asset is the site's frontage along Las Vegas Boulevard, also known as "The Strip." According to the assessor's parcel map, the site's western boundary enjoys approximately 800 linear feet of frontage along Las Vegas Boulevard.

                           The site is located at the northwestern corner of Las Vegas Boulevard and Harmon Avenue. The subject site's civic address is 3667 Las Vegas Boulevard, in the city of Las Vegas, county of Clark, and state of Nevada. The following map delineates the subject site's boundaries.

                           Accessibility

                           Access to Las Vegas is chiefly provided via
                           Interstate 15 (I-15) and two U.S. Highways, U.S. Highway 95 (U.S. 95), and U.S. Highway 93 (U.S. 93). I-15 is a north-south route that originates in San Diego, California, and continues through Riverside to Las Vegas before proceeding north to the Canadian border. I-15 serves as the major connector between Las Vegas and its largest feeder market, Los Angeles; U.S. 95, also a north-south route, connects Las Vegas with a variety of small towns located in eastern California and northern Nevada. The major highway connecting Las Vegas with Arizona is U.S. 93, which connects Las Vegas to the Phoenix metropolitan area. Approximately 25 miles southeast of Las Vegas, proximate to the Arizona-Nevada border, U.S. 93 and 95 converge in Boulder City. I-15 bisects Las Vegas into eastern and western sections, serving as the major north-south thoroughfare.

                           The subject property's main entrance will be accessed via Harmon Avenue, a major east-west arterial traversing the eastern section of Las Vegas. Currently, Harmon Avenue terminates at Las Vegas Boulevard; however, construction is underway to extend Harmon Avenue to I-15 and points west via a highway overpass bridge. In addition, there are plans to add a highway exit at Harmon Avenue and I-15. This exit would greatly alleviate traffic concerns along Flamingo Road and Tropicana Avenue, currently the two most traveled east-west thoroughfares in Las Vegas. In addition, the exit would provide motorists direct access from I-15 to the proposed subject property. As mentioned, Harmon Avenue will be widened from four lanes to six over an approximate two-block stretch at the subject site's southern border. While this street widening is expected to take away a portion of the subject site's developable area, we believe the widening of Harmon Avenue will provide a long-term benefit to the proposed subject property by alleviating traffic congestion.

HVS International, Mineola, New York                      Property Description 4
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                           The subject site's main entrance will be along Harmon
                           Avenue and will consist of a large circular driveway. The driveway will provide direct access to the hotel and casino's lobby area, as well as to all portions of the mixed-use development. It is planned that Harmon Avenue will be improved with traffic lights and a dedicated left turn lane at the subject property's entrance, providing guests excellent access. In addition to the site's primary entrance along Harmon Avenue, several curb cuts will be located along Las Vegas Boulevard, providing secondary points of ingress and egress. These secondary access points will be unique in that pedestrian traffic will be diverted via arched walkways over the curb cuts, further adding to the site's access. No other casino located along the strip can boast this unique feature.

                           The subject's access will also be benefited by a fixed rail system that is expected to stretch from the McCarran International Airport to the Strip. According to the Regional Transportation Commission, a terminal for the fixed rail system has been planned for the intersection of Audrie Road and Harmon Avenue, at the southern border of the subject site.

                           Visibility

                           Given the Proposed Aladdin Hotel and Casino's planned 35-story main tower and ample signage, the site will be highly visible from Las Vegas Boulevard and the surrounding area. In addition, exterior lighting of the main tower and two secondary 17-story towers will enhance the site's visibility along the Las Vegas skyline.

                           Utilities

                           The subject property will be served by all necessary utilities, supplied by the following entities.

                           Natural Gas: Southwest Gas
                           Sewage:      Clark County Sanitation
                           Telephone:   U.S. West Communications

                           Electricity and hot and chilled water will be provided to the subject property and other components of the mixed-use facility by the central utility plant, discussed previously in this narrative.

                           Soil and Subsoil Conditions

                           Based on our visual inspection, the bearing qualities of the level soils area appear adequate. No extraordinary conditions were apparent. However, the appraisers are not qualified to evaluate soils conditions other than by a visual inspection of surface conditions.
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HVS International, Mineola, New York                      Property Description 5
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                           Nuisances and Hazards

                           With the exception of some asbestos in the subject's existing improvements, the appraisers have not been informed of any other site-specific nuisances or hazards. According to the property's developers, the asbestos in the existing improvements will be removed prior to demolition.

                           Flood Zone

                           According to the Federal Emergency Management Agency
                           (FEMA), panel #3200 3 2556 D, effective August 16, 1995, the subject site is located within flood zone
                           A. Flood zone A is defined as "areas inside the 100-year flood plain as determined in a Flood Insurance Study."

                           Legal Description

                           A copy of the subject property's legal description, as provided by Aladdin Holdings LLC, is contained in the addenda to this report.

                           Conclusion

                           The subject site's size, shape, topography, access, visibility, potential hazards, and availability of utilities have been examined and evaluated, with the following advantages and a disadvantage noted.

                           Advantages:

                              o   Entitlement of the site for mixed-use
                                  development;

                              o   Frontage along Las Vegas Boulevard, "The
                                  Strip";

                              o   Frontage along Harmon Avenue;

                              o Excellent accessibility from I-15 and Las Vegas Boulevard, Las Vegas's primary north-south thoroughfares;

                              o Excellent accessibility from Harmon Avenue and Audrie Road, primary east-west thoroughfares;

                              o Excellent visibility from Las Vegas Boulevard and the surrounding area;

                              o   Unique access features; and

                              o Proximity to other casino hotels and tourist attractions.

Disadvantage:

HVS International, Mineola, New York                      Property Description 6
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                              o   Irregular shape of the site.

                           The physical advantages of the site are considered to significantly outweigh the drawback. We conclude that the subject site is physically appropriate for improvement with a hotel and casino facility.

Zoning According to the Clark County planning department, the subject property is zoned:

                                 H1 - Limited Resort and Apartment District

                           In Clark County, H-1 zoning is devoted to the creation of a gaming enterprise district. To that end, commercial development specific to the hospitality and lodging markets is permitted. This zoning district also permits the development of multiple dwellings, dwelling groups, apartment houses, and time-share units.

                           In the H-1 district, one parking space is required per guestroom, plus additional spaces in proportion to public and meeting space. According to the subject's developers, parking for roughly 6,000 cars will be available within the mixed-use development. According to discussions with Clark County Planning officials this will meet zoning requirements. In addition, the proposed subject property is expected to conform to the city's height and setback requirements.

                           We assume that all necessary permits and approvals are in place, and that the proposed subject property will be in conformance with the local zoning ordinances, building codes, and all other applicable regulations. We further assume that all applicable licenses, including gaming and liquor, will be obtainable by the owners of the site.

HVS International, Mineola, New York                      Property Description 7
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Description of the         The size, layout, and quality of the facility are
Improvements               integral to its market orientation, penetration, and
                           win-per-unit levels. The quality and design of the hotel and casino and support facilities have a direct influence on the ability to attract and retain gaming customers. In addition, a property's design can have a significant effect on operating efficiencies and overall profitability. The proposed mixed-use development for the subject site is expected to consist of a 2,600-room hotel and a 110,000-square-foot casino (the Aladdin Hotel and
                           Casino). The hotel and casino are also expected to include approximately 71,500 square feet of meeting space, a 1,400-seat show room, a 7,000-seat performing arts center, nine separate food and beverage outlets, and an expansive array of back-of-the-house facilities typical of a large hotel and casino. The remaining components of the mixed-use development will include a 450,000-square-foot shopping bazaar, a parking garage, and a central utility plant. As mentioned, a reciprocal easement agreement will provide for the free flow of pedestrian traffic between all components of the project. For purposes of this analysis, we have been asked to value only the 2,600-room casino hotel portion of the mixed-use development.

                           Proposed Property Overview

                           The Proposed Aladdin Hotel and Casino will contain one 35-story guestroom towers and two 17-story guestroom towers. In addition, the property will contain a vast amount of public and casino space located on three floors, one of which will be located below street grade. Access to the subject property will be provided via a circular driveway off either Harmon Avenue or Las Vegas Boulevard. The driveway will encircle the existing Theater for Performing Arts, the only remaining portion of the property's existing improvements. According to the property's developers, approximately $8,000,000 will be spent on upgrading and renovating the theater. This renovation is expected to address all cosmetic and building system issues. Note that a detailed renovation budget for the theater was not provided to the appraisers.

                           The hotel and casino's main entrance will be one level below grade. Guest valet service will be provided at the main entrance, with approximately 500 valet parking stalls located on a subterranean level. The subject property's lobby area, front desk, concierge area, and bell stand will be located inside the main entrance. Another registration area, used exclusively for premium casino-invited guests, will also be located off the main lobby. In addition to these registration areas, the property's buffet food and beverage outlet and back-of-the-house areas will be located on this level. Two escalators at either side of the lobby will provide access to the ground floor of the structure. Two elevator banks, at the northern and southern ends of the lobby, will transport guests to the property's guestrooms. In addition, the southern elevator bank will provide two cars to transport VIP guests from the dedicated check-in area.

HVS International, Mineola, New York                      Property Description 8
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                           The property's main floor will contain the primary
                           casino area, measuring approximately 95,000 square feet, the subject's 24-hour coffee shop, a high-energy specialty restaurant, and access to the shopping bazaar portion of the mixed-use development, as well as the Theater for the Performing Arts. In addition to the aforementioned escalators from the property's registration area, access to the property's casino level will be provided via two entrances on Las Vegas Boulevard at the northern and southern ends of the building. In order to maximize the capture of pedestrians along Las Vegas Boulevard, these entrances will be eye-catching, consistent with the theme of the casino. The subject's specialty restaurant will be located between the two Las Vegas Boulevard entrances, at the eastern edge of the structure. This restaurant will offer patio seating with views of the Strip and will provide additional exposure of the property to pedestrians walking along Las Vegas Boulevard.

                           From the main floor of the property, guests can use any number of escalators or elevators to access the property's third floor. The third floor of the property will be open in the middle, providing a view of the main casino floor. The third floor will house the subject's production show theater in the northeastern portion of the building, two restaurants, and the property's meeting space in the northwestern portion of the structure. The subject's pool and full-service spa will be located in the southwestern portion of the third floor, while the property's high-end, 15,000-square-foot Salle Prive casino will be located in the southeastern portion of the third floor. The Salle Prive casino will cater to the property's premium players and offer its own food and beverage outlet exclusively for Salle Prive customers.

                           Overall, the proposed Aladdin Hotel and Casino will be an attractive and efficiently laid-out building, designed to maximize guest access, as well as pedestrian flow and walk-in traffic. The site plans located on the following pages, provided by the property's developers, will provide further insight into the proposed subject's layout. In addition, each component of the proposed subject property will be discussed in greater detail in the following narrative.

HVS International, Mineola, New York                      Property Description 9
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                              INSERT FLOOR PLAN #1

HVS International, Mineola, New York                     Property Description 10
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                              INSERT FLOOR PLAN #2

HVS International, Mineola, New York                     Property Description 11
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                              INSERT FLOOR PLAN #3

HVS International, Mineola, New York                     Property Description 12
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                           Casino Component

                           The subject property's primary 95,000-square-foot casino will be located on the main floor of the property. The primary casino will contain 2,800 gaming devices and 87 table games, located throughout the casino floor. A sports book and keno lounge will provide additional gaming opportunities for customers. The property will offer the Salle Prive, a high-end gaming area for premium players. This gaming area will be located on the third floor of the facility and will offer 30 gaming tables including baccarat, double and single zero roulette, and high-end blackjack. One hundred high-denomination gaming devices will also be located in the Salle Prive gaming area. Access to the Salle Prive area will not be restricted but non-premium players are not expected to frequent this area due to its high limits and resultant atmosphere, as is the custom for high-end gaming areas.

                           The subject's casino areas are designed in a logical manner, funneling both hotel guests and patrons of ancillary outlets through the casino floor. The following table presents a summary of the casino facilities.

HVS International, Mineola, New York                     Property Description 13
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Summary of Casino Facilities

                           Casino
                           -----------------------------------------------------
                           Square Feet                             100,000

                           Table Game Inventory (Main Casino)        Units
                           Twenty-one                                   50
                           Craps                                        12
                           Roulette                                      7
                           Wheel                                         2
                           Baccarat                                      2
                           Mini Baccarat                                 2
                           Caribbean Stud                                4
                           Let it Ride                                   2
                           Pai Gow                                       6
                                                                   -------
                              Subtotal                                  87

                           Table Game Inventory (Salle Prive)
                           Twenty-one                                   12
                           Craps                                         2
                           Roulette                                      6
                           Baccarat                                      4
                           Caribbean Stud                                2
                           Pai Gow                                       2
                           Let it Ride                                   2
                                                                   -------
                              Subtotal                                  30

                           Total Table Games                           117

                           Gaming Device Inventory (Main Casino)
                           5 Cent                                      284
                           25 Cent                                   1,224
                           50 Cent                                     292
                           $1 Dollar                                   826
                           $5 Dollar                                   152
                           $25 Dollar                                   16
                           $100 Dollar                                   6
                                                                   -------
                              Subtotal                               2,800

                           Gaming Device Inventory (Salle Prive)
                           $1 Dollar                                    74
                           $5 Dollar                                    16
                           $25 Dollar                                    6
                           $100 Dollar                                   4
                                                                   -------
                              Subtotal                                 100

                           Total Gaming Devices                      2,900

                           Sports Book
                           Race Book
                           Keno Lounge
                           Poker Room
                      ----------------------------------------------------------

HVS International, Mineola, New York                     Property Description 14
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                           Hotel Component

                           The subject property's hotel component will consist of a 35-story main tower flanked by two secondary 17-story towers. The secondary towers will extend east-west from the main tower. The Aladdin Hotel and Casino will offer 2,600 guestrooms of various sizes and configurations. According to information provided by the project's developers, there will be approximately 2,000 standard rooms of +/- 450 square feet, 425 king parlor rooms of +/- 620 square feet, and 175 suites ranging in size from +/- 600 square feet to +/- 3,500 square feet. In addition, approximately 25 suites will be dedicated to premium casino-invited guests. These suites will be located on the top five floors of the main tower and will have dedicated vertical access, as well as private guestroom access.

                           The subject property's guestrooms will be appointed with high-quality furniture, fixtures, and equipment and cater to the upper-middle tier traveler. Typical guestroom appointments and fixtures will be as follows:

                           Bedroom

                              o One king or two queen beds with night stands and wall-mounted lamps and color-coordinated sheets and bedspreads;

                              o Color-coordinated vinyl wallcovering and wall-to-wall carpeting;

                              o   Activity table with cushioned chairs;

                              o   Armoire with remote-controlled, color
                                  television and in-room movie system;

                              o   Walk-in closet;

                              o   Push-button telephone; and

                              o   Framed artwork.

                           Bathroom

                              o Distinctive four- or five-fixture bathroom amenities, including separate tub and shower stalls, flush ceramic commode, one or two sinks, and lighted vanity area;

                              o   Fully tiled tub and shower walls;

                              o   Tiled floor;

                              o   Hair Dryers; and

                              o   telephones.

HVS International, Mineola, New York                     Property Description 15
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                           Due to the proposed high-quality appointments and
                           fixtures, the property is expected to successfully penetrate the upper-middle tier of travelers. The following table presents a summary of the hotel facilities.

Summary of Hotel Facilities

                              Hotel                              Number of Units
                              --------------------------------------------------
                              Standard Rooms                         2,000
                              King Parlor Rooms                        425
                              Standard Suites                          150
                              Salle Prive Suites                        25
                                                                     -----
                                Total                                2,600
                           -----------------------------------------------------

                           Food and Beverage Component

                           The Aladdin Hotel and Casino will offer nine food and beverage outlets to guests. Food and beverage choices will cover a wide variety of tastes and styles, from a buffet and food court to an exclusive high-end restaurant. Like the property's guestrooms, the food and beverage outlets will be appointed with high-quality furniture, fixtures, and equipment and provide patrons with a unique and pleasant dining experience. The following table presents a summary of the Aladdin's proposed food and beverage facilities.

Summary of Food and Beverage Facilities

                                                              Estimated Seating
                           Food and Beverage Facilities           Capacity
                           -----------------------------------------------------
                           Restaurants
                            Buffet and Food Plaza                   1,000
                            24-hour Coffee Shop                       575
                            High-Energy Restaurant                    225
                            Italian Restaurant                        200
                            Themed Restaurant                         150
                            Steakhouse                                150
                            Sushi/Chinese Noodle Bar                   50
                            Casual Dining Coffee Bar                   50
                            Salle Prive Exclusive Restaurant          100
                                                                    -----
                              Total                                 2,500

                           -----------------------------------------------------

                           The aforementioned restaurants will be located throughout the Aladdin Hotel and Casino. Specifically, the Buffet and Food Plaza will be located on the subterranean level of the property. The coffee shop and high-energy restaurant will be located on the ground floor of the property. The steakhouse, themed restaurant, noodle shop, coffee bar, and Salle Prive restaurant will be located on the third floor of the property. In addition to the aforementioned restaurants, several bars and lounges

HVS International, Mineola, New York                     Property Description 16
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                           will be located throughout the Aladdin Hotel and
                           Casino; however, the appraisers were not provided with detailed information concerning the number, style, or location of the bars and lounges.

                           Meeting Space

                           The Proposed Aladdin Hotel and Casino will contain a flexible supply of meeting and banquet space used to accommodate in-house groups and local functions. The conference center will be located in the northeastern section of the property's third floor and will include a main ballroom, prefunction space, and 16 breakout rooms. Similar to the other components of the subject property, the conference center will feature high-quality appointments and fixtures and have an efficient, functional design. The following table presents a summary of the proposed meeting and banquet space.

Summary of Meeting Facilities

                                                                Estimated Square
                                 Conference Facilities              Footage
                                 -----------------------------------------------
                                 Main Ballroom                      28,500
                                 Prefunction Space                  25,600
                                 Breakout Rooms (16)                17,400
                                                                    ------
                                   Total                            71,500

                           -----------------------------------------------------

                           Retail Outlets

                           The Proposed Aladdin Hotel and Casino will contain a small retail component separate from the 450,000-square-foot shopping bazaar. This retail component is expected to consist primarily of gift shops and sundry outlets. These outlets will be located throughout the property.

                           Theater for Performing Arts

                           As mentioned, the Theater for Performing Arts will be the only structure remaining of the subject property's existing improvements. The theater has seating for approximately 7,000 and boasts exceptional sight lines and acoustics. The center is expected to host major concerts, Broadway shows, and award shows. According to the developers of the Aladdin Hotel and Casino, approximately $8,000,000 will be spent on renovating and refurbishing the entire theater. This capital expenditure is expected to be sufficient.

                           Production Show Theater

HVS International, Mineola, New York                     Property Description 17
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                           In addition to the Theater for Performing Arts, the
                           subject property will offer a 1,400-seat production show theater. The production show is currently planned with a Scheherazade/1,001 Arabian Nights theme and will offer nightly performances.

                           Spa and Health Club

                           The proposed subject property will also feature a 20,000-square-foot spa and health club. The spa will offer a steam room, sauna, massage services, and other pampering amenities typically found in a full-service spa facility. The spa will be located adjacent to the subject property's pool area in the southeastern section of the third floor.

                           Back-of-the-House Facilities

                           The back-of-the-house facilities at the Proposed Aladdin Hotel and Casino will be expansive, consisting of several kitchens and preparation areas, the shipping and receiving dock, the mechanical and electrical equipment areas, the employee dining area, the executive, administrative and sales offices, and the security/surveillance area. Based on the site plans provided by the property's developers, the kitchen and preparation areas, offices, and employee areas are of sufficient size to handle the property's needs.

                           The subject property will offer approximately 500 to 600 valet parking spaces, located on a subterranean level of the property. While this parking allotment will be inadequate to service the needs of the entire hotel and casino, a 6,000-stall parking garage will be part of the shopping bazaar portion of the entire mixed-use development. Access to this parking garage will be covered by the reciprocal easement agreement discussed earlier in this report. While we have not included the shopping bazaar and parking garage in our estimate of the prospective market value of the hotel and casino, it is assumed parking issues will not affect the subject property.

                           The proposed subject property's HVAC and air exchange system will be a state-of-the-art, four-pipe system with individual guestroom controls. A breakdown of the equipment was not provided to the appraisers, but it is assumed the system will be sufficient to handle the needs of the subject property.

                           An integral part of every casino operation is video surveillance. The subject property will have a state-of-the-art video surveillance room consisting of several videocassette recorders, a bank of video monitors, and a control panel which can manipulate any one of the video cameras located on the casino floor, in the casino cage, or in the back-of-the-house areas.

                           Conclusion

HVS International, Mineola, New York                     Property Description 18
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                           We have evaluated the Aladdin Hotel and Casino's
                           proposed improvements. Based on this evaluation, we believe the Aladdin Hotel and Casino will be an efficient, high-quality facility with appropriate casino, hotel, and ancillary spaces. Overall, the subject's proposed improvements are expected to make it a highly competitive and attractive hotel and casino facility.

Neighborhood               The neighborhood surrounding a casino hotel often has
Analysis                   an impact on a property's status, image, class, style
                           of operation, and sometimes its ability to attract and properly serve a particular market segment. The subject property's neighborhood can affect its casino win-per-unit and penetration levels, occupancy, average rate, food and beverage revenues, and overall profitability.

                           As discussed, the subject site is located on Las Vegas Boulevard, also known as "the Strip." The neighborhood is characterized by the surrounding casino hotels such as MGM Grand, Bally's, Monte Carlo, New York - New York, Excalibur, Luxor, and the soon-to-open Paris and Bellagio. Ancillary development in the surrounding area consists of tourism-related retail development, other gaming venues, and themed restaurants such as the Country Star, Harley Davidson Cafe, and All Star Cafe. The immediate neighborhood is defined as the Las Vegas Boulevard Corridor, bounded to the north by Sahara Avenue and to the south by Russell. This stretch of Las Vegas Boulevard measures approximately three miles, with the subject site at the mid-point. This section of the Las Vegas Strip has become a high-demand area in recent years due to the opening of several mega-resorts (such as MGM and New York New
                           York). As such, pedestrian traffic within the subject's neighborhood is excellent and visitation to the area from other resorts is also excellent. The area represents the highest quality hotel and casino properties and is the most favorable area for the development of a new hotel and casino in the world.

                           In addition, the subject's Las Vegas Strip location places it proximate to most of Las Vegas' demand generators. These demand generators include McCarran International Airport (two miles southeast), University of Nevada, Las Vegas, the Thomas and Mack Center (two miles due east), and the Las Vegas Convention Center (three miles northeast).

                           Overall, the subject neighborhood is considered to be appropriate and highly attractive for the subject property's use and target market. The subject neighborhood encompasses several key leisure demand generators and also offers a setting that can be perceived as very accessible and supportive of gaming.

HVS International, Mineola, New York         Gaming Supply and Demand Analysis 1
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6. Gaming Supply and Demand Analysis

                           The initial step in analyzing supply and demand trends within a given gaming market is to quantify the existing level of gaming inventory, segmented by table games and gaming devices. To quantify gaming supply levels, a detailed review of all competitive gaming facilities is performed. Once the market's supply level and gaming mix are known, an analysis of the demand for gaming facilities is performed.

                           Unlike traditional economic models of supply and demand, the price variable associated with gaming is largely determined by the consumer. Gaming is an intangible product: the consumer is purchasing the "experience" and "excitement" casino gaming offers. The price that the consumer is willing to pay for this experience is known as the "win," and is quantified on a per-unit basis known as the "win per unit per day" (WPUPD). Research indicates that the WPUPD, or the price a market can bear for gaming activity, is highly correlated to the level of available gaming inventory. The actual WPUPD attained by a market, say $250 per gaming device, provides an indication of the marketwide demand for gaming devices. As will be further discussed, these demand levels within a market can be estimated through an analysis of the actual WPUPD attained by the market. Historical fluctuations in the marketwide WPUPD at various levels of supply can provide insight into the future demand for gaming. Further impacting the demand for gaming facilities in the market are current and projected trends in economic and demographic factors such as population base, employment, disposable income levels, and visitation statistics. In addition, seasonal fluctuations must be taken into consideration when analyzing demand trends.

                           Once the various demand trends have been identified, a variety of analytical methodologies may be employed to forecast gaming revenue for an overall market or an individual property. The employment of a specific methodology must take into consideration the reliability and availability of the data to be utilized.

                           For the purposes of this analysis, the proposed Aladdin Hotel and Casino has been classified as a part of the Las Vegas Strip ($72 million and over) gaming market. The following procedures are employed in our analysis of gaming supply and demand trends.

                           Analysis of Supply:

                              o  Identify all local and regional gaming
                                 facilities;

                              o Determine whether additional gaming facilities will enter the market in the foreseeable future; and
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HVS International, Mineola, New York         Gaming Supply and Demand Analysis 2
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                              o  Quantify the number of existing and proposed
                                 gaming facilities by gaming units (i.e., table games and gaming devices) available in the market area.

                           Analysis of Demand:

                              o Review the area and neighborhood economic and demographic data to determine the market's overall health and ability to support existing and proposed levels of gaming supply;

                              o Examine the local and regional demand sources by market segment to determine potential market mix, demand levels, player gaming habits, and the populace's propensity to gamble; and

                              o Review historical trends in WPUPD levels to determine the potential for growth, stabilization, or saturation.

Existing Supply            As of December 1996, there were 19 casinos operating
                           within the Las Vegas Strip ($72 million and over) market; the 19 casinos contained an aggregate of 1,495 table games and 37,197 gaming devices. The Las
                           Vegas Strip ($72 million and over) market is the largest gaming market in the world including such famous properties as the Mirage, the MGM Grand, Caesars Palace, and Circus Circus. The following table presents the Las Vegas Strip ($72 million and over) gaming inventory level as of December 1996.

HVS International, Mineola, New York         Gaming Supply and Demand Analysis 3
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Existing Gaming Supply - Las Vegas Strip ($72 million and over)

                                                                                 Casino
                                                                                 Square     Casino SF      Table      Gaming
Market/Casino                     Owner                           Rooms          Footage     per Room      Games      Devices
-----------------------------------------------------------------------------------------------------------------------------
   Aladdin Casino Hotel           Jack Sommer                     1,100            34,452       31.3         26         1,005
   Bally's Casino Resort          Bally's Entertainment Corp.     2,814            54,603       19.4         86         1,860
   Caesars Palace                 ITT Corp.                       1,519           118,000       77.7        123         2,011
   Circus Circus                  Circus Circus Enterprises       2,793           111,069       39.8         74         2,825
   Excalibur                      Circus Circus Enterprises       4,032           123,944       30.7         80         2,600
   Flamingo Hilton                Hilton Corp.                    3,642            80,334       22.1         86         1,800
   Harrah's Las Vegas             Harrah's Entertainment          1,711            73,754       43.1         78         1,777
   Imperial Palace                Imperial Palace, Inc.           2,636            47,625       18.1         43         1,900
   Las Vegas Hilton               Hilton Corp.                    3,174            76,500       24.1         72         1,119
   Luxor                          Circus Circus Enterprises       2,526           100,000       39.6         96         2,495
   MGM Grand                      MGM Grand                       5,005           171,500       34.3        170         3,720
   The Mirage                     Mirage Resorts                  3,049            95,300       31.3        120         2,225
   Riviera                        Riviera Holding Corp.           2,109           102,300       48.5         43         1,389
   Sahara Casino Hotel            Gordon Gaming                   2,045            26,956       13.2         41         1,550
   Monte Carlo                    Circus & Mirage                   715            36,438       51.0         95         2,312
   Sheraton Desert Inn            ITT Corp.                         821            18,900       23.0         61           500
   Stardust Resort and Casino     Boyd Gaming Corp.               2,341            65,538       28.0         65         1,995
   Treasure Island                Mirage Resorts                  2,900            75,294       26.0         86         2,320
   Tropicana Resort and Casino    Aztar Corp.                     1,910            45,194       23.7         50         1,794

     Totals                                                      46,842         1,457,701       31.1      1,495        37,197

-----------------------------------------------------------------------------------------------------------------------------

                           The overall competitive environment of the Las Vegas Strip is intense. The result of this intensity has been the evolution of the Las Vegas Strip into a group of diverse gaming properties each seeking to induce and capture a specific niche. Property types range from the $1.0-billion MGM Grand Hotel/Casino/Theme Park, to the aged Sahara Casino Hotel. Properties such as the Mirage, the Las Vegas Hilton, the MGM Grand, and Caesars Palace cater to the upper-middle and upper-income markets and high rollers, while Circus Circus and the Excalibur have successfully captured the lower-income "grind" players. While the lower-income markets may not be as glamorous, they do provide a steady stream of gaming win. Conversely, high rollers, or "whales," can impact an entire quarter's worth of gaming win in one evening. The recent expansion of the Las Vegas Strip has been designed to induce alternative demographic groups by offering alternatives to gaming such as theme parks, thrill rides, and high-tech entertainment options. The MGM Grand, Circus Circus, and the Luxor all have had varying degrees of success capturing these new types of visitors.
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HVS International, Mineola, New York         Gaming Supply and Demand Analysis 4
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                           The older properties located along the Strip have
                           been challenged by the new mega-resorts and the shift in demand to the southern end of Las Vegas Boulevard. Functional obsolescence and the lack of necessary capital expenditures have severely impacted the competitiveness of properties such as the Riviera, the Sands, the Sahara, the Frontier, and the Tropicana. These properties cannot offer the new amenities that today's Las Vegas visitors crave and must survive by accommodating the older Las Vegas visitor demographic whose primary purpose is gaming.

                           It should be noted however, that all of the Las Vegas Strip properties have benefited from the overall increase in tourist visitation created by the new mega-resorts. As will be further discussed, evidence suggests that the Las Vegas Strip gaming market is largely supply driven.

                           The proposed subject property will primarily be marketed to the upper-middle income tier of Las Vegas visitors. In addition, the added amenities and high-quality product the subject will offer should allow it to capture the new demographic groups. Also, as mentioned, the subject property will joint venture with London Clubs International (LCI). LCI will greatly enhance the property's marketing to international clientele, especially in Europe and the Middle East.

                           Overall, the existing gaming inventory of the Las Vegas Strip ($72 million and over) market ranges from high-end mega-resorts to aged casino hotels. Reflecting the migration of demand in the Las Vegas Strip ($72 million and over) market to the southern end of the Strip, as well as the desire of current Las Vegas visitors for amenities other than gaming, it is our opinion that the subject property will be ideally located and outfitted to maximize the capture of customers and subsequent revenue.

Proposed Additions to      Based on conversations with local officials and
Supply                     knowledgeable parties, seven large additions to
                           supply, including the subject property, are projected to enter the Las Vegas Strip ($72 million and over) market within the next three years. As MGM Grand's
                           New York - New York opened in January 1997, its inventory and revenue levels were not included in the 1996 data used as our basis for forecasting. As such, for purposes of this analysis, it is considered an addition to supply. In addition, other smaller additions and expansions are expected to increase the market's gaming supply. The following chart lists the expected additions to supply in the Las Vegas Strip
                           ($72 million and over) market. Note that the 1,000 room casino hotel proposed as part of the subject's mixed-use development has not been included in the following chart. Due to this property's size and location (removed from Las Vegas Boulevard) it is not expected to be included in the Las Vegas Strip ($72 million and over) category.

Additions to Supply - Las Vegas Strip ($72 million and over)

HVS International, Mineola, New York         Gaming Supply and Demand Analysis 5
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
                                                Estimated Opening    # Days Into     Table    Gaming
Casino                   Operator                     Date            Projection     Games    Devices   Guestrooms
------------------------------------------------------------------------------------------------------------------
Bellagio                 Mirage Resorts            04/01/98               455         173      2,746      3,005
Project Paradise         Circus Circus             10/01/98               638         110      2,400      3,800
Paris                    Hilton                    04/01/99               820          75      3,000      3,000
Venetian Phase I         Sheldon Adelson           06/01/99               881         100      3,000      3,000
Venetian Phase II        Sheldon Adelson          01/01/2000             1095          50      1,000      3,000
Aladdin                  Aladdin Gaming, LLC      01/01/2000             1095         117      2,900      2,600
New York New York        MGM                       01/01/97                 0          73      2,425      2,035
Other *                  N/A                       01/01/97                 0         104        976          0

* Represents expansions and additions to current properties
------------------------------------------------------------------------------------------------------------------

                           Note that the "other casino" category in the above chart represents expansions and additions to current properties within the Las Vegas Strip ($72 million and over) category. These numbers have been utilized to bring the year-end 1996 gaming unit levels up to date with the year-to-date gaming unit levels.

                           Bellagio is a $1.3-billion resort being developed by Mirage Resorts at the corner of Flamingo Road and Las Vegas Boulevard, which is the site of the old Dunes Hotel Casino just across Las Vegas Boulevard from the proposed subject site. Given its high cost per room, Bellagio will be marketed to the highest end of the gaming spectrum. Reportedly, rack rates will be in excess of $200 per night. We believe that Bellagio will not compete directly with the subject property; however, given its "must-see" appeal, it will bring pedestrian traffic and demand to the subject property's immediate area.

                           Project Paradise, the proposed $1-billion casino hotel development by Circus Circus, recently began construction on a site adjacent to the Luxor hotel and casino. The project is expected to open in October 1998. The massive Project Paradise is expected to have as many as four different casinos and a high-end Four Seasons Hotel as the primary anchors. The first phase of development is expected to consist of a 3,800-room casino, catering to the upper income traveler. Average rates are expected to exceed $200. Due to its high end orientation, this property is expected to compete more with the Bellagio than the subject property.

                           Paris, the proposed $420-million casino hotel development by Bally's Entertainment (now part of Hilton Hotels), recently began construction on a site adjacent to the subject. According to published reports, the project will open by the first quarter of 1998. Similar to the New York-New York theme,
                           Paris will feature well-known attractions and
                           replicas of Parisian origin. Proposed is a 540-foot facsimile of the Eiffel Tower, the Arc de Triomphe, and the Paris Opera House. The property will be marketed to the upper-middle tier of the Las Vegas gaming market and be priced
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HVS International, Mineola, New York         Gaming Supply and Demand Analysis 6
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                           above Bally's Hotel Casino. As such, it is expected
                           to compete primarily with the subject property.

                           The largest proposed addition to the Las Vegas gaming market is the planned Venetian Resort on the site of the old Sands Hotel and Casino. This development is expected to include roughly 6,000 guestrooms, 500,000 square feet of retail space, an expansion of the existing Sands Expo Center, and almost 200,000 square feet of gaming space. The project's estimated cost is $1.8 billion and it is expected to open in two phases, by mid-1999 and by 2000. The Venetian will be located at the northern end of the Strip and is expected to help invigorate this area by competing with the recent construction along the southern end of the Strip. This property is expected to compete directly with the subject property due to its intended market orientation, as well as its large retail component, similar to that of the subject.

                           The final proposed addition to supply is the proposed subject property. As discussed, the subject is expected to open by January 2000 and consist of a 450,000-square-foot retail facility, 110,000 square feet of gaming space, and 2,600 guestrooms. The subject will be marketed to the upper-middle tier of Las Vegas visitors and is expected to compete to a high degree with similar existing and proposed hotel casinos located along the Las Vegas Strip.

                           As mentioned, New York-New York opened in January 1997 and is located at the northwest corner of the Las Vegas Boulevard and Tropicana Avenue intersection. This intersection, which is also home to the Tropicana, the MGM Grand, and the Excalibur, is known as the "New Four Corners." The cost of the joint-venture between MGM Grand and Primadonna Resorts, Inc., was estimated at $400 million. The New York-New York is currently being marketed to the "upper" mid-priced segment, with average room rates between $100 and $150 per night. As such, we believe the subject property will compete primarily with the New York-New York.

                           We have also included the addition of 104 table games and 976 gaming devices to account for the expansion of several existing facilities of gaming inventory within the proposed subject's market area.

                           In addition to the aforementioned additions to supply, we have considered the demolition of the existing Aladdin Hotel and Casino. As discussed, the current Aladdin will be demolished in order for the new property to be constructed. As such, we have subtracted the gaming inventory of the current Aladdin (26 table games and 1,005 gaming devices) from our analysis beginning in January 1998, the anticipated construction start date for the subject property.

Supply Conclusion          Summarizing the preceding discussion of existing and
                           proposed gaming supply, we believe that the Proposed
                           Aladdin Hotel and Casino will compete to varying degrees

HVS International, Mineola, New York         Gaming Supply and Demand Analysis 7
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                           with the existing casinos located within the Las
                           Vegas Strip ($72 million and over) market. As of December 1996, the Las Vegas Strip ($72 million and over) market includes approximately 1,495 table games and 37,197 gaming devices. Upon stabilization of the Las Vegas Strip ($72 million and over) market in 2001, table game and gaming device inventory levels are projected to be 2,388 and 57,539, respectively. The following map shows the gaming supply located within the Las Vegas Strip ($72 million and over) market.

HVS International, Mineola, New York         Gaming Supply and Demand Analysis 8
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                                INSERT COMP MAP

HVS International, Mineola, New York         Gaming Supply and Demand Analysis 9
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Demand Analysis            The proliferation of gaming throughout the United
                           States and the tremendous expansion of gaming in southern Nevada have elevated gaming to a nationwide industry. The development of multiple markets across the nation has been spurred by state and local governments' desire to increase the tax base. As a result, aggregate gaming demand has been dispersed across the nation. Prior to the development of Native American reservation and riverboat gaming, the primary gaming markets were southern Nevada and Atlantic City, New Jersey; as such, aggregate gaming demand could be reasonably estimated via an analysis of these two markets. However, in today's prolific gaming environment, demand is now a function of available supply and the various economic and demographic characteristics impacting a given region. As such, the market as a whole is not as simple to analyze. With each emerging market competing for and capturing a portion of overall gaming demand, a regional analysis is necessary to determine a market's existing demand level and growth potential, as well as its propensity to attract demand from other regional and national gaming markets.

Economic and               As described previously in the "Market Area Analysis"
Demographic Review         section, the subject market appears well suited to
                           support a gaming inventory based on the capturable adult population, the amount of discretionary income, the populace's propensity to spend discretionary income on entertainment and goods and services, and the expansive tourism industry. With an estimated local population of nearly 1.0 million people and almost 30 million tourists visiting the metropolitan
                           Las Vegas area annually, the amount of existing and potential gaming activity is significant. Given its critical mass and billions of dollars in invested capital, no other destination will be able to duplicate the Las Vegas experience. As such, we believe that the Las Vegas market will continue to be the preeminent domestic and international gaming destination.

Demand Sources             Demand for gaming can be classified into four primary
                           sources: the leisure segment, the local residents, tour and travel groups, and conventions. Each of these gaming demand segments has distinct characteristics which affect the market's potential capacity utilization levels and subsequent gaming revenues; these characteristics include gaming frequency, duration of play, gaming budgets, game preferences, and preferred facilities. With the exception of local residents, the demand generally originates from outside the subject property's primary market. As mentioned, the primary feeder market for the Las Vegas gaming market is Southern
                           California.

                           Leisure Demand

                           As previously discussed, leisure visitation to Las Vegas is enormous, with visitors taking advantage of the year-round favorable climate and multitude of attractions. The leisure segment utilizes both table games and gaming devices and has a higher propensity to play table games than the other demand segments. Gaming propensity

HVS International, Mineola, New York        Gaming Supply and Demand Analysis 10
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                           and frequency within the leisure segment vary
                           significantly, from novices, or "grind" players, to rated players." Further, the gaming budgets of leisure patrons vary considerably, as do their average wagers. While the primary goal in attracting the leisure traveler is gaming activity, food and beverage outlets can also be priced to break even.

                           According to the Las Vegas Convention and Visitors Authority, over 60% of visitors to Las Vegas were on vacation. Of those polled, 87% of visitors said they had gambled while in Las Vegas. The casino games most often played were the slot machines, at approximately 53%, twenty-one was a distant second at 16%, followed by video poker at 14%.

                           Local Demand

                           In emerging riverboat, dockside, and Native American gaming markets, local residents constitute a significant portion of the overall gaming demand. The majority of patronage, an estimated 65% to 75%, originates within a 50-mile radius. In markets such as Las Vegas and Atlantic City, which possess a critical mass of gaming, lodging, and entertainment facilities, local demand plays a secondary role to demand from the tour and travel, leisure, and convention segments. However, local patronage is necessary to provide a base level of annual demand, offsetting the effects of seasonality on revenues. In competitive markets, local patrons possess a high degree of loyalty, based on personal service and incentives. Such incentives include complimentary food and beverage service, bonus winnings, complimentary room nights, complimentary travel, and gift items. Gaming frequency among local patrons depends on a number of factors, including the convenience of the casinos, the average age of the populace, and disposable income levels. Typically, local residents can be expected to allot a higher percentage of discretionary income to gaming activities than other demand segments. However, due to higher frequency levels and longer play duration, local residents tend to make lower average wagers. Locals often possess superior gaming skills and seek tables and devices which offer the highest payouts and best odds. In certain markets, locals tend to be seasonal in an attempt to circumvent the crowds associated with peak demand periods of tourist and leisure visitation.

                           The total contribution to Las Vegas' gaming revenue by the local demand segment has been estimated at $900 million per year. However, the local segment's impact on the Las Vegas Strip ($72 million and over) market is only moderate. According to the Las Vegas Convention and Visitors Authority, only 23% of locals gambled on the Strip, with the majority, 61%, gambling neither on the Strip or downtown. Of the locals polled, 20% gambled at least once a week and 33% gambled at least once a month.

HVS International, Mineola, New York        Gaming Supply and Demand Analysis 11
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                           Tour and Travel Demand

                           The seasonality of tour and travel demand varies, depending on the type and mode of transportation. Demand generated by the tour and travel segment is primarily a function of an individual property's marketing efforts, or their relationship with a wholesaler. Tours organized by outside wholesalers and recreational groups tend to be more seasonal, while motor-coach tours, gaming junkets, and all-inclusive vacations marketed by the individual properties are booked in the shoulder and off seasons to offset declining leisure visitation. The costs of marketing to this segment are high, and in some instances negate the potential gain in revenue. The primary goal in attracting tour and travel groups is gaming activity; rooms and food and beverage outlets tend to be loss leaders. Gaming frequency among tour and travel patrons is high, due to the purpose of the trip and the limited length of stay. Traditionally, tour and travel patrons favor gaming devices as opposed to table games. Depending on the type of group and predetermined gaming levels, tour and travel patrons allocate a considerable portion of their total travel budget for gaming activities and tend to make median-sized wagers per hand, or pull.

                           The bus segment makes up a small portion of overall demand within the Las Vegas market compared to a market like Atlantic City, which is dependent on bus tours running from the major population centers. The wholesale market, which utilizes air transportation, is the major component of the Las Vegas tour and travel market.

                           Convention Demand

                           Convention demand within the Las Vegas market is significant. In 1996, Las Vegas hosted over 3.3 million conventioneers, a 13.0% increase over 1995. However, conventioneers tend to spend less time in the casino than other market segments. As such, casino hotels seeking to maximize occupied rooms in terms of casino win, are less likely to accommodate the convention segment.

                           Demand Conclusion

                           The Las Vegas market has evolved into a multi-faceted gaming and entertainment destination. As evidenced, new supply and "must-see" attractions have provided an impetus for new demand. In our opinion the Las Vegas market will continue to grow as new supply enters the area, albeit at slightly lower rates. The success of the proposed subject property is dependent on several factors, including, but not limited to, the following:

                              o The continued growth in overall visitation to the Las Vegas area and Las Vegas's status as the eminent gaming destination;
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HVS International, Mineola, New York        Gaming Supply and Demand Analysis 12
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                              o  The property's ability to attract and retain
                                 visitors with its high-quality product, high levels of customer service, and a diverse mix of gaming and other entertainment options; and

                              o The region and nation's continued economic growth.

WPUPD Analysis             The win per unit per day (WPUPD) statistic provides
                           the basis for the analysis and projection of table game and gaming device revenues. WPUPD is calculated by dividing total gaming revenues generated by a particular type of gaming unit by the number of gaming units available. Gaming statistics published in a majority of the gaming markets include the number of gaming units and total win figures by either table games and gaming devices or by individual games and devices (i.e., twenty-one tables, crap tables, five-cent devices, twenty-five-cent devices, etc.). As will be shown, the WPUPD figure provides insight into the efficiency of a market, demand levels, and saturation levels. In the forecast of gaming revenues, a WPUPD estimate is applied to the projected level of supply to arrive at an overall gaming win figure.

Analysis of the Las        The following WPUPD levels provide the basis for our
Vegas Strip ($72           marketwide gaming revenue projections, as presented
million and over market)   in the subsequent section entitled "Forecast of
                           Gaming Revenue." As mentioned, a detailed analysis has been performed on the Las Vegas Strip ($72 million and over) gaming market. The data utilized in our analysis have been derived from the Gaming
                           Revenue Report, published by the State of Nevada
                           Gaming Control Board. We have reviewed all the available data for the market and believe the figures presented in the following analysis to be accurate.

                           The following table presents a yearly analysis of the Las Vegas Strip ($72 million and over) gaming market segmented into table games and gaming devices. The three primary statistics comprising the analysis are total win, the number of units, and WPUPD.

HVS International, Mineola, New York        Gaming Supply and Demand Analysis 13
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Analysis of Las Vegas Strip ($72 million and over) Market

                                            Table Games                                             Gaming Devices
                   ---------------------------------------------------------  ------------------------------------------------------
      Year             Win     % Change   Units  % Change   WPUPD   % Change     Win     % Change  Units   % Change  WPUPD  % Change
------------------------------------------------------------------------------------------------------------------------------------
      1992         $  974,174     ---     1,101      ---    $2,424     ---    $1,021,805    ---    26,525     ---    $106     ---
      1993          1,085,276    11.4%    1,116      1.4%    2,664     9.9%    1,078,632    5.6%   26,997     1.8%    109     3.7%
      1994          1,441,155    32.8     1,476     32.3     2,675     0.4     1,428,500   32.4    37,245    38.0     105    (4.0)
      1995          1,591,184    10.4     1,451     (1.7)    3,004    12.3     1,369,914   (4.1)   36,191    (2.8)    104    (1.3)
      1996          1,515,105    (4.8)    1,495      3.0     2,777    (7.6)    1,442,373    5.3    37,197     2.8     106     2.4
 Annual % Chg.                   11.7%               7.9%              3.5%                 9.0%              8.8%            0.2%

YTD 6/96           $  755,625     ---     1,468      ---     1,410     ---    $  729,654    ---    36,896     ---      54     ---
YTD 6/97              827,644     9.5%    1,672     13.9%    1,356    (3.8)%     746,015    2.2%   40,598    10.0%     50    (7.1)%

LTM through 7/96   $1,727,721     ---     1,560      ---    $3,034            $1,467,537    ---    37,483     ---    $107
LTM through 7/97    1,724,658    (0.2)%   1,779     14.0%    2,656   (12.5)%   1,535,213    4.6%   42,104    12.3%    100    (6.9)%
------------------------------------------------------------------------------------------------------------------------------------

HVS International, Mineola, New York        Gaming Supply and Demand Analysis 14
--------------------------------------------------------------------------------

                           Overall, the Las Vegas Strip ($72 million and over) market for gaming devices has exhibited high levels of demand and absorption, as evidenced by relatively flat WPUPD levels during periods of increasing inventory. Specifically, WPUPD levels showed an average annual compounded percent change of only 0.2% from 1992 to 1996, while supply increased by 8.8% over the same period. In addition, total win increased at an average annual rate of 9.0% from 1992 to 1996, only slightly more than supply.

                           Table game WPUPD levels appear to be more volatile and subject to external forces. The major factor influencing table game WPUPD volatility is the market mix of individual casinos and the subsequent amount of table game bets. While casinos catering to the lower income level player do not witness large table game volatility, the casinos that aggressively market to higher income players and high rollers often experience vast fluctuations in table game WPUPD levels. This fact is most evident in baccarat play. Typically baccarat players are high rollers, wagering up to $200,000 per hand. In one night, such players can win or lose $10,000,000. As such, table game play, especially in the Las Vegas Strip ($72 million and over) market can show vast WPUPD fluctuations. As mentioned throughout this report, the subject property is expected to cater to the upper-middle tier Las Vegas visitor and not the extreme high rollers. As such, the subject's table game revenues are not expected to be as volatile as those of the casinos that cater to higher end players.

                           In addition, increases in total gaming win have mirrored the increase in available supply, an excellent sign of the market's health and growth potential. Given the area's favorable demographics and healthy tourism industry, the Las Vegas Strip ($72 million and over) market has the potential for further expansion. As evidenced, new supply has historically provided the impetus for large increases in demand. The next wave of new supply, including the subject property, the Venetian, and Bellagio, is anticipated to expand the overall market.

Conclusion                 Our forecast of marketwide gaming win, presented in
                           the following section of this report, factors in the historical WPUPD levels attained by the market, and the incremental change in WPUPD rates as inventory levels either increase or decrease. Additional factors impacting WPUPD levels are inflation, population growth, economic expansion, lodging supply, and tourism trends. In the following section of this report, growth rates are applied to the historical WPUPD levels in order to estimate future market WPUPD levels. The WPUPD estimates are then multiplied by the existing and proposed table game and gaming device inventory levels presented earlier in this section to arrive at a projection of marketwide gaming win. In addition, the estimated penetration rates attainable by the proposed Aladdin
                           Hotel and Casino will be applied to the marketwide gaming win estimates in order to

HVS International, Mineola, New York        Gaming Supply and Demand Analysis 15
--------------------------------------------------------------------------------


                           calculate the amount of gaming win projected to be captured by the proposed subject property.

HVS International, Mineola, New York                Forecast of Gaming Revenue 1

7.

Forecast of Gaming Revenue

                  Once the subject market has been defined, and the supply and demand factors analyzed and quantified, the anticipated amount of gaming revenue generated by a specific casino operating within this market can be determined. The compilation of supply and demand data combined with research into the various external factors impacting an individual property's market share has led to the development of a market penetration model. Utilizing the market derived data in the penetration model results in a forecasting tool that can be applied with a high degree of confidence. The market penetration model utilizes the following four steps in deriving a forecast of gaming revenue for the subject property.

                        1. The marketwide existing and proposed level of supply
                           is quantified by table games and gaming devices throughout the projection period. The subject property's proposed level of supply is quantified by table games and gaming devices throughout the projection period. The subject property's fair share of marketwide gaming supply by table games and gaming devices is then calculated.

                        2. A forecast of marketwide gaming revenue is developed
                           based on the WPUPD and supply trends presented in the section of this narrative entitled "Gaming Supply and Demand Analysis." Subjective factors such as latent demand levels, induced demand, and shifting demand patterns have been considered and included in the forecast of WPUPD levels and the resultant projection of marketwide gaming revenue.

                        3. Market penetration rates attainable by the subject
                           property are projected for table games and gaming devices. The market penetration rates are then multiplied by the subject property's calculated fair share percentages to determine the subject's capture rate. The subject property's capture rate is then multiplied by the forecasted amount of marketwide gaming revenue, equating to the gaming revenue projected to be generated by the subject property.

                        4. The forecasted gaming win captured by the subject
                           property is reconciled with a WPUPD analysis to check the reasonableness of the revenue projections. Combining the table game and gaming device win equates to an estimate of total gaming revenue.

Step One The subject property's fair share is calculated by dividing the subject's gaming inventory by the marketwide gaming inventory. For example, if the subject property

HVS International, Mineola, New York                Forecast of Gaming Revenue 2


                  has 100 table games and the total number of table games in the market, including the subject property, is 1,000, the subject property's fair share is equal to 10% (100 / 1,000 = 10%). The level of existing and proposed supply by property, segmented by table games and gaming devices, was presented in the previous section entitled "Gaming Supply and Demand Analysis." For the purpose of this analysis, gaming revenues will be forecast on a calendar-year basis, commencing January 1, 2000. As such, all additions to supply have been adjusted to reflect the calendar year.

                  The following table presents the historical and projected inventory levels of the Las Vegas Strip ($72 million and over) market and the Proposed Aladdin Hotel and Casino segmented by table games and gaming devices, as well as the subject property's calculated fair share percentages.

HVS International, Mineola, New York                Forecast of Gaming Revenue 3

Projected Gaming Inventory and Calculated Fair Share

                                                1997     1998     1999     2000      2001      2002     2003       2004
------------------------------------------------------------------------------------------------------------------------------------
Table Games
     Supply - LV Strip $72 Million & Over
       Existing Table Games                    1,495    1,646    1,804    2,045     2,388     2,388     2,388     2,388
       Additions to Supply - Table Games         177      158      241      343         0         0         0         0
                                               -----    -----    -----    -----     -----     -----     -----     -----
         Total Table Games                     1,672    1,804    2,045    2,388     2,388     2,388     2,388     2,388
       %  Change                               11.8%     7.9%    13.4%    16.8%      0.0%      0.0%      0.0%      0.0%
     Aladdin Casino Hotel
       Existing Table Games                      N/A      N/A      N/A        0       117       117       117       117
       Additions to Supply - Table Games         N/A      N/A      N/A      117         0         0         0         0
                                                                           ----      ----      ----      ----      ----
         Total Table Games                       N/A      N/A      N/A      117       117       117       117       117

     Calculated Fair Share - Table Games         N/A      N/A      N/A     4.9%      4.9%      4.9%      4.9%      4.9%

Gaming Devices
     Supply - LV Strip $72 Million & Over
       Existing Gaming Devices                37,197   39,593   42,267   48,758    57,539    57,539    57,539    57,539
       Additions to Supply - Gaming Devices    3,401    2,674    6,491    8,781         0         0         0         0
                                              ------   ------   ------   ------    ------    ------    ------    ------
         Total Gaming Devices                 40,598   42,267   48,758   57,539    57,539    57,539    57,539    57,539
       %  Change                                9.1%     4.1%    15.4%    18.0%      0.0%      0.0%      0.0%      0.0%
     Aladdin Casino Hotel
       Existing Gaming Devices                   N/A      N/A      N/A        0     2,900     2,900     2,900     2,900
       Additions to Supply - Gaming Devices      N/A      N/A      N/A    2,900         0         0         0         0
                                                                         ------     -----     -----     -----     -----
         Total Gaming Devices                    N/A      N/A      N/A    2,900     2,900     2,900     2,900     2,900

     Calculated Fair Share - Gaming Devices      N/A      N/A      N/A     5.0%      5.0%      5.0%      5.0%      5.0%

     Overall Fair Share                          N/A      N/A      N/A     5.0%      5.0%      5.0%      5.0%      5.0%
------------------------------------------------------------------------------------------------------------------------------------

                                                 2005      2006
--------------------------------------------------------------------------------
Table Games
     Supply - LV Strip $72 Million & Over
       Existing Table Games                     2,388     2,388
       Additions to Supply - Table Games            0         0
                                               ------    ------
         Total Table Games                      2,388     2,388
       %  Change                                 0.0%      0.0%
     Aladdin Casino Hotel
       Existing Table Games                       117       117
       Additions to Supply - Table Games            0         0
                                               ------    ------
         Total Table Games                        117       117

     Calculated Fair Share - Table Games         4.9%      4.9%

Gaming Devices
     Supply - LV Strip $72 Million & Over
       Existing Gaming Devices                 57,539    57,539
       Additions to Supply - Gaming Devices         0         0
                                               ------    ------
         Total Gaming Devices                  57,539    57,539
       %  Change                                 0.0%      0.0%
     Aladdin Casino Hotel
       Existing Gaming Devices                  2,900     2,900
       Additions to Supply - Gaming Devices         0         0
                                               ------    ------
         Total Gaming Devices                   2,900     2,900

     Calculated Fair Share - Gaming Devices      5.0%      5.0%


     Overall Fair Share                          5.0%      5.0%
--------------------------------------------------------------------------------

HVS International, Mineola, New York                Forecast of Gaming Revenue 4

                  As evidenced,marketwide supply levels are expected to increase significantly in coming years as several new properties come on line. The proposed subject property is expected to open in January 2000 with 117 table games and 2,900 devices. The subject property's proposed inventory levels equate to a fair share percentage of 4.9% for table games and 5.0% for gaming devices.

                  For the purposes of this analysis, marketwide table game and gaming device inventory levels are projected to stabilize in 2000 with the opening of the subject property and phase II of the Venetian.

Step Two As discussed, step two involves the forecasting of marketwide gaming revenue in each year of the projection period. The annual revenue figures were divided by the average marketwide table game and gaming device inventory levels as of December 31, 1996. The base year table game WPUPD estimate is calculated as follows:

                        Table Game Win / Average Units / 365 = WPUPD
                               $1,515,105,000 / 1,495 / 365 = $2,776.57
                                   Say $2,777

                  The calculated annual average WPUPD figure is used to derive a base-year figure from which to project future WPUPD amounts. Growth rates are applied to the base year figure to calculate marketwide gaming revenues.

                  Based on the historical WPUPD trend of the market, the incremental changes in gaming supply, and the anticipated impact of the new supply on the demand trends within the market, capacity growth rates in WPUPD levels are estimated. The WPUPD figure is multiplied by the projected level of table game or gaming device inventory to arrive at a forecast of marketwide gaming revenue. The following table presents the 10-year forecast of Las Vegas Strip ($72 million and over) gaming revenues.

HVS International, Mineola, New York                Forecast of Gaming Revenue 5

Forecast of Marketwide Gaming Revenue - Las Vegas Strip ($72 million and over) Market

                          Historical   Historical
                             1994        1995         BASE YEAR          1997          1998          1999          2000
-----------------------------------------------------------------------------------------------------------------------
Table Games
  Estimated Growth Rate                                                 -2.0%          3.0%         -5.0%         -6.0%
  Estimated WPUPD        $    2,675         3,004    $    2,777    $    2,721    $    2,803    $    2,663    $    2,503
  Units                       1,476         1,451         1,495         1,672         1,804         2,045         2,388
  Win (000s)             $1,441,155    $1,591,184    $1,515,228    $1,660,730    $1,845,596    $1,987,545    $2,181,654
   Growth Rate                              10.4%                        9.6%         11.1%          7.7%          9.8%

Gaming Devices
  Estimated Growth Rate                                                  -3.0%           1.0%        -2.0%        -2.0%
  Estimated WPUPD         $      105    $      104    $      106    $      103    $      104    $      102   $      100
  Units                       37,245        36,191        37,197        40,598        42,267        48,758       57,539
  Win (000s)              $1,428,500    $1,369,914    $1,442,566    $1,527,229    $1,605,914    $1,815,486   $2,099,594
   Growth Rate                               -4.1%                        5.9%          5.2%         13.1%        15.6%

Total Gaming Win (000s)   $2,869,655    $2,961,098    $2,957,794    $3,187,959    $3,451,510    $3,803,031   $4,281,248
Growth Rate                                   3.2%                        7.8%          8.3%         10.2%        12.6%

Revenue Mix
  Table Games                   50.2%         53.7%         51.2%         52.1%         53.5%         52.3%       51.0%
  Gaming Devices                49.8%         46.3%         48.8%         47.9%         46.5%         47.7%       49.0%


                                2001          2002          2003         2004        2005          2006
-------------------------------------------------------------------------------------------------------
Table Games
  Estimated Growth Rate         3.0%          3.0%          3.0%         3.0%        3.0%          3.0%
Estimated WPUPD           $    2,578    $    2,655    $    2,735   $    2,817  $    2,902    $    2,989
  Units                        2,388         2,388         2,388        2,388       2,388         2,388
  Win (000s)              $2,247,103    $2,314,516    $2,383,952   $2,455,470  $2,529,134    $2,605,008
   Growth Rate                  3.0%          3.0%          3.0%         3.0%        3.0%          3.0%

Gaming Devices
  Estimated Growth Rate         2.0%          3.0%          3.0%         3.0%        3.0%          3.0%
  Estimated WPUPD         $      102    $      105    $      108   $      111  $      115    $      118
  Units                       57,539        57,539        57,539       57,539      57,539        57,539
  Win (000s)              $2,141,586    $2,205,833    $2,272,008   $2,340,169  $2,410,374    $2,482,685
   Growth Rate                  2.0%          3.0%          3.0%         3.0%        3.0%          3.0%

Total Gaming Win (000s)   $4,388,689    $4,520,349    $4,655,960   $4,795,639  $4,939,508    $5,087,693
   Growth Rate                  2.5%          3.0%          3.0%         3.0%        3.0%          3.0%

Revenue Mix
  Table Games                  51.2%         51.2%         51.2%        51.2%       51.2%         51.2%
  Gaming Devices               48.8%         48.8%         48.8%        48.8%       48.8%         48.8%

HVS International, Mineola, New York                Forecast of Gaming Revenue 6

                  As shown, table game WPUPD levels are forecast to decrease by 2.0% in 1997 reflecting the increase in supply brought about by the opening of New York -New York in January. This decrease in the WPUPD level is consistent with the year-to-date table game WPUPD trend shown previously in this section of the report. In 1998, the additional table game supply is expected to be absorbed by the market and WPUPD levels are forecast to increase by 3.0%, the underlying rate of inflation. Table game WPUPD levels are then forecast to decrease by 5.0% and 6.0% in 1999 and 2000, respectively, due to the large increases in supply forecast to enter the market in those years. These decreases are consistent with the market's historical reaction to supply increases of this magnitude. WPUPD levels are forecast to rebound in 2001, increasing 3.0% before stabilizing at 3.0% growth per year in 2002 and thereafter. Overall, table game WPUPD levels are forecast to stabilize at $2,578 in 2001.

                  Given the historic stability of gaming device WPUPD levels discussed previously, they are not expected to fluctuate as drastically as table game WPUPD levels. Specifically, gaming device WPUPD levels are forecast to decrease by 3.0% in 1997, increase by 1.0% in 1998, decrease by 2.0% in 1999 and 2000, and increase by 2.0% in 2001 before stabilizing at 3.0% growth per year in 2002 and thereafter. The decreases in gaming device WPUPD levels in 1997, 1999, and 2000 are attributable to the forecasted increases in supply. However, as in the past, the Las Vegas Strip ($72 million and over) market is expected to quickly absorb the supply increases. Overall, the marketwide gaming device WPUPD is expected to reach a low of $100 in 2000 and to stabilize at $105 in 2002.

Step Three        Step three of the analysis includes projections of the subject property's market penetration rates. A penetration rate is defined as the percentage of marketwide gaming revenue the subject property will capture in relation to its fair share.
                  For example, if the subject property's fair share of the marketwide gaming device inventory was 10%, and the property penetrates the gaming device segment at 110%, the subject would capture approximately 11% of marketwide gaming device revenue (1.10 x 0.10 = 0.11). The capture rate is then applied to the aggregate amount of marketwide gaming revenue to derive the subject property's gaming revenue forecast. The following chart shows the estimated 1996 penetration rates of hotel casinos located within the Las Vegas Strip ($72 million and over) market deemed most similar to the proposed subject property.

HVS International, Mineola, New York                Forecast of Gaming Revenue 7

1996 Estimated Penetration Rates for Selected Hotel Casinos - Las Vegas Strip ($72 million and over)


                         Market                        Mirage              Treasure Island             Caesars
               ----------------------------   -------------------------  ----------------------  -----------------------
                  Tables        Devices          Tables      Devices       Tables    Devices       Tables    Devices
               ---------------------------------------------------------------------------------------------------------
Revenue          1,545,405     1,442,373         179,300     120,000       58,900     86,600      144,000     97,000
Units              1,495        37,197             122        2,225          97       2,220         125       1,980
Fair Share                                        8.2%         6.0%         6.5%       6.0%         8.4%       5.3%
Penetration                                      142.2%       139.1%       58.7%      100.6%       111.4%     126.3%

Market Mix Tables                                  5%                        4%                      6%
Market Mix Devices                                 95%                      96%                     94%

Total Penetration                                 139%                      99%                    125%

 Source: Individual Company Forms 10K and 10Q, Nevada Gaming Control Board, HVS International


                               MGM                   Luxor
                    ------------------------  ----------------------
                        Tables    Devices       Tables    Devices
                    ------------------------------------------------
Revenue                340,000    145,000       71,100     47,400
Units                    178       3,720         106       2,400
Fair Share              11.9%      10.0%         7.1%       6.5%
Penetration             184.8%     100.5%       64.9%      50.9%

Market Mix Tables        5%                      4%
Market Mix Devices      95%                     96%

Total Penetration      104%                     52%

 Source: Individual Company Forms 10K and 10Q, Nevada Gaming Control Board, HVS International

HVS International, Mineola, New York                Forecast of Gaming Revenue 8

                  As shown, the Mirage and Caesars Palace enjoy the highest penetration rates within the market, followed by the MGM, Treasure Island, and the Luxor. The Luxor's low overall penetration rate compared to the other selected properties is attributable to the historically low room count at the property. Based on published reports, the Luxor did not have a sufficient number of rooms to support its casino size. Consequently, Circus Circus Corporation recently completed an expansion of the property totaling 1,900 guestrooms. In the future, the Luxor is expected to benefit from this rooms expansion and increase its penetration of the market.

                  As mentioned throughout this report, the proposed subject property will primarily target the upper-middle tier of the Las Vegas gaming market. As such, its market mix is expected to be most like that of the Treasure Island Casino. However, the proposed subject's high-quality product and superior amenities package are expected to enable it to penetrate the market at a higher level than Treasure Island. In addition, the subject property's penetration levels are expected to be higher than the Treasure Island due to the subject's joint venture with LCI and subsequent marketing efforts to international clientele. Specifically, the proposed subject is expected to penetrate the Las Vegas Strip ($72 million and over) market at a level equivalent to Caesars Palace but lower than the Mirage.

                  Our forecast of the market penetration rates attainable by the Proposed Aladdin Hotel and Casino takes into consideration its proposed improvements, target market, LCI partnership, and the impact of new competitive facilities. We have forecast the proposed subject property to penetrate the table game segment at a stabilized level of 125% and the gaming device segment at a stabilized level of 130%. This equates to an overall stabilized penetration level of 129.8%.

                  The following table presents the subject property's projected penetration rates and captured gaming revenue by table games and gaming devices.

International, Mineola, New York                    Forecast of Gaming Revenue 9


Projected Penetration Rates and Captured Gaming Revenue - Proposed Aladdin Hotel and Casino


                                     1997        1998        1999        2000        2001        2002        2003
-------------------------------------------------------------------------------------------------------------------
Marketwide Gaming Win
    Table Games                $1,660,730  $1,845,596  $1,987,545  $2,181,654  $2,247,103  $2,314,516  $2,383,952
    Gaming Devices             $1,527,229  $1,605,914  $1,815,486  $2,099,594  $2,141,586  $2,205,833  $2,272,008
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total Gaming Win (000s)    $3,187,959  $3,451,510  $3,803,031  $4,281,248  $4,388,689  $4,520,349  $4,655,960
Estimated Penetration Factors
    Table Games                       N/A         N/A         N/A      125.0%      125.0%      125.0%      125.0%
    Gaming Devices                    N/A         N/A         N/A      130.0%      130.0%      130.0%      130.0%
                                                                      -------     -------     -------     -------
    Overall                           N/A         N/A         N/A      129.8%      129.8%      129.8%      129.8%
Captured Gaming Win
      Table Games                     N/A         N/A         N/A    $133,610    $137,620    $141,750    $146,000
      Gaming Devices                  N/A         N/A         N/A    $137,570    $140,320    $144,530    $148,860
                                                                     --------    --------    --------    --------
         Total                        N/A         N/A         N/A    $271,180    $277,940    $286,280    $294,860
Growth Rate
      Table Games                                 N/A         N/A         N/A        3.0%        3.0%        3.0%
      Gaming Devices                              N/A         N/A         N/A        2.0%        3.0%        3.0%
                                                                                    -----       -----       -----
         Total                                    N/A         N/A         N/A        2.5%        3.0%        3.0%
Revenue Mix
      Table Games                     N/A         N/A         N/A        49.3%       49.5%       49.5%       49.5%
      Gaming Devices                  N/A         N/A         N/A        50.7%       50.5%       50.5%       50.5%
                                                                       -------      ------      ------      ------
         Total                        N/A         N/A         N/A       100.0%      100.0%      100.0%      100.0%

                                    2004        2005        2006
--------------------------------------------------------------------------------
Marketwide Gaming Win
    Table Games               $2,455,470  $2,529,134  $2,605,008
    Gaming Devices            $2,340,169  $2,410,374  $2,482,685
                              ----------  ----------  ----------
    Total Gaming Win (000s)   $4,795,639  $4,939,508  $5,087,693
Estimated Penetration Factors
    Table Games                   125.0%      125.0%      125.0%
    Gaming Devices                130.0%      130.0%      130.0%
                                  ------      ------      ------
    Overall                       129.8%      129.8%      129.8%
Captured Gaming Win
      Table Games               $150,380    $154,890    $159,540
      Gaming Devices            $153,330    $157,930    $162,670
                                --------    --------    --------
         Total                  $303,710    $312,820    $322,210
Growth Rate
      Table Games                   3.0%        3.0%        3.0%
      Gaming Devices                3.0%        3.0%        3.0%
                                   -----       -----       -----
         Total                      3.0%        3.0%        3.0%
Revenue Mix
      Table Games                  49.5%       49.5%       49.5%
      Gaming Devices               50.5%       50.5%       50.5%
                                  ------      ------      ------
         Total                    100.0%      100.0%      100.0%

HVS International, Mineola, New York               Forecast of Gaming Revenue 10

                  As market conditions stabilize in 2002, total gaming revenue is projected to increase at an average annual compounded rate of 3.0% throughout the projection period. Reflecting the assumed market mix of the Proposed Aladdin Hotel and Casino, revenues generated by gaming devices are projected to account for 50.5% of total gaming revenue throughout the projection period, while revenue generated by table games is expected to generate 49.5% of total gaming revenue.

Step Four         In step four, the projection of gaming revenue derived via the market penetration analysis is reconciled with a WPUPD analysis. In addition, other gaming win derived from the race and sports book, poker, and keno lounge has been forecast based on the historical market operations of these ancillary outlets, as well as the proposed subject's intended market orientation. The following table presents a historical analysis of other gaming win as a percentage of table game and gaming device win for the Las Vegas Strip ($72 million and over) market.

Analysis of Other Gaming Win


                                          1993/94                1995/96                  1995/96
------------------------------------------------------------------------------------------------------------
     Table and Device Win              $2,518,296             $2,956,165               $3,028,819

    Keno                                   38,157                 36,706                   34,530
    % of Table/Device Win                     1.5%                   1.2%                     1.1%
    Poker                                 109,260                 32,880                   30,944
    % of Table/Device Win                     4.3%                   1.1%                     1.0%
    Race Book                              53,409                 48,760                   50,799
    % of Table/Device Win                     2.1%                   1.6%                     1.7%
    Sports Book                            41,295                 48,290                   49,436
    % of Table/Device Win                     1.6%                   1.6%                     1.6%

    Total Other Win                        42,121                166,635                  165,708
    % of Table/Device Win                     9.6%                   5.6%                     5.5%
------------------------------------------------------------------------------------------------------------

                  Overall, the market's other gaming win has been relatively stable over the past two years ranging from 5.6% of table and device win in 1994/95 to 5.5% in 1995/96. Based on recent trends and the subject's intended market orientation and the limited nature of its other gaming outlets, we have projected other gaming win equal to 4.0% of table game and gaming device win throughout the projection period.

                  The following table presents our estimated WPUPD projections for the subject property throughout the 10-year projection period.

HVS International, Mineola, New York               Forecast of Gaming Revenue 11

Projected Capacity Utilization Levels, WPUPD, and Total Gaming Win - Proposed Aladdin Hotel and Casino


                                     2000              2001             2002            2003
  ------------------------------------------------------------------------------------------------
  Table Games
     WPUPD                         $3,129            $3,223           $3,319          $3,419
     Units                            117               117              117             117
     Win                         $133,610          $137,620         $141,750        $146,000
  Gaming Devices
     WPUPD                           $130              $133             $137            $141
     Units                          2,900             2,900            2,900           2,900
     Win                         $137,570          $140,320         $144,530        $148,860
  Table and Device Win           $271,180          $277,940         $286,280        $294,860
  Other Gaming Revenues @ 4.0%    $10,850           $11,120          $11,450         $11,790
                                 --------          --------         --------        --------
  Total Gaming Win               $282,030          $289,060         $297,730        $306,650
                                 ========          ========         ========        ========
  Growth Rate                          --              2.5%             3.0%            3.0%
                                        2004              2005              2006
  ------------------------------------------------------------------------------
  Table Games
     WPUPD                            $3,521            $3,627            $3,736
     Units                               117               117               117
     Win                            $150,380          $154,890          $159,540
  Gaming Devices
     WPUPD                              $145              $149              $154
     Units                             2,900             2,900             2,900
     Win                            $153,330          $157,930          $162,670
  Table and Device Win              $303,710          $312,820          $322,210
  Other Gaming Revenues @ 4.0%       $12,150           $12,510           $12,890
                                    --------          --------          --------
  Total Gaming Win                  $315,860          $325,330          $335,100
                                    ========          ========          ========
  Growth Rate                           3.0%              3.0%              3.0%

HVS International, Mineola, New York               Forecast of Gaming Revenue 12

                  The projection of gaming revenues presented will be utilized in the "Income Capitalization Approach" section of the narrative to derive the market value of the Proposed Aladdin Hotel and Casino.

HVS International, Mineola, New York        Lodging Supply and Demand Analysis 1

8.

Lodging Supply and Demand Analysis

                  This section presents an overview of the Las Vegas lodging market through an analysis of annual and monthly inventory and occupancy levels. Market segmentation, competitive casino hotels, and additions to supply will be discussed and evaluated as they relate to the Proposed Aladdin Hotel and Casino.

                  Historically, the Las Vegas lodging market has attained occupancy levels well above the national average. As presented in the following table, available inventory and occupied rooms have increased at average annual rates of 4.2% and 5.8%, respectively. As a result, occupancy has risen from the low-70% range to the low-90% range over the 13-year period. Growth in demand has historically been a function of new supply, as evidenced by the 17.4% increase in occupied rooms in 1993 and the 13.0% increase in 1996. In 1993, supply increased by 12.5%, or roundly 9,500 rooms, while in 1996, supply increased by 10.0% or roundly 9,000 rooms. The following table presents an analysis of the Las Vegas lodging market over the past 13 years. The subsequent charts illustrate the growth in the Las Vegas market on an annual and monthly basis.

HVS International, Mineola, New York        Lodging Supply and Demand Analysis 2

Analysis of Las Vegas Lodging Statistics
                                                      Hotel                      Motel
      Year           Inventory        % Change      Occupancy       % Change   Occupancy         % Change
------------------------------------------------------------------------------------------------------------

      1983            52,529             ---          77.4%            ---         63.3%            ---
      1984            54,129             3.0%         78.1             0.9%        61.7            (2.5%)
      1985            53,067            (2.0)         84.7             8.5         70.1            13.6
      1986            56,494             6.5          86.3             1.9         70.9             1.1
      1987            58,474             3.5          87.0             0.8         74.0             4.4
      1988            61,394             5.0          89.3             2.6         73.7            (0.4)
      1989            67,391             9.8          89.9             0.7         72.5            (1.6)
      1990            73,730             9.4          89.1            (0.9)        69.8            (3.7)
      1991            76,879             4.3          85.2            (4.4)        62.6           (10.3)
      1992            76,523            (0.5)         88.8             4.2         66.1             5.6
      1993            86,053            12.5          92.6             4.3         69.7             5.4
      1994            88,560             2.9          92.6             0.0         73.2             5.0
      1995            90,046             1.7          91.4            (1.3)        72.4            (1.1)
      1996            99,072            10.0          93.4             2.2         75.7             4.6

      YTD 5/96        91,720             ---          95.1             ---         79.2             ---
      YTD 5/97        102,536           11.8          92.6%           (2.6)        74.5%           (5.9)

      Average Annual % Change           4.2%                           1.3%                         1.0%

                        Total                         Total
      Year            Occupancy     % Change      Rooms Occupied      % Change
------------------------------------------------------------------------------

      1983               72.6%         ---           13,919,660           ---
      1984               72.5         (0.1%)         14,323,887           2.9%
      1985               79.8         10.1           15,456,825           7.9
      1986               81.4          2.0           16,784,932           8.6
      1987               83.4          2.5           17,800,070           6.0
      1988               85.1          2.0           19,069,897           7.1
      1989               85.2          0.1           20,957,253           9.9
      1990               84.7         (0.6)          22,793,998           8.8
      1991               80.3         (5.2)          22,532,851          (1.1)
      1992               83.9          4.5           23,434,021           4.0
      1993               87.6          4.4           27,514,586          17.4
      1994               89.0          1.6           28,768,716           4.6
      1995               88.0         (1.1)          28,922,775           0.5
      1996               90.4          2.7           32,689,797          13.0

      YTD 5/96           92.3          ---           12,688,051           ---
      YTD 5/97           89.4%        (3.1)          13,723,378           8.2

                                       1.5%                               5.%

               Source: Las Vegas Convention and Visitors Authority

HVS International, Mineola, New York        Lodging Supply and Demand Analysis 3

                         Las Vegas Annual Lodging Trend

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH/BAR CHART IN THE PRINTED
                                   MATERIAL.]

                 Room           Motel              Hotel
              Inventory       Occupancy          Occupancy
-----------------------------------------------------------
1983            52,529          63.3%              77.4%
1984            54,129          61.7               78.1
1985            53,067          70.1               84.7
1986            56,494          70.9               86.3
1987            58,474          74.0               87.0
1988            61,394          73.7               89.3
1989            67,391          72.5               89.9
1990            73,730          69.8               89.1
1991            76,879          62.6               85.2
1992            76,523          66.1               88.8
1993            86,053          69.7               92.6
1994            88,560          73.2               92.6
1995            90,046          72.4               91.4
1996            99,072          75.7               93.4

YTD 5/96        91,720          79.2               95.1
YTD 5/97       102,536          74.5%              92.6%

HVS International, Mineola, New York        Lodging Supply and Demand Analysis 4

               Las Vegas Room Inventory and Occupancy Percentage
                                    by Month

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]

                  Occupancy %   Room Inventory
-----------------------------------------------
Jan 93              76.2%          75,475
Feb                 88.8%          75,475
Mar                 88.6%          75,475
Apr                 90.5%          75,475
May                 86.5%          75,475
Jun                 86.9%          75,846
Jul                 91.0%          75,846
Aug                 94.0%          75,846
Sep                 89.9%          76,145
Oct                 92.3%          81,670
Nov                 87.5%          86,053
Dec                 79.2%          86,053
Jan 94              80.0%          86,053
Feb                 90.6%          86,053
Mar                 94.4%          86,053
Apr                 93.3%          86,053
May                 91.3%          86,603
Jun                 89.7%          86,603
Jul                 91.3%          86,759
Aug                 91.0%          87,677
Sep                 90.3%          87,845
Oct                 91.6%          87,845
Nov                 89.0%          87,845
Dec                 83.0%          88,560
Jan 95              82.6%          88,737
Feb                 88.9%          88,055
Mar                 94.1%          88,720
Apr                 91.8%          89,065
May                 86.7%          89,065
Jun                 88.9%          89,594
Jul                 87.8%          89,723
Aug                 90.5%          89,723
Sep                 88.9%          89,723
Oct                 91.4%          89,723
Nov                 84.7%          89,723
Dec                 79.9%          90,046
Jan 96              87.3%          90,046
Feb                 92.4%          90,046
Mar                 95.8%          90,266
Apr                 94.8%          90,161
May                 91.1%          91,720
Jun                 90.1%          93,997
Jul                 89.7%          94,056
Aug                 93.2%          94,289
Sep                 90.3%          95,092
Oct                 92.9%          95,336
Nov                 88.1%          94,776
Dec                 78.7%          99,072

HVS International, Mineola, New York        Lodging Supply and Demand Analysis 5


                  The following table presents the most recent market trends for the Las Vegas Strip ($72 million and over) market.

Las Vegas Strip ($72 million and over) - Lodging Statistics

Fiscal Year        Occupancy        % Change       Average Rule   % Change         REVPAR       % Change
---------------------------------------------------------------------------------------------------------
     1990            90.6%            ---             $62.74          ---           $56.81         ---
     1991            89.0            (1.7)%            58.83         (6.2)%          52.35        (7.9)%
     1992            89.9             1.0              57.32         (2.6)           51.51        (1.6)
     1993            92.8             3.2              61.63          7.5            57.16        11.0
     1994            95.5             3.0              66.20          7.4            63.25        10.6
     1995            94.1            (1.6)             74.61         12.7            70.17        10.9
     1996            94.8             0.8              79.19          6.1            75.05         7.0

Average Annual % Change               0.8%                            3.5%                         4.3%
---------------------------------------------------------------------------------------------------------

                  As evidenced, occupancy within this segment has only grown at an annual average rate of 0.8%. However, the market has experienced the largest increase in supply during this period. Overall, occupancy levels are strong despite a moderate decline in 1995. Average rates have grown at an average annual rate of 3.5% since 1990, with the largest increase in 1995 at 12.7%. Revenue per available room (RevPAR) has increased at an average annual rate of 4.3%, reflecting gains in both occupancy and average rate. In addition, RevPAR has grown significantly since 1993, when the new mega-resorts began to open.

Demand
Segmentation      Similar to our analysis of gaming demand, lodging demand
                  within the Las Vegas market is generally classified into four major segments: leisure, casino, convention, and wholesale.

                  The leisure segment is characterized by individuals and families drawn to the Las Vegas area for purposes of gaming, tourism, and recreation. In that leisure segment guests are price sensitive, this demand is often attracted by promotional activities that feature a high price-value relationship. This demand peaks on weekends, in the summer, and during holiday periods.

                  The casino segment generally consists of those patrons classified as "casino-invited guests." A casino-invited guest can range from a rated slot player to a "high roller." Casino-invited guests are targeted by marketing campaigns and usually "comped" (given complimentary rooms, food, and/or beverages) in return for specific levels of casino play. The casino segment usually accounts for 25% to 50% of a casino hotel's total accommodated room nights.

                  The convention segment includes citywide conventions, meetings, and trade association shows. Given the size and high price-value of the Las Vegas Convention

HVS International, Mineola, New York        Lodging Supply and Demand Analysis 6

                  Center, Las Vegas is home to some of the largest conventions and trade shows in the nation. The average length of stay for a typical convention ranges from three to five days.

                  Room night demand generated by the wholesale market typically consist of a block of rooms sold by the casino hotel to an outside wholesaler at a lower rate ensuring a base occupancy level. The wholesaler packages the room with other amenities and charges a premium, profiting on the spread. Room blocks allocated to wholesalers will vary depending on the season and the day of the week.

Competition       An integral component of the supply and demand relationship that has a direct impact on the availability of lodging demand is the current and anticipated supply of competitive lodging facilities.

                  Based on our evaluation of the market orientation, location, facilities, and amenities of the area's casino hotels, we have identified five properties that will compete most directly with the Proposed Aladdin Hotel and Casino. However, given the highly competitive nature of the Las Vegas market, the subject property competes indirectly with all casino hotels to some degree.

                  The following chart describes the characteristics pertinent to the subject property and each of its competitors, including number of rooms, casino square footage, meeting space, and estimates of their 1996 market segmentation, occupancy, average rate.

HVS International, Mineola, New York        Lodging Supply and Demand Analysis 7


Competitive Review

                                                                              Estimated 1996 Segmentation
                                                               ---------------------------------------------------------
                                      Casino
                        Number        Square         Meeting
Property               of Rooms       Footage       Space S.F.       Leisure         Casino      Convention    Wholesale
------------------------------------------------------------------------------------------------------------------------
Mirage                   3,044         95,900         71,000           30.0%          40.0%         20.0%        10.0%
Caesars                  1,400        118,000        100,000           20.0           40.0          30.0         10.0
MGM                      5,005        171,500         50,000           20.0           40.0          20.0         20.0
Luxor                    4,425        120,000         20,000           20.0           30.0          20.0         30.0
Treasure Island          2,891         82,000         16,000           30.0           40.0          20.0         10.0
                         -----         ------         ------           ----           ----          ----         ----
  Total/Avg             16,765        587,400        257,000           24.0%          38.0%         22.0%        16.0%

                                                      Estimated 1996
                  ---------------------------------------------------------------------------------------
                                                                Occupancy     Average Rate      Yield
Property            Occupancy    Average Rate       RevPAR     Penetration    Penetration    Penetration
---------------------------------------------------------------------------------------------------------
Mirage                 97.0%       $130.00         $126.10        104.1%         115.0%         119.7%
Caesars                91.0         130.00          118.30         97.6          115.0          112.3
MGM                    92.0         110.00          101.20         98.7           97.3           96.1
Luxor                  92.0          95.00           87.40         98.7           84.1           83.0
Treasure Island        94.0         100.00           94.00        100.9           88.5           89.3$
                       ----         ------           -----        -----           ----           -----
  Total/Avg            93.2%       $113.00         $105.32        100.0%         100.0%         100.0%

--------------------------------------------------------------------------------

HVS International, Mineola, New York        Lodging Supply and Demand Analysis 8


                  These properties compete for the mid-to upper-priced segment of the leisure, casino, convention, and wholesale demand segments. Overall, these properties attained an occupancy of 93.2% and an average rate of $113 in 1996. The occupancy and average rate leader was the Mirage (97% and $130), with Caesars Palace obtaining a similar average rate at a lower occupancy (91%). All of the properties listed obtained occupancies above the 90% level and an average rate above $100, with the exception of the Luxor with an average rate of $95. The Luxor's average rate was below those of the other competitors primarily due to the owners' (Circus Circus), philosophy of selling rooms at a steep discount to maximize casino traffic.

Additions to      Similar to the additions to supply discussed in the "Gaming
Supply            Supply and Demand Analysis" section of this report, we believe the proposed mega-resorts slated for opening over the next several years will compete for lodging demand with the subject property. The following is a list of these properties.

Additions to Supply - Las Vegas Strip ($72 million and over) market

                     Estimated
                        Cost                       Opening
Name/Location        (millions)  Operator            Date      Rooms
--------------------------------------------------------------------
Bellagio               1,350.0   Mirage Resorts     4/1/98     3,005
Project Paradise       1,000.0   Circus Circus     10/1/98     3,800
Paris                    750.0   Hilton             4/1/99     3,000
Venetian Phase I       1,800.0   Sheldon Adelson    6/1/99     3,000
Venetian Phase II           --   Sheldon Adelson    1/1/00     3,000
New York - New York      460.0   MGM Grand          1/1/97     2,035
                      --------                                ------
  Total               $5,360.0                                17,840

              Source: Las Vegas Convention and Visitors Authority

--------------------------------------------------------------------------------

                  As with gaming, the subject property is not expected to compete directly with the Bellagio and Project Paradise for lodging demand, due to these properties' high-end orientations. However, Hilton's Paris project and the Venetian project are expected to compete primarily with the proposed Aladdin Hotel and Casino.

Lodging           As mentioned throughout this study, Las Vegas is a one of the
Seasonality       top leisure destination markets in the world. In addition, Las
Analysis          Vegas is a leading convention market, hosting several of the nation's largest conventions and trade shows each year at the Las Vegas Convention Center. Reflecting the market's leisure orientation and large-scale conventions, demand and pricing levels fluctuate materially depending on the season, the level of convention activity, and between weekend and mid-week periods. Further, demand peaks during holiday periods and throughout the year over the course of various special events such as high-profile boxing matches, rodeos, and other sporting events.

HVS International, Mineola, New York        Lodging Supply and Demand Analysis 9


                  Our fieldwork and research indicate that the subject property's attainable occupancy level is a function of management's ability to attract and accommodate demand already present in the market, as well as capture demand induced by the new mega-resorts opening in the next few years. Successful penetration into the market is dependent on several factors including:

                  The overall quality of the subject's physical improvements, including the exterior, interior design and layout, and room design and layout;

                  The appeal and acceptance of the property's theme;

                  Access to the property, including egress and ingress from Las Vegas Boulevard, and available parking;

                  Promotional programs and public relations exposure;

                  Targeted marketing programs; and

                  Appropriate segmented pricing strategy.

                  A seasonality model forecasts the overall occupancy of a lodging property based on attainable occupancy levels during specific periods of demand prevalent over the course of a typical year. Weekend and mid-week days are categorized as belonging to one of the four periods: peak, non-peak, city-wide convention, and special-event. Once demand levels are assessed, the subject's market mix is projected, resulting in a forecast of accommodated room nights by market segment. The subject property's average rate is then forecast based on a segmented pricing strategy.

                  To derive a forecast of occupancy for the subject property, a seasonality analysis is performed. The first step in performing a seasonality analysis is to define the different periods of demand prevalent within the market. For the purpose of this analysis we have divided the year into the following three seasons: peak, shoulder, and off. Further, we have segmented the three seasons by weekend and mid-week, reflecting the weekly fluctuations in demand. The corresponding occupancy level for each demand period is then multiplied by the subject property's total number of available rooms to derive the number of occupied room nights during each demand period.

                        Occupied Room Nights: Peak Weekend = (2,600 x 99.0% = 2,574)

                  The number of days within each demand period by month is estimated and then multiplied by the calculated number of occupied room nights for the corresponding demand period.

                        Occupied Room Nights: Peak Weekends in January = (3 x 2,574 = 7,722)

                  This calculation is performed for each demand period, and the results are totaled. The total number of occupied room nights is then divided by the total number of available room nights to arrive at the monthly weighted average occupancy level.

HVS International, Mineola, New York       Lodging Supply and Demand Analysis 10


                  The monthly totals are then summed to arrive at an annual estimate of occupied room nights, which is divided by the annual number of available rooms equating to the subject property's annual occupancy figure.

                  The total occupied room nights by month are then multiplied by the corresponding market mix percentages, and summed together, to arrive at the annual market mix for the property.

Occupancy by      The first process in deriving annual occupancy is to estimate
Season            the occupancy level the subject property is likely to achieve on weekend and mid-week days during the peak and non-peak seasons and throughout special event and convention demand periods.

                  In order to gauge demand fluctuations between the peak and non-peak seasons, a review of monthly operating statistics was performed. The following table presents monthly marketwide occupancy levels by total properties, hotels, motels, mid-week, and weekend for 1995 and 1996, as published by the Las Vegas Convention and Visitors Authority.

HVS International, Mineola, New York       Lodging Supply and Demand Analysis 11


Marketwide Occupancy by Month - Las Vegas, NV

                                   1995                                          1996
                ------------------------------------------    ------------------------------------------
Month           Total    Hotel    Motel  Mid-week  Weekend    Total    Hotel    Motel  Mid-week  Weekend
--------------------------------------------------------------------------------------------------------
January          82.6%    86.1%    66.7%   78.0%     92.1%     87.3%    90.8%    71.0%    84.8%    93.5%
February         88.9     91.9     75.5    85.8      95.6      92.4     94.7     81.7     90.3     97.1
March            94.1     96.0     85.4    92.9      97.1      95.8     97.8     86.6     94.7     98.2
April            91.8     95.1     76.6    90.0      95.9      94.8     97.4     82.7     93.8     97.5
May              86.7     90.2     70.6    83.3      94.9      91.1     94.7     74.1     88.8     96.1
June             88.9     92.7     71.7    86.9      93.8      90.1     93.8     72.1     88.2     94.5
July             87.8     91.5     70.5    86.5      91.1      89.7     92.9     73.9     88.3     92.6
August           90.5     93.8     74.9    89.1      94.6      93.2     96.1     79.1     92.6     94.5
September        88.9     92.3     73.0    86.4      93.4      90.3     93.2     76.1     88.3     94.8
October          91.4     94.3     77.8    89.4      97.2      92.9     95.7     79.4     91.1     98.0
November         84.7     88.6     65.9    81.6      91.9      88.1     91.0     74.2     86.5     90.9
December         79.9     84.1     60.5    77.4      84.0      78.7     83.1     57.6     76.5     85.0
                 ----     ----     ----    ----      ----      ----     ----     ----     ----     ----
  Average        88.0%    91.4%    72.4%   85.6%     93.5%     90.4%    93.4%    75.7%    88.7%    94.4%

              Source: Las Vegas Convention and Visitors Authority
--------------------------------------------------------------------------------

                  As noted, occupancy levels generally peak in March, April, May, August, and October before dropping in November, December, and January. The difference between the high and low monthly occupancies, which was 17 percentage points in 1996, is low compared to other leisure destinations. Occupancy levels in Las Vegas are higher during the weekend periods, which is defined as Friday night and Saturday. As evidenced, the spread between weekend and mid-week occupancy was 5.7 percentage points in 1996. The fluctuations in marketwide demand on a weekly and seasonal basis mirror the anticipated results of the subject property. The following table presents our projections of the subject property's attainable occupancy level in each demand period.

Projection of Seasonal Occupancy Levels

                                            2000                       2001
                                         Estimated                  Estimated
                  Demand Period          Occupancy %                Occupancy %
                  -------------------------------------------------------------
                  Peak Weekend              99.0%                      99.0%
                  Peak Mid-week             94.0                       94.0
                  Non-Peak Weekend          89.0                       89.0
                  Non-Peak Mid-week         82.0                       82.0
                  Convention                94.0                       94.0
                  Special Event             99.0                       99.0
                  -------------------------------------------------------------

                  Peak demand within the subject's market area occurs primarily during the months of March, April, May, August, and October. Peak weekend and mid-week occupancy

HVS International, Mineola, New York       Lodging Supply and Demand Analysis 12


                  rates of 99% and 94%, respectively, have been deemed attainable, given existing levels of unaccommodated and accommodated demand in the market. In addition, the subject property, through public relations and advertising, will induce a significant portion of demand. Fluctuations in the non-peak season are commensurate with weather conditions and demand softens through September, November, December, January, and February. During this period, demand is estimated to vary between weekend and mid-week by approximately 10%, with an attainable weekend occupancy estimated to be 89%, and an attainable mid-week occupancy of 82%. We have estimated the subject property to attain an average occupancy of 94% during citywide conventions and 98% during special events. For the purpose of this analysis we have included the top three citywide conventions, COMDEX, the Consumer Electronics Show, and National Association of Broadcasters, as special events.

Estimated Demand  The second process involves identifying each demand period by
Periods day over the course of a year. For the purpose of this analysis we have utilized convention booking and special event reports published by the Las Vegas Convention and Visitors Authority to estimate the number of citywide convention days and special events. Peak and non-peak days have been estimated based on monthly trends and our conversations with local operators.

Market            The following projected market segmentation has been estimated
Segmentation      based on the current trends prevalent in the local area and our estimates of demand which the property will induce. The objective of a traditional hotel casino is to obtain an optimal demand mix throughout the year that will increase the overall utilization of the casino. As such, we have utilized a stabilized demand mix throughout the year. The following chart sets forth an estimate of the market segmentation by month for the proposed Aladdin Hotel and Casino.

HVS International, Mineola, New York       Lodging Supply and Demand Analysis 13


Estimated Market Segmentation by Month - Proposed Aladdin Hotel and Casino

                                     2000 Market Segmentation
                              --------------------------------------
                               FIT      Casino    Wholesale   Group
                  --------------------------------------------------
                  January     30.0%      30.0%      20.0%      20.0%
                  February    30.0       30.0       20.0       20.0
                  March       30.0       30.0       20.0       20.0
                  April       30.0       30.0       20.0       20.0
                  May         30.0       30.0       20.0       20.0
                  June        30.0       30.0       20.0       20.0
                  July        30.0       30.0       20.0       20.0
                  August      30.0       30.0       20.0       20.0
                  September   30.0       30.0       20.0       20.0
                  October     30.0       30.0       20.0       20.0
                  November    30.0       30.0       20.0       20.0
                  December    30.0       30.0       20.0       20.0
                              ----       ----       ----       ----
                  Average     30.0%      30.0%      20.0%      20.0%
                  --------------------------------------------------------------

                  As shown the subject property is expected to receive a majority of its lodging demand from the FIT and casino invited guest segments. This is typical of a hotel casino offering the high quality product and amenities package of the subject. The following table shows the forecast of the subject property's occupancy based on the preceding analysis.

HVS International, Mineola, New York       Lodging Supply and Demand Analysis 14


Occupancy Forecast - Proposed Aladdin Hotel and Casino

                         2000 Estimated Days of Each Type
          -------------------------------------------------------------
           Peak       Peak     Non-Peak  Non-Peak               Special   Nights      Room
Month     Weekend   Mid-week   Weekend   Mid-week   Convention   Event   Available   Nights   Occupancy
----------------------------------------------------------------------------------------------------------
January      3          0         3         11           6         8       80,600    73,372     91.0%
February     2          7         2          3          10         4       72,800    68,016     93.4
March        4         17         0          0           5         5       80,600    76,934     95.5
April        4         13         0          1           4         8       78,000    74,568     95.6
May          6         12         0          0           6         7       80,600    77,454     96.1
June         8         19         0          0           3         0       78,000    74,360     95.3
July         8          9         0         11           0         3       80,600    73,762     91.5
August       8         15         0          0           8         0       80,600    76,804     95.3
September    2          6         4          7           7         4       78,000    71,396     91.5
October     10         13         0          4           4         0       80,600    75,816     94.1
November     0          0         6         16           0         8       78,000    68,588     87.9
December     0          0         6         16           0         9       80,000    71,162     88.3
             -          -         -         --           -         -       ------    ------     ----

Totals      55        111        21         69          53        56      949,000   832,232     93.0%

                   2000 Market Segmentation                 Segmented Room Nights
             ------------------------------------   ------------------------------------

Month        Leisure   Casino   Wholesale   Group   Leisure   Casino   Wholesale   Group
----------------------------------------------------------------------------------------
January       30.0%     30.0%     20.0%     20.0%    22,012   22,012     14,674   14,674
February      30.0      30.0      20.0      20.0     20,405   20,405     13,603   13,603
March         30.0      30.0      20.0      20.0     23,080   23,080     15,387   15,387
April         30.0      30.0      20.0      20.0     22,370   22,370     14,914   14,914
May           30.0      30.0      20.0      20.0     23,236   23,236     15,491   15,491
June          30.0      30.0      20.0      20.0     22,308   22,308     14,872   14,872
July          30.0      30.0      20.0      20.0     22,129   22,129     14,752   14,752
August        30.0      30.0      20.0      20.0     23,041   23,041     15,361   15,361
September     30.0      30.0      20.0      20.0     21,419   21,419     14,279   14,279
October       30.0      30.0      20.0      20.0     22,475   22,475     15,163   15,163
November      30.0      30.0      20.0      20.0     20,576   20,576     13,718   13,718
December      30.0      30.0      20.0      20.0     21,349   21,349     14,232   14,232
              ----      ----      ----      ----     ------   ------     ------   ------

Totals        30.0%     30.0%     20.0%     20.0%   264,670  264,670    176,446  176,446

HVS International, Mineola, New York       Lodging Supply and Demand Analysis 15


                              We have forecast a stabilized occupancy level of 93% in 2000. The stabilized occupancy is intended to reflect the anticipated results of the property over its remaining economic life, given any and all changes in the life cycle of the property. Thus, the stabilized occupancy excludes from consideration any abnormal relationships between supply and demand, as well as any nonrecurring conditions that may result in unusually high or low occupancies. Although the subject property may operate at occupancies above this stabilized level, we believe it equally possible for new competition and temporary economic downturns to force the occupancy below this selected point of stability.

Average Rate Forecast         Average rate is more formally defined as the
                              average rate per occupied room, and is calculated by dividing the total rooms revenue achieved during a specified period by the number of rooms sold during the same period. Where occupancy is a measure of rooms volume, average rate is a measure of price, and the two together equate to total rooms revenue. Although the average rate analysis presented here follows the occupancy analysis, these two statistics are highly correlated; in reality, occupancy cannot be projected without specific assumptions being made about average rate.

                              Our forecast of average rate is based upon the most probable rate attainment for the subject property (segmented by demand period) and projected growth rates applied to this indicator. The following table presents the subject property's estimated average rate levels by market segment and demand period for the first projection year, 2000. The segmented rate projections have been deflated to year-end 1996 in order to compare our forecast to the actual operating results of the competitive properties.

HVS International, Mineola, New York       Lodging Supply and Demand Analysis 16


Estimated Average Rate by Segment and Period

                          Base Year Segmented Rate Assumptions
                       -------------------------------------------
                                                                        Annual    Deflated
Demand Period            FIT        Casino   Wholesale      Group      Average    ADR (1996)
-------------------------------------------------------------------------------------------
Peak Weekend           $175.00     $150.00     $125.00     $140.00     $150.00     $133.72
Peak Mid-week           140.00      125.00      100.00      110.00      121.50      107.95
Non-Peak Weekend        110.00      100.00       85.00       90.00       98.00       87.07
Non-Peak Mid-week        95.00       85.00       80.00       85.00       87.00       77.30
Convention              200.00      150.00      120.00      160.00      161.00      143.05
Special Event           250.00      200.00      180.00      185.00      208.00      184.81
                       -------     -------     -------     -------
Annual Average         $160.63     $134.90     $114.30     $127.41
Deflated ADR (1996)    $142.72     $119.86     $101.56     $113.20

Total Average Rate     $137.00
Deflated ADR (1996)    $121.73

--------------------------------------------------------------------------------

                              In positioning the average rate of the subject property in 1996 dollars, we assume that the hotel will be constructed in a first-class manner and that the property will achieve an occupancy level slightly below that of the current competitive market. Based on this premise, and considering the benefits of the subject property's theme and amenities package, we have conservatively positioned the average rate of the subject property at $137.00, or $121.73 in 1996 dollars. This represents an average rate above that of the competitive market ($113) but below that of the Mirage and Caesars Palace ($130). Although the subject property may attain a higher average rate, it is also possible that increased capacity in the market may result in a lower level.

                              As indicated in the table, the FIT segment is projected to command the highest average rates throughout the entire year. The wholesale segment is projected to achieve the lowest average rate. As discussed, the degree to which a casino will discount and its complimentary policy are commensurate with the competitiveness of the market and the target market. The group and casino segments have been priced according to the type and amount of group and casino demand that will likely be pursued. Citywide conventions and special event periods are priced to maximize rate without gouging the consumer.

HVS International, Mineola, New York       Lodging Supply and Demand Analysis 17


                              Average Rate Growth

                              Because average rates are affected by market conditions such as the relationship between supply and demand, increases do not necessarily mirror the underlying monetary inflation rate. A hotel's ability to raise room rates is affected by a number of factors, including the following.

Supply and Demand Relationships - The relationship between supply and demand is one of the factors that determine hotel occupancies and average rates. Strong markets where lodging demand is increasing faster than supply are often characterized by rate growth that exceeds inflation. Markets that are overbuilt or suffering from declining demand are unlikely to exhibit any significant increases in average rates.


Inflationary Pressures - Price increases caused by inflation affect hotel room rates by eroding profit margins and encouraging operators to raise prices. This strategy is effective only in markets that are characterized by a healthy supply and demand relationship.

Improving the Competitive Standard - When a new facility enters a mature market, its rates may be set higher than the marketwide average in an effort to justify the development costs. This may allow other competitors to achieve corresponding gains by effectively raising the amount the market will bear. However, if the addition to supply has a severe impact on the occupancy levels of other hotels, price competition may ensue.

Property-Specific Improvements - Changes that make a hotel more or less attractive to guests can have an impact on average rate. An expansion, renovation, upgrading, or the introduction of additional facilities and amenities may enable greater-than-inflationary room rate increases. Likewise, deferred maintenance may make a property less competitive, engendering a decline in room rates.

                              In determining average rate projections, changes that occur prior to occupancy stabilization are generally attributable to factors that are specific to the property and the market. After a hotel achieves a stabilized occupancy, room rates are generally expected to continue to increase at the underlying inflation rate throughout the remainder of the projection period.

                              Based on the topics discussed previously, as well as the historical performance of the Las Vegas hotel market, we believe average rate growth for the subject will mirror the rate of inflation throughout the projection period. As such, average rates have been forecast to increase by 3.0% per year for all segments.

Projection of                 The following chart summarizes our forecast of
Occupancy and                 occupancy and average rate for the proposed
Average Rate                  Aladdin Hotel and Casino.

Forecast of Occupancy and Average Rate

HVS International, Mineola, New York       Lodging Supply and Demand Analysis 18


                                                                         2000
                                    --------------------------------------------
                                    Calendar Year Occupancy              93.0%
                                    Calendar Year Average Rate         $137.00
                              --------------------------------------------------


                              We have chosen a stabilized occupancy and average rate level of 93.0% and $137, respectively, in 2000. The subject property's anticipated stabilized occupancy and average rate reflect the following key benefits and risks.

The outlook for the Las Vegas lodging market is strong, and the health of the regional economy is likely to support further increases in demand as allowed by increases in supply.

The subject site is located in a prime location of the Las Vegas Strip.

The risks of future supply-side expansion are significant. Were the barriers to entry greater, a higher stabilized occupancy and average rate could reasonably be supported.

xxxxx
HVS International, Mineola, New York            Income Capitalization Approach 1


11.                   Income Capitalization Approach

                      The income capitalization approach is based on the principle that the value of a property is indicated by the net return to the going concern or what is also known as the present worth of future benefits. The future benefits from income-producing properties, such as casinos, casino hotels, hotels, and motels, are the net income before debt service and depreciation, derived from a forecast of income and expense. These future benefits can then be converted into an indication of market value through a mortgage equity capitalization process and a traditional discounted cash flow analysis.

                      Using the income capitalization approach, we have estimated the subject property's market value. Based on an analysis of the Las Vegas Strip ($72 million and over) gaming market's existing and proposed gaming supply, followed by an examination of regional and local demand trends, we have developed a forecast of income and expense that reflects current and future anticipated income trends, as well as area cost components, up through a stabilized year of operation.

                      The forecast of income and expense is expressed in current dollars as of the date of each forecasted year. The last forecasted year, or what is referred to as the stabilized year, is intended to reflect the anticipated operating results of the property over its remaining economic life, given any and all applicable stages of build-up, plateau, and decline in the life cycle of the gaming property. Therefore, such income and expense estimates from the stabilized year forward exclude from consideration any abnormal relation of supply and demand, and also any transitory or nonrecurring conditions which may result in unusual revenue or expenses of the property.

                      As stated in the textbook entitled Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and Valuations, published by the Appraisal Institute, "of the three valuation approaches available to the appraiser, the income capitalization approach generally provides the most persuasive and supportable conclusions when valuing a lodging facility." This text notes that using a 10-year forecast and an equity yield rate "most accurately reflects the actions of typical hotel buyers, who purchase properties based on their leveraged discounted cash flow." The simpler procedure of using a 10-year forecast and a discount rate is "less reliable because the derivation of the discount rate has little support. Moreover, it is difficult to adjust the discount rate for changes in the cost of capital."(8) These same principles apply to the valuation of gaming properties due to the labor-intense nature of the entities.

                      ------------
                      (8) Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and Valuations, Stephen Rushmore, Appraisal Institute, Chicago, IL, 1992,
                            p. 236.

HVS International, Mineola, New York            Income Capitalization Approach 2


                      The subject property has been valued using both a traditional 10-year discounted cash flow analysis and a 10-year discounted cash flow analysis in which the cash flow to equity and the equity reversion are discounted to the present value at the equity yield rate and the income to the mortgagee is discounted at a mortgage interest rate. The sum of the equity and mortgage values is the total property value.

                      To convert the forecasted income stream into an estimate of value, the anticipated net income (before debt service and depreciation) is allocated to the mortgage and equity components based on market rates of return and loan-to-value ratios. The total of the mortgage component and the equity component equals the value of the property. The process of estimating the value of the mortgage and equity components is described as follows.

                        1. The terms of typical gaming property investors financing are set forth, including interest rate, amortization term, and loan-to-value ratio.

                        2. An equity yield rate of return is established. Many gaming property investors base their equity investments on a 10-year equity yield rate projection that takes into account ownership benefits such as periodic cash flow distributions, residual sale or refinancing distributions that return any property appreciation and mortgage amortization, income tax benefits, and various non-financial considerations such as status and prestige. The equity yield rate is also known as the internal rate of return on equity.

                        3. The value of the equity component is calculated by first deducting the annual debt service from the projected net income before debt service, leaving the net income to equity for each projection year. The net income as of the 11th year is capitalized into a reversionary value. After deducting the mortgage balance at the end of the 10th year and the typical brokerage and legal costs, the equity residual is discounted back to the date of value at the equity yield rate. The net income to equity for each of the 10 projection years is also discounted to the present value. The sum of these discounted values equates to the value of the equity component. Adding the equity component to the initial mortgage balance yields the overall property value.

                              Because the mortgage and the debt service amounts are unknown but the loan-to-value ratio was determined in step #1, the preceding calculation can be solved through an iterative process or by use of a linear algebraic equation that computes the total property value. The algebraic equation that solves for the total property value using a ten-year mortgage/equity technique was developed by Suzanne R. Mellen, CRE, MAI, managing director of the San Francisco office of HVS International. A complete

HVS International, Mineola, New York            Income Capitalization Approach 3

                              discussion of the technique is presented in her article entitled, "Simultaneous Valuation: A New Technique."(9)

                        4. The value is proven by allocating the total property value between the mortgage and equity components and verifying that the rates of return set forth in steps #1 and #2 can be met from the forecasted net income.

Comparable            In the forecast of income and expense, presented later in
Income and            this section, the composite statements will be utilized as
Expense Statements    a basis of comparison to ascertain the reasonableness of
                      our forecast where applicable.

                      We have presented a composite statement of casino hotels located within the Las Vegas Strip ($72 million & over) market as compiled by the Nevada Gaming Control Board and published in the Nevada Gaming Abstract, 1995 and 1996.

Historical Statements of Income and Expense - Proposed Aladdin Hotel and Casino

                      ----------

                      (9) Suzanne R. Mellen. "Simultaneous Valuation: A New Technique," Appraisal Journal, April, 1983.

HVS International, Mineola, New York            Income Capitalization Approach 4


Fiscal Year                          1996                                               1995
Location                             Las Vegas Strip                                    Las Vegas Strip
Number of Locations                  19                                                 19
Number of Rooms                      45,291                                             44,490
Occupancy                            94.8%                                              94.1%
Average Rate                         $79.19                                             $74.61
Occupied Rooms                       15,666,731                                         15,272,638

                                         (000s)      % Gross       PAR(1)     POR(2)      (000s)    % Gross       PAR(1)    POR(2)
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
   Gaming                             $3,194,527        52.6%    $70,533     $203.91    $3,086,131     53.6%     $69,367   $202.07
   Rooms                               1,240,619        20.4      27,392       79.19     1,139,558     19.8       25,614     74.61
   Food                                  656,570        10.8      14,497       41.91       632,475     11.0       14,216     41.41
   Beverage                              277,885         4.6       6,136       17.74       273,743      4.8        6,153     17.92
   Other Income                          700,428        11.5      15,465       44.71       621,797     10.8       13,976     40.71
                                      ----------        ----     -------      ------    ----------     ----      -------    ------
                   Total Revenues      6,070,029       100.0     134,022      387.45     5,753,705    100.0      129,326    376.73

Departmental Expense *
   Casino                              1,826,188        57.2      40,321      116.56     1,768,141     57.3       39,742    115.77
   Rooms                                 451,921        36.4       9,978       28.85       430,029     37.7        9,666     28.16
   Food                                  678,850       103.4      14,989       43.33       669,096    105.8       15,039     43.81
   Beverage                              183,764        66.1       4,057       11.73       182,125     66.5        4,094     11.92
   Other Income                          427,180        61.0       9,432       27.27       422,055     67.9        9,487     27.63
                                      ----------        ----     -------      ------    ----------     ----      -------    ------
           Total Departmental Exp      3,567,904        58.8      78,777      227.74     3,471,445     60.3       78,028    227.30

Departmental Income                    2,502,125        41.2      55,245      159.71     2,282,260     39.7       51,298    149.43

Undistributed Operating Expenses
   Administrative and General            663,174        10.9      14,642       42.33       640,544     11.1       14,397     41.94
   Marketing                              90,967         1.5       2,008        5.81        89,770      1.6        2,018      5.88
   Energy                                 88,971         1.5       1,964        5.68        89,844      1.6        2,019      5.88
   Complimentary/Promotions               40,152         0.7         887        2.56        35,979      0.6          809      2.36
   Entertainment                          63,314         1.0       1,398        4.04        55,473      1.0        1,247      3.63
                                      ----------        ----     -------      ------    ----------     ----      -------    ------
                            Total        946,577        15.6      20,900       60.42       911,611     15.8       20,490     59.69

House Profit                           1,555,549        25.6      34,345       99.29     1,370,649     23.8       30,808     89.75

Fixed Charges
   Property Tax                           46,350         0.8       1,023        2.96        45,238      0.8        1,017      2.96
   Rent of Premises                       18,157         0.3         401        1.16        17,638      0.3          396      1.15
   Equipment Lease                         3,162         0.1          70        0.20         7,811      0.1          176      0.51
                                      ----------        ----     -------      ------    ----------     ----      -------    ------
                            Total         67,670         1.1       1,494        4.32        70,687      1.2        1,589      4.63

Net Income                            $1,487,879        24.5%    $32,851      $94.97    $1,299,962     22.6%     $29,219    $85.12
                                      ==========        ====     =======      ======    ==========     ====      =======    ======

   Food as a % of Gaming Revenue                        20.6%                                          20.5%
   Beverage as a % of Gaming Revenue                     8.7                                            8.9
   Other Income as a % of Gaming Revenue                21.9                                           20.1


*     Departmental expenses expressed as a percentage of departmental revenues
(1)   Per Available Room
(2)   Per Occupied Room

Sources: Nevada Gaming Abstract, State Gaming Control Board HVS Gaming Services

--------------------------------------------------------------------------------

HVS International, Mineola, New York            Income Capitalization Approach 5


                      As shown, the Las Vegas Strip ($72 million and over) market has shown increasing profitability over the past two years. Specifically house profit equated to 25.6% of total revenue in 1996, up from 23.8% of total revenue in 1995. Similarly, net income increased from 22.6% of total revenue in 1995 to 24.5% of total revenue in 1996. The increased profitability of the Las Vegas Strip ($72 million and over) market is attributable to overall revenue increases as well as decreases in departmental and undistributed operating expenses. Revenue increases from 1995 to 1996 were spurred by a 3.5% increase in gaming revenue and a 8.9% increase in rooms revenue. The rooms revenue increase was achieved through a 6.1% increase in average rate and a minimal increase in occupancy. Departmental expenses ratios were pared from 60.3% of departmental income in 1995 to 58.8% in 1996, while undistributed operating expenses decreased minimally from 15.8% of total revenue to 15.6% of total revenue.

                      In addition, we have investigated the performance of several of the larger casino companies operating within the Las Vegas Strip ($72 million and over) market. The following chart details operating expense ratios for these selected companies.

Casino Department Expenses, Selected Properties Las Vegas Strip ($72 million and over)

                 Casino Expenses     Rooms Expenses    Food & Beverage Expenses
                -----------------   ----------------   ------------------------
                 1996       1995    1996        1995       1996         1995
                -----------------   ----------------   ------------------------
Mirage           51.%       49.5%   29.2%       30.%       63.%         50.%
Circus Circus    46.1       41.5    39.6        39.6       95.4         93.7
Hilton           54.4       50.6     N/A         N/A        N/A          N/A
Caesars          57.4       51.4    35.7        35.7       89.9        114.3

                     Source: Individual Company 10K Reports
--------------------------------------------------------------------------------

                      These ratios will also be used as a basis for forecasting the subject property's expense levels.

Inflation Analysis    To forecast income and expense levels, we must establish a general rate of inflation. The following table shows how the consumer price index for the urban consumer, all items, has changed in the Western United States between 1990 and 1996 (data specific to Las Vegas were not available).

HVS International, Mineola, New York            Income Capitalization Approach 6


Consumer Price Index - Western United States Area

                                  Consumer                   Percentage
      Year                      Price Index                    Change
-------------------------------------------------------------------------
      1990                         131.5                         ---
      1991                         137.3                        4.4%
      1992                         142.0                        3.4
      1993                         146.2                        3.0
      1994                         149.6                        2.3
      1995                         153.5                        2.6
      1996                         157.6                        2.7

Average Annual % Change 1990-96:                                3.1%

                       Source: Bureau of Labor Statistics
--------------------------------------------------------------------------------

                      In consideration of these data and the trends of the last three years, our assessment of probable property appreciation levels, and the subject property's ability to control costs, we have applied an underlying inflation rate of 3.0% to all appropriate revenue and expense items. This stabilized inflation rate takes into account normal, recurring inflation cycles. Inflation is likely to fluctuate above and below this level during the projection period.

Fixed and             In forecasting revenues and expenses for a gaming
Variable Component    property, HVS International uses a fixed and variable
Analysis              component model. The logic behind this model is based on
                      the premise that gaming property revenue and expenses have a component that is fixed and another component that varies directly with gaming volume and facility use.
                      Therefore, a projection can be made by taking a known level of revenue or expense and calculating the fixed component, as well as the variable portion. The fixed component is then held at a constant level, while the variable component is adjusted for the percentage change in either the projected gaming/lodging volume or facility use, which produces the known level of revenue or expense.

                      The following table illustrates the revenue and expense categories that can be projected using this fixed and variable component model. These percentages show the portion of each category that is typically fixed and variable. The last column describes the basis for calculating the percentage of variability.

HVS International, Mineola, New York            Income Capitalization Approach 7


Range of Fixed and Variable Ratios

Revenue and Expense Category          Percent Fixed            Percent Variable     Index of Variability
---------------------------------------------------------------------------------------------------------
Revenues
  Food                                 0     -    30    %      70    -    100    %       Gaming/Occ.
  Beverage                             0     -    30           70    -    100         Gaming/Food Rev.
  Retail                               10    -    40           60    -     90            Gaming/Occ.
  Other Income                         30    -    60           40    -     70            Gaming/Occ.

Departmental Expenses
  Casino                               60    -    90           10    -     40              Gaming
  Rooms                                50    -    70           30    -     50             Occupancy
  Food and Beverage                    35    -    60           40    -     65         Food & Bev. Rev.
  Other Income                         30    -    60           40    -     70           Other Income

Undistributed Operating Expenses
  Administrative & General             65    -    85           15    -     35           Total Revenue
  Marketing                            65    -    85           15    -     35           Total Revenue
  Property Operation & Maintenance     65    -    85           15    -     35           Total Revenue
  Energy                               65    -    85           15    -     35           Total Revenue
  Complimentary/Promo                  65    -    85           15    -     35           Total Revenue
  Entertainment                        60    -    80           20    -     40           Total Revenue
  Management Fees                      0     -    40           60    -    100        Gam./Total Revenue
  Incentive Management Fees                  0                    100                       EBITA

Fixed Expenses
   Property Taxes                           100                    0                         N/A
   Insurance                                100                    0                         N/A
   Reserve for Replacement                   0                    100                   Total Revenue
----------------------------------------------------------------------------------------------------------

                      The forecast of revenue and expense is accomplished through a step-by-step approach. Each category of revenue and expense is estimated separately and combined at the end in the final statement of income and expense.

Forecast of Income    The following description sets forth the basis for the
and Expense           forecast of income and expense for the subject property.
                      We anticipate that it will take three years for the subject property to reach a stabilized level of operation.
                      The following text refers directly to the subsequent chart where the forecast of income and expense is shown through the 10-year holding period.

Revenues              Gaming Revenue

                      As delineated in the "Forecast of Gaming Revenue" section of the narrative, gaming revenue has been forecast through the 10-year projection period based on a market penetration model and reconciled with a WPUPD analysis. Our forecast of gaming revenue reflects the historical performance of the Las Vegas Strip ($72 million and over) market and the anticipated performance and penetration of the subject

HVS International, Mineola, New York            Income Capitalization Approach 8


                      property. Gaming revenues are anticipated to stabilize in 2002, and WPUPD rates are anticipated to increase at a rate of 3.0% per year thereafter.

                      Rooms Revenue

                      Rooms revenue is determined by two variables: occupancy and average room rate. In the section entitled "Lodging Supply and Demand Analysis," we projected occupancy and average rate for the subject property. The Proposed Aladdin Hotel and Casino is expected to stabilize in the first projection year at an occupancy of 93% and an average daily rate of $137.00. From the stabilized year forward, the average rate is forecast to increase at an inflationary rate of 3.0% per year.

                      Food and Beverage Revenue

                      The subject property's food and beverage revenue will be captured by eight food and beverage outlets, the various beverage service areas located throughout the main casino floor, and the property's roughly 75,000 square feet of meeting space where banquet and catering charges will be generated. Food revenue is anticipated to mirror changes in gaming volume. Due to the subject property's Strip location, the food and beverage outlets are anticipated to draw only a moderate amount of patronage from the local community. The ratio of food revenue to gaming win for the Las Vegas Strip ($72 million and over) market equated to 20.6% in 1996, up from 20.5% in 1995. Based on these results, as well as the proposed subject's high-quality food and beverage outlets and amount of meeting space, food revenue has been projected at 21.7% of gaming revenue per year throughout the projection period. As mentioned, food revenue is projected to remain commensurate with gaming volume throughout the projection period.

                      Beverage revenue has been forecast at 9.1% of gaming win per year throughout the projection period. This ratio compares to the historical performance of the Las Vegas Strip ($72 million and over) market, which recorded beverage revenue at 8.7% of gaming win in 1996. Based on the projected WPUPD rates, casino patrons' propensity to consume beverages, and the complimentary service granted to gamblers, these projections appear reasonable.

HVS International, Mineola, New York            Income Capitalization Approach 9


                      Telephone Income

                      Telephone revenue is not individually tracked by the State Gaming Control Board; however, according to interviews with area managers, as well as our experience in the gaming and hotel industries, we have forecast telephone revenue for the subject property at 1.3% of gaming win, or 2.9% of rooms revenue throughout the projection period.

                      Entertainment Income

                      The subject property will derive entertainment income from the operation of its production show theater and the Center for Performing Arts. The subject property's production show is expected to have a 1,001 Arabian Nights/Scheherazade theme, while the Center for Performing Arts will continue to host Broadway Shows and mainstream concerts. Based on the proposed quality of the subject property's entertainment offerings, as well as interviews conducted with area managers, we have forecast entertainment income to equal 13.7% of gaming revenue per year throughout the projection period.

                      Spa Income

                      As mentioned previously in this report, the subject property will offer a +/-20,000-square-foot spa. The spa will include massage service, a sauna, steam rooms, and other pampering amenities. Based on our experience in the gaming and hotel industries, we have forecast spa revenue at 5.4% of gaming revenue per year throughout the projection period.

                      Miscellaneous Income

                      Miscellaneous income at the subject property is expected to be derived from card and dice sales, vending machines, various gift shops and retail outlets, and ATMs. Based on this, we have forecast miscellaneous income equal to approximately 5.5% of gaming revenue per year throughout the projection period. Note that in the composite statement of casinos in the Las Vegas Strip ($72 million and over) market, other income equated to 20.1% of gaming revenue in 1995 and 21.9% in 1996. While this ratio is higher than the ratio we have forecast for the subject property, other income in the composite statement includes telephone revenue, entertainment revenue, and other ancillary revenues which we have forecast separately.

HVS International, Mineola, New York           Income Capitalization Approach 10


Departmental Expenses Casino Expense

                      Casino expense consists of items relating to the operation and general upkeep of the casino areas, including the table games and gaming devices. Salaries, wages, and employee benefits account for a substantial portion of this category. The wages paid to dealers and personnel tend to be variable; however, they are offset by the relatively fixed payroll for pit and slot supervisors, pit and slot managers, the casino manager, casino cage personnel, change personnel, and the casino host. Overall, salaries, wages, and employee benefits are somewhat dependent on management's scheduling and forecasting abilities. Other casino expenses include gaming equipment maintenance, gaming supplies, uniforms, and other miscellaneous departmental operating expenses for the casino and cage.

                      Casino expenses as a ratio to casino revenue for the Las Vegas Strip ($72 million and over) market equated to 57.3% of gaming revenue in 1995 and 57.2% of gaming revenue in 1996. In addition, the selected casino companies presented previously reported casino expenses ranging from a low of 46.1% to a high of 57.4% in 1996.

                      Based on these results as well as the forecasted gaming revenue levels for the subject property, we have forecast casino expenses to equate to 50.7% of casino revenue per year throughout the projection period.

                      Rooms Expense

                      Rooms expense consists of items relating to the sale and upkeep of guestrooms and public space. Salaries, wages, and employee benefits account for a substantial portion of this category. Although the wages paid to maids and housemen tend to be highly occupancy sensitive, they are somewhat offset by the relatively fixed payroll for front desk personnel, public area cleaners, the housekeeper, and the assistant manager. The overall result is that salaries, wages, and employee benefits are only moderately occupancy sensitive. Commissions and reservation expenses are usually based on room sales and are, therefore, highly occupancy and rate sensitive. Linen, operating supplies, other operating expenses, and uniforms are only slightly affected by changes in volume and are classified as very slightly occupancy sensitive.

                      The Las Vegas Strip ($72 million and over) composite rooms expense ratio equated to 37.7% in 1995, decreasing to 36.4% in 1996. In addition, the selected casino companies reported a range of rooms expenses of 29.2% to 39.6% in 1996. Given the forecasted level of rooms revenue at the subject property and the comparable information, we have forecast the proposed subject's rooms expenses at 33.0% of rooms revenue per year throughout the projection period.

                      Food and Beverage Expenses

HVS International, Mineola, New York           Income Capitalization Approach 11


                      Food expense for the Las Vegas Strip ($72 million and over) market has historically been quite high. Specifically, food expenses equated to 105.8% and 103.4% of food revenue in 1995 and 1996, respectively. Beverage expenses within the market equated to 66.1% of beverage revenue in 1996, down from 66.5% in 1995. Overall, food and beverage expenses equated to 93.9% of food and beverage revenue in 1995, decreasing to 92.3% in 1996. The selected casino companies reported food and beverage expense of between 63.5% of food and beverage revenues to 95.4% in 1996. Based on the aforementioned information, we have forecast food expenses at 97.0% of food revenue and beverage expenses at 64.0% of beverage revenue throughout the projection period. This equates to an overall food and beverage expense ratio of 87.2% per year, within the comparable range.

                      Telephone Expense

                      Telephone expense has had been forecast to stabilize at 40.0% of telephone revenue and increase at an inflationary rate of 3.0% per annum thereafter.

                      Entertainment Expense

                      As mentioned, the subject will generate entertainment revenue from the production show and the Center for Performing Arts. Given the high cost of producing shows in Las Vegas and attracting Broadway shows and concert headliners to the Center for Performing Arts, as well as the labor-intensive nature of operating theaters, we have forecast entertainment expenses at 90% of entertainment revenues throughout the projection period.

                      Spa Expense

                      Similar to the theaters, spas are labor-intensive operations which require staffing even during down-times. As such, we have forecast spa expenses at 75% of spa revenues throughout the projection period.

HVS International, Mineola, New York           Income Capitalization Approach 12


                      Miscellaneous Expense

                      Miscellaneous expense is made up of labor costs and the costs of goods sold associated with the various retail outlets. We have forecast miscellaneous expense at 75.0% of miscellaneous revenue throughout the projection period.

Undistributed         Administrative and General
Operating Expenses

                      Administrative and general expenses include items related to the management and operation of the property such as management salaries and wages, human resources, data processing, collections, legal and consulting fees, equipment leases, and other service fees. Most administrative and general expenses are relatively fixed. The exceptions are cash overages and shortages; commissions on credit card charges; and credit and collection charges, which are moderately affected by the quantity of transactions or total revenue. Another significant expense incurred by casino hotels is the cost associated with surveillance.

                      Administrative and general expenses for the Las Vegas Strip ($72 million and over) market equated to 11.1% of total revenue in 1995, decreasing to 10.9% of total revenue in 1996. We have projected administrative and general expense to be approximately 10.5% of total revenue per year throughout the projection period.

                      Marketing

                      The marketing category is unique in that all of the expense items, with the exception of commissions, are entirely controlled by management. Most gaming properties establish an annual marketing budget which sets forth all planned expenditures. If the budget is followed throughout the period, total marketing expenses can be accurately forecast. Although there is a lag period before results are realized, marketing expenditures are unusual because the benefits are often extended over a long period. Depending on the type and scope of the advertising program implemented, the lag time can be as short as a few weeks or as long as several years. However, the positive results of an effective marketing campaign tend to linger, and a property often enjoys the benefits of a concentrated sales effort for many months.

                      The comparable statement of income and expense presented earlier shows marketing expenses equating to 1.5% of total revenues in 1996, down from 1.6% of total revenues in 1995. We have forecast marketing expenses for the subject property at 1.7% of total revenues in the first projection year, stabilizing at 1.5% of total revenue per year thereafter. The higher expense ratio in the first projection year is due to the increased marketing costs associated with opening a new hotel casino property.

HVS International, Mineola, New York           Income Capitalization Approach 13


                      Property Operations and Maintenance

                      Property operations and maintenance (PO&M) is another expense category that is largely controlled by management. Except for repairs that are necessary to keep the facility open and to prevent damage (e.g., plumbing, heating, and electrical), most maintenance items can be deferred for varying lengths of time. All expense items in this category are relatively fixed. Maintenance is an accumulating expense. If management elects to postpone performing a required procedure, they have not eliminated or saved the expenditure, they have only deferred payment until a later date. We have forecast property operations and maintenance expenses at 1.8% of total revenues, or $3,867 per available room in the first projection year. These expenses are forecast to increase to a stabilized level of 2.1% of total revenues or $4,821 per available room in the third projection year, increasing in line with the underlying rate of inflation of 3.0% per year thereafter. The lower property operations and maintenance expenses forecast in the initial years are due to the relative newness of the facility. Typically, new properties incur lower maintenance expenses in the first years of operation and are still covered by several manufacturers' warranties.

                      Energy

                      As the casino is open 24 hours, the public areas are continually lighted and heated or air conditioned. The design and layout of a casino facility have a notable impact on the level of energy expense it incurs. Considering the subject's layout, design, and age, as well as the cost of energy in the Las Vegas area, we have forecast energy expense at 1.5% of total revenue or $3,247 per available room in the first projection year, with inflationary gains anticipated thereafter. This forecast is in line with the Las Vegas Strip ($72 million and over) comparables presented earlier.

                      Complimentary and Promotion

                      We have projected the promotions expense at 0.6% of total revenue, or roundly $3.6 million dollars in the first projection year. Promotions expense is projected to increase at an inflationary rate throughout the projection period. The level of promotions expense reflects the highly competitive market and the importance of promotions for maintaining market share.

                      LCI Fee

                      As mentioned previously in this report, the subject property will be jointly owned by Aladdin Holdings, LLC, and London Clubs International (LCI). LCI is one of the world's leading casino operators with seven casinos in London, one in France, three in Egypt, and one in Lebanon. In addition, they operate casinos on board three

HVS International, Mineola, New York           Income Capitalization Approach 14


                      cruise liners. According to the property's developers, Aladdin Gaming, LLC, will employ LCI professionals to operate the property's Salle Prive high-end casino. In return for LCI's operations expertise, Aladdin will pay LCI an incentive marketing and consulting fee. This fee is based on the EBITDA generated by the Salle Prive. The following chart dictates the terms of the agreement as provided by the property's developers.

LCI Incentive Marketing and Consulting Fee

           EBITDA                                    Percentage Entitlement
           -----------------------------------------------------------------
           $0-$15M                                             10%
           $15M-$17M                                         12.5
           $17M-$20M                                           25
           > $20M                                              50
--------------------------------------------------------------------------------

                      The chart on the following page shows our estimation of the Salle Prive EBITDA for the 10-year holding period.

HVS International, Mineola, New York           Income Capitalization Approach 15


Forecast of LCI Fees

                              2000      2001      2002      2003      2004      2005      2006      2007      2008      2009
                          ---------------------------------------------------------------------------------------------------
Salle Prive Revenues*       $73,157   $75,166   $77,421   $79,742   $82,135   $84,599   $87,138   $89,752   $92,445   $95,218
Salle Prive Expenses**       62,183    63,891    65,808    67,780    69,815    71,909    74,067    76,289    78,578    80,935
EBITDA                       10,974    11,275    11,613    11,961    12,320    12,690    13,071    13,463    13,867    14,283

Terms
----------------------
10% up to 15M                 1,097     1,127     1,161     1,196     1,232     1,269     1,307     1,346     1,387     1,428
12.5% 15M - 17M                   0         0         0         0         0         0         0         0         0         0
25% 17M - 20M                     0         0         0         0         0         0         0         0         0         0
50% 20M +                         0         0         0         0         0         0         0         0         0         0
Total                       $ 1,097   $ 1,127   $ 1,161   $ 1,196   $ 1,232   $ 1,269   $ 1,307   $ 1,346   $ 1,387   $ 1,428

* Based on 13% of total gaming revenue
** Based on 85% of Salle Prive revenue
--------------------------------------------------------------------------------

HVS International, Mineola, New York           Income Capitalization Approach 16


                      As shown, LCI Revenue has been forecast based on 13% of total revenue. According to the property's developers, the LCI fee is based on all gaming and non-gaming revenue generated by the Salle Prive, including the operation of the Salle Prive exclusive restaurant. Salle Prive expenses were forecast at 85% of revenues. This expense ratio includes the increased marketing and complimentary costs associated with operating a high-end casino. Overall, the Salle Prive EBITDA is not forecasted to a reach a level where higher incentive payments than the base 10% are due. As such, LCI fees have been forecast at 10% of the Salle Prive EBITDA per year, throughout the projection period.

Fixed Charges         Property Taxes

                      According to the Clark County Assessor's Office, the assessed value of the Proposed Aladdin Hotel and Casino will be determined via the cost approach based on Marshall & Swift cost estimates. According to the property's developers, the construction cost of the subject property excluding land costs is estimated at roundly $630,000,000. In addition, we have estimated the land value of the proposed subject property at $7.4 million per acre, or roundly $134,400,000 for the +/-18.16 acre site. As such, the total budgeted development cost for the subject property equates to roundly $765,400,000. In addition, Clark County assesses property at 35% of market value for taxing purposes. As such, the forecasted taxable value of the proposed Aladdin Hotel and Casino equates to roundly $268,000,000. We have utilized a millage rate of 2.6% in our analysis for the first period. Property taxes are projected to increase at inflationary rates throughout the projection period. The following table presents the estimated first-year property tax burden of the subject property.

Estimated Property Tax Burden - First Projection Year

                                                  Cost (000,000)
                  ----------------------------------------------
                  Project Development             $      462.2
                  Financial and Other                    168.8
                  Land Value                             135.0
                                                  ------------
                  Total                           $      766.0

                  @ 35% assessment                $      268.1
                  Tax Rate                               2.61%
                                                  ------------

                  Taxes                           $    6.99759
                  Say                                        7
--------------------------------------------------------------------------------

                      Insurance Expense

HVS International, Mineola, New York           Income Capitalization Approach 17


                      The insurance expense category includes the cost of insuring the building and its contents against damage or destruction from fire, weather, sprinkler leakage, boiler explosion, plate glass breakage, and so forth. Insurance rates are based on many factors, including building design and construction, fire detection and extinguishing equipment, fire district, distance from fire house, and the area's fire experience. Based on our experience in the casino and hotel industries, we have forecast insurance expense at a total of $1,188,000 in the first projection year, or $457 per available room, with inflationary gains projected thereafter.

EBITDA Margin         As evidenced in the following income and expense
                      statements, we project that earnings before interest, taxes, depreciation, and amortization (EBITDA) will equate to 25.8% of total revenues in the first projection year, decreasing to 25.7% of total revenues in the third projection year. The following table presents estimated
                      EBITDA margins of Las Vegas and riverboat properties for 1996, as estimated by Donaldson, Lufkin, and Jennette.

Comparable EBITDA Ratios

MYSTERY TABLE MISSING
--------------------------------------------------------------------------------

                      As evidenced, the subject property's estimated stabilized EBITDA ratio of 25.7% is within the actual range of comparable EBITDA ratios.

Capital Reserves      Furniture, fixtures, and equipment are essential to the
                      operation of a casino hotel, and their quality often influences the class of a property. Included in this category are all non-real estate items that are normally capitalized, not expensed. Furniture,

HVS International, Mineola, New York           Income Capitalization Approach 18


                      fixtures, and equipment are exposed to heavy use and must be replaced at regular intervals. The useful life of these items is determined by their quality and durability and the amount of guest traffic and use. Periodic replacement of furniture, fixtures, and equipment is essential to maintain the quality, image, and income of a casino hotel. Items specific to the casino operation include table game felts, upholstered chairs, surveillance equipment, and change carts. The replacement of these items generally depends on the volume of business and quality of the materials, while replacing the most important item in the casino, the gaming devices, is more uncertain. Gaming devices, like other computer equipment, generally have an economic life of five to ten years. However, with the advances in computerized gaming technology, devices may become obsolete within a few years. The replacement of technologically obsolete devices should reflect the competitive set, player preferences, and demand trends. Since capitalized expenditures are not included in the operating statement, but nevertheless affect an owner's cash flow, an appraisal should reflect these expenses in the form of an appropriate reserve for replacement. The annual deduction of a reserve for replacement from the projected income stream effectively provides for a return of furniture, fixtures, and equipment in both the casino and the hotel components.

                      Reserves for replacement specific to the gaming industry are typically deducted at between 0.5% and 2.5% of total revenue. This deduction includes an allowance for both the hotel and the casino components. An annual capital reserve equal to 1.0% of total revenues has been deemed reasonable for the subject property, as it will be a high-quality new build product.

Free Cash Flow        We project the Aladdin Hotel and Casino will generate
                      approximately $139,338,000 in free cash flow in the first projection year. In the second projection year, free cash flow is projected to increase to $143,143,000, or 24.8% of total revenue. As mentioned, the subject is anticipated to stabilize in the third year of the projection period and generate roundly $146,185,000 in free cash flow, or 24.5% of total revenue.

HVS International, Mineola, New York           Income Capitalization Approach 19


Forecast of Income    Based on the preceding analyses, the forecast of income
and Expense           and expense has been formulated. The following chart
                      presents a detailed forecast of income and expenses through the stabilized year of operation. Following the detailed income and expense statement, the 10-year forecast of income and expense is presented. The forecast pertains to fiscal operating years beginning January 1, 2000 and is expressed in inflated dollars for each year.

Detailed Income and Expense Statement - Proposed Aladdin Hotel and Casino


Calendar Years Ending:              2000                                                2001
Number of Rooms:                     2,600                                                2,600
Occupancy:                           93.0%                                                93.0%
Average Rate:                      $137.00                                              $141.11
Occupied Rooms:                    882,570                                              882,570

                                   $(000s)      %Gross        PAR(1)       POR(2)       $(000)        %Gross        PAR(1)
---------------------------------------------------------------------------------------------------------------------------
REVENUE
  Gaming                        $  282,030         50.1%   $  108,473   $   320.00   $  289,060         50.0%   $  111,177
  Rooms                            120,912         21.5        46,505       137.00      124,539         21.5        47,900
  Food                              61,222         10.9        23,547        69.37       63,058         10.9        24,253
  Beverage                          25,777          4.6         9,914        29.21       26,551          4.6        10,212
  Telephone                          3,529          0.6         1,357         4.00        3,635          0.6         1,398
  Entertainment                     38,666          6.9        14,872        43.81       39,826          6.9        15,318
  Spa                               15,144          2.7         5,825        17.16       15,599          2.7         6,000
  Miscellaneous                     15,466          2.7         5,948        17.52       15,930          2.8         6,127
                                ----------   ----------    ----------   ----------   ----------   ----------    ----------
     Total Revenues                562,746        100.0       216,441       637.62      578,198        100.0       222,384
                                ----------   ----------    ----------   ----------   ----------   ----------    ----------
DEPARTMENTAL EXPENSES *
  Casino                           142,881         50.7        54,954       161.89      146,525         50.7        56,356
  Rooms                             39,923         33.0        15,355        45.23       41,121         33.0        15,816
  Food                              59,385         97.0        22,840        67.29       61,166         97.0        23,525
  Beverage                          16,497         64.0         6,345        18.69       16,993         64.0         6,536
  Telephone                          1,412         40.0           543         1.60        1,454         40.0           559
  Entertainment                     34,800         90.0        13,385        39.43       35,844         90.0        13,786
  Spa                               11,358         75.0         4,368        12.87       11,699         75.0         4,500
                                ----------   ----------    ----------   ----------   ----------   ----------    ----------
     Total Dept. Expenses          317,856         56.5       122,252       360.15      326,750         56.5       125,673
                                ----------   ----------    ----------   ----------   ----------   ----------    ----------
DEPARTMENTAL INCOME                244,890         43.5        94,188       277.47      251,448         43.5        96,711
                                ----------   ----------    ----------   ----------   ----------   ----------    ----------
UNDISTRIBUTED EXPENSES
  Administrative and General        59,146         10.5        22,748        67.02       60,848         10.5        23,403
  Marketing                          9,380          1.7         3,608        10.63        8,764          1.5         3,371
  Property Maintenance              10,055          1.8         3,867        11.39       10,953          1.9         4,213
  Energy                             8,441          1.5         3,247         9.56        8,673          1.5         3,336
  Complimentary/Promo                3,618          0.6         1,392         4.10        3,724          0.6         1,432
  LCI Fee                            1,097          0.2           422         1.24        1,127          0.2           434
                                ----------   ----------    ----------   ----------   ----------   ----------    ----------
     Total Operating Expenses       91,737         16.3        35,283       103.94       94,089         16.2        36,188
                                ----------   ----------    ----------   ----------   ----------   ----------    ----------
HOUSE PROFIT                       153,153         27.2        58,905       173.53      157,359         27.3        60,523
                                ----------   ----------    ----------   ----------   ----------   ----------    ----------
FIXED EXPENSES
  Property Taxes                     7,000          1.2         2,692         7.93        7,210          1.2         2,773
  Insurance                          1,188          0.2           457          1.3        1,224          0.2           471
                                ----------   ----------    ----------   ----------   ----------   ----------    ----------
      Total                          8,188          1.5         3,149         9.28        8,434          1.5         3,244

EBITDA                          $  144,965         25.7%   $   55,756   $   164.25   $  148,925         25.8%   $   57,279

  Reserve for Replacement            5,627          1.0         2,164         6.38        5,782          1.0         2,224

Free Cash Flow                  $  139,338         24.8%   $   53,591   $   157.88   $  143,143         24.8%   $   55,055
                                ==========   ==========    ==========   ==========   ==========   ==========    ==========
  Food as a % of Gaming Rev                        21.7%                                                21.8%
  Beverage as a % of Gaming Rev                     9.1                                                  9.2
  Beverage as a % of Food Rev                      42.1                                                 42.1
  Telephone as a % of Gaming Rev                    1.3                                                  1.3
  Telephone as a % of Rooms Rev                     2.9                                                  2.9
  Entertainment as a % of Gaming Rev               13.7                                                 13.8
  Entertainment as a % of Rooms Rev                32.0                                                 32.0


Calendar Years Ending:                          2002
Number of Rooms:                                  2,600
Occupancy:                                        93.0%
Average Rate:                                   $145.34
Occupied Rooms:                                 882,570


                                   POR(2)       $(000)      %Gross        PAR(1)    POR(2)
--------------------------------------------------------------------------------------------------
REVENUE
  Gaming                        $   327.52   $  297,730         50.0%   $  114,512    $   337.34
  Rooms                             141.11      128,276         21.5        49,337        145.34
  Food                               71.45       64,950         10.9        24,981         73.59
  Beverage                           30.08       27,347          4.6        10,518         30.99
  Telephone                           4.12        3,744          0.6         1,440          4.24
  Entertainment                      45.13       41,021          6.9        15,777         46.48
  Spa                                17.67       16,067          2.7         6,180         18.20
  Miscellaneous                      18.05       16,408          2.8         6,311         18.59
                                ----------   ----------   ----------    ----------    ----------
     Total Revenues                 655.13      595,543        100.0       229,055        674.78
                                ----------   ----------   ----------    ----------    ----------
DEPARTMENTAL EXPENSES *
  Casino                            166.02      150,920         50.7        58,046        171.00
  Rooms                              46.59       42,354         33.0        16,290         47.99
  Food                               69.30       63,001         97.0        24,231         71.38
  Beverage                           19.25       17,502         64.0         6,732         19.83
  Telephone                           1.65        1,498         40.0           576          1.70
  Entertainment                      40.61       36,919         90.0        14,200         41.83
  Spa                                13.26       12,050         75.0         4,635         13.65
                                ----------   ----------   ----------    ----------    ----------
     Total Dept. Expenses           370.23      336,550         56.5       129,442        381.33
                                ----------   ----------   ----------    ----------    ----------
DEPARTMENTAL INCOME                 284.90      258,993         43.5        99,613        293.45
                                ----------   ----------   ----------    ----------    ----------
UNDISTRIBUTED EXPENSES
  Administrative and General         68.94       62,674         10.5        24,105         71.01
  Marketing                           9.93        9,027          1.5         3,472         10.23
  Property Maintenance               12.41       12,535          2.1         4,821         14.20
  Energy                              9.83        8,933          1.5         3,436         10.12
  Complimentary/Promo                 4.22        3,835          0.6         1,475          4.35
  LCI Fee                             1.28        1,161          0.2           447          1.32
                                ----------   ----------   ----------    ----------    ----------
     Total Operating Expenses       106.61       98,165         16.4        37,756        111.23
                                ----------   ----------   ----------    ----------    ----------
HOUSE PROFIT                        178.30      160,828         27.1        61,857        182.23
                                ----------   ----------   ----------    ----------    ----------
FIXED EXPENSES
  Property Taxes                      8.17        7,426          1.2         2,856          8.41
  Insurance                            1.4        1,261          0.2           485          1.43
                                ----------   ----------   ----------    ----------    ----------
      Total                           9.56        8,687          1.5         3,341          9.84

EBITDA                          $   168.74   $  152,140         25.6%   $   58,516   $   172.38

  Reserve for Replacement             6.55        5,955          1.0         2,291          6.75

Free Cash Flow                  $   162.19   $  146,185         24.5%   $   56,225   $   165.64
                                ==========   ==========   ==========    ==========    ==========
  Food as a % of Gaming Rev                                     21.8%
  Beverage as a % of Gaming Rev                                  9.2
  Beverage as a % of Food Rev                                   42.1
  Telephone as a % of Gaming Rev                                 1.3
  Telephone as a % of Rooms Rev                                  2.9
  Entertainment as a % of Gaming Rev                            13.8
  Entertainment as a % of Rooms Rev                             32.0

*     Departmental expenses expressed as a percentage of departmental revenues
(1)   Per Available Room
(2)   Per Occupied Room

--------------------------------------------------------------------------------

10-Year Forecast of Income and Expense - Proposed Aladdin Hotel and Casino, Las Vegas, Nevada

Calendar Years Ending:                 2000                   2001                   2002                 2003               2004
                               -------------------    -------------------    -------------------    ------------------   -----------
Number of Rooms:                   2600                   2600                   2600                   2600                   2600
Occupied Rooms:                 882,570                882,570                882,570                882,570                882,570
Occupancy:                        93.0%                  93.0%                  93.0%                  93.0%                  93.0%
Average Rate:                   $137.00                $141.11                $145.34                $149.70                $154.19

                                              % of                   % of                  % of                  % of
                                $(000s)      Gross     $(000s)      Gross    $(000s)       Gross     $(000s)     Gross     $(000s)
------------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Gaming                       $282,030       50.1%   $289,060       50.0%   $297,730       50.0%   $306,660       50.0%   $315,860
  Rooms                         120,912       21.5     124,539       21.5     128,276       21.5     132,124       21.5     136,088
  Food                           61,222       10.9      63,058       10.9      64,950       10.9      66,898       10.9      68,905
  Beverage                       25,777        4.6      26,551        4.6      27,347        4.6      28,168        4.6      29,013
  Telephone                       3,529        0.6       3,635        0.6       3,744        0.6       3,856        0.6       3,972
  Entertainment                  38,666        6.9      39,826        6.9      41,021        6.9      42,252        6.9      43,519
  Spa                            15,144        2.7      15,599        2.7      16,067        2.7      16,549        2.7      17,045
  Miscellaneous                  15,466        2.7      15,930        2.8      16,408        2.8      16,901        2.8      17,408
                               --------   --------    --------   --------    --------   --------    --------   --------    --------
      Total                     562,746      100.0     578,198      100.0     595,543      100.0     613,398      100.0     631,810
DEPT. EXPENSES*
  Casino                        142,881       50.7     146,525       50.7     150,920       50.7     155,442       50.7     160,110
  Rooms                          39,923       33.0      41,121       33.0      42,354       33.0      43,625       33.0      44,934
  Food                           59,385       97.0      61,166       97.0      63,001       97.0      64,891       97.0      66,838
  Beverage                       16,497       64.0      16,993       64.0      17,502       64.0      18,027       64.0      18,568
  Telephone                       1,412       40.0       1,454       40.0       1,498       40.0       1,542       40.0       1,589
  Entertainment                  34,800       90.0      35,844       90.0      36,919       90.0      38,027       90.0      39,167
  Spa                            11,358       75.0      11,699       75.0      12,050       75.0      12,412       75.0      12,784
                               --------   --------    --------   --------    --------   --------    --------   --------    --------
      Total                     317,856       56.5     326,750       56.5     336,550       56.5     346,642       56.5     357,046
DEPT. INCOME                    244,890       43.5     251,448       43.5     258,993       43.5     266,756       43.5     274,764
OPER. EXPENSES
  Administrative and General     59,146       10.5      60,848       10.5      62,674       10.5      64,553       10.5      66,491
  Marketing                       9,380        1.7       8,764        1.5       9,027        1.5       9,297        1.5       9,576
  Property Maintenance           10,055        1.8      10,953        1.9      12,535        2.1      12,911        2.1      13,298
  Energy                          8,441        1.5       8,673        1.5       8,933        1.5       9,201        1.5       9,477
  Complimentary/Promo             3,618        0.6       3,724        0.6       3,835        0.6       3,950        0.6       4,069
  LCI Fee                         1,097        0.2       1,127        0.2       1,161        0.2       1,196        0.2       1,232
                               --------   --------    --------   --------    --------   --------    --------   --------    --------
      Total                      91,737       16.3      94,089       16.2      98,165       16.4     101,108       16.4     104,143
HOUSE PROFIT                    153,153       27.2     157,359       27.3     160,828       27.1     165,648       27.1     170,621
FIXED EXPENSES
  Property Taxes                  7,000        1.2       7,210        1.2       7,426        1.2       7,649        1.2       7,879
  Insurance                        1188        0.2       1,224        0.2       1,261        0.2       1,298        0.2       1,337
                               --------   --------    --------   --------    --------   --------    --------   --------    --------
      Total                       8,188        1.4       8,434        1.4       8,687        1.4       8,947        1.4       9,216

EBITDA                          144,965       25.8     148,925       25.9     152,140       25.7     156,701       25.7     161,405

  Reserve for Repl                5,627        1.0       5,782        1.0       5,955        1.0       6,134        1.0       6,318
                               --------   --------    --------   --------    --------   --------    --------   --------    --------
Free Cash Flow                 $139,338       24.8%   $143,143       24.9%   $146,185       24.7%   $150,567       24.7%   $155,087
                               ========       ====    ========       ====    ========       ====    ========       ====    ========


Calendar Years Ending:              2004             2005                 2006                  2007               2008
                                  ---------  -------------------  -------------------   --------------------   ----------
Number of Rooms:                               2600                   2600                   2600                   2600
Occupied Rooms:                             882,570                882,570                882,570                882,570
Occupancy:                                    93.0%                  93.0%                  93.0%                  93.0%
Average Rate:                               $158.82                $163.59                $168.49                $173.55

                                    % of                 % of                  % of                   % of
                                   Gross    $(000s)     Gross      $(000s)     Gross      $(000s)     Gross       $(000s)
-------------------------------------------------------------------------------------------------------------------------
REVENUE
  Gaming                           50.0%   $325,330       50.0%   $335,100       50.0%   $345,153       50.0%   $355,508
  Rooms                            21.5     140,170       21.5     144,375       21.5     148,707       21.5     153,168
  Food                             10.9      70,973       10.9      73,102       10.9      75,295       10.9      77,554
  Beverage                          4.6      29,883        4.6      30,780        4.6      31,703        4.6      32,654
  Telephone                         0.6       4,091        0.6       4,214        0.6       4,340        0.6       4,471
  Entertainment                     6.9      44,825        6.9      46,170        6.9      47,555        6.9      48,981
  Spa                               2.7      17,556        2.7      18,083        2.7      18,626        2.7      19,184
  Miscellaneous                     2.8      17,930        2.8      18,468        2.8      19,022        2.8      19,592
                               --------    --------   --------    --------   --------    --------   --------    --------
      Total                       100.0     650,758      100.0     670,292      100.0     690,401      100.0     711,112
DEPT. EXPENSES*
  Casino                           50.7     164,910       50.7     169,862       50.7     174,958       50.7     180,207
  Rooms                            33.0      46,282       33.0      47,670       33.0      49,100       33.0      50,573
  Food                             97.0      68,844       97.0      70,909       97.0      73,036       97.0      75,227
  Beverage                         64.0      19,125       64.0      19,699       64.0      20,290       64.0      20,899
  Telephone                        40.0       1,636       40.0       1,686       40.0       1,736       40.0       1,788
  Entertainment                    90.0      40,342       90.0      41,553       90.0      42,799       90.0      44,083
  Spa                              75.0      13,167       75.0      13,562       75.0      13,969       75.0      14,388
                               --------    --------   --------    --------   --------    --------   --------    --------
      Total                        56.5     367,753       56.5     378,792       56.5     390,154       56.5     401,859
DEPT. INCOME                       43.5     283,005       43.5     291,500       43.5     300,247       43.5     309,253
OPER. EXPENSES
  Administrative and General       10.5      68,485       10.5      70,540       10.5      72,656       10.5      74,836
  Marketing                         1.5       9,864        1.5      10,160        1.5      10,465        1.5      10,778
  Property Maintenance              2.1      13,697        2.1      14,108        2.1      14,531        2.1      14,967
  Energy                            1.5       9,761        1.5      10,054        1.5      10,356        1.5      10,667
  Complimentary/Promo               0.6       4,191        0.6       4,317        0.6       4,446        0.6       4,580
  LCI Fee                           0.2       1,269        0.2       1,307        0.2       1,346        0.2       1,387
                               --------    --------   --------    --------   --------    --------   --------    --------
      Total                        16.4     107,267       16.4     110,486       16.4     113,800       16.4     117,215
HOUSE PROFIT                       27.1     175,738       27.1     181,014       27.1     186,447       27.1     192,038
FIXED EXPENSES
  Property Taxes                    1.2       8,115        1.2       8,358        1.2       8,609        1.2       8,867
  Insurance                         0.2       1,377        0.2       1,419        0.2       1,461        0.2       1,505
                               --------    --------   --------    --------   --------    --------   --------    --------
      Total                         1.4       9,492        1.4       9,777        1.4      10,070        1.4      10,372

EBITDA                             25.7     166,246       25.7     171,237       25.7     176,377       25.7     181,666

  Reserve for Repl                  1.0       6,508        1.0       6,703        1.0       6,904        1.0       7,111
                               --------    --------   --------    --------   --------    --------   --------    --------
Free Cash Flow                     24.7%   $159,739       24.7%   $164,534       24.7%   $169,473       24.7%   $174,554
                                   ====    ========       ====    ========       ====    ========       ====    ========

Calendar Years Ending:           2008             2009
                              ---------    ------------------
Number of Rooms:                               2600
Occupied Rooms:                             882,570
Occupancy:                                    93.0%
Average Rate:                               $178.75
                                  % of                   % of
                                  Gross    $(000s)       Gross
----------------------------------------------------------------
REVENUE
  Gaming                           50.0%   $366,173       50.0%
  Rooms                            21.5     157,763       21.5
  Food                             10.9      79,880       10.9
  Beverage                          4.6      33,634        4.6
  Telephone                         0.6       4,605        0.6
  Entertainment                     6.9      50,451        6.9
  Spa                               2.7      19,760        2.7
  Miscellaneous                     2.8      20,180        2.8
                               --------    --------   --------
      Total                       100.0     732,446      100.0
DEPT. EXPENSES*
  Casino                           50.7     185,613       50.7
  Rooms                            33.0      52,090       33.0
  Food                             97.0      77,484       97.0
  Beverage                         64.0      21,526       64.0
  Telephone                        40.0       1,842       40.0
  Entertainment                    90.0      45,406       90.0
  Spa                              75.0      14,820       75.0
                               --------    --------   --------
      Total                        56.5     413,916       56.5
DEPT. INCOME                       43.5     318,530       43.5
OPER. EXPENSES
  Administrative and General       10.5      77,081       10.5
  Marketing                         1.5      11,102        1.5
  Property Maintenance              2.1      15,416        2.1
  Energy                            1.5      10,987        1.5
  Complimentary/Promo               0.6       4,717        0.6
  LCI Fee                           0.2       1,428        0.2
                               --------    --------   --------
      Total                        16.4     120,731       16.4
HOUSE PROFIT                       27.1     197,799       27.1
FIXED EXPENSES
  Property Taxes                    1.2       9,133        1.2
  Insurance                         0.2       1,550        0.2
                               --------    --------   --------
      Total                         1.4      10,683        1.4

EBITDA                             25.7     187,115       25.7

  Reserve for Repl                  1.0       7,324        1.0
                               --------    --------   --------
Free Cash Flow                     24.7%   $179,791       24.7
                                   ====    ========       ====

* Departmental expenses expressed as a percentage of departmental revenues.

--------------------------------------------------------------------------------

HVS International, Mineola, New York           Income Capitalization Approach 22


Capitalization of     The conversion of a property's forecasted net income into
Net Income Into       an estimate of value is based on the premise that
Market Value          investors typically purchase real estate with a small
Estimate              amount of equity cash (25% to 50%) and a large amount of
                      mortgage financing (50% to 75%). The amounts and terms of available mortgage financing and the rates of return that are required to attract sufficient equity capital form the basis for allocating the net income between the mortgage and equity components and deriving a value estimate.

                      Other investment parameters used by the appraisers in the income capitalization approach include an overall capitalization rate and total property yield. An overall terminal capitalization rate is utilized to calculate the property's reversionary sales proceeds at the end of the assumed 10-year holding period in the discounted cash flow analysis. Once the value of the property is estimated via the mortgage-equity capitalization technique, the appraisers perform analyses to cross-check the appropriateness of the value estimate based upon other market derived parameters. The overall capitalization rate equating the subject's first-year net income to the estimated market value is compared with overall rates derived from comparable sales and investor surveys. The total property yield, which is the discount rate equating the property's forecasted net income before debt service to the estimated market value, is also compared with total property yields derived from comparable sales and investor surveys.

Mortgage Component    The appraisers have used financing data specific to the
                      gaming industry in formulating an applicable interest rate, term, amortization period, and debt service constant for the valuation of the Proposed Aladdin Hotel and Casino. Our interviews with representatives from lending institutions indicate that financing is available to those companies with a proven track record of successful operations.

                      We have found that investors view casinos and casino hotels as hybrid investments. Such an investment combines the attributes of traditional real estate with the business value inherent in a gaming enterprise. Therefore, investment collateral to secure the loan is largely constituted of the business and real estate value of the property as a going concern. Therefore, financed gaming investments typically have loan-to-value ratios, terms, amortization periods, and interest rates commensurate with the amount of risk inherent in the enterprise as a going concern. According to Loan Syndications and Trading, over 80% of gaming companies are rated as speculative grade credit.

                      The following chart summarizes the borrower, loan purpose, facility type, facility size, risk premium, and term for a variety of gaming transactions in 1996.

HVS International, Mineola, New York           Income Capitalization Approach 23


1996 Gaming Transactions

                                                                                             Facility    Basis
                                       Rating at                                               Size     Points
Company                                 Close    Deal Purpose        Facility Type             (mm)   (LIBOR plus)
-----------------------------------------------------------------------------------------------------------------
Boyd Gaming Corporation                  BB+    Debt Repay.       Revolver/Line >=1 Yr.      $ 500.0     175.0
Circus Circus - Eldorado Joint Venture   NR     Debt Repay.       Revolver/Line >=1 Yr.        220.0     112.5
Circus Circus Enterprises                BBB+   Debt Repay.       Revolver/Line >=1 Yr.       1500.0      75.0
Dover Downs Entertainment                NR     Working Capital   Revolver/Line >=1 Yr.          8.0        NA
Dover Downs Entertainment                NR     Working Capital   Revolver/Line >=1 Yr.          2.0        NA
Dover Downs Entertainment                NR     Working Capital   Standby Letter of Credit       0.1        NA
Gem Gaming                               NR     Corp. Purposes    Revolver/Line < 1 Yr.         25.0        NA
Grand Casinos Inc.                       NR     Proj. Finance     Term Loan                    120.0     250.0
Harrah's Entertainment, Inc.             NR     Corp. Purposes    Revolver/Line >=1 Yr.        150.0      75.0
Harrah's Entertainment, Inc.             NR     Corp. Purposes    Revolver/Line >=1 Yr.        950.0      50.0
Hemmeter Enterprises, Inc.               NR     Debtor-in-poss.   Revolver/Line < 1 Yr.         13.0        NA
MGM Grand                                BB     Debt Repay.       Bridge Loan                  125.0     150.0
MGM Grand                                BB     Debt Repay.       Revolver/Line >=1 Yr.        500.0     200.0
Nev Star Gaming Corp.                    NR     Proj. Finance     Term Loan                     50.0        NA
Nev Star Gaming Corp.                    NR     Proj. Finance     Term Loan                      1.0        NA
Penn National Gaming                     NR     Corp. Purposes    Revolver/Line >=1 Yr.          5.0     300.0
Penn National Gaming                     NR     Corp. Purposes    Term Loan                     47.0     300.0
Penn National Gaming                     NR     Corp. Purposes    Term Loan                     23.0     300.0
Rio Properties                           NR     Working Capital   Revolver/Line >=1 Yr.        200.0        NA
Seven Feathers Gaming Corp.              NR     Corp. Purposes    Revolver/Line >=1 Yr.         24.0     270.0
Sodak Gaming                             NR     Working Capital   Revolver/Line >=1 Yr.         20.0     200.0
Sodak Gaming                             NR     Corp. Purposes    Revolver/Line >=1 Yr.         30.0     200.0
Stanley Leisure                          NR     Corp. Purposes    Revolver/Line < 1 Yr.        108.0        NA
Station Casinos                          BB     Debt Repay.       Revolver/Line >=1 Yr.        400.0        NA
Station Casinos                          BB     Proj. Finance     Term Loan                    110.0     375.0
Stratosphere                             NR     Equip. Lease      Other                         37.5        NA
Stuart Entertainment                     NR     Corp. Purposes    Revolver/Line < 1 Yr.         30.0     150.0
Sun International Bahamas Ltd.           NR     Proj. Finance     Term Loan                    200.0     250.0
Sun International Bahamas Ltd.           NR     Debt Repay.       Term Loan                    250.0     225.0
Sunset Station                           NR     Corp. Purposes    Revolver/Line < 1 Yr.        110.0        NA
Sunset Station                           NR     Corp. Purposes    Revolver/Line < 1 Yr.         40.0        NA

Average                                                                                                  203.2

        Source: BancAmerica Securities, Inc. and Loan Pricing Corporation
--------------------------------------------------------------------------------

                      As indicated, the risk premiums range between 50 and 375 basis points over the London Interbank Offered Rate (LIBOR), with an average of 203 basis points. The majority of the loan facilities closed in 1996 were revolving credit lines with terms greater than one year. Of the 31 transactions in 1996, eight were term loans with risk premiums ranging between 225 and 375 basis points over LIBOR. The average length of a term loan transacted in 1996 is 57 months, or roundly five years. The following presents a range of calculated interest rates based on the current LIBOR as

HVS International, Mineola, New York           Income Capitalization Approach 24


                      published in the Wall Street Journal as of September 29, 1997, and a range of risk premiums.

                     Risk Premium Range        Calculated Range of
       LIBOR            (Basis Points)           Interest Rates
       -----            --------------           --------------
        6.0%    plus      50 to 375      =       6.50% to 9.75%

                      Based on the preceding analysis and adjusting for specific risk factors, we believe that a mortgage lender financing the Proposed Aladdin Hotel and Casino would require a risk premium of approximately 300 basis points over LIBOR. The risk premium is intended to reflect the creditworthiness of the borrower as well as the loan collateral. This spread equates to a 9.0% interest rate; applying a 20-year amortization and a ten-year term, the mortgage constant equates to 0.107967. We believe that a mortgage lender will lend up to 60% of the subject's market value, as determined by this appraisal.

Equity Component      The remaining capital required for investment generally
                      comes from the equity investor. The rate of return that an equity investor expects over a 10-year holding period is known as the equity yield. Unlike the equity dividend, which is a short-term rate of return, an equity yield specifically considers a long-term holding period
                      (generally 10 years), annual inflation-adjusted cash flows, property appreciation, mortgage amortization, and proceeds from a sale at the end of the holding period. The following table presents equity yield and discount rates derived from three major investor surveys that pertain specifically to the lodging industry.

HVS International, Mineola, New York           Income Capitalization Approach 25


Hotel Investor Surveys

MISSING TABLE
--------------------------------------------------------------------------------

                      In Landauer Hospitality Services' Hotel Investment Outlook for 1997, leveraged yield rates ranged from 15.0% to 25.0%, with a survey average of 18.7%. The Korpacz Real Estate Investor Survey for the first quarter of 1997 indicates that leveraged equity internal rates of return
                      (IRRs), assuming 50.0% to 60.0% debt, average between 20.0% and 26.0%. The Korpacz survey also provides a range of "free and clear" equity IRRs for full-service hotels, which is essentially a measure of appropriate discount rates, or overall property yields. The Korpacz survey cites a range from 11.0% to 16.0% for this indicator, with a survey average of 13.4%. Landauer's survey also provides a range of free and clear yield rates from 12.0% to 16.0%, with a survey average of 13.5%. CB Commercial's National Investor Survey for the first quarter of 1997 does not provide a range of equity yield rates, but provides a range of overall discount rates from 12.0% to 13.5%, with a survey average of 12.7%.

                      It is difficult to quantify the rate of return required by equity investors who are seeking to purchase casino and casino hotel properties. To establish an appropriate equity yield rate, we have compared the rates of return as indicated in the investor surveys for hotel investments to the rates of return specific to the gaming community. From this information we extrapolated an equity yield rate for the subject property utilizing an iterative calculation via the Simultaneous Valuation Formula. Based on this analysis we have derived an equity yield of 31.0% for use in the valuation of the subject property. This equity yield rate reflects the assumed debt parameters and the risk inherent in achieving the projected income stream given the uncertainty regarding additional competition and economic growth over the holding period.

HVS International, Mineola, New York           Income Capitalization Approach 26


                      To check the reasonableness of our equity yield rate assumption, we have compared the derived overall "free and clear" discount rate of 19.1%, which is based on the estimated debt and equity rates of 9.0% and 31.0%, respectively, to the calculated discount rates based on investor surveys. According to a survey of gaming companies and lenders conducted by HVS Gaming Services, going-in capitalization rates range from 15% to 25% depending on the risk inherent in the location, market, and historical operation of the property. However, it should be noted that these rates do not reflect a deduction in cash flows for capital expenditures. Converting this range of going-in capitalization rates to discount rates can be accomplished by adding an inflation assumption. For the purposes of this analysis, a 3.0% inflation rate was added to the going-in rates. Combining the going-in rates with our inflation assumption results in a range of discount rates from 18.0% to 28.0%, compared to our derived discount rate of 19.1%. Both the applied equity yield rate and the discount rate are considered to be supported by the preceding data. As evidenced, our discount rate is at the low end of the acceptable range. However, adjusting for the reserve for replacement expense of 1.0% of total revenues, our discount rate equates to 20.1%. In addition, our discount rate reflects the stability of operating within the Las Vegas Strip ($72 million and over) gaming market. As will be discussed later in this section, the cash-on-cash rates of return and the debt coverage ratios provide further support for our yield conclusions.

                      Terminal Capitalization Rate

                      Inherent in this valuation process is the assumption of a sale at the end of the 10-year holding period. The estimated reversionary sales price as of this date is calculated by capitalizing the 11th year's net income by an overall terminal capitalization rate. An allocation for the seller's brokerage and legal fees is deducted from this sales price, and the net proceeds to the equity interest (also known as the equity residual) are calculated by deducting the outstanding mortgage balance from the reversion. Based on the risk associated with the uncertainty regarding sustaining the projected cash flow beyond the 10-year holding period, we have applied a terminal capitalization rate of 18.0%.

Valuation of          The terms and loan-to-value ratio of current financing
Mortgage and          applicable to the subject property have been selected.
Equity Components     However, the annual debt service and resultant net income
                      to equity cannot be calculated without knowing the property's total value, the very unknown which we are attempting to calculate. In essence, the property's value must be determined by forecasting net income available for debt service, and by calculating, through an iterative process, the amount of the mortgage which the net income is capable of supporting at the assumed interest rate and a specified loan-to-value ratio.

HVS International, Mineola, New York           Income Capitalization Approach 27


                      The property's value may also be calculated directly through what is termed the Simultaneous Valuation Formula. Given the known variables of equity investor yield requirements, two equations may be set up to simultaneously solve for the unknown value.

                      To illustrate the Simultaneous Valuation Formula, the following symbols are used:

           NI  =  Net income available for debt service

           V   =  Value

           M   =  Loan-to-value ratio

           f   =  Annual debt service constant

           n   =  Number of years in the projection period

           de  =  Annual cash available to equity

           dr  =  Residual equity value

           b   =  Brokerage and legal cost percentage

           P   =  Fraction of the loan paid off during the projection period fp = Annual constant required to amortize the entire loan during the projection period

HVS International, Mineola, New York           Income Capitalization Approach 27


           Rr = Overall terminal capitalization rate applied to the net income to calculate the total property reversion (sales price at the end of the projection period)

           1/Sn= Current worth of a $1 factor (discount factor) at the equity yield rate

           *P  =  (f-i)/(fp-i) where i=interest rate of mortgage

           **S =  1+i where i=equity yield rate

Equation #1           Calculation of annual cash flow to equity (equity dividend and reversion):

                             NI1 - (f x M x V) = de1

                           NI2 - (f x M x V) = de2...

                          ... NI10 - (f x M x V) = de10

                (NI11/Rr) - (b (NI11/Rr) - ((1 - P) x M x V) = dr

Equation #2           Calculation of equity as sum of discounted cash flows:

  (de1 x 1/S1) + (de2 x 1/S2) +... + (de10 x 1/S10) + (dr x 1/S10) = (1 - M) V

                         Simultaneous Valuation Formula

                       Combination of Equations #1 and #2:

         ((NI1 - (f x M x V)) 1/S1) + ((NI2 - (f x M x V)) 1/S2) + . . .

                         ((NI10 - (f x M x V)) 1/S10) +

       (((NI11/Rr) - (b (NI11/Rr)) - ((1 - P) x M x V)) 1/S10) = (1 -M) V

                      The following values are assigned to the variable components for the purposes of this valuation.

HVS International, Mineola, New York           Income Capitalization Approach 29


Loan-To-Value Ratio                                        M               60.0%
Debt Service Constant                                      f           0.107967
Equity Yield                                              1/Sn             31.0%
Brokerage and Legal Fees                                   b                5.0%
Interest Rate                                              i                9.0%
Annual Constant Required to
    Amortize the Loan in Ten Years                         fp          0.152011
Terminal Capitalization Rate                               Rr              18.0%

HVS International, Mineola, New York           Income Capitalization Approach 30


Forecast of Net Income

Period                          Net Operating Income
-----------------------------------------------------

   1                 =              $139,338,000
   2                 =               143,143,000
   3                 =               146,185,000
   4                 =               150,567,000
   5                 =               155,087,000
   6                 =               159,739,000
   7                 =               164,534,000
   8                 =               169,473,000
   9                 =               174,554,000
  10                 =               179,791,000
  11                 =               185,186,000
--------------------------------------------------------------------------------

                      The Simultaneous Valuation Formula is applied to the subject property's forecasted net income as follows.

      Intermediary calculations:

                 (f x M x V)= 0.107967 x 0.60 x V = 0.064780 V

             P = (0.107967 - 0.090) / (0.152011 - 0.090) = 0.289741

                      Expressing formula in terms of V:

                   ( 139,338,000 - 0.064780 V ) x 0.763359 +
                   ( 143,143,000 - 0.064780 V ) x 0.582717 +
                   ( 146,185,000 - 0.064780 V ) x 0.444822 +
                   ( 150,567,000 - 0.064780 V ) x 0.339559 +
                   ( 155,087,000 - 0.064780 V ) x 0.259205 +
                   ( 159,739,000 - 0.064780 V ) x 0.197866 +
                   ( 164,534,000 - 0.064780 V ) x 0.151043 +
                   ( 169,473,000 - 0.064780 V ) x 0.115300 +
                   ( 174,554,000 - 0.064780 V ) x 0.088015 +
                   ( 179,791,000 - 0.064780 V ) x 0.067187 +

         ((( 185,186,000 / 0.180 ) - ( 0.05 x ( 185,186,000 / 0.180 )) -

HVS International, Mineola, New York           Income Capitalization Approach 31


           (( 1 - 0.289741 ) x 0.60 x V)) x 0.067187 )= ( 1 - 0.60 )V

                      Like terms are combined and the equation is solved for "V":

                     $515,237,579 - 0.223561 = V (1 - 0.60)V
                                $515,237,579 = 0.62356 V
                                           V = $515,237,579 / 0.62356
                                           V = $826,282,831
Market Value
via the Simultaneous Valuation Formula
on or about January 1, 2000  (Say)           = $826,300,000

                      Based on the previous analysis, we estimate the market value of the subject property, as of January 1, 2000, to be: $825,000,000.

                      The estimated market value, as determined by the Simultaneous Valuation Formula, may be mathematically proven by discounting the net income to equity at the equity yield rate. Annual deductions for debt service are derived based on the mortgage terms.

            Mortgage Component (60%)                 $495,770,000
            Equity Component (40%)                    330,513,000
                                                     ------------
                    Total                            $826,283,000

            Mortgage Component                       $495,770,000
            Mortgage Constant                            0.107967
                                                     ------------
              Annual Debt Service                    $ 53,526,856

                      The 11-year forecast of net income and 10-year forecast of net income to equity are presented in the following table.

HVS International, Mineola, New York           Income Capitalization Approach 32


11-Year Forecast of Net Income and 10-Year Forecast of Net Income to Equity

                        2000      2001      2002      2003      2004      2005      2006      2007      2008      2009      2010
==================================================================================================================================
Occupancy                  93%       93%       93%       93%       93%       93%       93%       93%       93%       93%       93%
Average Rate          $137.00   $141.11   $145.34   $149.70   $154.19   $158.82   $163.59   $168.49   $173.55   $178.75   $184.12
Net Income Before
Debt Service         $139,338  $143,143  $146,185  $150,567  $155,087  $159,739  $164,534  $169,473  $174,554  $179,791  $185,186
Less: Debt Service     53,527    53,527    53,527    53,527    53,527    53,527    53,527    53,527    53,527    53,527
                       ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Net Income to Equity  $85,811   $89,616   $92,658   $97,040  $101,560  $106,212  $111,007  $115,946  $121,027  $126,264

Debt Coverage Ratio      2.60      2.67      2.73      2.81      2.90      2.98      3.07      3.17      3.26      3.36
Cash-on-Cash Return      26.0%     27.1%     28.0%     29.4%     30.7%     32.1%     33.6%     35.1%     36.6%     38.2%
----------------------------------------------------------------------------------------------------------------------------------

HVS International, Mineola, New York           Income Capitalization Approach 33


                      As evidenced, the subject property's first year debt coverage ratio is projected at 2.60, increasing to 2.73 by the third projection year. Similarly, cash-on-cash returns are forecast to increase from 26.0% in the first year to 28.0% by the third projection year. Both the debt coverage ratio and cash-on-cash return in the third year are commensurate with comparable industry averages.

                      The net proceeds to equity upon sale of the property are determined by deducting sales expenses (brokerage and legal fees) and the outstanding mortgage balance. The equity residual at the end of the 10th year is calculated by deducting brokerage and legal fees and the mortgage balance from the reversionary value. The reversionary value is calculated as the 11th year's net income capitalized by the terminal capitalization rate. The calculation is shown as follows.

Reversionary Value ($185,186,000 /0.1800)                $1,028,811,000
Less:
  Brokerage and Legal Fees                                   51,441,000
  Mortgage Balance                                          352,125,000
                                                         --------------
    Net Sale Proceeds to Equity                            $625,245,000

                      The overall property yield (before debt service), the yield to the lender, and the yield to the equity position have been calculated by computer with the following results.

Overall Property Yields

                                                    Projected Yield
                                               (Internal Rate of Return)
Position                   Value              Over 10-Year Holding Period
=========================================================================
Total Property         $826,283,000                       19.1%
Mortgage                495,770,000                        8.9*
Equity                  330,513,000                       31.0

* Whereas the mortgage constant and value are calculated on the basis of monthly mortgage payments, the yield in this proof assumes single annual payments. As a result, the proof's derived yeild is slightly less than that actually input.
-------------------------------------------------------------------------

                      We believe that these internal rates of return, while at the low end of acceptable ranges, reasonably reflect the level of risk inherent in attaining the projected cash flows over the 10-year holding period. The discounted cash flow procedure substantiating the yield to each position is presented as follows.

Total Property Yield

HVS International, Mineola, New York           Income Capitalization Approach 34


             Net Income before         Present Worth of $1               Discounted
Year            Debt Service              Factor @ 19.1%                 Cash Flow
===================================================================================
2000          $  139,338,000        x        0.839329        =         $116,950,000
2001             143,143,000        x        0.704473        =          100,840,000
2002             146,185,000        x        0.591284        =           86,437,000
2003             150,567,000        x        0.496282        =           74,724,000
2004             155,087,000        x        0.416544        =           64,600,000
2005             159,739,000        x        0.349617        =           55,847,000
2006             164,534,000        x        0.293444        =           48,281,000
2007             169,473,000        x        0.246296        =           41,740,000
2008             174,554,000        x        0.206723        =           36,084,000
2009           1,157,162,000*       x        0.173509        =          200,777,000
                                                                       ------------
                                Total Property Value                   $826,280,000

  *10th year net income of    $179,791,000   plus sales proceeds of    $977,371,000
-----------------------------------------------------------------------------------

Mortgage Component Yield

               Total Annual            Present Worth of $1               Discounted
Year           Debt Service               Factor @ 8.9%                  Cash Flow
===================================================================================
2000          $   53,527,000        x        0.918455        =         $ 49,162,000
2001              53,527,000        x        0.843559        =           45,153,000
2002              53,527,000        x        0.774770        =           41,471,000
2003              53,527,000        x        0.711591        =           38,089,000
2004              53,527,000        x        0.653564        =           34,983,000
2005              53,527,000        x        0.600269        =           32,131,000
2006              53,527,000        x        0.551320        =           29,511,000
2007              53,527,000        x        0.506362        =           27,104,000
2008              53,527,000        x        0.465071        =           24,894,000
2009              53,527,000        x        0.427146        =           22,864,000
                                                                       ------------
                                Value Of Mortgage Component            $345,362,000
-----------------------------------------------------------------------------------

HVS International, Mineola, New York           Income Capitalization Approach 35


Equity Component Yield

                  Net Income           Present Worth of $1               Discounted
Year              to Equity               Factor @ 31.0%                  Cash Flow
===================================================================================
2000            $ 85,811,000        x        0.763359        =          $65,505,000
2001              89,616,000        x        0.582717        =           52,221,000
2002              92,658,000        x        0.444822        =           41,216,000
2003              97,040,000        x        0.339559        =           32,951,000
2004             101,560,000        x        0.259205        =           26,325,000
2005             106,212,000        x        0.197866        =           21,016,000
2006             111,007,000        x        0.151043        =           16,767,000
2007             115,946,000        x        0.115300        =           13,369,000
2008             121,027,000        x        0.088015        =           10,652,000
2009             751,510,000*       x        0.067187        =           50,492,000
                                                                       ------------
                   Value of Equity Component                           $330,514,000

*10th year net income to equity of $126,264,000 plus sales proceeds of $625,246,000

-----------------------------------------------------------------------------------

Discounted Cash Flow  In addition to using the Simultaneous Valuation Formula,
Analysis the appraisers have performed a discounted cash flow analysis based on the financing parameters discussed earlier in this section. We conclude that a 19.1% discount rate is appropriate to apply to the forecasted income stream and reversionary proceeds for the subject property. While the discount rate falls at the low end of the range determined by our survey, we believe that it is commensurate with the level of risk inherent in the subject property and the Las Vegas Strip ($72 million and over) gaming market; additionally, it reflects a 1.0% reserve for replacement which, when adjusted out of our forecast, increases the discount rate some 100 basis points. Further, a terminal capitalization rate of 18.0% has been applied to the 11th year's net income to arrive at the reversionary proceeds figure, reflecting the speculation inherent in forecasting additional competition and economic growth over the 10-year holding period. The following table presents our discounted cash flow analysis.

HVS International, Mineola, New York           Income Capitalization Approach 36


Discounted Cash Flow Analysis - Proposed Aladdin Hotel and Casino (000s)

Discount Rate:                           19.1%
Holding Period:                       10 years
Terminal Capitalization Rate:            18.0%
Broker and Legal Fees:                    5.0%


Calendar Years Ending:         2000      2001      2002      2003      2004      2005      2006      2007      2008        2009

Forecasted Net Income        $139,338  $143,143  $146,185  $150,567  $155,087  $159,739  $164,534  $169,473  $174,554    $179,791
Net Revisionary Proceeds                                                                                                 $977,371
                                                                                                                         --------
10th Year Net Income plus
 Reversionary Proceeds                                                                                                 $1,157,162

Discount Factor @ 19.1%       0.83933   0.70447   0.59128   0.49628   0.41654   0.34962   0.29344   0.24630   0.20672     0.17351
                              -------   -------   -------   -------   -------   -------   -------   -------   -------     -------

Discounted Net Income        $116,950  $100,840   $86,437   $74,724   $64,600   $55,847   $48,281   $41,740   $36,084    $200,777

Cummulative Total            $116,950  $217,791  $304,228  $378,951  $443,552  $499,399  $547,681  $589,421  $625,505    $826,283

Reversion Analysis:                                            Indicated Value via Discounted Cash Flow Analysis         $826,283
----------------------------------------------------
                                                                                                            (Say)        $826,300
11th Year Net Income                        $185,186                                                                     ========

Terminal Capitalization Rate                    18.0%
                                                ----
Total Sale Proceeds                       $1,028,811

  Less: Broker and Legal Fees @ 5.0%         $51,441

Net Reversionary Proceeds                   $977,371
---------------------------------------------------------------------------------------------------------------------------------

HVS International, Mineola, New York           Income Capitalization Approach 37


Conclusion - Market   We have valued the subject property via the income
Value                 capitalization approach utilizing two different valuation
                      methodologies with the following results.

          Estimated Value via Simultaneous Valuation Formula      $826,300,000
          Estimated Value via Discounted Cash Flow Analysis       $826,300,000

                      We conclude that the market value of the Proposed Aladdin Hotel and Casino, as of January 1, 2000, will be:
                      $825,000,000

Business Value        The Financial Institutions Reform, Recovery, and
                      Enforcement Act (FIRREA) stipulates that ". . . any business interest or other intangible item should be valued separately within the appraisal."(10) As mentioned, casinos have both business and real estate components;
                      without the business expertise necessary to operate the facility, a casino would have little real estate value.

                      The business value component of a gaming property reflects a number of intangibles including competitive positioning, marketing strategy, management expertise, cost control, and ultimately profitability. In the case of a highly profitable gaming property, the value of the property via the income capitalization approach will generally exceed its development cost. The value attributable to the business component is quantified via a residual technique in which the appraiser first estimates the market value "as is" of the going concern, then deducts the allocations to the real estate and the furniture, fixtures, and equipment. The residual value represents the business value component of the subject property.

                      For the purpose of estimating the business value component of the subject property, we have utilized the aforementioned residual technique. Based on our prospective market value estimate via the income capitalization approach of $825,000,000, and the prospective market value estimate via the cost approach of $760,000,000, we conclude the total business value component is equal to roundly $65,000,000.

                      ----------
                      (10) Federal Register, Vol. 55, No. 143, July 25, 1990, p. 30205.

HVS International, Mineola, New York
                              Statement of Assumptions and Limiting Conditions 1


15. Statement of Assumptions and Limiting Conditions

      A. This self-contained appraisal report is to be used in whole and not in part.

      B. No responsibility is assumed for matters of a legal nature, nor do we render any opinion as to title, which is assumed to be marketable and free of any deed restrictions and easements. The property is valued as though free and clear unless otherwise stated.

      C. There are no hidden or unapparent conditions of the property, sub-soil or structures, such as underground storage tanks, that would render it more or less valuable. No responsibility is assumed for these conditions or any engineering that may be required to discover them.

      D. We have not considered the existence of potentially hazardous materials used in the construction or maintenance of the building, such as asbestos, urea formaldehyde foam insulation, or PCBs, nor have we considered the presence of any form of toxic waste. Furthermore, we have also not considered polychlorinated biphengyls, pesticides, and lead-based paints. The appraisers are not qualified to detect any hazardous substances and urge the client to retain an expert in this field if desired.

      E. We have made no survey of the property, and assume no responsibility in connection with such matters. Any sketches, photographs, maps, and other exhibits are included only to assist the reader in visualizing the property. It is assumed that the use of the land and improvements is within the boundaries of the property described, and that there is no encroachment or trespass unless noted.

      F. All information, financial operating statements, estimates, and opinions obtained from parties not employed by HVS International are assumed to be true and correct. We can assume no liability resulting from misinformation.

      G. Unless noted, we assume that there are no encroachments, zoning violations, or building violations encumbering the subject property.

      H. The property is assumed to be in full compliance with all applicable federal, state, local, and private codes, laws, consents, licenses, and regulations (including a liquor license where appropriate), and that all licenses, permits, certificates, franchises, and so forth can be freely renewed or transferred to a purchaser.

HVS International, Mineola, New York
                              Statement of Assumptions and Limiting Conditions 2


      I. All mortgages, liens, encumbrances, leases, and servitude's have been disregarded unless specified otherwise.

      J. No portions of this appraisal report may be reproduced in any form without our permission, and the report cannot be disseminated to the public through advertising, public relations, news, sales, or other media.

      K. We are not required to give testimony or attendance in court by reason of this analysis without previous arrangements, and only when our standard per-diem fees and travel costs are paid prior to the appearance.

      L. If the reader is making a fiduciary or individual investment decision and has any questions concerning the material presented in this restricted appraisal report, it is recommended that the reader contact us.

      M. We take no responsibility for any events or circumstances that take place subsequent to either the date of value or the date of our field inspection, whichever occurs first.

      N. The quality of a casino hotel facility's on-site management has a direct effect on a property's economic viability and value. The financial forecasts presented in this analysis assume responsible ownership and competent management. Any variance from this assumption may have a significant impact on the projected operating results and value estimate.

      O. The value estimate developed for this appraisal report is based on an evaluation of the overall economy, and neither takes into account, nor makes provision for, the effect of any sharp rise or decline in local or national economic conditions. To the extent that wages and other operating expenses may advance during the economic life of the property, we expect that the prices of rooms, food, beverages, and services will be adjusted to at least offset these advances. We do not warrant that the estimates will be attained, but they have been prepared on the basis of information obtained during the course of this study and are intended to reflect the expectations of typical investors.

      P. This analysis assumes continuation of all Internal Revenue Service tax code provisions as stated or interpreted on either the date of value or the date of our field inspection, whichever occurs first.

      Q. Many of the figures developed for this restricted appraisal report were generated using sophisticated computer models that make calculations based on numbers carried out to three or more decimal places. In the

HVS International, Mineola, New York
                              Statement of Assumptions and Limiting Conditions 3


            interest of simplicity, most numbers have been rounded to the nearest tenth of a percent. Thus, these figures may be subject to small rounding errors.

      R. Although this analysis employs various mathematical calculations to provide value indications, the final estimate is subjective and may be influenced by our experience and other factors not specifically set forth is this letter.

      S. Any distribution of the total value between the land and improvements or between partial ownership interests applies only under the stated use. Moreover, separate allocations between components are not valid if this restricted appraisal report is used in conjunction with any other analysis.

      T. The Americans with Disabilities Act (ADA) became effective on January 26, 1992. We have conducted no specific compliance survey to determine whether the subject property is in conformity with the various detailed requirements of the ADA. It is possible that the property does not comply with the requirements of the act, and this could have an unfavorable effect on the property value. Because we have no direct evidence regarding this issue, our estimate of value does not consider possible noncompliance with the ADA.

      U. This study was prepared by HVS International, a division of Hotel Consulting Services, Inc. All opinions, recommendations and conclusions expressed during this assignment have been rendered by the staff of Hotel Consulting Services, Inc. acting solely as employees and not as individuals.

      V. This appraisal assumes the existence of a reciprocal easement agreement allowing the free flow of pedestrian traffic between all portions of the Proposed Aladdin Hotel and Casino Mixed-Use Development.

HVS International, Mineola, New York                                     Addenda

Addenda

      Engagement Letter
      Synopsis of LCI Agreement
      Photographs of the Subject Property
      Photographs of the Competitive Properties

HVS International, Mineola, New York                              Qualifications

Qualifications

      Mark D. Capasso
      Anne R. Lloyd-Jones, CRE
      Stephen Rushmore, CRE, MAI, CHA

                              Sunrise Casino Hotel



Calendar Years Ending:           2000                                            2001
Number of Rooms:                     2,600                                           2,600
Occupancy:                           93.0%                                           93.0%
Average Rate:                      $137.00                                         $141.11
Occupied Rooms:                    882,570                                         882,570

                                 $ (000s)     %Gross      PAR(1)      POR(2)     $ (000s)      %Gross     PAR(1)       POR(2)
--------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Gaming                         $282,030       50.1%    $108,473    $   320     $289,060       50.0%    $111,177    $327.52
  Rooms                           120,912       21.5       46,505     137.00      124,539       21.5       47,900     141.11
  Food                             61,222       10.9       23,547      69.37       63,058       10.9       24,253      71.45
  Beverage                         25,777        4.6        9,914      29.21       26,551        4.6       10,212      30.08
  Telephone                         3,529        0.6        1,357       4.00        3,635        0.6        1,398       4.12
  Entertainment                    38,666        6.9       14,872      43.81       39,826        6.9       15,318      45.13
  Spa                              15,144        2.7        5,825      17.16       15,599        2.7        6,000      17.67
  Miscellaneous                    15,466        2.7        5,948      17.52       15,930        2.8        6,127      18.05
                                 --------    -------     --------    -------     --------    -------     --------    -------
     Total Revenues               562,746      100.0      216,441     637.62      578,198      100.0      222,384     655.13
                                 --------    -------     --------    -------     --------    -------     --------    -------
DEPARTMENTAL EXPENSES *
  Casino                          142,881       50.7       54,954     161.89      146,525       50.7       56,356     166.02
  Rooms                            39,923       33.0       15,355      45.23       41,121       33.0       15,816      46.59
  Food                             59,385       97.0       22,840      67.29       61,166       97.0       23,525      69.30
  Beverage                         16,497       64.0        6,345      18.69       16,993       64.0        6,536      19.25
  Telephone                         1,412       40.0          543       1.60        1,454       40.0          559       1.65
  Entertainment                    34,800       90.0       13,385      39.43       35,844       90.0       13,786      40.61
  Spa                              11,358       75.0        4,368      12.87       11,699       75.0        4,500      13.26
                                 --------    -------     --------    -------     --------    -------     --------    -------
     Total Dept. Expenses         317,856       56.5      122,252     360.15      326,750       56.5      125,673     370.23
                                 --------    -------     --------    -------     --------    -------     --------    -------
DEPARTMENTAL INCOME               244,890       43.5       94,188     277.47      251,448       43.5       96,711     284.90
                                 --------    -------     --------    -------     --------    -------     --------    -------
UNDISTRIBUTED EXPENSES
  Administrative and General       59,146       10.5       22,748      67.02       60,848       10.5       23,403      68.94
  Marketing                         9,380        1.7        3,608      10.63        8,764        1.5        3,371       9.93
  Property Maintenance             10,055        1.8        3,867      11.39       10,953        1.9        4,213      12.41
  Energy                            8,441        1.5        3,247       9.56        8,673        1.5        3,336       9.83
  Complimentary/Promo               3,618        0.6        1,392       4.10        3,724        0.6        1,432       4.22
  LCI Fee                           1,097        0.2          422       1.24        1,127        0.2          434       1.28
                                 --------    -------     --------    -------     --------    -------     --------    -------
     Total Operating Expenses      91,737       16.3       35,283     103.94       94,089       16.2       36,188     106.61
                                 --------    -------     --------    -------     --------    -------     --------    -------
HOUSE PROFIT                      153,153       27.2       58,905     173.53      157,359       27.3       60,523     178.30
                                 --------    -------     --------    -------     --------    -------     --------    -------
FIXED EXPENSES
  Property Taxes                    7,000        1.2        2,692       7.93        7,210        1.2        2,773       8.17
  Insurance                         1,188        0.2          457        1.3        1,224        0.2          471        1.4
                                 --------    -------     --------    -------     --------    -------     --------    -------
      Total                         8,188        1.5        3,149       9.28        8,434        1.5        3,244       9.56

EBITDA                           $144,965       25.7     $ 55,756    $164.25     $148,925       25.8     $ 57,279    $168.74

  Reserve for Replacement           5,627        1.0        2,164       6.38        5,782        1.0        2,224       6.55

Free Cash Flow                   $139,338       24.8%    $ 53,591    $157.88     $143,143       24.8%    $ 55,055    $162.19
                                 ========    =======     ========    =======     ========    =======     ========    =======

  Food as a % of Gaming Rev                     21.7%                                           21.8%
  Beverage as a % of Gaming Rev                  9.1                                             9.2
  Beverage as a % of Food Rev                   42.1                                            42.1
  Telephone as a % of Gaming Rev                 1.3                                             1.3
  Telephone as a % of Rooms Rev                  2.9                                             2.9
  Entertainment as a % of Gaming Rev            13.7                                            13.8
  Entertainment as a % of Rooms Rev             32.0                                            32.0



Calendar Years Ending:                            2002
Number of Rooms:                                      2,600
Occupancy:                                            93.0%
Average Rate:                                       $145.34
Occupied Rooms:                                     882,570

                                                $ (000s)     %Gross       PAR(1)        POR(2)
----------------------------------------------------------------------------------------------------
REVENUE
  Gaming                                         $297,730       50.0%     $114,512    $   337.34
  Rooms                                           128,276       21.5        49,337        145.34
  Food                                             64,950       10.9        24,981         73.59
  Beverage                                         27,347        4.6        10,518         30.99
  Telephone                                         3,744        0.6         1,440          4.24
  Entertainment                                    41,021        6.9        15,777         46.48
  Spa                                              16,067        2.7         6,180         18.20
  Miscellaneous                                    16,408        2.8         6,311         18.59
                                                 --------    -------      --------    ----------
     Total Revenues                               595,543      100.0       229,055        674.78
                                                 --------    -------      --------    ----------
DEPARTMENTAL EXPENSES *
  Casino                                          150,920       50.7        58,046        171.00
  Rooms                                            42,354       33.0        16,290         47.99
  Food                                             63,001       97.0        24,231         71.38
  Beverage                                         17,502       64.0         6,732         19.83
  Telephone                                         1,498       40.0           576          1.70
  Entertainment                                    36,919       90.0        14,200         41.83
  Spa                                              12,050       75.0         4,635         13.65
                                                 --------    -------      --------    ----------
     Total Dept. Expenses                         336,550       56.5       129,442        381.33
                                                 --------    -------      --------    ----------
DEPARTMENTAL INCOME                               258,993       43.5        99,613        293.45
                                                 --------    -------      --------    ----------
UNDISTRIBUTED EXPENSES
  Administrative and General                       62,674       10.5        24,105         71.01
  Marketing                                         9,027        1.5         3,472         10.23
  Property Maintenance                             12,535        2.1         4,821         14.20
  Energy                                            8,933        1.5         3,436         10.12
  Complimentary/Promo                               3,835        0.6         1,475          4.35
  LCI Fee                                           1,161        0.2           447          1.32
                                                 --------    -------      --------    ----------
     Total Operating Expenses                      98,165       16.4        37,756        111.23
                                                 --------    -------      --------    ----------
HOUSE PROFIT                                      160,828       27.1        61,857        182.23
                                                 --------    -------      --------    ----------
FIXED EXPENSES
  Property Taxes                                    7,426        1.2         2,856          8.41
  Insurance                                         1,261        0.2           485          1.43
                                                 --------    -------      --------    ----------
      Total                                         8,687        1.5         3,341          9.84

EBITDA                                           $152,140       25.6      $ 58,516    $   172.38

  Reserve for Replacement                           5,955        1.0         2,291          6.75

Free Cash Flow                                   $146,185       24.5%     $ 56,225    $   165.64
                                                 ========    =======      ========    ==========

  Food as a % of Gaming Rev                                     21.8%
  Beverage as a % of Gaming Rev                                  9.2
  Beverage as a % of Food Rev                                   42.1
  Telephone as a % of Gaming Rev                                 1.3
  Telephone as a % of Rooms Rev                                  2.9
  Entertainment as a % of Gaming Rev                            13.8
  Entertainment as a % of Rooms Rev                             32.0



Calendar Years Ending:                            2003
Number of Rooms:                                      2,600
Occupancy:                                            93.0%
Average Rate:                                       $149.70
Occupied Rooms:                                     882,570

                                                  $ (000s)      %Gross         PAR(1)       POR(2)
----------------------------------------------------------------------------------------------------
REVENUE
  Gaming                                          $306,650       50.0      $117,942    $   347.45
  Rooms                                            132,124       21.5        50,817        149.70
  Food                                              66,898       10.9        25,730         75.80
  Beverage                                          28,168        4.6        10,834         31.92
  Telephone                                          3,856        0.6         1,483          4.37
  Entertainment                                     42,252        6.9        16,251         47.87
  Spa                                               16,549        2.7         6,365         18.75
  Miscellaneous                                     16,901        2.8         6,500         19.15
                                                  --------    -------      --------    ----------
     Total Revenues                                613,398      100.0       235,922        695.01
                                                  --------    -------      --------    ----------
DEPARTMENTAL EXPENSES *
  Casino                                           155,442       50.7        59,785        176.12
  Rooms                                             43,625       33.0        16,779         49.43
  Food                                              64,891       97.0        24,958         73.53
  Beverage                                          18,027       64.0         6,933         20.43
  Telephone                                          1,542       40.0           593          1.75
  Entertainment                                     38,027       90.0        14,626         43.09
  Spa                                               12,412       75.0         4,774         14.06
                                                  --------    -------      --------    ----------
     Total Dept. Expenses                          346,642       56.5       133,324        392.76
                                                  --------    -------      --------    ----------
DEPARTMENTAL INCOME                                266,756       43.5       102,598        302.25
                                                  --------    -------      --------    ----------
UNDISTRIBUTED EXPENSES
  Administrative and General                        64,553       10.5        24,828         73.14
  Marketing                                          9,297        1.5         3,576         10.53
  Property Maintenance                              12,911        2.1         4,966         14.63
  Energy                                             9,201        1.5         3,539         10.43
  Complimentary/Promo                                3,950        0.6         1,519          4.48
  LCI Fee                                            1,196        0.2           460          1.36
                                                  --------    -------      --------    ----------
     Total Operating Expenses                      101,108       16.4        38,888        114.56
                                                  --------    -------      --------    ----------
HOUSE PROFIT                                       165,648       27.1        63,711        187.69
                                                  --------    -------      --------    ----------
FIXED EXPENSES
  Property Taxes                                     7,649        1.2         2,942          8.67
  Insurance                                          1,298        0.2           499          1.47
                                                  --------    -------      --------    ----------
      Total                                          8,947        1.5         3,441         10.14

EBITDA                                            $156,701       25.6      $ 60,270    $   177.55

  Reserve for Replacement                            6,134        1.0         2,359          6.95

Free Cash Flow                                    $150,567       24.5%     $ 57,910    $   170.60
                                                  ========    =======      ========    ==========

  Food as a % of Gaming Rev                                      21.8%
  Beverage as a % of Gaming Rev                                   9.2
  Beverage as a % of Food Rev                                    42.1
  Telephone as a % of Gaming Rev                                  1.3
  Telephone as a % of Rooms Rev                                   2.9
  Entertainment as a % of Gaming Rev                             13.8
  Entertainment as a % of Rooms Rev                              32.0


* Departmental expenses expressed as a percentage of departmental revenues

(1)   Per Available Room

(2)   Per Occupied Room

==========================================================
Gaming Devices
--------------

Weighted Average Wager                             $2.45
Weighted Average Decision per Minute                 7.5
Weighted Average Hold                               6.51%
Hours Open                                          12.0

Subject:
Weighted Average Wager                               ERR
Weighted Average Decision per Minute                 ERR
Weighted Average Hold                                ERR
==========================================================

==============================================================================================================================

Calculation of Marketwide Gaming Revenue - Gaming Devices

Year                           Units   Absolute Change  % change  Utilization Factor  WPU/day    Total WIN     Absolute Change
------------------------------------------------------------------------------------------------------------------------------
Historical 1994                37,245                                  12.2%            $105   $1,428,500,000
Historical 1995                36,191      (1,054)        -2.8%        12.7%            $104   $1,369,914,000    (58,586,000)
Prior Year LTM                 37,483                                  12.4%            $107   $1,467,537,000
                               -----------------------------------------------------------------------------------------------
Historical 1996                37,197       1,006          2.8%        11.6%            $106   $1,442,373,000    (25,164,000)
                               -----------------------------------------------------------------------------------------------
LTM Adjustment:
                                                          Year         Month            Day
                                                        -------------------------------------
New Competition Enters Market                             1997           1               1       01-Jan-97
                                                        -------------------------------------
Periods to Inflate Base                     0.00
                                       ---------------
Growth Rate                                 5.0%
------------------------------------------------------

                               -----------------------------------------------------------------------------------------------
BASE YEAR                      37,197         0           0.0%         12.3%            $106   $1,442,565,817      192,817
------------------------------------------------------------------------------------------------------------------------------

Projected                                                           growth rate
1997                           40,598       3,401         9.14%        -3.0%            $103   $1,527,229,000    $84,663,183
1998                           42,267       1,669         4.11%         1.0%            $104   $1,605,914,000    $78,685,000
1999                           48,758       6,491        15.36%        -2.0%            $102   $1,815,486,000   $209,572,000
2000                           57,539       8,781        18.01%        -2.0%            $100   $2,099,594,000   $284,108,000
2001                           57,539         0           0.00%         2.0%            $102   $2,141,586,000    $41,992,000
2002                           57,539         0           0.00%         3.0%            $105   $2,205,833,000    $64,247,000
2003                           57,539         0           0.00%         3.0%            $108   $2,272,008,000    $66,175,000
2004                           57,539         0           0.00%         3.0%            $111   $2,340,169,000    $68,161,000
2005                           57,539         0           0.00%         3.0%            $115   $2,410,374,000    $70,205,000
2006                           57,539         0           0.00%         3.0%            $118   $2,482,685,000    $72,311,000

Avg Annual % Chg                3.95%                                                              5.55%

==============================================================================================================================

Year                           % change
---------------------------------------

Historical 1994
Historical 1995                 -4.1%
Prior Year LTM
                             ----------
Historical 1996                 -1.7%
                             ----------
LTM Adjustment:


New Competition Enters Market

Periods to Inflate Base

Growth Rate
-----------------------------

                             ----------
BASE YEAR                        5.0%
---------------------------------------

Projected
1997                            5.87%
1998                            5.15%
1999                           13.05%
2000                           15.65%
2001                            2.00%
2002                            3.00%
2003                            3.00%
2004                            3.00%
2005                            3.00%
2006                            3.00%

Avg Annual % Chg

=======================================

================================================================================

Regression Analysis

X Coefficient                                                        ERR
Constant                                                             ERR

                                                               ----------------
% of Demand Induced                                                -8.50%
                                                               ----------------

                                                               ----------------
Phase In - 1997                                                    100.00%
Phase In - 1998                                                    -35.00%
Phase In - 1999                                                    -41.00%
Phase In - 2000                                                    -44.00%
Phase In - 2001                                                    -47.00%
                                                               ----------------

                                                               ----------------
Annual Growth Rate                                                  3.00%
                                                               ----------------

================================================================================

==========================================================
Gaming Devices
--------------

Weighted Average Wager                             $2.45
Weighted Average Decision per Minute                 7.5
Weighted Average Hold                               6.51%
Hours Open                                          12.0

Subject:
Weighted Average Wager                               ERR
Weighted Average Decision per Minute                 ERR
Weighted Average Hold                                ERR
==========================================================

==============================================================================================================================

Calculation of Marketwide Gaming Revenue - Gaming Devices

Year                           Units   Absolute Change  % change  Utilization Factor  WPU/day    Total WIN     Absolute Change
------------------------------------------------------------------------------------------------------------------------------
Historical 1994                37,245                                  12.2%            $105   $1,428,500,000
Historical 1995                36,191      (1,054)        -2.8%        12.7%            $104   $1,369,914,000    (58,586,000)
Prior Year LTM                 37,483                                  12.4%            $107   $1,467,537,000
                               -----------------------------------------------------------------------------------------------
Historical 1996                37,197       1,006          2.8%        11.6%            $106   $1,442,373,000    (25,164,000)
                               -----------------------------------------------------------------------------------------------
LTM Adjustment:
                                                          Year         Month            Day
                                                        -------------------------------------
New Competition Enters Market                             1997           1               1       01-Jan-97
                                                        -------------------------------------
Periods to Inflate Base                     0.00
                                       ---------------
Growth Rate                                 5.0%
------------------------------------------------------

                               -----------------------------------------------------------------------------------------------
BASE YEAR                      37,197         0           0.0%         12.3%            $106   $1,442,565,817      192,817
------------------------------------------------------------------------------------------------------------------------------

Projected                                                           growth rate
1997                           40,598       3,401         9.14%        -3.0%            $103   $1,527,229,000    $84,663,183
1998                           42,267       1,669         4.11%         1.0%            $104   $1,605,914,000    $78,685,000
1999                           48,758       6,491        15.36%        -2.0%            $102   $1,815,486,000   $209,572,000
2000                           57,539       8,781        18.01%        -2.0%            $100   $2,099,594,000   $284,108,000
2001                           57,539         0           0.00%         2.0%            $102   $2,141,586,000    $41,992,000
2002                           57,539         0           0.00%         3.0%            $105   $2,205,833,000    $64,247,000
2003                           57,539         0           0.00%         3.0%            $108   $2,272,008,000    $66,175,000
2004                           57,539         0           0.00%         3.0%            $111   $2,340,169,000    $68,161,000
2005                           57,539         0           0.00%         3.0%            $115   $2,410,374,000    $70,205,000
2006                           57,539         0           0.00%         3.0%            $118   $2,482,685,000    $72,311,000

Avg Annual % Chg                3.95%                                                              5.55%

==============================================================================================================================

Year                           % change
---------------------------------------

Historical 1994
Historical 1995                 -4.1%
Prior Year LTM
                             ----------
Historical 1996                 -1.7%
                             ----------
LTM Adjustment:


New Competition Enters Market

Periods to Inflate Base

Growth Rate
-----------------------------

                             ----------
BASE YEAR                        5.0%
---------------------------------------

Projected
1997                            5.87%
1998                            5.15%
1999                           13.05%
2000                           15.65%
2001                            2.00%
2002                            3.00%
2003                            3.00%
2004                            3.00%
2005                            3.00%
2006                            3.00%

Avg Annual % Chg

=======================================

================================================================================

Regression Analysis

X Coefficient                                                        ERR
Constant                                                             ERR

                                                               ----------------
% of Demand Induced                                                -8.50%
                                                               ----------------

                                                               ----------------
Phase In - 1997                                                    100.00%
Phase In - 1998                                                    -35.00%
Phase In - 1999                                                    -41.00%
Phase In - 2000                                                    -44.00%
Phase In - 2001                                                    -47.00%
                                                               ----------------

                                                               ----------------
Annual Growth Rate                                                  3.00%
                                                               ----------------

================================================================================

HVS International, Mineola, New York                  Nature of the Assignment 1

2. Nature of the Assignment

Subject of the
Appraisal                The subject of the appraisal is the fee simple interest
                         in a +/- 34.31-acre parcel of land currently improved with the Aladdin Hotel and Casino and Performing Arts
                         Center. The subject's civic address is 3667 Las Vegas
                         Boulevard, Las Vegas, Nevada. While the site is currently improved, this appraisal assumes the demolition of all of the current improvements, with the exception of the Performing Arts Center. A new mixed-use development is currently proposed for the subject site consisting of a 2,600-room hotel and a 110,000-square-foot casino (the Aladdin Hotel and
                         Casino). The hotel and casino are also expected to include approximately 71,500 square feet of meeting space, a 1,400-seat show room, a 7,000-seat performing arts center, nine separate food and beverage outlets, and an expansive array of back-of-the-house facilities typical of a large hotel and casino. The remaining components of the mixed-use development will include a 450,000-square-foot shopping mall, a parking garage, a second hotel with 1,000 rooms, and a central utility plant. According to the developers, a reciprocal easement agreement will be signed between all parties involved with the mixed-use development. As such, a free flow of pedestrian traffic will be allowed between all components of the development. A draft copy of the reciprocal easement agreement, as provided by the developers of the project, is contained in the appraisers' workfile.

                         Based on a site plan provided by the project's developers, the hotel and casino portion of the development will encompass +/- 18.16 acres of the +/- 34.31-acre site. For purposes of this appraisal, we have been asked to render an opinion as to the prospective market value of the land and improvements for the Aladdin Hotel and Casino portion of the development, the market value of the entire +/- 34.31 acres of land as if vacant and ready for development, and the market value of the +/- 18.16 acres of land allocated to the redeveloped Aladdin Hotel and Casino as if vacant and ready for development. As mentioned, the subject site is located on Las Vegas Boulevard (The Strip) in Las Vegas, Nevada.

HVS International, Mineola, New York                  Nature of the Assignment 2


                               INSERT STATE MAP

HVS International, Mineola, New York                  Nature of the Assignment 3


Objective of the       The purpose of the assignment is to estimate the
Appraisal              prospective market value of the Aladdin Hotel and Casino
                       when construction has been completed and the improvements are operational; the market value of the underlying
                       +/- 34.31 acres of land of the entire site; and the market value of the +/- 18.16 acres of land allocated to the Aladdin Hotel and Casino portion of the development.
                       Market value is defined by the Office of the Comptroller of the Currency (OCC), 12CFR, Part 34 as follows:

                           The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                           1. buyer and seller are typically motivated;

                           2. both parties are well informed or well advised,
                              and acting in what they consider their own best interests;

                           3. a reasonable time is allowed for exposure in the
                              open market;

                           4. payment is made in terms of cash in United States
                              dollars or in terms of financial arrangements comparable thereto; and

                           5. the price represents the normal consideration for
                              the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.(1)

                       "Prospective" market value is the forecast of the value expected at a specified future date.

Marketing and          We estimate the marketing period for valuation purposes
Exposure Periods       of the subject property to be up to six months, assuming
                       that it is ultimately transacted at or near the concluded market value. Historically, the market for gaming investments has comprised a limited number of licensed individuals, partnerships, and corporations with extensive gaming experience. In addition, the significant barriers to entry have substantially limited the pool of qualified buyers. However, of the limited pool of buyers, many would be eager to purchase a hotel and casino of the size, scope, and location of the proposed subject property. The exposure period, referring to the amount of time necessary for the real estate to have been exposed retrospectively, prior to our date of value, is also estimated to be less than or equal to six months.

----------

(1) The Dictionary of Real Estate Appraisal - Third Edition, Appraisal Institute, Chicago, IL, 1993, pp. 222-223.

HVS International, Mineola, New York                  Nature of the Assignment 4


Use of the Appraisal   This appraisal is being prepared for use by The Bank of
                       Nova Scotia, New York Agency, in connection with financing sought by Aladdin Gaming, LLC.

Property Rights        The property right appraised is the fee simple interest
Appraised              in the land and improvements, including furniture,
                       fixtures, and equipment. Fee simple interest is defined as "absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."(2) The subject property is being appraised as a going concern (i.e., an open and operating facility).

Method of Study        The methodology used to develop this appraisal is based
                       on the market research and valuation techniques set forth in the textbooks we authored for the American Institute of Real Estate Appraisers and the Appraisal Institute, entitled The Valuation of Hotels and Motels,(3) Hotels,
                       Motels and Restaurants: Valuations and Market Studies,(4)
                       The Computerized Income Approach to Hotel/Motel Market
                       Studies and Valuations,(5) and Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and
                       Valuations.(6) In addition, forecasting models developed by HVS Gaming Services have been utilized in the analysis of the regional market and the subject property. The specific steps incorporated in our analysis are outlined as follows:

                           1. The subject site has been evaluated from the
                              viewpoint of its physical utility for the operation of a casino hotel, as well as access, visibility, and other relevant locational factors.

                           2. The surrounding economic environment, on both an
                              area and neighborhood level, have been reviewed to identify specific gaming- and lodging-related economic and demographic trends that may have an impact on the demand for gaming and lodging facilities.

                           3. An overview of the U.S. gaming industry has been
                              presented to provide an expanded vision of the industry.

----------
(2) The Dictionary of Real Estate Appraisal - Third Edition, Appraisal Institute, Chicago, IL, 1993, p. 140.
(3) The Valuation of Hotels and Motels, Stephen Rushmore, American Institute of Real Estate Appraisers, Chicago, IL, 1978.
(4) Hotels, Motels and Restaurants: Valuations and Market Studies, Stephen Rushmore, American Institute of Real Estate Appraisers, Chicago, IL, 1983.
(5) The Computerized Income Approach to Hotel/Motel Market Studies and Valuations, Stephen Rushmore, American Institute of Real Estate Appraisers, Chicago, IL, 1990.
(6) Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and Valuations, Stephen Rushmore, Appraisal Institute, Chicago, IL, 1992.

HVS International, Mineola, New York                  Nature of the Assignment 5


                           4. An analysis of the market's and the subject
                              property's table game and gaming device supply and demand was performed via a win per unit per day (WPUPD) model. The WPUPD model is based on the actual WPUPD attained by the market. The resultant statistic provides insight into demand at given supply levels.

                           5. The projected marketwide table game and gaming
                              device WPUPD figures were then multiplied by the proposed gaming inventory levels to arrive at an estimate of total gaming win.

                           6. The subject property's gaming revenue, or win, was
                              projected based on a market penetration model. Market penetration levels were based on the historical performance of the subject property and the quality and quantity of current and proposed competition.

                           7. Documentation for an occupancy and average rate
                              projection was derived from an analysis based on marketwide lodging activity and trends.

                           8. A detailed projection of income and expense shows
                              the anticipated economic benefits of the subject property and provides the basis for the income capitalization approach.

                           9. The appraisal considered the three approaches to
                              value: cost, sales comparison, and income capitalization. Because casino hotel facilities are income-producing properties that are normally bought and sold on the basis of capitalization of their anticipated stabilized earning power, the greatest weight is given to the value indicated by the income capitalization approach. We find that most investors employ a similar procedure in formulating their purchase decisions, and thus the income capitalization approach most closely reflects the rationale of typical buyers.

Scope of the           All information was collected and analyzed by staff of
Assignment             HVS International. Descriptive data and site plans for
                       the proposed subject property were supplied by the developers, Aladdin Holdings, LLC. The site has been inspected and the developers and future management have been interviewed. We have gathered economic data and information on improved sales, areawide and competitive casino revenues, occupancies and average rates, operating expenses, construction costs, and capitalization and equity yield rates. We have spoken with buyers, sellers, brokers, developers and public officials. We have analyzed this information and have considered the sales comparison, cost, and income approaches to value. Based on our findings, we have prepared a forecast of income and expense representing a

HVS International, Mineola, New York                  Nature of the Assignment 6


                       stabilized year and capitalized the net income based on current required debt and equity returns. The value conclusion is based upon this investigation and analysis and is conveyed herein.

Ownership and          The subject property is being developed by Aladdin Gaming
Management             LLC and will be owned jointly by Aladdin Gaming, LLC,
                       London Clubs International, and Preferred Shareholders.
                       This appraisal is predicated upon professional management of the subject property by Aladdin Gaming, LLC, or an alternative professional gaming company with a proven, successful record of managing facilities of this nature.

Pertinent Dates        The subject site was inspected by Mark D. Capasso and
                       Anne R. Lloyd-Jones, CRE, on August 7, 1997. Stephen
                       Rushmore, CRE, MAI, CHA did not physically inspect the subject site but actively participated in the analysis.
                       The effective date of the prospective market value for the Aladdin Hotel and Casino is January 1, 2000, the anticipated date of opening. The effective date of value for both the entire +/- 34.31-acre site and the +/- 18.16 acres of land allocated to the hotel and casino portion of the development is August 7, 1997. All projections are expressed in inflated dollars. The prospective market value estimate of the Aladdin Hotel and Casino represents
                       2000 dollars, while the value estimates for the entire subject site and the hotel and casino portion of the site represent 1997 dollars.

==========================================================
Gaming Devices
--------------

Weighted Average Wager                             $2.45
Weighted Average Decision per Minute                 7.5
Weighted Average Hold                               6.51%
Hours Open                                          12.0

Subject:
Weighted Average Wager                               ERR
Weighted Average Decision per Minute                 ERR
Weighted Average Hold                                ERR
==========================================================

==============================================================================================================================

Calculation of Marketwide Gaming Revenue - Gaming Devices

Year                           Units   Absolute Change  % change  Utilization Factor  WPU/day    Total WIN     Absolute Change
------------------------------------------------------------------------------------------------------------------------------
Historical 1994                37,245                                  12.2%            $105   $1,428,500,000
Historical 1995                36,191      (1,054)        -2.8%        12.7%            $104   $1,369,914,000    (58,586,000)
Prior Year LTM                 37,483                                  12.4%            $107   $1,467,537,000
                               -----------------------------------------------------------------------------------------------
Historical 1996                37,197       1,006          2.8%        11.6%            $106   $1,442,373,000    (25,164,000)
                               -----------------------------------------------------------------------------------------------
LTM Adjustment:
                                                          Year         Month            Day
                                                        -------------------------------------
New Competition Enters Market                             1997           1               1       01-Jan-97
                                                        -------------------------------------
Periods to Inflate Base                     0.00
                                       ---------------
Growth Rate                                 5.0%
------------------------------------------------------

                               -----------------------------------------------------------------------------------------------
BASE YEAR                      37,197         0           0.0%         12.3%            $106   $1,442,565,817      192,817
------------------------------------------------------------------------------------------------------------------------------

Projected                                                           growth rate
1997                           40,598       3,401         9.14%        -3.0%            $103   $1,527,229,000    $84,663,183
1998                           42,267       1,669         4.11%         1.0%            $104   $1,605,914,000    $78,685,000
1999                           48,758       6,491        15.36%        -2.0%            $102   $1,815,486,000   $209,572,000
2000                           57,539       8,781        18.01%        -2.0%            $100   $2,099,594,000   $284,108,000
2001                           57,539         0           0.00%         2.0%            $102   $2,141,586,000    $41,992,000
2002                           57,539         0           0.00%         3.0%            $105   $2,205,833,000    $64,247,000
2003                           57,539         0           0.00%         3.0%            $108   $2,272,008,000    $66,175,000
2004                           57,539         0           0.00%         3.0%            $111   $2,340,169,000    $68,161,000
2005                           57,539         0           0.00%         3.0%            $115   $2,410,374,000    $70,205,000
2006                           57,539         0           0.00%         3.0%            $118   $2,482,685,000    $72,311,000

Avg Annual % Chg                3.95%                                                              5.55%

==============================================================================================================================

Year                           % change
---------------------------------------

Historical 1994
Historical 1995                 -4.1%
Prior Year LTM
                             ----------
Historical 1996                 -1.7%
                             ----------
LTM Adjustment:


New Competition Enters Market

Periods to Inflate Base

Growth Rate
-----------------------------

                             ----------
BASE YEAR                        5.0%
---------------------------------------

Projected
1997                            5.87%
1998                            5.15%
1999                           13.05%
2000                           15.65%
2001                            2.00%
2002                            3.00%
2003                            3.00%
2004                            3.00%
2005                            3.00%
2006                            3.00%

Avg Annual % Chg

=======================================

================================================================================

Regression Analysis

X Coefficient                                                        ERR
Constant                                                             ERR

                                                               ----------------
% of Demand Induced                                                -8.50%
                                                               ----------------

                                                               ----------------
Phase In - 1997                                                    100.00%
Phase In - 1998                                                    -35.00%
Phase In - 1999                                                    -41.00%
Phase In - 2000                                                    -44.00%
Phase In - 2001                                                    -47.00%
                                                               ----------------

                                                               ----------------
Annual Growth Rate                                                  3.00%
                                                               ----------------

================================================================================

HVS International, Mineola, New York                      Highest and Best Use 1


9. Highest and Best Use

                       The Appraisal Institute recognizes the concept of highest and best use as a fundamental element in the determination of value of real property, either as if vacant or as improved. Highest and best use is defined as follows:

                       The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.(7)

As if Vacant           An analysis as to the highest and best use of the land
                       should be made first and may be influenced by many factors. In estimating highest and best use, there are four stages of analysis:

                           1. Physically possible use. What uses of the site are
                              physically possible?

                              Despite the site's slightly irregular layout, the size of the subject site (+/- 34.31 acres) and its location and frontage along the Las Vegas Strip, are considered to be highly conducive to a large-scale mixed-use development with a hotel and casino and various other developments. All utilities are available to the site. In general, the site is appropriate for a mixed-use development including a hotel and casino.

                           2. Legally permissible use. What uses are permitted
                              by zoning and deed restrictions?

                              As detailed in the "Property Description" section of this report, the site is zoned H1 - Limited Resort and Apartment District. This ordinance allows for a variety of uses, including lodging and casino gaming.

                           3. Financially feasible use. Which possible and
                              permissible uses will produce a net return to the owner of the site?

                              Despite several new hotel and casino developments currently proposed for the Las Vegas Strip, the market continues to support an efficiently operated and marketed hotel and casino. In addition, other forms of commercial development, such as retail, appear to be in demand. As such, some form of

HVS International, Mineola, New York                      Highest and Best Use 2


                              mixed-use development consisting of a hotel and casino and retail represents the highest possible return to the owner of the site.

                           4. Maximally productive use. Among the feasible uses,
                              which use will produce the highest net return or the highest present worth?

                              In consideration of the foregoing factors influencing development in the subject's immediate area, it is the appraisers' opinion that the highest and best use of the subject site as if vacant is as a mixed-use development consisting of a hotel and casino, retail component, and various other facilities.

--------
(7) The Dictionary of Real Estate Appraisal - Third Edition, Appraisal Institute, Chicago, IL., 1992, p. 149

HVS International, Mineola, New York                             Cost Approach 1


12.

Cost Approach          Market value is determined via the cost approach by first
                       estimating the market value of the subject land as if vacant and available for its highest and best use, and then adding the cost to construct the proposed subject improvements.

                       We have found that knowledgeable buyers of gaming facilities generally base their purchase decisions on economic factors such as forecasted net income and return on investment. In addition, gaming facilities are a hybrid real estate and business investment. The gaming portion of the investment, which generates the majority of the income (and value) of a casino or a casino hotel, is a management-intensive business which requires special licensing and intangible expertise to operate profitably. As gaming revenue and profit bear no relationship to the rental of space, as is normally the case in real estate investments, the net income and value of a casino also bear no relationship to the replacement cost new of such a facility. Successful casinos often generate income to support values well in excess of the replacement cost new of the physical plant which houses the business. In such cases, the amount by which the value of the casino exceeds the replacement cost new of the physical land and improvements is considered to be the value attributable to the business, not the real and personal property components of the investment.

                       In the valuation of successful casinos, the cost approach is relevant to distinguish the value of the real and personal property components from that of the business component. However, not all casinos are highly successful and, in fact, many generate levels of net income which are insufficient to cover the cost of capital for new development. Such properties generally suffer from a combination of depreciation due to physical deterioration and incurable functional obsolescence. The reliability of the cost approach in estimating market value is further diminished by the quantification of incurable functional obsolescence, which is based on numerous subjective adjustments.

                       In the case of a proposed hotel and casino, the comparison of the development cost budget with the market value estimate based on the project's economic return forms the basis for the feasibility conclusion.

Land Value             The sales comparison approach is typically the most
                       appropriate technique for valuing land. This technique compares the sales data to the subject site and adjusts for discrepancies in the real property rights conveyed, financing terms, conditions of sale, date of sale, and physical attributes such as size, topography, configuration, location, existing entitlement, accessibility, availability of off-site improvements, and removal of non-contributory existing improvements.

HVS International, Mineola, New York                             Cost Approach 2


                       In an attempt to locate comparable land sales for the subject property, we have used several sources, including real estate brokers, local appraisers, and county officials. The following data pertain to the most comparable vacant land sales that have occurred in the subject's area in recent years. Based on discussions with local real estate brokers and appraisers, the following land sales offer the most current indication of land value. Note that the entire subject site consists of approximately 34.31 acres of land or +/- 1,494,544 square feet. In addition, the portion of the subject site to contain the hotel and casino equates to +/- 18.16 acres, or +/- 791,050 square feet.

HVS International, Mineola, New York                             Cost Approach 3


The six comparable land transactions are described as follows:

Land Sale #1:
-------------

Location:                       3782 Las Vegas Boulevard, North of Tropicana
                                Avenue
                                Las Vegas, Nevada
Grantor:                        New York-New York (MGM Grand)
Grantee:                        La Quinta Inns
Size:                           +/- 2.06 acres, or +/- 89,734 square feet
Zoning:                         H1, Clark County
Date of Sale:                   March 1, 1997
Consideration:                  $13,500,000
Terms:                          All cash
Price per Acre:                 $6,553,998
Price per Square Foot:          $150.45
Frontage on Las Vegas Blvd.     200 feet
Proposed Use:                   Currently improved with a La Quinta motel and
                                Carrows Restaurant. Purchased for future expansion of the New York-New York Hotel and Casino.

HVS International, Mineola, New York                             Cost Approach 4


Land Sale #2:
-------------

Location:                       4375 Las Vegas Boulevard, South of Diablo Street
                                Las Vegas, Nevada
Grantor:                        Starfield Golf
Grantee:                        Cheung S. Kheng
Size:                           +/- 4.32 acres, or +/- 188,179 square feet
Zoning:                         H1, Clark County
Date of Sale:                   January 16, 1996
Consideration:                  $4,750,000
Terms:                          All cash
Price per Acre:                 $1,099,537
Price per Square Foot:          $25.24
Frontage on Las Vegas Blvd.     324 feet
Proposed Use:                   Currently improved with a 144-unit motel in poor
                                condition. Future uses are unknown.

HVS International, Mineola, New York                             Cost Approach 5


Land Sale #3:
-------------

Location:                       2616 E. Russel Road, SEC of Russel Road and Las
                                Vegas Boulevard
                                Las Vegas, Nevada
Grantor:                        Russell/I-15 Ltd.
Grantee:                        Circus Circus Enterprises
Size:                           +/- 73.74 acres, or +/- 3,212,114 square feet
Zoning:                         H1, Clark County
Date of Sale:                   March 3, 1995
Consideration:                  $73,000,000
Terms:                          All cash
Price per Acre:                 $989,965
Price per Square Foot:          $22.73
Frontage on Las Vegas Blvd.:    1,600 feet
Proposed Use:                   Currently vacant land, it will be the future
                                site of Project Paradise.

HVS International, Mineola, New York                             Cost Approach 6


Land Sale #4:
-------------

Location:                       3786 Las Vegas Boulevard, North of Tropicana
                                Las Vegas, Nevada
Grantor:                        Patricia L. Goldman
Grantee:                        New York-New York (MGM Grand)
Size:                           +/- 2.07 acres, or +/- 90,169 square feet
Zoning:                         H1, Clark County
Date of Sale:                   February 17, 1995
Consideration:                  $8,000,000
Terms:                          All cash
Price per Acre:                 $3,864,734
Price per Square Foot:          $88.72
Frontage on Las Vegas Blvd.:    152 feet
Proposed Use:                   Improved with a 72-unit motel at the time of
                                sale. The site was purchased in order to construct the New York-New York Hotel and
                                Casino.

HVS International, Mineola, New York                             Cost Approach 7



Land Sale #5:
-------------

Location:                       Las Vegas Boulevard, NEC of Las Vegas Boulevard
                                and Diablo Street
                                Las Vegas, Nevada
Grantor:                        Benjamin Schlomi
Grantee:                        Chetak Development
Size:                           +/- 2.51 acres, or +/- 109,336 square feet
Zoning:                         H1, Clark County
Date of Sale:                   March 7, 1994
Consideration:                  $3,700,000
Terms:                          All cash
Price per Acre:                 $1,474,104
Price per Square Foot:          $33.84
Frontage on Las Vegas Blvd.:    260 feet
Proposed Use:                   Currently vacant land. The site is being held
                                for future development.

HVS International, Mineola, New York                             Cost Approach 8


                       Land Sale #6:
                       -------------

                       Location:                     Las Vegas Boulevard, NWC of
                                                     Las Vegas Boulevard and
                                                     Tropicana Avenue
                                                     Las Vegas, Nevada
                       Grantor:                      Universal Resorts
                       Grantee:                      Tracinda Corporation (New
                                                     York-New York, MGM Grand)
                       Size:                         +/- 17.619 acres,
                                                     or +/- 767,482 square feet
                       Zoning:                       H1, Clark County
                       Date of Sale:                 December 15, 1992
                       Consideration:                $31,500,000
                       Terms:                        All cash
                       Price per Acre:               $1,787,843
                       Price per Square Foot:        $41.04
                       Frontage on Las Vegas Blvd.:  692 feet
                       Proposed Use:                 The site was the main
                                                     parcel of the New York-New
                                                     York Hotel and Casino.

                       In addition to the previous land sales, we have investigated one listing for an +/- 11-acre site located across Las Vegas Boulevard from the subject property. This site is currently vacant with the exception of a heliport and tour company which conducts Grand Canyon sightseeing tours. According to the site's broker, the owner of the property turned down an offer of $72,000,000, or roundly $6,500,000 per acre for the site. This offer was made roughly one and a half years ago by Steve Wynn, the owner of Mirage Resorts. In addition, the owner of the vacant site turned down an offer by Harvey's Casino Corporation roughly two months ago for $90,000,000, or roundly $8,200,000 per acre. The owner's asking price is reportedly $10,000,000 per acre. While this information does not constitute specific evidence of market values, it does reflect the value perceptions of two professional casino developers for land within the immediate vicinity of the subject property.

                       Land Valuation - Hotel and Casino Site

                       As mentioned in the "Nature of the Assignment" section of this report, we have been instructed by our client to value the entire +/- 34.31-acre subject site and the +/- 18.16 acres of land dedicated to the construction of the Proposed Aladdin Hotel and Casino. In order to derive an estimate of value for the portion of the site dedicated to the Proposed Aladdin Hotel and Casino from the preceding sales data, we have created the following land sales adjustment grid. The six sales range from December 1992 to March 1997. We have made linear adjustments at 30% per year to account

HVS International, Mineola, New York                             Cost Approach 9


                       for the passage of time for these sales. While this adjustment for time appears high, the current development environment has created a significant upward pressure on land values. This is evidenced by the difference in sales prices for sale four and sale one. Sale four represents the transaction of a roughly two-acre parcel used for the New York-New York hotel and casino. Sale one was also a roughly two-acre parcel used for the New York-New York Hotel and Casino. These two sales took place approximately two years apart and the difference in price equated to $5,500,000. This equates to roughly a 30% per-year increase, or 2.5% per month.

                       We have also interviewed various real estate brokers in the Las Vegas area who indicated land values, especially on the Strip, have averaged increases of between 25% and 50% per year since 1995. The tremendous increases in land values on the Strip are attributable to the success of the new, large, mega-resorts that have been developed over the past few years. As investors realized the strength and depth of the Las Vegas Strip gaming market, it became clear that higher and higher land costs were justified. As the major Strip mega-resort development took place between 1994 and 1995, we have added an additional upward adjustment to sale six for time. Sale six transacted in December 1992 before the first mega-resorts opened and investors realized the value of a Strip location.

                       Cumulative adjustments necessary to account for differences in location and size have also been applied. The following grid details the various adjustments made to the aforementioned land sales.

HVS International, Mineola, New York                            Cost Approach 10


Land Sales Adjustment Grid

--------------------------------------------------------------------------------------------------------------------
                  Subject       Land Sale #1  Land Sale #2   Land Sale #3  Land Sale #4   Land Sale #5  Land Sale #6
--------------------------------------------------------------------------------------------------------------------
Sale Price              N/A      $13,500,000    $4,750,000    $73,000,000    $8,000,000     $3,700,000   $31,500,000
Size (Sq. Ft.)      791,050           89,734       188,719      3,212,114        90,169        109,366       767,482
Price per Sq. Ft.       N/A          $150.45        $25.17         $22.73        $88.72         $33.83        $41.04
Date of Sale       08/07/97         03/01/97      01/16/96       03/03/95      02/17/95       03/07/94      12/15/92
---------------------------------------------------------------------------------------  ---------------------------
---------------------------------------------------------------------------------------  -------------  ------------

Market Conditions (Sale 6)

Adjustment                               0.0%          0.0%           0.0%          0.0%           0.0%        100.0%
Adjusted Price                       $150.45        $25.17         $22.73        $88.72         $33.83        $82.09
--------------------------------------------------------------------------------------------------------------------

Market Conditions

Months                                     5            19             30            30             42            57
Adjustment*                             12.5%         47.5%          75.0%         75.0%         105.0%        142.5%
Adjusted Price                       $169.25        $37.13         $39.77       $155.26         $69.35       $199.06

Cumulative Adjustment for Site Characteristics
--------------------------------------------------------------------------------------------------------------------

Location                             similar      inferior       inferior       similar       inferior       similar
 Adjustment                              0.0%        100.0%          70.0%          0.0%         100.0%          0.0%

Functional Utility                  inferior      inferior        similar      inferior       inferior      superior
Adjustment                              30.0%        100.0%           0.0%         30.0%          90.0%        -10.0%

Size                                 smaller       smaller         larger       smaller        smaller       similar
Adjustment                             -30.0%        -30.0%          85.0%        -30.0%         -30.0%          0.0%
                                      ------        ------         ------        ------         ------        ------

Total Cumulative Adjustment              0.0%        170.0%         155.0%          0.0%         160.0%        -10.0%
Net Adjusted Price                   $169.25       $100.24        $101.42       $155.26        $180.32       $179.15
                                   =========     =========      =========     =========      =========     =========

*     Monthly adjustment 2.50%
--------------------------------------------------------------------------------

HVS International, Mineola, New York                            Cost Approach 11


                               INSERT LAND SALE MAP

HVS International, Mineola, New York                            Cost Approach 12


                       Location

                       Sales one, four, and six were deemed to have locations similar to the subject property, as these transactions represent land used for the development of the New York-New York Hotel and Casino, located at the corner of Tropicana Avenue and Las Vegas Boulevard approximately one block south of the subject site. Sales two and five were adjusted upward by 100% for their inferior location compared to that of the subject. These sites are located at the intersection of Las Vegas Boulevard and Diablo street approximately one mile south of the subject site. This area is beyond the primary development of Las Vegas Boulevard and does not benefit from pedestrian traffic as the subject site does. Sale three was adjusted upward by 70% for its inferior location as compared to the subject site. Like sales two and five, sale three is located south of the primary development of Las Vegas Boulevard. However, it is located on the western side of Las Vegas Boulevard and represents the future site of Project Paradise. This project will be linked to the Luxor and Excalibur Hotel Casinos located north of the Project Paradise site, enhancing its location.

                       Functional Utility

                       The functional utility of land encompasses several factors including offsite availability, topography, configuration, and capacity. Sales one, two, four, and five were adjusted upward by 30%, 100%, 30%, and 90%, respectively, for their inferior functional utility as compared to the subject property. As mentioned, sales one and four were assemblage parcel used to construct the New York-New York Hotel and Casino. These parcels were very irregular in shape and lack the density needed to construct sufficiently sized hotel casinos. Similarly, sites two and five are irregular parcels that, while they have frontage along Las Vegas Boulevard, do not contain the depth needed to construct a large-scale hotel and casino. In addition, these sites abut the McCarran International Airport. Due to zoning restrictions, the height of any development on these parcels is limited. Sale three, the Project Paradise site, is considered to have similar functional utility to the subject site and was not adjusted. Sale six, the primary parcel used for the construction of the New York-New York Hotel and Casino occupies a corner parcel. As such, it was adjusted downward by 10% for its superior functional utility as compared to the subject site.

HVS International, Mineola, New York                            Cost Approach 13


                       Size

                       Sales one, two, four, and five were significantly smaller than the subject site, necessitating a 30% downward adjustment. Sale three was roughly four times as large as the subject site, necessitating an upward adjustment of 85%. Sale six represents the transaction of a site similar in size to the subject. As such, sale six was not adjusted for size.

                       After adjustment, the sales prices ranged from roundly $100 to $180 per square foot, or roundly $4,400,000 to $7,900,000 per acre. The sales that are most similar to the subject site in terms of location establish a narrower range of roundly $155 to $179 per square foot, or $6,750,000 to $7,800,000 per acre. The most recent sale reflects an adjusted price of $169.25 per square foot, or $7,375,000 per acre. Based on this analysis, we conclude a land value for the hotel and casino portion of the subject site at $170 per square foot, or $7,400,000 per acre. Multiplying our per-square-foot value conclusion by the 791,050 square feet of the subject site results in an estimate of land value for the hotel and casino portion of the subject site of roundly $135,000,000.

                       Land Valuation - Entire Site

                       In order to value the entire +/- 34.31-acre subject site, we have valued the +/- 16.15 acres of the site not being used for the hotel and casino portion of the development and added this value to our estimate of land value for the hotel and casino portion of the site. The same sales data used for our previous valuation of the hotel and casino portion of the site was used for the non-hotel and casino land.

                       As with our previous land valuation, each of the sales was adjusted upward by 30% per year in order to account for the passage of time. In addition, sale six received an additional upward adjustment as it was transacted in December 1992, before the surge in mega-resort development. The following grid details the various adjustments made to the comparable land sales.

HVS International, Mineola, New York                            Cost Approach 14


Land Sales Adjustment Grid - Non-Hotel and Casino Land

------------------------------------------------------------------------------------------------------------------
                  Subject       Land Sale #1  Land Sale #2  Land Sale #3  Land Sale #4  Land Sale #5  Land Sale #6
------------------------------------------------------------------------------------------------------------------
Sale Price              N/A      $13,500,000    $4,750,000   $73,000,000    $8,000,000    $3,700,000   $31,500,000
Size (Sq. Ft.)      703,494           89,734       188,719     3,212,114        90,169       109,366       767,482
Price per Sq. Ft.       N/A          $150.45        $25.17        $22.73        $88.72        $33.83        $41.04
Date of Sale       08/07/97         03/01/97      01/16/96      03/03/95      02/17/95      03/07/94      12/15/92
--------------------------------------------------------------------------------------  --------------------------

Market Conditions (Sale 6)
Adjustment                               0.0%          0.0%          0.0%          0.0%          0.0%        100.0%
Adjusted Price                       $150.45        $25.17        $22.73        $88.72        $33.83        $82.09
------------------------------------------------------------------------------------------------------------------

Market Conditions
Months                                     5            19            30            30            42            57
Adjustment*                             12.5%         47.5%         75.0%         75.0%        105.0%        142.5%
Adjusted Price                       $169.25        $37.13        $39.77       $155.26        $69.35       $199.06

Cumulative Adjustment for Site Characteristics
------------------------------------------------------------------------------------------------------------------

Location                            superior      inferior      inferior      superior      inferior      superior
Adjustment                             -60.0%         20.0%         10.0%        -60.0%         20.0%        -60.0%

Functional Utility                  inferior      inferior       similar      inferior      inferior      superior
Adjustment                              30.0%         50.0%          0.0%         30.0%         20.0%        -10.0%

Size                                 smaller       smaller        larger       smaller       smaller       similar
Adjustment                             -30.0%        -30.0%         85.0%        -30.0%        -30.0%          0.0%
                                 -----------    ----------   -----------    ----------    ----------   -----------

Total Cumulative Adjustment            -60.0%         40.0%         95.0%        -60.0%         10.0%        -70.0%
Net Adjusted Price                    $67.70        $51.98        $77.55        $62.11        $76.29        $59.72
                                 ===========    ==========   ===========    ==========    ==========   ===========

*     Monthly adjustment 2.50%

--------------------------------------------------------------------------------

HVS International, Mineola, New York                            Cost Approach 15


                       Location

                       The portion of the subject site not used for the development of the Proposed Aladdin Hotel and Casino will not have any frontage along Las Vegas Boulevard. As such, sales one, four, and six are considered superior to this portion of the subject site and were adjusted downward by 60%. Note that sales one, four, and six represent the three parcels used to develop the New York-New York Hotel and Casino. Sales two, three, and five were deemed inferior to the subject site and adjusted upward by 20%, 10%, and 20%, respectively. While these sites offer frontage along Las Vegas Boulevard it is at its extreme southern end. As mentioned, pedestrian traffic is limited along this area of the Strip.

                       Functional Utility

                       Sales one, two, four, and five were considered to be inferior to the non-hotel casino portion of the subject site. Specifically, sales one and four were adjusted upward by 30% as these parcels are irregular in shape and do not contain the density of the subject site. Sale two was adjusted upward by 50% as it is also irregular in shape and is extremely limited in its development potential by its location adjacent to McCarran International Airport. Similarly, sale five is irregular in shape and abuts McCarran International Airport; however, the density of the site is superior to that of sale two. As such, this sale was adjusted upward by 20%. Sale six's corner location necessitates a 10% downward adjustment for superior functional utility. Sale three's functional utility was deemed similar to that of the subject and was not adjusted.

                       Size

                       Sales one, two, four, and five were adjusted downward 30% for their smaller size as compared to the non-hotel and casino portion of the subject site. Sale three was adjusted upward by 85% as it is significantly larger than the subject. Sale six is similar in size to the subject site and was not adjusted.

                       After adjustment, the sales prices ranged from roundly $52 to $78 per square foot or roundly $2,300,000 to $6,900,000 per acre. Based on this analysis, we conclude a land value for the non-hotel and casino portion of the subject site at $65 per square foot, or $2,800,000 per acre. Multiplying our per-square-foot value conclusion by the 703,494 square feet of the subject site results in an estimate of land value for the hotel and casino portion of the subject site of roundly $45,730,000.

                       Adding the estimated market value of the casino portion of the site to the estimated market value of the non-hotel casino portion of the site equates to roundly

HVS International, Mineola, New York                            Cost Approach 16


                       $180,000,000 or $5,250,000 per acre for the +/-
                       34.31-acre site, or $121 per square foot for the 1,494,544-square-foot site.

Development Budget     The following chart details the construction cost budget
                       for the proposed subject property, as prepared by the hotel's developers.

HVS International, Mineola, New York                            Cost Approach 17


Development Budget

Use of Funds                                                     Cost (000,000)
------------------------------------------------------------------------------
Project Development Costs

     Direct Construction Costs                                         $250.0
     Contractor Fees and Expenses                                        12.3
     Direct Soft Costs/Professional Fees                                  4.2
     FF&E Soft Costs/Professional Fees                                    4.2
     Permits and Offsite Improvements                                       8
     Insurance Wrap Around                                                9.2
     Model Rooms                                                          0.4
     General FF&E                                                        58.5
     Gaming Equipment                                                    26.5
     Other Owner Furnished FF&E                                          28.9
     Theming                                                               35
     Project Contingency - Direct                                        12.5
     Project Contingency - FF&E                                          12.5
                                                                  -----------
       Subtotal                                                        $462.2

Financial and Other Costs

     Construction Interest Expense                                      $40.8
     Fees and Other Expenses                                            30.92
     Retire Existing Debt                                                68.5
     Repay Existing Partner Debt                                            5
     Credit for Expenses Prepaid by Holdings                               -5
     Credit for Sitework Contribution from Bazaar                        -1.4
     Pre-opening Expenses                                                  15
     Working Capital                                                       15
                                                                  -----------
       Subtotal                                                        $168.8

Land                                                                   $135.0
                                                                  -----------

Total                                                                  $766.0
                                                                  ===========

                           Source: Aladdin Gaming, LLC
--------------------------------------------------------------------------------

                       As shown, the total development cost estimate, excluding land, totals roughly $631,000,000. When the appraisers' estimate of land value is added, the total development cost estimate for the subject property equates to roundly $766,000,000. As a check on the reasonableness of the development budget by the property's developers, we have calculated the development cost of the proposed subject property utilizing the Marshall & Swift Cost Estimator Program.

HVS International, Mineola, New York                            Cost Approach 18


Development Cost       One of the nationally recognized authorities on
                       replacement cost information is Marshall & Swift. HVS
                       International uses the Commercial Estimator computer program produced by Marshall & Swift. The computer cost program employs the square-foot method in cost estimating, which approximates the replacement cost of the building's major components in terms of dollars per unit of area or volume, based on known costs of similar structures adjusted for time and physical differences.
                       The estimate of replacement cost by this method includes all direct costs plus a portion of indirect costs, such as construction financing, temporary utilities, and general conditions.

                       For the purpose of developing a cost estimate using the Marshall & Swift Commercial Estimator program, the subject property has been classified as a hotel under
                       Section 41 of the Marshall Valuation Service cost guide, with an average cost range rating for a Class A building. According to the developers, the proposed building area is approximately +/- 2,000,000 square feet.

                       Based on these considerations, as well as locational and time adjustment factors and other criteria related to building systems, the replacement cost of the building as if new has been estimated through the Commercial Estimator program. The replacement cost of the subject hotel is estimated to be $251,360,000, or say, $251,000,000.

                       Besides approximating the replacement cost of the buildings, we have estimated the cost of the additional site improvements. The estimated cost of the outdoor swimming pools needs to be added to the replacement cost of the building. The following table summarizes the cost estimates of the site improvements. Also, indirect costs have been derived based upon the appraisers' estimate of financing fees, real estate taxes, and brokerage fees associated with the subject's development. Indirect costs have been calculated for this analysis as being equal to 5.0% of the replacement cost of the total improvements.

HVS International, Mineola, New York                            Cost Approach 19


Development Cost

Item                                                               Total
-----------------------------------------------------------------------------

Replacement Cost New from M&S                                   $251,360,000
Surface Parking                                                      568,000
Swimming Pool                                                        243,000
                                                                ------------
  Subtotal                                                       252,171,000
Indirect Costs @ 5.0% (Real Estate Taxes and Loan Fees)           12,609,000
                                                                ------------
Total Improvement Replacement Cost                              $264,780,000

--------------------------------------------------------------------------------

Opening Costs          In addition to the replacement cost of the improvements,
                       opening costs must be considered. Opening costs include the preopening marketing and administrative expenditures of the casino, hotel, and a working capital reserve to maintain adequate cash flow until the operation achieves a break-even point. The following table presents the estimated opening costs for the subject property.

Estimate of Opening Costs

                                   Cost Per           No. of
Expenses                             Room             Rooms         Total Cost
-------------------------------------------------------------------------------

Preopening Expenses                $10,000            2,600        $26,000,000
Working Capital                      5,000            2,600         13,000,000
                                                                   -----------
Total Opening Costs                                                $39,000,000

--------------------------------------------------------------------------------

                       Adding this component to the replacement cost of the improvements, the total replacement cost of the property is estimated to be roundly $304,000,000.

Personal Property      Our estimate of the cost of furniture, fixtures, and
                       equipment is based on our knowledge and expertise in the hotel and gaming industries, as well as on the developers estimates of FF&E costs. As such, we have estimated the cost of the proposed subject property's furniture, fixtures, and equipment to be equal to roughly $65,000 per room, or a total of roundly $169,000,000

Allocation of          The appraisers have considered a 25% entrepreneurial
Developer's Profit     profit to be necessary and appropriate to reflect the
                       financial incentive required for new hotel casino development. Developer's profit is applied to the buildings; the furniture, fixtures, and equipment; and the land as follows.

Allocation of Developer's Profit

HVS International, Mineola, New York                            Cost Approach 20


                                                        Profit
Component                              Cost             Ratio          Profit
--------------------------------------------------------------------------------

Building Improvements              $303,780,000          25.0%     $75,945,000
Furniture, Fixtures, and Equipment  169,000,000          25.0       42,250,000
Land                                135,000,000          25.0       33,750,000
                                                                  ------------
Total Developer's Profit                                          $151,945,000

--------------------------------------------------------------------------------

Conclusion             In the estimation of value according to the cost
                       approach, the values of several components of the total property were quantified. The market value of the land was determined via the sales comparison approach. The estimated construction cost of the building improvements was calculated according to the square-foot cost method using a computer program developed by Marshall & Swift.
                       Incurable physical deterioration and external and incurable functional obsolescence deductions were deemed inapplicable considering the subject property's new construction. The following table presents the various components used to arrive at the prospective market value via the cost approach

Summary of Value via the Cost Approach

Replacement Cost of Improvements                                 $303,780,000
Replacement Cost of Furniture, Fixtures, and Equipment            169,000,000
Land Value                                                        135,000,000
Developer's Profit                                                151,945,000
                                                                 ------------
 Total Replacement Cost New                                      $759,725,000
Estimated Value via the Cost Approach (Say)               (Say)  $760,000,000

--------------------------------------------------------------------------------

HVS International, Mineola, New York       Reconciliation of Value Indications 1
--------------------------------------------------------------------------------

================================================================================
14. Reconciliation of Value Indications

                       The reconciliation, which is the last step in the appraisal process, involves summarizing and correlating the data and procedures employed throughout the analysis. The final conclusion of value is arrived at after reviewing the estimates indicated by the cost, sales comparison, and income capitalization approaches. The relative significance, applicability, and defensibility of each indicated value are considered, and the greatest weight is given to that approach deemed most appropriate for the property being appraised. The purpose of this report is to estimate the market value of the fee simple interest in the subject property. Our appraisal involves a careful analysis of the property itself and the economic, demographic, political, physical, and environmental factors that influence real estate values. Based on the data set forth in this report, the following value indications were developed for theproposed hotel and casino.

                       Prospective Market Value:

                       Approach                    Valuation Indication
                       Cost                            $760,000,000
                       Sales Comparison               Not applicable
                       Income Capitalization           $826,300,000

                       We generally give the cost approach limited weight in arriving at a final value estimate because knowledgeable buyers of gaming facilities generally base their purchase decisions on economic factors such as forecasted net income and return on investment rather than a property's replacement cost. As discussed in the "Cost Approach" section of the narrative, the principle of substitution, upon which the cost approach is based, is highly constrained given the circumstances of gaming in the greater Las Vegas area. However, the appraisers have arrived at a value estimate utilizing the cost approach.

Sales Comparison       The sales comparison approach uses actual sales of
Approach               similar properties to provide an indication of the
                       subject property's value. The strength of this approach is that it measures value based on the investment decisions made by actual buyers and sellers. Although we have investigated a number of sales in an attempt to develop a range of value indications, the lack of comparable sales transactions and the nature of the

HVS International, Mineola, New York       Reconciliation of Value Indications 2
--------------------------------------------------------------------------------

                       subject property's operation preclude the use of the sales comparison approach to arrive at an estimate of value.

Income Capitalization  To estimate the subject property's value via the income
Approach capitalization approach, we analyzed the local and regional gaming and lodging markets, examined the competitive environment, projected penetration and WPUPD levels, and developed a forecast of income and expense that reflects anticipated income trends and cost components through a stabilized year of operation. The subject property's forecasted net income before debt service was allocated to the mortgage and equity components based on market rates of return and loan-to-value ratios. Through a discounted cash flow and income capitalization procedure, the value of each component was calculated; the total of the mortgage and equity components equates to the value of the property.

                       Our nationwide experience indicates that the procedures used in estimating market value by the income capitalization approach are comparable to those employed by the investors who constitute the marketplace. For this reason, we believe that the income capitalization approach produces the most supportable value estimate, and it is given the greatest weight in our final estimate of the subject property's market value.

Value Conclusion       Careful consideration has been given to the strengths and
                       weaknesses of the three approaches to value discussed above. In recognition of the purpose of this appraisal, we have given primary weight to the value indicated by the income capitalization approach.

                       Based on our analysis, it is our opinion that the prospective market value of the fee simple interest in the Proposed Aladdin Hotel and Casino, as of January 1, 2000, is:

                                             $825,000,000

                              EIGHT HUNDRED TWENTY-FIVE MILLION DOLLARS

                       In addition, it is our opinion that the market value of the total +/- 34.31-acre subject site, as vacant and including the development rights and entitlements, as of August 7, 1997, is:

                                             $180,000,000

                                   ONE HUNDRED EIGHTY MILLION DOLLARS

                       In addition, it is our opinion that the market value of the +/- 18.16 acres of land allocated to the Aladdin Hotel and Casino portion of the development, as vacant and including the development rights and entitlements, as of August 7, 1997, is:

HVS International, Mineola, New York       Reconciliation of Value Indications 3
--------------------------------------------------------------------------------


                                             $135,000,000

                                ONE HUNDRED THIRTY-FIVE MILLION DOLLARS

                                GLOBAL REFERENCES

CLIENT

Client:                   Mr. Jim Riley
Title:
Department:
Firm:                     The Bank of Nova Scotia, New York Agency
Address1:
Address2:                 One Liberty Plaza
City:                     New York, New York 10005
Phone:                    (212) 225-5098

Salut:                    Mr. Riley

Office

Firm:                     HVS International
Office:                   Mineola, New York
Header Middle
Job Number:               9710413

Property Description

The proposed mixed-use development for the subject site is expected to consist of a 2,600-room hotel and a 110,000-square-foot casino (the Aladdin Hotel and Casino). The hotel and casino are also expected to include approximately 71,500 square feet of meeting space, a 1,400-seat show room, a 7,000-seat performing arts center, nine separate food and beverage outlets, and an expansive array of back-of-the-house facilities typical of a large hotel and casino. The remaining components of the mixed-use development will include a 450,000-square-foot shopping bazaar, a parking garage, and a central utility plant.

GLOBAL VARIABLES
Property Name             Proposed Aladdin Hotel and Casino
Prop Address              3667 Las Vegas Boulevard
Prop City                 Las Vegas
Prop Gov Other
Prop State                Nevada
Prop County               Clark
Prop Zip                  89109
Owner                     Aladdin Holdings LLC
MSA                       Las Vegas Strip ($72 million and over)
Date Of Value             January 1, 2000
Fiscal/Calendar           Calendar
Date of Inspection        August 7, 1997
Report Type               Appraisal
Value Type                prospective market value
Interest Appraised        fee simple
Site Area (Acres)         +/- 34.31
Site Area (SF)            +/- 1,494,544

Hotel Units               2,600
Date Built
Building Stories
Block and Lot
Zoning                    H1 - Limited Resort and Apartment District
Historical (Base) Year
Stabilized Year           2002
Years to Stabilize:       three
Value Text                EIGHT HUNDRED TWENTY-FIVE MILLION DOLLARS
Value Number              $825,000,000
Value per Room
Income Value              $824,100,000
Sales Value               Not applicable
Cost Value                $760,000,000

INCOME VARIABLES

                                                               Inflation Rate 3%
                                                               Loan To Value 60%
                                                              Interest Rate 9.0%
                                                                 Amortization 20
                                                      Mortgage Constant 0.107967
                                                              Equity Yield 31.0%
                                                         Terminal Cap Rate 18.0%
                                                 Broker & Legal Commission: 2.0%

SECTION NUMBERS                 SECTION NAME

SExec                     1     Summary of Salient Data and Conclusions
SNat                      2     Nature of the Assignment
SLand                     3     Property Description
SArea                     4     Market Area Analysis
SOver                     5     U.S. Gaming Overview
SLouis                          Nevada Gaming Overview
SComp                     6     Gaming Supply and Demand Analysis
SGame                     7     Forecast of Gaming Revenue
SLodg                     8     Lodging Supply and Demand Analysis
SHBU                      9     Highest and Best Use
SApps                     10    Approaches to Value
SInc                      11    Income Capitalization Approach
SCost                     12    Cost Approach
SSales                    13    Sales Comparison Approach
SRec                      14    Reconciliation of Value Indications
SAssu                     15    Statement of Assumptions and Limiting Conditions
SCert                     16    Certification

 1. Summary of Salient Data and Conclusions ...............................    1
 2. Nature of the Assignment ..............................................    3
 3. Property Description ..................................................    9
 4. Market Area Analysis ..................................................   28
 5. U.S. Gaming Overview ..................................................   46
 6. Gaming Supply and Demand Analysis .....................................   58
 7. Forecast of Gaming Revenue ............................................   74
 8. Lodging Supply and Demand Analysis ....................................   87
 9. Highest and Best Use ..................................................  105
 10. Approaches to Value ..................................................  107
 11. Income Capitalization Approach .......................................  110
 12. Cost Approach ........................................................  147
 13. Sales Comparison Approach ............................................  167
 14. Reconciliation of Value Indications ..................................  173
 15. Statement of Assumptions and Limiting Conditions .....................  176
 16. Certification ........................................................  180

                     Base Year Segmented Rate Assumptions
                     ------------------------------------
Demand Period         FIT     Casino   Wholesale   Group   Annual Average  Deflated ADR(1996)
---------------------------------------------------------------------------------------------
Peak Weekend         $175.00  $150.00   $125.00   $140.00     $150.50           $133.72
Peak Mid-week         140.00   125.00    100.00    110.00      121.50            107.95
Non-Peak Weekend      110.00   100.00     85.00     90.00       98.00             87.07
Non-Peak Mid-week      95.00    85.00     80.00     85.00       87.00             77.30
Convention            200.00   150.00    120.00    160.00      161.00            143.05
Special Event         250.00   200.00    180.00    185.00      208.00            184.81
                     -------  -------   -------   -------
Annual Average       $160.63  $134.90   $114.30   $127.41
Deflated ADR (1996)  $142.72  $119.86   $101.56   $113.20

HVS International, San Francisco, California   Qualifications of Mark D. Capasso

================================================================================
Mark D. Capasso

Employment
1994 to present           HVS GAMING SERVICES
                          San Francisco, California
                          (Casino Valuations, Market Studies, Feasibility
                          Reports, and Gaming Analysis)

1994 to present
                          HOSPITALITY VALUATION SERVICES
                          San Francisco, California
                          (Hotel/Motel Valuations, Market Studies, Feasibility Reports, and Investment Counseling)

1993 to 1994
                          LAS VEGAS HILTON
                          Las Vegas, Nevada

1992
1993 to 1994
                          CALIFORNIA CASINO HOTEL
                          Las Vegas, Nevada

1990 to 1993
                          QUALITY INN SUNRISE SUITES HOTEL
                          Las Vegas, Nevada

1988 to 1990
                          BRISTOL SUITES HOTEL
                          Dallas, Texas

Education
                          BS - School of Hotel Administration, University of Nevada, Las Vegas

                          Scuola Administratione di Aziendale; Turin, Italy, European Economic Community Studies

                          Courses: 310 Income Capitalization; SPPA; SPPB - Appraisal Institute

Teaching and Lecture
Assignments               University of Nevada, Las Vegas: Hotel Feasibility
                          Analysis - Guest Lecturer

Published Articles and    HVS Gaming Services Industry Profile. "The
Chapters                  Metamorphosis of Glitter Gulch," July, 1996

HVS International, San Francisco, California   Qualifications of Mark D. Capasso

                          Casino Executive Magazine. "Managing the
                          Casino/Hotel," Bi-Monthly Column

Corporate and             Bank of San Francisco
Institutional Clients     Bank of the West
Served                    Banker's Trust
                          Boyd Gaming Corporation
                          CIBC Wood Gundy
                          CS First Boston
                          Caesar's World Gaming
                          Canadian Imperial Bank of
                             Commerce
                          Citicorp Real Estate, Inc.
                          Colorado Casino Resorts, Inc.
                          Coopers & Lybrand
                          Credit Lyonnais
                          Cupertino National Bank & Trust
                          Dai-Ichi Kangyo Bank, Ltd.
                          Evergreen Associates
                          First Security Commercial Mortgage
                          Glendale Redevelopment Agency
                          Hospitality Franchise System
                              (Ramada)
                          Host Marriott
                          IMPAC Hotels
                          International Bank of California
                          K & S Enterprises (USA) Corporation
                          Legacy Hospitality
                          Lehman Brothers
                          M & M Development
                          Manor Care
                          Marriott International
                          N & S Development
                          Nations Credit Commercial Corporation
                          Nomura Asset Capital Corporation
                          Northwest Lodging, Inc.
                          Park Lane Hotels
                          Patriot American Hospitality
                          Piccadilly Inn Hotels
                          The Prudential Real Estate Group
                          Red Lion Hotels and Inns
                          Redwood Bank
                          San Jose National  Bank
                          The Shaner Hotel Group
                          Starwood Lodging
                          Summerfield Suites Hotel Corporation
                          Teacher's Insurance & Annuity Association
                          U.S. Bancorp
                          Union Bank of California
                          Wells Fargo Bank
                          West L.B.
                          Windsor Capital
                          Yasuda Trust

October 7, 1997

Mr. Jim Riley
The Bank of Nova Scotia, New York Agency
One Liberty Plaza
New York, New York 10005
(212) 225-5098

Re:

Proposed Aladdin Hotel and Casino

Las Vegas, Nevada

HVS Ref.: #9710413

Dear Mr. Riley:

Enclosed please find one draft copy of the self-contained appraisal report pertaining to the above-captioned property. We will proceed with the production of the final reports upon your authorization. Please do not hesitate to call with your questions or comments.

Very truly yours,

HVS International


                     Mark D. Capasso
Senior Associate

MDC/nkw

                          ============================
                             Land Sale Map
                             -------------
                             * SUBJECT
                             1 La Mansion del Rio
                             2 Havana River Walk Inn

                          ============================

================================================================================

      Variables
      ===============================================================

            Room Count                                         2,600
            Building SF:                                   2,000,000
            Overall Cost Rank (low=1; high=4)                      4
            Construction Class (A=1, B=2, C=3, D=4)                1

================================================================================

================================================================================

      Marshall Valuation Data
      ===============================================================

            Replacement Cost                            $251,360,000

================================================================================

================================================================================

      Multipliers
      ===============================================================

            Current Cost Multiplier                             1.00
            Local Multiplier                                    1.00

================================================================================

================================================================================

       Property Improvements
      ===============================================================

            Signs                                                 $0
            Parking Spaces (0 if included in M&S)                500
            Landscaped Area                                        0
            Swimming Pool (small=1, big=4)                         4

================================================================================

================================================================================

      Capital Expenditure
      ===============================================================

            Curable Building Items                                $0
            Curable FF&E Items                                     0

            Total Capital Expenditures                            $0

================================================================================

================================================================================

       Age of Improvements
      ===============================================================

            Chronological Age                                      0 average
            Effective Age                                          0

================================================================================

================================================================================

       FF&E
      ===============================================================

                                     Per Room           $
                                     --------      -----------------
            FF&E Replacement Cost            65,000     $169,000,000
            Effective Age of FF&E                 0
            FF&E Depreciation                   ERR

================================================================================

================================================================================

      Improvement Replacement Cost
      ===============================================================

            Item                                          Total Cost
            --------------------------------------------------------

            Building                                    $251,360,000
            Signs                                                  0
            Surface Parking                                  568,000
            Landscaping                                            0
            Swimming Pool                                    243,000
                                                    ----------------

              Subtotal                                   252,171,000

            Indirect Costs @ 5.0% (Real Estate
            Taxes and Loan Fees)                          12,609,000
                                                    ----------------

                                                        $264,780,000

            Total Improvement Replacement Cost

================================================================================

================================================================================

      Land Value - Ground Lease Method
      ===============================================================
                                                                                    ------------------------------------
            Stabilized Total Revenue (current $)                  $0 xxxxx ----->   Stabilized Total Revenue          $0
            Ground Lease %                                      0.0%                Projection Year                    0
                                                       -------------
            Economic Ground Rent                                   0                Inflation Rate                  4.0%
                                                                                                           -------------
                                                                                    Deflated Rooms Revenue            $0
            Land Capitalization Rate                           0.000
                                                                                    ====================================
            Land Value                                           ERR

             Say                                                 ERR

================================================================================

================================================================================

      Land Value - Sales Comparison Method
      ===============================================================

            Land Value per Sq. Ft.                              $170
            Site Size                                        791,051
                                                       -------------
            Land Value                                  $134,478,670

             Say                                        $135,000,000

================================================================================

================================================================================

      Opening Costs
      ===============================================================

                                                   No. of
                                           Cost    Rooms        $
                                           ----    -----        -

            Pre-opening Expenses         $10,000   2,600   $26,000,000
            Working Capital               $5,000   2,600    13,000,000

            Total Opening Costs                            $39,000,000

            Total Replacement Cost New                    $303,780,000

================================================================================

================================================================================

      Developer's Profit
      ===============================================================

                                                   Profit
                                         Cost      Ratio         $
                                         ----      -----         -

            Building Improvements    $303,780,000   25%    $75,945,000
            Furniture, Fixtures,
            and Equipment             169,000,000   25%     42,250,000
            Land                      135,000,000   25%     33,750,000
                                                          ------------

            Total Developer's Profit                      $151,945,000

================================================================================

================================================================================

      Total Replacement Cost
      ===============================================================

            Hotel Cost                   Total Cost         Per Room
            --------------------------------------------------------

            Building Improvements       $303,780,000        $116,838
            Furniture, Fixtures
              and Equipment              169,000,000          65,000
            Land Value                   135,000,000          51,923
            Developer's Profit           151,945,000          58,440
                                         -----------          ------

            Total                       $759,725,000        $292,202

================================================================================

================================================================================

      Physical Deterioration - Improvements
      ===============================================================

            Physical Curable - Improvements

            Replacement Cost of Improvements            $379,725,000
            Curable Physical Deterioration                         0
                                                           ---------

            Depreciated Replacement Cost of
              Improvements                              $379,725,000

            Physical Incurable - Improvements

            Chronological Age                                      0
            Effective age                                          0
            Typical Economic Life                                 60
            Remaining Economic Life                               60
                                                      --------------

            Percent Depreciated                                 0.0%

            Depreciated Replacement Cost of
              Improvements                              $379,725,000
            Percent Depreciated                                 0.0%
                                                      --------------
            Incurable Physical Deterioration                      $0

================================================================================

================================================================================

      Personal Property Deterioration and Values
      ===============================================================

            Physical Incurable - FF&E

            Replacement Cost of FF&E                    $211,250,000
            Less: Curable FF&E Deterioration                       0
                                                      --------------
            Depreciated Replacement Cost of FF&E        $211,250,000

            Percent Depreciated                                  ERR

            Incurable Physical Deterioration                     ERR

            Market Value of FF&E                                 ERR

            Value in Use - FF&E

            Market Value of Subject via Income Approach           $0
            Personal Property Ratio                             0.0%
                                                      --------------

            Value in Use of Personal Property                     $0

================================================================================

================================================================================

      Economic Obsolescence
      ===============================================================

                                         Subject   Comparable
                                         -------   ----------
                                                                       Value
            Stabilized (Deflated) ADR     $0.00          $0.00  $760,000,000
            Number of days Open             365            365
            Number of Rooms               2,600           2600
            Stabilized Occupancy           0.0%           0.0%
                                        -------    -----------
            Rooms Revenue                    $0             $0

            Loss in Revenue Due to External Factors         $0
            Incremental Net Operating Ratio              60.0%
                                                  ------------
            Incremental Net Income                          $0

            Capitalization Rate                          10.0%
                                                  ------------

            Gross Economic Obsolescence                     $0

            Adjust for Land Component

            Land Value                            $135,000,000
            Income Approach Value                            0
                                                  ------------
              Land to Value Ratio                          ERR

            Percentage Attributable to
            Incurable Obsolescence                         ERR

            Net Economic Obsolescence                      ERR

================================================================================

================================================================================

      Conclusion
      ===============================================================

            Replacement Cost of Improvements                        $303,780,000
            Replacement Cost of Furniture, Fixtures, and Equipment  $169,000,000
            Land Value                                              $135,000,000
            Developer's Profit                                      $151,945,000
                                                                  --------------
             Total Replacement Cost New                             $759,725,000

             Less: Curable Physical Deterioration-Building      0
             Less: Incurable Physical Deterioriation-Building   0
             Less: Curable Physical Deterioration-FF&E          0
             Less: Incurable Physical Deterioriation-FF&E       0
             Less: Economic Obsolecence                         0
                                                        ---------
                  Total Depreciation                                           0

            Estimated Value by Cost Approach                        $759,725,000
                                                           (Say)    $760,000,000

================================================================================

      Lookup Tables

                                                     1            2            3            4

            Pre-opening Expense                  1,200        2,700        4,200        5,700
            Working Capital                      1,200        2,000        2,800        3,500
            Landscaping                          $2.20        $2.90        $3.85        $4.00
            Swimming Pool                      $58,875     $111,000     $178,150     $243,250
            Surface Parking                       $620         $760         $925       $1,135
            Economic Life                            1            2            3            4
            Good to Exlt.                           60           60           55           50
            Economic Life                            1            2            3            4
            Low to Average                          55           55           50           45
            Multipliers                           1.00         1.00         1.00         1.00

            FF&E Depreciation:
                                             1   40.0%
                                             2   60.0%
                                             3   70.0%
                                             4   75.0%
                                             5   80.0%
                                             6   85.0%
                                             7   89.0%
                                             8   92.0%
                                             9   95.0%
                                             0   98.0%

            Parking Cost Per Space              $1,135
            Landscaping Cost Per Sq. Ft.         $4.00

            ========================================================
            COST ANALYSIS MODEL                     VERSION: WIN 1.0

            Developed for:                            April 14, 1994
            HOSPITALITY VALUATION SERVICES

            Developed by:                       Modified by:
             Dexter Wood and Frank Dougherty      Jin Y. Lee
            ========================================================

05/27/1998                            Market Analysis

                                         Table Games                                             Gaming Devices
                   -------------------------------------------------------  --------------------------------------------------------
Year                 Win     % Change   Units   % Change   WPUPD  % Change     Win     % Change   Units  % Change  WPUPD   % Change
--------------------------------------------------------------------------  --------------------------------------------------------
      1992          $974,174     --     1,101       --    $2,424       --   $1,021,805      --     26,525     --    $106       --
      1993         1,085,276   11.4%    1,116      1.4%    2,664      9.9%   1,078,632     5.6%    26,997    1.8%    109      3.7%
      1994         1,441,155   32.8     1,476     32.3     2,675      0.4    1,428,500    32.4     37,245   38.0     105     (4.0)
      1995         1,591,184   10.4     1,451     (1.7)    3,004     12.3    1,369,914    (4.1)    36,191   (2.8)    104     (1.3)
      1996         1,515,105   (4.8)    1,495      3.0     2,777     (7.6)   1,442,373     5.3     37,197    2.8     106      2.4

 Annual%  Chg                  11.7%               7.9%               3.5%                 9.0%              8.8%             0.2%

YTD 6/96            $755,625     --     1,468       --     1,410       --     $729,654      --     36,896     --      54       --
YTD 6/97             827,644    9.5%    1,672     13.9%    1,356     (3.8)%    746,015     2.2%    40,598   10.0%     50     (7.1)%

LTM through 7/96  $1,727,721     --     1,560       --    $3,034       --   $1,467,537      --     37,483     --    $107
LTM through 7/97   1,724,658   (0.2)%   1,779     14.0%    2,656    (12.5)%  1,535,213     4.6%    42,104   12.3%    100     (6.9)%

                              Sunrise Casino Hotel

Interactive Value Calculation and Proof - Market Value

Value                                        $824,143,111
Loan-to-value                                      60.00%
Debt Service Constant                            0.158581
Term                                                   10
Amortization                                           10
Interest Rate                                      10.00%
Terminal Cap                                       18.00%
Equity Yield:                                      30.00%

Period                    Total Value          Debt                 Equity
------                   ------------        ------------         ------------
                        ($824,143,111)      ($494,485,866)       ($329,657,244)
Year1                     136,148,000          78,416,006           59,729,994
Year2                     142,522,000          78,416,006           64,105,994
Year3                     145,559,000          78,416,006           67,142,994
Year4                     149,925,000          78,416,006           71,508,994
Year5                     154,424,000          78,416,006           76,007,994
Year6                     159,057,000          78,416,006           80,640,994
Year7                     163,827,000          78,416,006           85,410,994
Year8                     168,745,000          78,416,006           90,328,994
Year9                     173,806,000          78,416,006           95,389,994
Year10                  1,182,921,111          78,416,006        1,104,505,105

                   Total Property IRR            Debt IRR           Equity IRR
                   19.2%                             9.4%                 27.1%

           Available      Percent     Occupied      Percent     Vacancy
Year        Space         Change       Space        Change        Rate
-----------------------------------------------------------------------
1991       2,149,403        --       1,794,752         --        16.5%
1992       2,266,181       5.4%      1,919,455        6.9%       15.3
1993       2,441,514       7.7       2,150,974       12.1        11.9
1994       2,630,558       7.7       2,446,419       13.7         7.0
1995       2,681,046       1.9       2,581,847        5.5         3.7

Avg. Annual Comp. Change,1991-95
Available Space                                                   5.7%
Occupied Space                                                    9.5%

             Source: Metropolitan Las Vegas Office Market Conditions

Fiscal Year                                     1996
Location                                        Las Vegas Strip
Number of Locations                             19
Number of Rooms                                 45,291
Occupancy                                       94.8%
Average Rate                                    $79.19
Occupied Rooms                                  15,666,731
                                                  (000s)         % Gross           PAR(1)        POR(2)
-------------------------------------------------------------------------------------------------------------
Revenues
    Gaming                                          $3,194,527          52.6 %       $70,533          $203.91
    Rooms                                            1,240,619          20.4          27,392            79.19
    Food                                               656,570          10.8          14,497            41.91
    Beverage                                           277,885           4.6           6,136            17.74
    Other Income                                       700,428          11.5          15,465            44.71
                                                       -------          ----          ------            -----
      Total Revenues                                 6,070,029         100.0         134,022           387.45

Departmental Expense *
    Casino                                           1,826,188          57.2          40,321           116.56
    Rooms                                              451,921          36.4           9,978            28.85
    Food                                               678,850         103.4          14,989            43.33
    Beverage                                           183,764          66.1           4,057            11.73
    Other Income                                       427,180          61.0           9,432            27.27
                                                       -------          ----           -----            -----
      Total Departmental Exp                         3,567,904          58.8          78,777           227.74

Departmental Income                                  2,502,125          41.2          55,245           159.71

Undistributed Operating Expenses
    Administrative and General                         663,174          10.9          14,642            42.33
    Marketing                                           90,967           1.5           2,008             5.81
    Energy                                              88,971           1.5           1,964             5.68
    Complimentary/Promotions                            40,152           0.7             887             2.56
    Entertainment                                       63,314           1.0           1,398             4.04
                                                        ------           ---           -----             ----
      Total                                            946,577          15.6          20,900            60.42

House Profit                                         1,555,549          25.6          34,345            99.29

Fixed Charges
    Property Tax                                        46,350           0.8           1,023             2.96
    Rent of Premises                                    18,157           0.3             401             1.16
    Equipment Lease                                      3,162           0.1              70             0.20
                                                         -----           ---              --             ----
      Total                                             67,670           1.1           1,494             4.32

Net Income                                          $1,487,879          24.5 %       $32,851           $94.97
                                                    ==========          ====         =======           ======

    Food as a % of Gaming Revenue                                       20.6 %
    Beverage as a % of Gaming Revenue                                    8.7
    Other Income as a % of Gaming Revenue                               21.9

Fiscal Year                                     1995
Location                                        Las Vegas Strip
Number of Locations                             19
Number of Rooms                                 44,490
Occupancy                                       94.1%
Average Rate                                    $74.61
Occupied Rooms                                  15,272,638
                                                  (000s)         % Gross           PAR(1)        POR(2)
-------------------------------------------------------------------------------------------------------------
Revenues
    Gaming                                          $3,086,131          53.6 %       $69,367          $202.07
    Rooms                                            1,139,558          19.8          25,614            74.61
    Food                                               632,475          11.0          14,216            41.41
    Beverage                                           273,743           4.8           6,153            17.92
    Other Income                                       621,797          10.8          13,976            40.71
                                                       -------          ----          ------            -----
      Total Revenues                                 5,753,705         100.0         129,326           376.73

Departmental Expense *
    Casino                                           1,768,141          57.3          39,742           115.77
    Rooms                                              430,029          37.7           9,666            28.16
    Food                                               669,096         105.8          15,039            43.81
    Beverage                                           182,125          66.5           4,094            11.92
    Other Income                                       422,055          67.9           9,487            27.63
                                                       -------          ----           -----            -----
      Total Departmental Exp                         3,471,445          60.3          78,028           227.30

Departmental Income                                  2,282,260          39.7          51,298           149.43

Undistributed Operating Expenses
    Administrative and General                         640,544          11.1          14,397            41.94
    Marketing                                           89,770           1.6           2,018             5.88
    Energy                                              89,844           1.6           2,019             5.88
    Complimentary/Promotions                            35,979           0.6             809             2.36
    Entertainment                                       55,473           1.0           1,247             3.63
                                                        ------           ---           -----             ----
      Total                                            911,611          15.8          20,490            59.69

House Profit                                         1,370,649          23.8          30,808            89.75

Fixed Charges
    Property Tax                                        45,238           0.8           1,017             2.96
    Rent of Premises                                    17,638           0.3             396             1.15
    Equipment Lease                                      7,811           0.1             176             0.51
                                                         -----           ---             ---             ----
      Total                                             70,687           1.2           1,589             4.63

Net Income                                          $1,299,962          22.6 %       $29,219           $85.12
                                                    ==========          ====         =======           ======

    Food as a % of Gaming Revenue                                       20.5 %
    Beverage as a % of Gaming Revenue                                    8.9
    Other Income as a % of Gaming Revenue                               20.1

Fiscal Year                                     1994
Location                                        Las Vegas Strip
Number of Locations                             19
Number of Rooms                                 39,880
Occupancy                                       95.5%
Average Rate                                    $66.20
Occupied Rooms                                  13,906,906
                                                  (000s)         % Gross            PAR           POR
-----------------------------------------------------------------------------------------------------------
Revenues
    Gaming                                          $2,761,356          54.9 %       $69,242          $198.56
    Rooms                                              920,694          18.3          23,087            66.20
    Food                                               566,971          11.3          14,217            40.77
    Beverage                                           249,803           5.0           6,264            17.96
    Other Income                                       528,005          10.5          13,240            37.97
                                                       -------          ----          ------            -----
      Total Revenues                                 5,026,830         100.0         126,050           361.46

Departmental Expense *
    Casino                                           1,500,719          54.3          37,631           107.91
    Rooms                                              382,610          41.6           9,594            27.51
    Food                                               608,813         107.4          15,266            43.78
    Beverage                                           170,017          68.1           4,263            12.23
    Other Income                                       326,165          61.8           8,179            23.45
                                                       -------          ----           -----            -----
      Total Departmental Exp                         2,988,324          59.4          74,933           214.88

Departmental Income                                  2,038,505          40.6          51,116           146.58

Undistributed Operating Expenses
    Administrative and General                         635,787          12.6          15,943            45.72
    Marketing                                           85,595           1.7           2,146             6.15
    Energy                                              76,265           1.5           1,912             5.48
    Complimentary/Promotions                            37,542           0.7             941             2.70
    Entertainment                                       59,114           1.2           1,482             4.25
                                                        ------           ---           -----             ----
      Total                                            894,302          17.8          22,425            64.31

House Profit                                         1,144,203          22.8          28,691            82.28

Fixed Charges
    Property Tax                                        33,152           0.7             831             2.38
    Rent of Premises                                    14,538           0.3             365             1.05
    Equipment Lease                                      4,246           0.1             106             0.31
                                                         -----           ---             ---             ----
      Total                                             51,936           1.0           1,302             3.73

Net Income                                          $1,092,267          21.7 %       $27,389           $78.54
                                                    ==========          ====         =======           ======

    Food as a % of Gaming Revenue                                       20.5 %
    Beverage as a % of Gaming Revenue                                    9.0
    Other Income as a % of Gaming Revenue                               19.1

* Departmental expenses expressed as a percentage of departmental revenues

(1) Per Available Room

(2) Per Occupied Room

           Sources: Nevada Gaming Abstract, State Gaming Control Board
                    HVS Gaming Services

                               September 12, 1997

                  Mr. Jim Riley
                  Bank of Nova Scotia, New York Agency
                  One Liberty Plaza
                  New York, New York 10005
                  (212) 225-5098 Phone
                  (212) 225-5172 Fax
                                       Re: Proposed Aladdin Hotel and Casino
                                           Las Vegas, Nevada
                                           HVS Ref.: #9710413
                  Dear Mr. Riley:

                  Pursuant to your request, we submit this restricted appraisal report pertaining to the above-captioned property. We have inspected the site and facilities and analyzed the casino hotel market conditions in the Las Vegas market area.

                  This letter, which complies with the requirements set forth in the Uniform Standards of Professional Appraisal Practice for a restricted appraisal report, is a brief recapitulation of the appraisers' data, analyses, and conclusions. It does not include full discussion of the data, reasoning, and analyses that were utilized in the appraisal process to develop the appraisers' opinion of value. Supporting documentation is retained in the appraisers' file and will be presented in the self-contained appraisal we are in the process of preparing, and which should be delivered to you in approximately three weeks. The valuation is expressly made subject to all normal assumptions and limiting conditions, a copy of which is provided along with the certification.

Subject of the
Appraisal         The subject of the appraisal is the fee simple interest in a
                  +/- 34.31-acre parcel of land currently improved with the Aladdin Hotel and Casino and Performing Arts Center. The subject's civic address is 3667 Las Vegas Boulevard, Las
                  Vegas, Nevada. While the site is currently improved, this appraisal assumes the demolition of all of the current improvements, with the exception of the Performing Arts
                  Center. A new mixed-use development is currently proposed for the subject site consisting of a 2,600-room hotel and a 100,000 square foot casino (the Aladdin Hotel and Casino), a 450,000-square-foot shopping mall, a parking garage, and a co-generation plant. Based on a site plan provided by the project's developers, the hotel and casino portion of the development will encompass +/- 18.16 acres of the +/- 34.31-acre site. For purposes of this appraisal, we have been asked to render an opinion as to the prospective market value of the land and improvements for the Aladdin Hotel and Casino portion of the development, the market value of the entire +/- 34.31 acres of land as if vacant and ready for development, and the market value of the +/- 18.16 acres of land allocated to the redeveloped Aladdin Hotel and Casino as if vacant and ready for development. As mentioned, the subject site is located on Las Vegas Boulevard
                  (The Strip) in Las Vegas, Nevada.

Purpose of
the Assignment    The purpose of the assignment is to estimate the prospective market value of the Aladdin Hotel and Casino when construction has been completed and the improvements are operational; the market value of the underlying +/- 34.31 of land of the entire site; and the market value of the +/- 18.16 acres of land allocated to the Aladdin Hotel and Casino portion of the development. Market value is defined by the Office of the Comptroller of the Currency (OCC), 12 CFR, Part 34 as follows:

                  The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                        1.    buyer and seller are typically motivated;

                        2. both parties are well informed or well advised, and acting in what they consider their own best interests;

                        3. a reasonable time is allowed for exposure in the open market;

                        4. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

                        5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

                  "Prospective" market value is the forecast of the value expected at a specified future date.

Intended Use      The valuation is being prepared for Bank of Nova Scotia, New
of the Report     York Agency for financing purposes. None of the information presented should be disseminated to the public or third parties without the express consent of HVS International.

Date of           The subject property was inspected on August 7, 1997 by Mark
Inspection        D. Capasso and Anne R. Lloyd Jones, CRE.

Interest Valued   The property rights appraised are the fee simple ownership of the land and improvements including furniture, fixtures, and equipment.

Effective Dates   The effective date of the prospective market value for the
of Value          Aladdin Hotel and Casino is January 1, 2000, the anticipated date of opening. The effective date of value for both the entire +/- 34.31-acre site and the +/- 18.16 acres of land allocated to the hotel and casino portion of the development is August 7, 1997.

Scope of
the Appraisal     All information was collected and analyzed by staff of HVS
                  International. Descriptive data and site plans for the proposed subject property were supplied by the developers, Aladdin Holdings, LLC. The site has been inspected and the developers and future management have been interviewed. We have gathered economic data and information on improved sales, areawide and competitive casino revenues, occupancies and average rates, operating expenses, construction costs, and capitalization and equity yield rates. We have spoken with buyers, sellers, brokers, developers and public officials. We have analyzed this information and have considered the sales comparison, cost, and income approaches to value. Based on our findings, we have prepared a forecast of income and expense representing a stabilized year and capitalized the net income based on current required debt and equity returns. The value conclusion is based upon this investigation and analysis and is conveyed herein.

                  In the development of the opinion of value, the appraisers performed a complete appraisal process as defined by the Uniform Standards of Professional Practice. This means that no departures from Standard 1 were invoked. This restricted appraisal report presents only the appraisers' conclusions. Supporting documentation is retained in the appraisers' file and will be presented in our narrative self-contained report, which we are in the process of preparing.

Highest           Highest and best use is defined as "the reasonably probable
and Best Use      and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability." (1) Using these criteria, it is our opinion that the highest and best use of the subject land is to be improved with a mixed use development consisting of a hotel and casino, shopping mall, and various other facilities.

Summary of
Analysis and      The final conclusion of value is arrived at after reviewing
Valuation         the estimates indicated by the income capitalization, sales comparison, and cost approaches. The relative significance, applicability, and defensibility of each value is considered, and the greatest weight is given to that approach deemed most appropriate for the property being appraised. In recognition of the purpose of this appraisal, we have given primary weight to the value indicated by the income capitalization approach and made some subjective adjustments based on the sales comparison and cost approaches, in developing an estimate of the prospective value of the proposed property. In developing an estimate of value of the subject sites, as vacant, we have relied primarily on the sales comparison approach.

                  Based on the available data, our analysis and experience in the hotel industry, it is our opinion that the "prospective" market value of the fee simple interest in the proposed Aladdin Hotel and Casino (as previously described), as of the date the project is complete and operational, assumed to be on or about January 1, 2000, will be:

                                          $825,000,000

                           EIGHT HUNDRED TWENTY FIVE MILLION DOLLARS

                  In addition, it is our opinion that the market value of the total, +/- 34.31-acre subject site, as vacant and including the development rights and entitlements, as of August 7, 1997, is:

                                          $180,000,000

                               ONE HUNDRED EIGHTY MILLION DOLLARS

                  --------
                  (1) Appraisal Institute. The Dictionary of Real Estate
                      Appraisal. 3rd ed. Chicago: Author, 1993, p. 171.

                  In addition, it is our opinion that the market value of the +/- 18.16 acres of land allocated to the Aladdin Hotel and Casino portion of the development, as vacant and including the development rights and entitlements, as of August 7, 1997, is:

                                          $135,000,000

                            ONE HUNDRED THIRTY FIVE MILLION DOLLARS

Exposure and
Marketing
Periods Based upon current market conditions, we believe the property could transact at this price with exposure and marketing periods of up to six months.

                  We hereby certify that we have no undisclosed interest in the property, and our employment and compensation are not contingent upon our valuation. This restricted appraisal report is for internal use only and, as previously noted, does not include full discussion of the data, reasoning, and analyses that were utilized in the appraisal process. The valuation is expressly made subject to all normal and specific assumptions and limiting conditions, a copy of which is included in this restricted appraisal report.

                                          Very truly yours,
                                          HVS International

                                          A Division of Hotel Consulting
                                          Services, Inc.

Mark D. Capasso
                                          Senior Associate
Anne R. Lloyd-Jones, CRE
                                          Senior Vice President
Stephen Rushmore, CRE, MAI, CHA
                                          President

                Statement of Assumptions and Limiting Conditions

This restricted appraisal report complies with the requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a restricted appraisal report. As such, it does not include discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraisers' opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraisers' file. The information contained in this letter is specific to the need of the client and for the intended use stated in this letter. The appraisers are not responsible for unauthorized use of this report. This restricted appraisal report is to be used in whole and not in part.

No responsibility is assumed for matters of a legal nature, nor do we render any opinion as to title, which is assumed to be marketable and free of any deed restrictions and easements. The property is valued as though free and clear unless otherwise stated.

There are no hidden or unapparent conditions of the property, sub-soil or structures, such as underground storage tanks, that would render it more or less valuable. No responsibility is assumed for these conditions or any engineering that may be required to discover them.

We have not considered the existence of potentially hazardous materials used in the construction or maintenance of the building, such as asbestos, urea formaldehyde foam insulation, or PCBs, nor have we considered the presence of any form of toxic waste. Furthermore, we have also not considered polychlorinated biphengyls, pesticides, and lead-based paints. The appraisers are not qualified to detect any hazardous substances and urge the client to retain an expert in this field if desired.

We have made no survey of the property, and assume no responsibility in connection with such matters. Any sketches, photographs, maps, and other exhibits are included only to assist the reader in visualizing the property. It is assumed that the use of the land and improvements is within the boundaries of the property described, and that there is no encroachment or trespass unless noted.

All information, financial operating statements, estimates, and opinions obtained from parties not employed by HVS International are assumed to be true and correct. We can assume no liability resulting from misinformation.

Unless noted, we assume that there are no encroachments, zoning violations, or building violations encumbering the subject property.

The property is assumed to be in full compliance with all applicable federal, state, local, and private codes, laws, consents, licenses, and regulations (including a liquor license where appropriate), and that all licenses, permits, certificates, franchises, and so forth can be freely renewed or transferred to a purchaser.

All mortgages, liens, encumbrances, leases, and servitude's have been disregarded unless specified otherwise.

No portions of this restricted appraisal report may be reproduced in any form without our permission, and the report cannot be disseminated to the public through advertising, public relations, news, sales, or other media.

We are not required to give testimony or attendance in court by reason of this analysis without previous arrangements, and only when our standard per-diem fees and travel costs are paid prior to the appearance.

If the reader is making a fiduciary or individual investment decision and has any questions concerning the material presented in this restricted appraisal report, it is recommended that the reader contact us.

We take no responsibility for any events or circumstances that take place subsequent to either the date of value or the date of our field inspection, whichever occurs first.

The quality of a casino hotel facility's on-site management has a direct effect on a property's economic viability and value. The financial forecasts presented in this analysis assume responsible ownership and competent management. Any variance from this assumption may have a significant impact on the projected operating results and value estimate.

The value estimate developed for this restricted appraisal report is based on an evaluation of the overall economy, and neither takes into account, nor makes provision for, the effect of any sharp rise or decline in local or national economic conditions. To the extent that wages and other operating expenses may advance during the economic life of the property, we expect that the prices of rooms, food, beverages, and services will be adjusted to at least offset these advances. We do not warrant that the estimates will be attained, but they have been prepared on the basis of information obtained during the course of this study and are intended to reflect the expectations of typical investors.

This analysis assumes continuation of all Internal Revenue Service tax code provisions as stated or interpreted on either the date of value or the date of our field inspection, whichever occurs first.

Many of the figures developed for this restricted appraisal report were generated using sophisticated computer models that make calculations based on numbers carried out to three or more decimal places. In the interest of simplicity, most numbers have been rounded to the nearest tenth of a percent. Thus, these figures may be subject to small rounding errors.

It is agreed that our liability to the client is limited to the amount of the fee paid as liquidated damages. Our responsibility is limited to the client, and use of this restricted appraisal report by third parties shall be solely at the risk of the client and/or third parties.

Although this analysis employs various mathematical calculations to provide value indications, the final estimate is subjective and may be influenced by our experience and other factors not specifically set forth is this letter.

Any distribution of the total value between the land and improvements or between partial ownership interests applies only under the stated use. Moreover, separate allocations between components are not valid if this restricted appraisal report is used in conjunction with any other analysis.

The Americans with Disabilities Act (ADA) became effective on January 26, 1992. We have conducted no specific compliance survey to determine whether the subject property is in conformity with the various detailed requirements of the ADA. It is possible that the property does not comply with the requirements of the act, and this could have an unfavorable effect on the property value. Because we have no direct evidence regarding this issue, our estimate of value does not consider possible noncompliance with the ADA.

This study was prepared by HVS International, a division of Hotel Consulting Services, Inc. All opinions, recommendations and conclusions expressed during this assignment have been rendered by the staff of Hotel Consulting Services, Inc. acting solely as employees and not as individuals.

CERTIFICATION

                  We the undersigned appraisers, hereby certify:

that the statements and opinions presented in this restricted appraisal report subject to the limiting conditions set forth, are correct to the best of our knowledge and belief;

that Mark D. Capasso and Anne R. Lloyd-Jones CRE, personally inspected the property described in this report and actively participated in the analysis;

that the appraisers have extensive experience in the valuation of casino hotels and believe that they are competent to undertake this appraisal;

that we have no current or contemplated interests in the real estate that is the subject of this restricted appraisal report;

that we have no personal interest or bias with respect to the subject matter of this letter or the parties involved;

that this restricted appraisal report sets forth all of the limiting conditions (imposed by the terms of this assignment) affecting the analyses, opinions, and conclusions presented herein;

that the fee paid for the preparation of this study is not contingent upon the amount of the value estimate;

that this restricted appraisal report has been prepared in accordance with and is subject to the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute;

that the use of this letter is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives;

that this letter has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice (as adopted by the Appraisal Foundation);

that no one other than the undersigned prepared the analyses, conclusions, and opinions concerning real estate that are set forth in this appraisal report;

that as of the date of this restricted appraisal report, Stephen Rushmore, CRE, MAI, CHA has completed the requirements of the continuing education program of the Appraisal Institute;

that this appraisal is not based on a requested minimum value, a specific value, or the approval of a loan.


                                                 /s/ Mark D. Capasso
                                       -----------------------------------------
                                       Mark D. Capasso, as an employee of
                                       Hotel Consulting Services, Inc.

                                                  /s/ Anne R. Lloyd
                                       -----------------------------------------
                                       Anne R. Lloyd Jones, CRE, as an
                                       employee of Hotel Consulting Services,
                                       Inc.


                                                 /s/ Stephen Rushmore
                                       -----------------------------------------
                                       Stephen Rushmore, CRE, MAI, CHA, as an
                                       employee of Hotel Consulting Services,
                                       Inc.

            Passenger    Percent    Percent    Total       Percent    Percent
Year      Enplanements  Change(1)  Change(2) Passengers   Change(1)  Change(2)
--------------------------------------------------------------------------------
1985         123,064        --         --     246,098        --         --
1986         164,072      33.3%      33.3%    326,946      32.9%      32.9%
1987         176,503       7.6       19.8     354,028       8.3       19.9
1988         145,541     (17.5)       5.8     294,783     (16.7)       6.2
1989         144,094      (1.0)       4.0     288,665      (2.1)       4.1
1990         140,814      (2.3)       2.7     283,550      (1.8)       2.9
1991         139,357      (1.0)       2.1     279,495      (1.4)       2.1
1992         156,529      12.3        3.5     314,312      12.5        3.6
1993         153,344      (2.0)       2.8     307,621      (2.1)       2.8

1994         168,000        --         --
1995         183,000       8.9%       8.9%
1996         198,000       8.2        8.6

(1)   Annual average compounded percentage change from the previous year
(2) Annual average compounded percentage change from 1985 for historicals; from 1994 for forecasts

         Source: Medford-Jackson County Airport; FAA Terminal Forecasts

Hospitality Valuation Services, Mineola, New York
                                      Qualifications of Anne R. Lloyd-Jones, CRE
--------------------------------------------------------------------------------



================================================================================
Anne R. Lloyd-Jones, CRE


Employment

1982 to present

                        HOSPITALITY VALUATION SERVICES
                        (Division of Hotel Appraisals, Inc.)
                        Mineola, New York
                        (Hotel/Motel Valuations, Market Studies,
                        Feasibility Reports and Investment Counseling)

1981
                        FAIRMONT HOTEL
                        Dallas, Texas

1979 - 1980
                        SAGA FOOD SERVICE
                        SWARTHMORE COLLEGE
                        Swarthmore, Pennsylvania

1977 - 1980
                        DARANNE CATERERS
                        Swarthmore, Pennsylvania

Professional
Affiliations
                        American Society of Real Estate Counselors -
                          Member (CRE)
                        Appraisal Institute - Candidate for Membership Cornell Society of Hotelmen

Education
                        MPS - School of Hotel Administration, Cornell University

                        BA - Swarthmore College

                        Appraisal Institute
                           Course 1A1 - Real Estate Appraisal Principles Course 1A2 - Basic Valuation Procedures
                           Course 1BA - Capitalization Theory and Techniques,
                              Part A
                           Course 1BB - Capitalization Theory and Techniques,
                              Part B
                           Course 2-1 - Case Studies in Real Estate Valuation

Hospitality Valuation Services, Mineola, New York
                                      Qualifications of Anne R. Lloyd-Jones, CRE
--------------------------------------------------------------------------------


                           Course 2-3 - Standards of Professional Practice Course 3-1 - Report Writing

Hospitality Valuation Services, Mineola, New York
                                      Qualifications of Anne R. Lloyd-Jones, CRE
--------------------------------------------------------------------------------


Examples of Corporate
and Institutional Clients     Chase Manhattan Bank, N. A.
Served                        Chemical
                              Citibank
                              Doubletree Hotels
                              Federal Home Loan Bank Board
                              Great Western Bank
                              Holiday Inns, Inc.
                              Interstate Hotels
                              Metropolitan Life
                              MassMutual
                              Marriott Corporation
                              Morgan Guaranty Trust
                              North Carolina National Bank
                              Paine Inc.
                              Salomon Inc
                              Sheraton Hotels
                              Union Bank U.
                              S. Economic Development Authority
                              Winegardner & Hammons
                              Wyndham Hotel Company

Hotel Chains and
Management                    Doubletree Hotels
Companies Appraised or        Compri Hotels
Evaluated                     Interstate Hotels
                              Fairmont Hotels
                              Guest Quarters
                              Hilton Hotels Corporation
                              Omni International Hotels
                              Ramada Hotel Corp.
                              Servico Hotel Corp.
                              Winegardner & Hammons

Appearance as an
Expert Witness

                              Federal Bankruptcy Court, San Diego, California Federal Bankruptcy Court, Jefferson City, Missouri Federal Bankruptcy Court, Columbia, South Carolina Federal Bankruptcy Court, Houston, Texas
                              Federal Bankruptcy Court, New York, New York
                              Federal Bankruptcy Court, San Bernardino,
                                California
                              Federal Bankruptcy Court, Los Angeles, California Federal Bankruptcy Court, Charlotte, North
                                Carolina
                              Federal Bankruptcy Court, Miami, Florida
                              Federal District Court, Central Division, Salt
                                Lake City, Utah
                              Iowa District Court, Story County, Iowa
                              Texas District Court, Harris County, Texas
                              Federal Bankruptcy Court, Tampa, Florida
                              Utah District Court, Salt Lake County, Utah

Hospitality Valuation Services, Mineola, New York
                                      Qualifications of Anne R. Lloyd-Jones, CRE
--------------------------------------------------------------------------------


Examples of Hotels
Appraised or Evaluated        Arizona
                              - Wyndham Garden Hotel, Chandler
                              - Wyndham Garden Hotel
                              - Airport, Phoenix
                              - Wyndham Garden Hotel
                              - Union Hills, Phoenix
                              - Canyon Ranch Spa & Fitness Resort, Tucson

                              Alabama
                              - Holiday Inn, Birmingham
                              - Proposed Sheraton, Gulf Shores
                              - Proposed Inn, Mobile
                              - Holiday Inn, Sheffield

                              California
                              - Industry Hills Sheraton Hotel, City of Industry
                              - Piccadilly Inn, Fresno
                              - Proposed Inn at Foss Creek, Healdsburg
                              - Sunset Towers Hotel, Hollywood
                              - Proposed La Quinta, Irvine
                              - Wyndham Garden Hotel, La Jolla
                              - Days Inn, La Palma
                              - Proposed Marriott Courtyard, Palm Springs
                              - Proposed Club Hilton Hotel, Pleasanton
                              - Center Pointe Development, San Diego
                              - Holiday Inn-Embarcadero, San Diego
                              - Holiday Inn-Harbor View, San Diego
                              - Seven Seas Lodge, San Diego
                              - Proposed Fountaingrove Inn, Santa Rosa
                              - Sheraton Round Barn Inn, Santa Rosa
                              - Wyndham Garden Hotel, Sunnyvale
                              - Westlake Plaza Hotel, Thousand Oaks
                              - Proposed Marriott Courtyard, Torrance

                              Colorado
                              - Proposed Hotel, Keystone

                              Connecticut
                              - Holiday Inn, Milford
                              - Holiday Inn, New Britain

                              District of Columbia
                              - Grand Hotel, Washington
                              - Wyndham Bristol Hotel, Washington

                              Florida
                              - Kon Tiki Village, Kissimmee
                              - Sheraton Lakeside, Kissimmee
                              - Holiday Inn, 22nd Street, Miami Beach
                              - Holiday Inn, 87th Street, Miami Beach
                              - Holiday Inn, 180th Street, Miami Beach
                              - Sheraton Resort & Marina, St. Petersburg
                              - Hilton Hotel, Singer Island
                              - Royce Hotel, West Palm Beach

                              Georgia
                              - Marriott Hotel, Atlanta
                              - Wyndham Garden Hotel, Atlanta
                              - Holiday Inn, Brunswick
                              - Holiday Inn, Jekyll Island
                              - Mullberry Inn, Savannah
                              - Royal Savannah Inn, Savannah

                              Hawaii
                              - Hobron in Waikiki, Honolulu

                              Idaho
                              - Holiday Inn, Boise
                              - Red Lion Inn, Boise
                              - Super 8, Boise

                              Illinois
                              - Ramada Inn, Bloomington
                              - Proposed Marriott Courtyard, Glenview
                              - Wyndham Garden Hotel, Naperville

                              Indiana
                              - Holiday Inn, Bloomington
                              - Inn at the Four Winds, Bloomington
                              - Ramada Inn, Bloomington
                              - Hilton Hotel, Fort Wayne
                              - Airport Hilton Inn, Indianapolis
                              - Hilton at the Circle, Indianapolis

                              Iowa
                              - Holiday Inn, Ames
                              - Proposed Fairfield Inn, Des Moines

Hospitality Valuation Services, Mineola, New York
                                      Qualifications of Anne R. Lloyd-Jones, CRE
--------------------------------------------------------------------------------


Examples of Hotels
Appraised or Evaluated        Kentucky
(cont'd)                      - Proposed Super 8, London
                              - Proposed Super 8, Radcliff

                              Louisiana
                              - Sheraton Inn, Kenner
                              - Hotel Meridien, New Orleans

                              Maine
                              - Proposed Hotel, Old Orchard Beach

                              Maryland
                              - Brookshire Hotel, Baltimore
                              - Lord Baltimore Hotel, Baltimore
                              - Hyatt Regency, Bethesda

                              Massachusetts
                              - Proposed Marriott Courtyard, Andover
                              - Hyatt Regency, Cambridge
                              - Proposed Hotel, Franklin
                              - Sheraton Inn, Hyannis
                              - Marriott Hotel, Worcester

                              Michigan
                              - Bay Valley Inn, Bay City
                              - Hilton Airport, Detroit
                              - Westin Renaissance Center, Detroit
                              - Hotel Pontchartrain, Detroit
                              - Proposed Embassy Suites, Lansing
                              - Hilton Inn, Northfield
                              - Holiday Inn, Saginaw

                              Minnesota
                              - Wyndham Garden Hotel, Bloomington
                              - Marriott Hotel, Minnetonka

                              Missouri
                              - Inn at Grand Glaize, Osage Beach
                              - Bel Air Hilton, St. Louis
                              - Holiday Inn Riverfront, St. Louis

                              Nebraska
                              - Holiday Inn - Airport, Lincoln
                              - Holiday Inn - Northeast, Lincoln
                              - Marriott Hotel, Omaha
                              Nebraska(cont'd)
                              - Ramada Inn, Omaha
                              - Red Lion Inn, Omaha

                              Nevada
                              - Proposed Super 8, Las Vegas

                              New Jersey
                              - Ramada Inn, Edison
                              - Marriott Hotel, Hanover
                              - Headquarters Plaza, Morristown
                              - Hyatt Regency, New Brunswick
                              - Holiday Inn, North Brunswick

                              New York
                              - Hilton Hotel, Albany
                              - Proposed Embassy Suites, Amherst
                              - Holiday Inn - Arena, Binghamton
                              - Holiday Inn - SUNY, Binghamton
                              - Proposed Hotel, Binghamton
                              - Proposed Hilton, Brooklyn
                              - Marriott Hotel, Dewitt
                              - Metropole Hotel, Flushing
                              - Midway Hotel, Flushing
                              - Ramada Inn, Kingston
                              - Royce Hotel, La Guardia
                              - Holiday Inn, Latham
                              - Proposed Crowne Plaza, Manhattan
                              - Proposed Prince Street Hotel, Manhattan
                              - Proposed Roslyn Inn, Roslyn
                              - Proposed Le Richmonde, Rye Brook
                              - Hilton Hotel, Syracuse
                              - Hotel Syracuse, Syracuse
                              - Proposed Hotel, Watertown

                              North Carolina
                              - Proposed Inn, Chapel Hill
                              - Proposed Indep. Center Marriott Hotel,Charlotte
                              - Royce Hotel, Charlotte
                              - Howard Johnson's - North, Charlotte
                              - Holiday Inn - West, Durham
                              - Sheraton University Inn, Durham
                              - Holiday Inn, Fayetteville
                              - Holiday Inn - Downtown, Raleigh

Hospitality Valuation Services, Mineola, New York
                                      Qualifications of Anne R. Lloyd-Jones, CRE
--------------------------------------------------------------------------------


Examples of Hotels
Appraised or Evaluated        Ohio
(cont'd)                      - Proposed Hyatt Hotel, Cleveland
                              - Proposed Marriott Hotel, Cleveland

                              Oregon
                              - Holiday Inn - Airport, Portland
                              - Holiday Inn - South, Portland

                              Pennsylvania
                              - Quality Inn, Allentown
                              - Holiday Inn, Bensalem
                              - Proposed Marriott Courtyard, Devon
                              - Proposed Lafayette Inn, Easton
                              - Ramada Inn, Erie
                              - Holiday Inn, Harrisburg
                              - Marriott Hotel, Harrisburg
                              - Proposed Super 8, Harrisburg
                              - Proposed Super 8, Lancaster
                              - Holiday Inn - West, Monroeville
                              - Days Inn Philadelphia
                              - Franklin Plaza Hotel, Philadelphia
                              - Franklin Towne EconoLodge, Philadelphia
                              - Guest Quarters Hotel, Philadelphia
                              - Hilton Inn, Northeast, Philadelphia
                              - Marriott Airport Hotel, Philadelphia
                              - Holiday Inn - Greentree, Pittsburgh
                              - Holiday Inn - Parkway East, Pittsburgh
                              - Holiday Inn - North, Pittsburgh
                              - Holiday Inn - Parkway West, Pittsburgh
                              - Proposed Hotel, Pittsburgh
                              - Royce Hotel, Pittsburgh
                              - Westin William Penn Hotel, Pittsburgh
                              - Hilton Hotel, Scranton
                              - Proposed Marriott Courtyard, Valley Forge
                              - Holiday Inn - Meadowlands, Washington
                              - Ramada Inn, York
                              - Proposed Super 8, York

                              Rhode Island
                              - Proposed Hotel, Providence
                              - Omni Biltmore Hotel, Providence

                              South Carolina
                              - Proposed Charleston Center Hotel, Charleston
                              - Proposed Cooper River Inn, Charleston
                              South Carolina  (cont'd)
                              - Howard Johnson's, Spartanburg
                              - Proposed Middleton Inn and
                                 Conference Center, Charleston
                              - Best Western, North Charleston
                              - Proposed Marriott Courtyard, Columbia
                              - Fairfield Inn, Florence
                              - Holiday Inn, Florence
                              - Fairfield Inn, Greenville
                              - Proposed Marriott Courtyard, Greenville
                              - Fairfield Inn, Hilton Head
                              - Holiday Inn, Hilton Head

                              Tennessee
                              - Hampton Inn, Brentwood
                              - Proposed Marriott Courtyard, Brentwood
                              - Howard Johnson's, Chattanooga
                              - Sheraton Hotel, Chattanooga
                              - Howard Johnson's, Knoxville
                              - Proposed Capital Mall Convention Center Hotel,
                                 Nashville
                              - Clarion Maxwell House, Nashville
                              - Holiday Inn - Briley Parkway, Nashville
                              - Proposed Marriott Courtyard, Nashville
                              - Sheraton Music City, Nashville
                              - Stouffer's Nashville Hotel, Nashville
                              - Proposed Super 8, Nashville
                              - Union Station Hotel, Nashville
                              - Wyndham Garden Hotel, Nashville
                              - Proposed Super 8, Union City

                              Texas
                              - Proposed Marriott Courtyard, Addison
                              - Proposed Marriott Courtyard, Arlington
                              - La Mansion, Austin
                              - Proposed Marriott Courtyard, Bedford
                              - Airport Hilton, El Paso
                              - Hotel Meridien, Houston
                              - Sheraton Hotel, Houston
                              - Proposed Marriott Courtyard, Las Colinas
                              - Proposed Marriott Courtyard, North Dallas
                              - La Mansion Del Norte, San Antonio
                              - La Mansion Del Rio, San Antonio

Hospitality Valuation Services, Mineola, New York
                                      Qualifications of Anne R. Lloyd-Jones, CRE
--------------------------------------------------------------------------------


Examples of Hotels
Appraised or Evaluated        Texas (cont'd)
(cont'd)                      - Proposed Marriott Courtyard, San Antonio
                              - Proposed Marriott Courtyard - Medical Center,
                                 San Antonio

                              Utah
                              - Deer Valley Resort, Park City
                              - Hilton Inn, Salt Lake City
                              - Holiday Inn, Salt Lake City
                              - Sheraton Hotel, Salt Lake City

                              Virginia
                              - Mountain Lake Hotel, Blacksburg
                              - Howard Johnson's, Bristol
                              - Boars Head Inn, Charlottesville
                              - Proposed Fairfield Inn, Hampton
                              - Proposed Embassy Suites, Herndon
                              - Ramada Renaissance, Herndon
                              - Proposed Marriott Courtyard, Manassas
                              - Omni Hotel, Norfolk
                              - Proposed Marriott, Norfolk
                              - Howard Johnson's, Richmond
                              - Howard Johnson's, Roanoke
                              - Howard Johnson's, Roanoke Rapids
                              - Wyndham Hotel, Williamsburg

                              Washington
                              - Wyndham Garden Hotel, Bothell
                              - Redmond Hotel, Redmond
                              - Wyndham Garden Hotel, SeaTac

                              West Virginia
                              Proposed Budget Motel, Princeton

                              Wisconsin
                              - Proposed Granada Royale, Green Bay
                              - Holiday Inn-Downtown, Green Bay

                              Canada
                              - Inn on the Park, Toronto

                              Puerto Rico
                              - Carib Inn, San Juan

                              Virgin Islands
                              - Virgin Grand Beach Hotel, St. Thomas

                              Jamaica
                              - Holiday Inn, Montego Bay

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


================================================================================
Stephen Rushmore, CRE, MAI, CHA


Employment
1980 to present

                        HOSPITALITY VALUATION SERVICES
                        (Division of Hotel Appraisals, Inc.)
                        Mineola, New York
                        (Hotel/Motel Valuations, Market Studies,
                        Feasibility Reports, and Investment Counseling)

1977 - 1980
1971 - 1974             HELMSLEY-SPEAR HOSPITALITY SERVICES, INC.
                        New York, New York
                        (Real Estate)

1974 - 1977
                        JAMES E. GIBBONS ASSOCIATES
                        Garden City, New York
                        (Mortgage Banking, Appraisals, Hotel Operations)

Affiliated
Ownership Interests     HOSPITALITY VALUATION SERVICES (SAN FRANCISCO,
                        CALIFORNIA)
                        West coast office for hotel/motel appraisals and counseling

                        HOSPITALITY VALUATION SERVICES (MIAMI, FLORIDA) Southeast office for hotel/motel appraisals and counseling

                        HOSPITALITY VALUATION SERVICES (BOULDER, COLORADO) Midwest office for hotel/motel appraisals and counseling

                        HOSPITALITY VALUATION SERVICES - CANADA (VANCOUVER, CANADA)
                        Canadian office for hotel/motel appraisals and counseling

                        HOSPITALITY VALUATION SERVICES INTERNATIONAL
                        (LONDON, ENGLAND)
                        European office for hotel/motel appraisals and counseling

                        HVS - FINANCIAL SERVICES
                        Investment banking for the hotel industry

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


                        HVS - EXECUTIVE SEARCH

                        Hotel/motel executive search and human resource consulting

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


================================================================================


Affiliated
Ownership Interests     HVS - ECO SERVICES
(continued)             Environmental consulting for hotels and motels;
                        administrator of the ECOTEL designation

                        HOSPITALITY EQUITY INVESTORS, INC.
                        Hotel and motel investment and management company

                        TRUMBULL MARRIOTT HOTEL
                        General partner of a 324-room hotel and conference center

                        PRINCETON HOTEL ASSOCIATES
                        General partner of a 128-unit Residence Inn in Princeton, New Jersey

                        SEAVIEW GOLF RESORT ASSOCIATES
                        General partner of a 298-unit, 424-acre Marriott resort in Absecon, New Jersey

                        SHELTON HOTEL ASSOCIATES
                        General partner of a 96-unit Residence Inn in Shelton, Connecticut

                        DANBURY HOTEL ASSOCIATES
                        General partner of a 243-unit Hilton Hotel in Danbury, Connecticut

                        PRUDENTIAL - HEI JOINT VENTURE
                        Joint venture partner with Prudential Insurance Company of America on a 234-unit Embassy Suites in Atlanta, Georgia

                        WESTPORT NORFOLK ASSOCIATES
                        General partner of a 425-unit Omni Hotel in Norfolk, Virginia

                        WESTPORT BWI, LLC
                        General partner of a 310-unit Marriott Hotel in Baltimore, Maryland

                        WESTPORT RARITAN, LLC
                        General partner of a 274-unit Crowne Plaza Hotel in Raritan, New Jersey

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


================================================================================


Affiliated
Ownership Interests     WESTPORT NOVI BWI, LLC
(continued)             General partner of a 193-unit Hilton Hotel in Novi,
                        Michigan

                        HOSPITALITY VALUATION SOFTWARE, INC.
                        Founder of software company that develops and distributes hotel financial analysis software

Hotels Managed
                        Sheraton Hotel, Smithtown, New York
                        Marriott Hotel, Baltimore Airport, Maryland
                        Hilton Hotel, Danbury, Connecticut
                        Residence Inn, Princeton, New Jersey
                        Embassy Suites, Atlanta Airport, Georgia
                        Omni Hotel, Norfolk, Virginia
                        Crowne Plaza, Raritan, New Jersey
                        Hilton Hotel, Novi, Michigan
                        Hilton Hotel, Wilmington, Delaware

Professional
Affiliations
                        American Society of Real Estate Counselors - Member
                        (CRE) - Board of Governors

                        Appraisal Institute - Member (MAI) (SREA)
                        - Developer and Instructor, Hotel Investment and Valuation Seminar
                        - Developer and Instructor, Hotel Computer Valuation Seminar

                        American Hotel and Motel Association
                        - Certified Hotel Administrator (CHA)
                        - Industry Real Estate Financing Advisory Council
                        (IREFAC)

                        International Society of Hospitality Consultants - Member (ISHC)

                        Foodservice Consultants Society International - Professional Member (FCSI)

                        New York University - Adjunct Assistant Professor

                        Michigan State University - Honorary Faculty, Honorary Alumnus

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


================================================================================


Professional
Affiliations
(continued)             Certified General Appraiser - Arizona, Colorado,
                        Connecticut, Delaware, District of Columbia, Georgia,
                        Illinois, Iowa, Maryland, Massachusetts, Michigan,
                        Minnesota, Mississippi, Missouri, Nebraska, New
                        Hampshire, New Jersey, New York, Oregon, Pennsylvania,
                        South Carolina, Tennessee, Utah, Virginia, West
                        Virginia, Wyoming

                        Licensed Real Estate Broker - New York, Pennsylvania

                        Board of Advisers
                        - Real Estate Finance Journal
                        - Real Estate Workouts & Asset Management

                        American Arbitration Association - National Real Estate Valuation Council

                        Cornell Society of Hotelmen

                        NY University Masters in Hospitality Management - Advisory Board

                        Hospitality Investment Conference - Board of Advisors

                        Beta Gamma Sigma - National Honor Society in Business and Management

Endowment

                        Hospitality Valuation Services Professor of Hotel Finance and Real Estate
                        - School of Hotel Administration, Cornell University (currently held by Professor James J. Eyster)
                        BS - School of Hotel Administration, Cornell University

Education
                        MBA - Graduate School of Business Administration (Finance), University of Buffalo

                        Candidate for PhD - School of Education, Department of Food Service Management, New York University

List of Teaching and
Lecture Assignments     Cornell University - Computer Valuation Techniques

                        Michigan State University - Hotel Management Contracts

                        University of North Carolina - Hotel Market Studies

                        University of Virginia - Assessing Hotels

                        American Arbitration Association - Real Estate
                        Arbitration

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


================================================================================


List of Teaching and
Lecture Assignments
(continued)             American Hotel and Motel Association - Hotel
                        Obsolescence

                        Appraisal Institute - Hotel Valuation

                        International Association of Assessing Officers - Hotel Valuation

                        Montreal Appraisal Society - Total Project Analysis

                        Society of Real Estate Appraisers - Lease Seminar

Published Books
and Seminars

Textbooks
                        The Valuation of Hotels and Motels,
                        Appraisal Institute, Chicago, Illinois, 1978

                        Hotels, Motels and Restaurants: Valuations and Market Studies,
                        Appraisal Institute, Chicago, Illinois, 1983

                        How to Perform an Economic Feasibility Study of a Proposed Hotel/Motel,
                        American Society of Real Estate Counselors, Chicago, Illinois, 1986

                        Hotel Investments: A Guide for Owners and Lenders, Warren, Gorham and Lamont, Inc., New York, New York, 1990

                        The Computerized Income Approach to Hotel Market Studies and Valuations,
                        Appraisal Institute, Chicago, Illinois, 1990

                        Hotel Investments: A Guide for Owners and Lenders, 1992 Supplement,
                        Warren, Gorham and Lamont, Inc., New York, New York,
                        1992

                        Hotel Investments: A Guide for Owners and Lenders, 1993 Supplement,
                        Warren, Gorham and Lamont, Inc., New York, New York,
                        1992

                        Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and Valuations, Appraisal Institute, Chicago, Illinois, 1992

Student Manuals

                        The Valuation of Lease Interests,
                        Society of Real Estate Appraisers, Chicago, Illinois,
                        1976

                        Hotel-Motel Valuation Seminar,
                        Appraisal Institute, Chicago, Illinois, 1981, 1988, 1990

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


                        The Computerized Approach to Hotel Market Studies and Valuations Seminar,
                        Appraisal Institute, Chicago, Illinois, 1991

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


================================================================================

Published Books
and Seminars (continued)

Demonstration
Appraisal               Demonstration Appraisal of a Proposed Hotel, Spring
                        Valley, New York, Hospitality
                        Valuation Services, Mineola, New York, 1983, 1990

Chapters
                        The Real Estate Handbook-Second Edition, Dow
                        Jones-Irwin, 1989, "Hotels and Motels"

                        Arbitration of Real Estate Valuation Principles, American Arbitration Association, 1987, "Arbitration in the Hospitality Industry"

                        Ethics in Hospitality Management: A Book of Readings, Educational Institute of the American Hotel and Motel Association, 1992, "Ethics in Hotel Appraising"

                        The Lodging and Food Service Industry, Educational Institute of the American Hotel and Motel Association, 1993, "Insider's Insights"

Published Articles

The Appraisal Journal

                        "Using Total Project Analysis to Compete for Investment
                              Capital," October, 1975
                        "The Appraisal of Food Service Facilities," July, 1980 "Publish and Prosper," October, 1980
                        "Valuation of Hotels and Motels for Assessment
                              Purposes," April, 1984
                        "Adjusting Comparable Sales for Hotel Assessment
                              Appeals," July, 1986
                        "Hotel Business Value and Working Capital: A
                              Clarification," January, 1987
                        "Ethics in Hotel Appraising," July, 1993

The Appraiser
                        "Hotel-Motel Appraisal Misconceptions Set Straight,"
                              January, 1979
                        "No Conventional Financing Available for Hotels:
                              Rushmore," December, 1979
                        "Estimating Hotel Land Values Using Comparable Ground
                              Leases," April, 1980

Bulletin of the Cornell
Society of Hotelmen

                        "Employment Philosophy for a Consulting Practice," July,
                              1984

The Canadian Appraiser

                        "Hotel/Motel Market Sales Update," Summer, 1987

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


================================================================================


Published Articles
(continued)

Capital Sources
for Real Estate

                        "Stephen Rushmore Discusses the Future of the Lodging
                              Industry," December, 1994

Cayuga Advisor
                        "Secrets to Success in Consulting," October, 1992

Chapter News and Notes

                        "Quantifying a Hotel's Business Value," November, 1979

Cornell Hotel &
Restaurant
Administration
Quarterly               "A Preliminary Market Study," November, 1974
                        "How Much is Your Place Worth Today? A Case Study in
                              Hotel Motel Valuation," May, 1975
                        "What Can Be Done About Your Hotel's Real Estate Taxes?"
                              May, 1977
                        "The Appraisal of Lodging Facilities," August, 1978
                        "The Appraisal of Food Service Facilities," February,
                              1979
                        "The Appraisal of Lodging Facilities - Update,"
                              November, 1984
                        "Hotel Sales Prices Down More Than 12%," May, 1991
                        "Seven Current Hotel Valuation Techniques," August, 1992
                        "The Valuation of Distressed Hotels," October, 1992

FCI Spec Sheet
                        "Employment Philosophy for a Consulting Practice,"
                              September, 1984

Hotel and Motel
Management              "Average Rate vs. Project Cost," May 1, 1974
                        "How to Increase the Marketability of Your Motel,"
                              April, 1981
                        "Tougher Lending, Lower Room Rate Hikes On Way?" June,
                              1981
                        "What is That Mortgage Loan Going to Cost You?" August,
                              1981
                        "How to Perform a Study of Your Property's Market,"
                              October, 1981
                        "How do High Interest Rates Affect Your Motel's Value?"
                              December, 1981
                        "How to Buy a Feasibility Study That Works for You,"
                              February, 1982

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


                        "Settling Lease Conflicts Quickly Through Arbitration,"
                              April, 1982
                        "Are Casino Hotels Really Worth $500,000 Per Room?"
                              June, 1982
                        "Discount Rates and Internal Rate of Return," August,
                              1982
                        "Determining a Property's Extended Life Cycle,"
                              November, 1982

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


================================================================================


Published Articles
(continued)             "Using Microcomputers for Forecasting," December, 1982
                        "Update on Hotel Development Costs," January, 1983
Hotel and Motel         "Estimating a Site's Worth by Finding Its Profit Value,"
Management                    June, 1983
(continued)             "Hotel Construction May Be Slowing Down a Little Bit,"
                              April, 1983
                        "The Investor's Risk Sways to Prevailing Economic
                              Winds," August, 1983
                        "Is Your Property Tax at as Low a Level as it Should
                              Be?" October, 1983
                        "The Ultimate Guest Room: Could it Ever Exist Anywhere?"
                              December, 1983

Hotel-Motor Inn
Journal                 A Preventive Maintenance System for Motels," March, 1975

Hotel Valuation
Journal
                        "Hotel Valuation Index Peaks During 1989," Fall, 1990 "Hotel Development Costs," Winter, 1991
                        "Hotel Valuation Index for 1990," Spring, 1991
                        "Bad Year for Hotel Sales Prices Confirmed," Spring,
                              1992
                        "Hotel Sales Prices on the Rise," Fall, 1994

Institutions/
Volume Feeding
                        "Greater Risk/Greater Profit Potential: Hotel Management
                              Contract," May, 1973

Lodging Hospitality
                        "How to Finance Renovation Projects," January, 1974 "Controlling Your Real Estate Taxes," July, 1978 "Putting Together a Sound Financial Package," December,
                              1978
                        "Favorable Outlook for Lodging Values," December, 1983 "Are Your Property Taxes Too High? (Part I and II)," May
                              and June, 1984
                        "Hotel Development Costs," July, 1984
                        "The Right Management Contract for You," September, 1984 "Selecting the Firm to Prepare Your Feasibility Study,"
                              October, 1984
                        "A Quick How-To In Hotel Valuation," November, 1984 "Updating Lodging Interest Rates," December, 1984
                        "Is Your Guest Experience Up to Par?" January, 1985

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------


================================================================================


Published Articles
(continued)

Lodging Hospitality
(continued)
                        "How to Perform a Breakeven Analysis," May, 1985 "Evaluating Operating Performance," June, 1985
                        "Hotel Lenders Toughen Underwriting Requirements," July,
                              1985
                        "Don't Forget the Pre-Opening Agreement," August, 1985 "Management Companies Should Participate in Financing,"
                              October, 1985
                        "Current Techniques for Valuing Hotel Land," November,
                              1985
                        "Hotel Development Costs," December, 1985
                        "Sourcing Debt Into the 1990's," January, 1986
                        "Hotel Valuation Thumb Rule," February, 1986
                        "Value in Use Versus Value in Exchange," March, 1986 "Stretching Feasibility," April, 1986
                        "The Management Question," May, 1986
                        "How to Commission a Feasibility Study," June, 1986 "Macro Trends Affecting Property Values," July, 1986 "Hotel-Motel Market Sales Update," August, 1986 "Financing Alternatives: Zero Coupon Mortgages,"
                              September, 1986
                        "Forecasting Lodging Energy Costs," October, 1986 "Portfolio Financing a Better Way," November, 1986 "Profit by Looking at History," December, 1986
                        "Why New York Isn't Overbuilt," February, 1987
                        "How to Discourage Hotel Overbuilding: A Case Study,"
                              April, 1987
                        "Structuring an Incentive Management Fee," June, 1987 "Franchising Questions and Answers," July, 1987 "Comparing Hotel Development Costs," August, 1987 "Understanding Economic Life," September, 1987
                        "Prices Rise for Lodging Properties," October, 1987 "Management Companies Are Key to Success," November,
                              1987
                        "Evaluating a Management Contract Fee Structure,"
                              December, 1987
                        "Check Profits Before Selecting Hotel Operator,"
                              January, 1988
                        "It's a Good Time to Review Your Taxes," February, 1988

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
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Published Articles      "How to Use a Management Company Rating System," March,
(continued)                   1988
                        "Make Sure Management Contracts Contain These Terms,"
Lodging Hospitality           April, 1988
(continued)             "Hotel Access and Visibility," May, 1988
                        "Chain Sale Strategies," July, 1988
                        "Evaluating a Hotel Franchise," August, 1988
                        "Evaluating Franchise Fees," September, 1988
                        "Opportunities in Economy Lodging," October, 1988
                        "How to Obtain a Hotel Mortgage," November, 1988
                        "Arbitration in the Hospitality Industry," December,
                              1988
                        "Lodging Development Cost Update," January, 1989
                        "Amenities as Profit Builders," February, 1989
                        "Hotel Values Mirror the Times," March, 1989
                        "Forecasting Revenue and Expenses," April, 1989
                        "Real Estate Jargon Made Simple," May, 1989
                        "Pricing a Management Contract," June, 1989
                        "Trends in Valuation," July, 1989
                        "Rescuing the Distressed Hotel," August, 1989
                        "Shielding Against Incompetence," September, 1989
                        "Hotel Valuation Revisited," October, 1989
                        "New Breed of Hard Budgets," November, 1989
                        "Figuring Cap Rates," December, 1989
                        "A Glance Backward," January, 1990
                        "Costs Creeping Up," February, 1990
                        "Valuing Distressed Properties," March, 1990
                        "Cap and Discount Rates," April, 1990
                        "An Open Letter," May, 1990
                        "Misconceptions About Appraisals," June, 1990
                        "Hotel Values Still Growing," July, 1990
                        "Hotel Renovation is Key to `90s," August, 1990
                        "Time Right for Hotel Leases," September, 1990
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Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
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Published Articles      "Getting a Fix on Rates," October, 1990
(continued)             "The Wrinkles of Class," November, 1990
                        "A Glance Backward," December, 1990
Lodging Hospitality     "The Price Dropoff," January, 1991
(continued)             "The Cost Washout," February, 1991
                        "Survival of the Fittest," March, 1991
                        "Looking Out and Up," April, 1991
                        "The Bottom is in Sight," May, 1991
                        "The Pitfalls of Liquidation," June, 1991
                        "Extra! Extra! Hospitality News," July, 1991
                        "The Art of Hotel Renovation," August, 1991
                        "No Better Time for a Tax Review," September, 1991
                        "No Time for Passivity," October, 1991
                        "What a Franchise Really Costs," November, 1991
                        "In Case You Hadn't Heard," January, 1992
                        "Negotiation - The Name of the Game," February, 1992
                        "Now Could be the Time to Build," March, 1992
                        "The Well May Stay Dry," April, 1992
                        "Hotel Life Expectancy," May, 1992
                        "Hotel Values - What a Downer," June, 1992
                        "How to Make Money Now," July, 1992
                        "Hotel Chain Class Survey," August, 1992
                        "Budget Dining with Rushmore," September, 1992
                        "Bookings Up, Rates Will Follow," October, 1992
                        "Hospitality Master's Good Preparation," November, 1992
                        "What's New on the Job Front?" January, 1993
                        "Where Have All the Hotels Gone?" February, 1993
                        "Hotel Building Costs Continue to Fall," March, 1993
                        "Hotel Values Head Upward," April, 1993
                        "The Rise and Fall of Trophy Hotels," May, 1993

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
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Published Articles      "Hotel Sales and Prices Rebound," June, 1993
(continued)             "Third Parties Loosening Purse Strings," July, 1993
                        "Beyond Recycling: The Ecotel," August, 1993
Lodging Hospitality     "Time to Reduce Property Taxes," September, 1993
(continued)             "Lodging: The Way I See It," October, 1993
                        "Choosing an Appraiser," November, 1993
                        "Who Needs an Asset Manager?" January, 1994
                        "Investing by the Numbers," February, 1994
                        "Fire Your Staff and Lease Them Back," March, 1994
                        "Published Rates Hint at Recovery," April, 1994
                        "Now is the Time to Start Building," May, 1994
                        "Hotel Values Heading Up," June, 1994
                        "Farewell, Friend," July, 1994
                        "Sales Prices Creeping Up," August, 1994
                        "Selecting Green Hotel Supplies," September, 1994
                        "Don't Write Off Full-Service Hotels," October, 1994
                        "Lodging REITS Are on the Rise," November, 1994

Michigan Lodging
                        "Hotel Development Costs," January, 1988

The Mortgage and
Real Estate
Executives Report
                        "Atlantic City Building Game Involves High Stakes,"
                              August, 1979
                        "How Interest Rates Affect Real Estate Values," June,
                              1982
                        "Update on Hotel Development Costs," May 1, 1983

Motel-Hotel Insider
                        "The $100,000 Plus Hotel Room Has Become a Reality,"
                              November 19, 1979
                        "Update on Hotel Development Costs," April 4, 1983 NAIFA - The
Appraisal Review
                        "Hotel Valuation Techniques," Vol. 44, 1991

Real Estate Digest
                        "Why Should the Management Team be Important to Hotel
                              Lenders," Fall, 1988

Hospitality Valuation Services, Mineola, New York
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Hospitality Valuation Services, Mineola, New York
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Published Articles
(continued)

Real Estate
Finance Journal         "What is a Typical Fee for a Hotel Management Contract?"
                              Fall, 1988
                        "Hotel Franchise Fees," Winter 1989
                        "Why the Management Team Should be Important to Hotel
                              Lenders," Spring, 1989
                        "Hotel Values and Costs," Summer, 1989
                        "Structuring a Hotel Investment," Fall, 1989
                        "A Guide for Lenders Holding Distressed Hotel Loans,"
                              Winter, 1990
                        "Estimating Current Interest Rates for Hotel Financing,"
                              Spring, 1990
                        "Hotel Valuation Techniques," Summer, 1990
                        "Now is the Time to Review Your Hotel's Property Taxes,"
                              Fall, 1990
                        "Property Tax Assessments for Hotels and Motels,"
                              Winter, 1991
                        "Putting Together Hotel Management Agreements - Part I,"
                              Spring 1991
                        "Putting Together Hotel Management Agreements - Part
                              II," Summer, 1991
                        "The 1980s - The Decade of Change," Fall, 1991
                        "An Overview of the Hotel Industry: Past, Present, and
                              Future," Spring, 1994

Real Estate Forum       "Casino Hotels Raise Valuation Questions," November,
                              1981

Real Estate
Investment Ideas        "How Fuel and Energy Shortages Should Affect Investment
                              Decisions in the Hospitality Industry," March,
                              1974
                        "Upward Trend Continues for Sales Price of Hotel-Motel
                              Properties," May, 1988
                        "High Prices Paid for Hotel-Motel Properties," February,
                              1990

Real Estate Issues
                        "Employee Compensation for a Consulting Practice,"
                              Fall/Winter, 1985
                        "Hotel/Motel Market Sales Update," Spring/Summer, 1987

Real Estate
Newsletter
                        "Computers in Hotel Appraising," May 15, 1989

Real Estate
Investment Ideas

Hospitality Valuation Services, Mineola, New York
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                        "Hotel-Sales Update," Winter 1986

Hospitality Valuation Services, Mineola, New York
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Published Articles
(continued)

Real Estate Review
                        "Valuing Motels and Hotel in the Current Market," Fall,
                              1972
                        "Dealing With Distressed Hostelry Loans," Fall, 1975 "The Mortgage Underwriting Consultant Comes of Age,"
                              Fall, 1977
                        "Real Estate Compensation," Winter 1977

Real Estate Workouts
and Asset Management
                        "Stephen Rushmore on Directions in the Hospitality
                              Industry," September, 1992

Real Values
                        "Hotel Construction Cost Update," April, 1986

Restaurant and          "How Much Should the Renovation Be?" March, 1986
Hotel Design            "14 Notable Hotel Development Firms," December, 1987

Rushmore on
Hotel Valuation         "Mortgage - Equity," Winter, 1979
                        "Atlantic City - From Bust to Boom," Winter, 1979
                        "Mortgage - Equity," Spring, 1979
                        "Developing Mortgage Data," Spring 1979
                        "Gasoline and Market Values, " Spring, 1979
                        "Mortgage - Equity," Fall, 1979
                        "Quantifying a Hotel's Business Value," Fall, 1979
                        "What Has Happened to Typical Hotel-Motel Development
                              Costs?," Fall, 1979
                        "Mortgage-Equity," Winter, 1980
                        "Extending Hotel Economic Life Through Renovation,"
                              Winter, 1980
                        "Estimating Hotel Land Values Using Comparable Ground
                              Leases," Winter, 1980
                        "Quantifying the Value of Personal Property to a Going
                              Hotel," Spring, 1980
                        "Recent Changes in New York City's Hotel Market,"
                              Spring, 1980
                        "Hotel-Motel Economic Lives," Fall, 1980
                        "Mortgage - Equity," Fall, 1980
                        "Mortgage - Equity," Winter, 1981

Hospitality Valuation Services, Mineola, New York
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                        "Developing Mortgage Data," Winter, 1981
                        "Statistical Support for Food and Beverage Projections,"
                              Winter, 1981
                        "Mortgage - Equity," Spring/Summer, 1981

Hospitality Valuation Services, Mineola, New York
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Published Articles
(continued)             "Quantifying a Hotel's Demand," Spring/Summer, 1981
                        "A Five-Year Overview of Typical Hotel-Motel Development
Rushmore on Hotel             Costs," Spring/Summer, 1981
Valuation (continued)   "Mortgage - Equity," Winter/Spring, 1982
                        "Update on Hotel Capitalization Rates," Winter/Spring,
                              1982
                        "Mortgage - Equity," Summer/Fall, 1982
                        "Are Casino Hotels Really Worth $500,000 Per Room?"
                              Summer/Fall, 1982
                        "The Hotel-Motel Life Cycle, Summer/Fall, 1982
                        "Mortgage - Equity," Winter/Spring, 1983
                        "Update on Hotel Development Costs," Winter/Spring, 1983
                        "The Valuation of Hotels and Motels for Assessment
                              Purposes," Winter, 1984
                        "Hotel Capitalization Rates," Summer, 1984
                        "Hotel Development Cost Survey," Summer, 1984
                        "Selecting a Hotel Management Company," Fall, 1984
                        "Hotel Capitalization Rates," Spring, 1985
                        "How to Perform a Breakeven Analysis," Spring, 1985
                        "Hotel Capitalization Rates," Winter, 1986
                        "Hotel Development Costs," Winter, 1986
                        "Hotel Valuation Survey," Winter, 1987
                        "Impact of New Tax Laws on Hotel Values," Winter, 1987
                        "Hotel-Motel Market Sales Update," Winter, 1987
                        "Structuring an Incentive Management Fee," Fall, 1987
                        "Understanding Your Hotel's Economic Life," Fall, 1987
                        "Hotel Development Costs," Fall, 1987
                        "Hotel, Motel Market Sales Update," Winter, 1988
                        "Amenity Creep," Winter, 1989
                        "Hotel Franchise Fees," Winter, 1989
                        "Hotel Valuation Index," Fall, 1989
                        "Latest Trends in Hotel Values," Fall, 1989

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
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Published Articles
(continued)

U.S. Real Estate Week
                        "All-Suites Market Entering Second Phase," May 4, 1987

Valuation
                        "Hotel-Motel Market Sales Update," February, 1987

Quarterly Newsletter
Hotel Valuation Journal
                        Professional newsletter with a circulation of 10,000

Real Estate Column
Lodging Hospitality
                        Real estate editor for a major monthly hospitality periodical

Hospitality Column
Real Estate Finance
Journal
                        Contributing hospitality editor

Computer Software
Hospitality Valuation
Software Hotel financial software for room night analyses, income and expense forecasts, and valuation calculations - developed and distributed for the Appraisal Institute

Hotel-Motel Market Data
Hospitality Market Data
Exchange Software
                        National clearinghouse for information pertaining to hotel and motel transactions

Hotel Valuation Index
                        National index of hotel value trends for 24 individual market areas

Hospitality
Seminar Series
                        Intensive short courses for hotel and restaurant professionals

Hospitality
Bibliography

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
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                        Comprehensive literature index of hotel and restaurant
                        books and articles

Awards
Robert H. Armstrong
Award                   For the most significant contribution to The Appraisal
                        Journal in 1975

Activities
                        Commercial pilot, instrument, multi-engine; sailing; skiing

Hospitality Valuation Services, Mineola, New York
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Corporate and           Aetna Life Insurance
Institutional Clients   AIG Real Estate Investment
Served                  Aldrich Eastman and Waltch
                        Allstate
                        American Airlines
                        America's Best Inns
                        Arthur Anderson & Company
                        Bankers Trust Company
                        Bank of America
                        Bank of Boston
                        Bank of Montreal
                        Bank of New York
                        Bank of Nova Scotia
                        Bank of Tokyo
                        Bank One-Columbus
                        Banque Indosuez
                        Barclay's Bank
                        Baybank Boston
                        The Beacon Companies
                        Bear, Stearns & Company, Inc.
                        Best Inns
                        Best Western International
                        Boykin Management Co.
                        Bradbury Suites
                        C. Itoh
                        Caesar's World
                        California Dept. of Transportation
                        Chase Lincoln First Bank, N.A.
                        Chase Manhattan Bank
                        Chemical Bank
                        Chrysler Capital Corporation
                        CIGNA
                        Citibank
                        Citicorp Real Estate
                        City of Boston
                        City of Detroit
                        City of Grand Rapids
                        City of Kalamazoo
                        City of Orlando
                        City of Philadelphia
                        City of Santa Monica
                        City of Toronto
                        Columbia Sussex Corporation
                        Continental Illinois National Bank
                        Copley Real Estate Advisors
                        Corporex Development
                        CRI, Inc.
                        Cushman and Wakefield
                        Days Inns
                        Edward J. DeBartolo Corp.
                        Deer Valley Ski Corporation
                        Doubletree Hotels
                        Drury Inns
                        Econo Lodge
                        Economic Development Admin.
                        EIE Regent International

Hospitality Valuation Services, Mineola, New York
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Corporate and
Institutional Clients   Embassy Suites
Served (continued)      Equitable Life Assurance
                        Equitable Real Estate Investment
                        European American Bank
                        Fairmont Hotels
                        Federal Deposit Insurance Corp.
                        First Boston
                        First California Savings
                        First Interstate Bank
                        First National Bank of Chicago
                        Four Seasons Hotels
                        Goldman, Sachs
                        Greater Orlando Aviation Authority
                        Great Western Bank
                        Great Western Savings
                        Guest Quarters
                        Hampton Inns
                        Hilton Hotels, Corp.
                        Hilton International
                        Holiday Corporation
                        Holiday Inns
                        Home Savings of America
                        Howard Johnson's
                        Hudson Hotels Corporation
                        Hyatt Hotels
                        Industrial Bank of Japan
                        Interstate Hotels
                        The Irvine Company
                        ITT Commercial Finance Corp.
                        Japan Airlines
                        JDC (America) Corporation
                        John Q. Hammons
                        John Hancock Life Insurance
                        Johnson & Wales College
                        Kenneth Leventhal & Assoc.
                        Kidder Peabody & Company, Inc.
                        La Quinta
                        Larken, Inc.
                        Lexington Companies
                        Loews Hotels
                        Harry Macklowe Real Estate
                        Marine Midland Bank, N.A.
                        Marriott Corporation
                        MA Bay Transit Authority
                        Massachusetts Mutual Life
                        Mellon Bank
                        Meridien Hotels
                        Merrill Lynch
                        Merrill Lynch Capital Markets
                        Metropolitan Life Insurance
                        Microtel
                        Midlantic Bank
                        Mitsubishi
                        Morgan Guaranty Bank & Trust Co.
                        J.P. Morgan Investment Management
                        Morgan Stanley

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
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Corporate and
Institutional Clients   Motel 6, Inc.
Served (continued)      Mutual Benefit Co.
                        National Westminster Bank
                        New York Life Insurance
                        Nippon Credit Bank
                        Nomura Securities Int'l
                        North American Taisei Corporation
                        Northwestern Mutual Life
                        Omni Hotels
                        Parabas Bank
                        Prime Motor Inns
                        Property Capital Trust
                        Prudential Life Insurance
                        Radisson Hotels
                        Ramada Inns
                        Red Lion Inns
                        Regent International
                        Registry Hotels
                        Residence Inns
                        Resolution Trust Corporation
                        Rhode Island Hospital Trust
                        Ritz-Carlton Hotels
                        Rodeway Inns
                        Rose Associates
                        Salomon Brothers
                        San Antonio Hotel/Motel Assoc.
                        Sanwa Bank
                        Security Pacific Bank
                        Servico Management Corp.
                        Sheraton Hotels
                        Sonesta Hotels
                        Sonnenblick-Goldman
                        Steamboat Ski Corporation
                        Stouffer Hotels
                        Stratton Corporation
                        Sumitomo Bank
                        Summerfield Hotel Corporation
                        Super 8 Hotels
                        Swiss Bank Corporation
                        Taisei
                        Texas Commerce Bancshares, Inc.
                        Tishman Realty Corporation
                        Trans World Airlines
                        Travelers Insurance
                        TraveLodge
                        Trusthouse Forte
                        UBS Securities
                        Union Labor Life
                        United Bank of Switzerland
                        United Inns, Inc.
                        United States Steel
                        Universal Hotels
                        U.S. Air Force
                        U.S. Department of Justice
                        U.S. Department of the Army
                        U.S. Department of the Interior

Hospitality Valuation Services, Mineola, New York
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Corporate and
Institutional Clients   U.S. Economic Development Authority
Served (continued)      U.S. Trust Company
                        Walt Disney Productions
                        Westin Hotels
                        Williams Hospitality Corporation
                        Winegardner & Hammons
                        Winthrop Financial Associates
                        Wyndham Hotels
                        Zeckendorf Company

Appearance as
an Expert Witness       Administrative Law Court - SEC, Washington, DC
                        Appellate Tax Board, Boston, Massachusetts
                        Assessment Appeals Board, Los Angeles County, Los
                             Angeles, California
                        Board of Equalization and Review, Washington, District of Columbia (2)
                        Board of Taxation, Atlantic City, New Jersey
                        Bureau de Revision Evaluation Fonciere du Quebec,
                             Montreal, Canada
                        Circuit Court, Orange County, Orlando, Florida
                        Condemnation Review Board, Minneapolis, Minnesota
                        Corporation Committee, Rhode Island State Senate
                        Court of Common Pleas, Allegheny County, Pennsylvania
                        Court of Common Pleas, Franklin County, Ohio
                        Court of Common Pleas, Montgomery, Pennsylvania
                        Court of Common Pleas, Pittsburgh, Pennsylvania
                        Court of Common Pleas, Philadelphia, Pennsylvania
                        Court of Queen's Bench of Alberta, Canada
                        District Court, Arapahoe County, Colorado
                        District Court, Dallas County, Texas
                        District Court, Harris County, Texas
                        District Court, Hennepin County, Minneapolis, Minnesota
                        District Court, Knoxville, Tennessee
                        Federal Bankruptcy Court, Oakland, California
                        Federal Bankruptcy Court, Los Angeles, California
                        Federal Bankruptcy Court, San Diego, California
                        Federal Bankruptcy Court, Denver, Colorado

Hospitality Valuation Services, Mineola, New York
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Appearance as
an Expert Witness       Federal Bankruptcy Court, District of Columbia
(continued)             Federal Bankruptcy Court, Miami, Florida (2)
                        Federal Bankruptcy Court, Chicago, Illinois
                        Federal Bankruptcy Court, New Orleans, Louisiana
                        Federal Bankruptcy Court, Greenbelt, Maryland
                        Federal Bankruptcy Court, Baltimore, Maryland
                        Federal Bankruptcy Court, Rockville, Maryland
                        Federal Bankruptcy Court, Boston, Massachusetts
                        Federal Bankruptcy Court, Grand Rapids, Michigan
                        Federal Bankruptcy Court, Las Vegas, Nevada
                        Federal Bankruptcy Court, Newark, New Jersey (2)
                        Federal Bankruptcy Court, Manhattan, New York (2)
                        Federal Bankruptcy Court, Westbury, New York
                        Federal Bankruptcy Court, Philadelphia, Pennsylvania
                        Federal Bankruptcy Court, Reading, Pennsylvania
                        Federal Bankruptcy Court, Salt Lake City, Utah
                        Federal Bankruptcy Court, Madison, Wisconsin (2)
                        Federal District Court, Rochester, New York
                        Federal District Court, Philadelphia, Pennsylvania
                        Judicial Arbitration and Mediation Services, Dallas,
                             Texas
                        Michigan Tax Tribunal, Detroit, Michigan
                        New Jersey Tax Court, Newark, New Jersey
                        Superior Court, District of Columbia
                        Superior Court, Clayton County, Georgia (2)
                        Superior Court of North Carolina
                        Supreme Court, New York State, Buffalo, New York
                        Supreme Court, New York State, Manhattan, New York
                        Supreme Court, New York State, Riverhead, New York
                        Tax Review Board, San Joaquin County, Stockton,
                             California

Hospitality Valuation Services, Mineola, New York
                               Qualifications of Stephen Rushmore, CRE, MAI, CHA
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Appearance as           Tax Review Board, Bangor, Maine
an Expert Witness       Tax Review Board, Schenectady, New York
(continued)             Tax Review Board, Yorktown, New York
                        Tax Review Board, North Carolina
                        Tax Review Board, Philadelphia, Pennsylvania (2)
                        U.S. District Court, Wilmington, Delaware
                        U.S. District Court, Madison, Wisconsin